BUDGET STRATEGY AND OUTLOOK
BUDGET PAPER NO. 1
2010-11

CIRCULATED BY

THE HONOURABLE WAYNE SWAN MP
TREASURER OF THE COMMONWEALTH OF AUSTRALIA

AND

THE HONOURABLE LINDSAY TANNER MP
MINISTER FOR FINANCE AND DEREGULATION
OF THE COMMONWEALTH OF AUSTRALIA

FOR THE INFORMATION OF HONOURABLE MEMBERS
ON THE OCCASION OF THE BUDGET 2010-11

11 MAY 2010

© Commonwealth of Australia 2010
ISBN 978-0-642-74595-8

With the exception of the Commonwealth Coat of Arms; Statement 1: Budget Overview; Statement 2: Economic Outlook; Statement 3: Fiscal Strategy and Outlook; Statement 4: Assessing the Sustainability of the Budget; Statement 5: Revenue; Statement 8: Statement of Risks, all material presented in this document is provided under a Creative Commons Attribution 2.5 Australia (http://creativecommons.org/licenses/by/2.5/au/) licence.

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Notes

(a)	The following definitions are used in this Budget Paper:

–	‘real’ means adjusted for the effect of inflation;

–	real growth in expenses is measured by the Consumer Price Index (CPI) deflator;

–	the Budget year refers to 2010-11, while the forward years refer to 2011-12, 2012-13 and 2013-14; and

–	one billion is equal to one thousand million.

(b)	Figures in tables and generally in the text have been rounded. Discrepancies in tables between totals and sums of components are due to rounding:

–	estimates under $100,000 are rounded to the nearest thousand;

–	estimates $100,000 and over are generally rounded to the nearest tenth of a million;

–	estimates midway between rounding points are rounded up; and

–	the percentage changes in statistical tables are calculated using unrounded data.

(c)	For the budget balance, a negative sign indicates a deficit while no sign indicates a surplus.

(d)	The following notations are used:

NEC/nec	not elsewhere classified
–	nil
na	not applicable (unless otherwise specified)
(e)	estimates (unless otherwise specified)
(p)	projections (unless otherwise specified)
$m	$ million
$b	$ billion

(e)
The Australian Capital Territory and the Northern Territory are referred to as ‘the Territories’. References to the ‘States’ or ‘each State’ include the Territories. The following abbreviations are used for the names of the States, where appropriate:

NSW	New South Wales
VIC	Victoria
QLD	Queensland
WA	Western Australia
SA	South Australia
TAS	Tasmania
ACT	Australian Capital Territory
NT	Northern Territory

(f)	In this paper the term Commonwealth refers to the Commonwealth of Australia. The term is used when referring to the legal entity of the Commonwealth of Australia.

The term Australian Government is used when referring to the Government and the decisions and activities made by the Government on behalf of the Commonwealth of Australia.

Budget Strategy and Outlook 2010-11 is one of a series of Budget Papers that provides information to supplement the Budget Speech. A full list of the series is printed on the inside cover of this paper.

Contents

Statement 1: Budget Overview	1-1
Introduction	1-5
Economic outlook	1-6
Delivering on the fiscal strategy	1-8
Fiscal outlook	1-10
Budget priorities	1-11
Easing the cost of living	1-12
A National Health and Hospitals Network	1-14
Skills for sustainable growth	1-18
Investing in infrastructure to build economic capacity	1-20
Growing the whole economy	1-23
Investing in renewable energy and energy efficiency	1-25
Saving for the future	1-26
Strengthening our borders — protecting our troops	1-29
Statement 2: Economic Outlook	2-1
Overview	2-3
The outlook for the international economy	2-8
The outlook for the domestic economy	2-15
Statement 3: Fiscal Strategy and Outlook	3-1
Overview of fiscal position	3-3
The Government’s fiscal strategy	3-4
Delivering on the fiscal strategy	3-5
Fiscal outlook	3-11
Statement 4: Benefiting from our mineral resources: opportunities, challenges and policy settings	4-1
Introduction	4-3
Opportunities for Australia	4-4
Challenges for the economy	4-10
Sound policy settings	4-22
Conclusion	4-33
References	4-34

v

Statement 5: Revenue	5-1
Overview	5-3
Government revenue during the recovery	5-3
Outlook for revenue	5-6
Variations in the revenue estimates since the 2009-10 Budget	5-12
Cash receipts	5-18
Revenue estimates by revenue head	5-19
Statement 6: Expenses and Net Capital Investment	6-1
Overview	6-3
General government sector expenses	6-3
General government net capital investment	6-44
Statement 7: Asset and Liability Management	7-1
The Australian Government’s major assets and liabilities	7-3
Future of the bond market	7-12
Statement 8: Statement of Risks	8-1
Risks to the Budget — overview	8-3
Economic and other parameters	8-7
Fiscal risks	8-7
Contingent liabilities and assets	8-9
Contingent liabilities — quantifiable	8-9
Contingent liabilities — unquantifiable	8-12
Contingent assets — unquantifiable	8-27
Statement 9: Budget Financial Statements	9-1
Notes to the financial statements	9-13
Statement 10: Historical Australian Government Data	10-1

Statement 1: Budget Overview

Australia faces the future from a position of economic and fiscal strength.

The Government’s timely fiscal stimulus protected the economy from the worst of the global financial crisis. As a result, the Australian economy continued to grow while other advanced economies fell into recession.

Keeping the economy growing means that the loss of business capital and workforce skills that typically accompanies an economic slowdown has been less dramatic for Australia than for other countries.

The economic recovery is now strengthening, with GDP forecast to grow by 3¼ per cent in 2010-11 and 4 per cent in 2011-12, leading to further reductions in the unemployment rate.

The Government’s fiscal strategy and the success of monetary and fiscal stimulus will help the budget return to surplus three years ahead of schedule in 2012-13, ahead of any major advanced economy.

Forecast deficits are now lower across the forward estimates. An underlying cash deficit of $40.8 billion (2.9 per cent of GDP) is expected in 2010-11, $5.9 billion lower than forecast in the Mid-Year Economic and Fiscal Outlook 2009-10.

The peak in net debt is also now expected to be lower and earlier at 6.1 per cent of GDP in 2011-12, considerably below the previous forecast of 9.6 per cent of GDP. Net debt in the major advanced economies is expected to peak at more than ten times this level.

The improvement in the fiscal position is one of the dividends of keeping the economy growing through the global financial crisis. It allows Australia to face future challenges from a position of budget strength.

This Budget implements the Government’s tax reform agenda, making the tax system stronger, fairer and simpler. It contains measures to boost the economy’s capacity and support economic growth. It makes investments in the National Health and Hospitals Network. It contains measures that support saving for the future and ease cost of living pressures today.

All of these new measures have been delivered within the fiscal strategy and are fully offset over the forward estimates by a reprioritisation of other policies. Consistent with the fiscal strategy, this has been achieved without raising taxes as a share of GDP above 2007-08 levels.

1-1

Contents

Introduction	1-5

Economic outlook	1-6

Delivering on the fiscal strategy	1-8
Supporting the economy during the global recession	1-9
Deficit exit strategy	1-9

Fiscal outlook	1-10

Budget priorities	1-11

Easing the cost of living	1-12
Delivering personal income tax cuts	1-12
Fairer and simpler tax returns	1-13
Supporting banking competition	1-13

A National Health and Hospitals Network	1-14
Additional investments	1-14
COAG agreement on the National Health and Hospitals Network	1-15
Fully funded health and hospital reform	1-18

Skills for sustainable growth	1-18
Skills for recovery	1-19
A training system for the future	1-19
Foundation skills package	1-20

Investing in infrastructure to build economic capacity	1-20
New infrastructure fund	1-21
Expanding our rail freight capacity	1-21
National Broadband Network	1-22
Efficient national markets	1-22

Growing the whole economy	1-23
A fair return for our non-renewable resources	1-23
Cutting the company tax rate	1-24
Helping small businesses	1-24
Strengthening our financial markets	1-24

Investing in renewable energy and energy efficiency	1-25
Renewable Energy Future Fund	1-25
Carbon Pollution Reduction Scheme	1-26

1-2

Saving for the future	1-26
Discount for interest income	1-27
Supporting retirement incomes	1-27
Government superannuation contributions tax rebate for low income earners	1-28
Flexibility for people approaching retirement	1-28

Strengthening our borders — protecting our troops	1-29
Protecting our troops on overseas operations	1-29
Strengthening our borders	1-30
Protecting our community	1-31

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Statement 1: Budget Overview

Introduction

The Australian economy weathered the global financial crisis better than its international peers. Growth was stronger, unemployment was lower, and the financial system was more resilient.

Timely economic stimulus reinforced the Australian economy as other advanced economies entered recession. Australia’s solid performance through the crisis minimised the loss of business capital and workforce skills that typically accompanies an economic slowdown.

This has left Australia in a position of strength. Higher economic growth and falling unemployment are now forecast for 2010-11 and 2011-12. Private sector activity will be the key driver of growth as the Government’s economic stimulus is phased out.

The Government’s fiscal strategy has ensured tight spending discipline through the crisis. By design, stimulus measures are being withdrawn as the economy recovers. Other spending has been fully offset over the forward estimates. The level of tax receipts has been allowed to recover naturally as the economy improves, while keeping tax as a share of GDP below 2007-08 levels.

Compared with the forecasts presented in the Mid-Year Economic and Fiscal Outlook, the budget is now expected to return to surplus three years sooner — in 2012-13 — and forecast deficits in earlier years are expected to be lower. This represents the most rapid fiscal consolidation in Australia since at least the 1960s.

The faster deficit exit path means that the profile for net debt — already much lower than in any of the major advanced economies — is now projected to be even lower still.

As a result, Australia has one of the strongest budget positions in the developed world, returning to surplus before any major advanced economy.

The improvement in the fiscal position is one of the dividends of keeping the economy growing through the global financial crisis. It allows us to face other challenges from a position of strength.

The 2010-11 Budget begins the task of implementing the Government’s tax reform program; to make the tax system stronger, fairer and simpler.

It contains measures to boost the economy’s capacity through investments in infrastructure and skills.

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Statement 1: Budget Overview

It supports the economy through tax cuts for small businesses, reforms to strengthen the financial sector and measures to boost investment in renewable energy and energy efficiency.

It invests in Australia’s health with significant further investment in our National Health and Hospitals Network.

And it introduces measures that will help us save for the future and others that will ease the cost of living today.

Economic outlook

2009 was a year of unprecedented turbulence in the global economy. Global GDP contracted, driven by the largest contractions in the US, Japan and many other advanced economies since the Second World War. Unemployment rose sharply across the advanced economies, peaking in the double digits in the US and Europe.

While the global economy is growing faster than anticipated, the recovery is patchy and a number of risks remain. A resurgence in the developing Asian economies is leading the way, with a more modest recovery underway in the advanced economies.

China and India continued to grow robustly through 2009. China’s significant policy stimulus provided strong momentum to the economy in the face of collapsing demand from the advanced economies. Strength in demand from China and India has supported a recovery in other Asian economies.

A prolonged period of financial sector balance sheet repair and fiscal consolidation will place a drag on recovery in the other advanced economies. Some smaller advanced economies in the euro area have encountered serious problems in managing large fiscal deficits, with the problems in Greece particularly acute. Concerns about fiscal sustainability have the potential to spill over from the EU periphery to other highly indebted countries and to financial markets more broadly. While these developments are a risk to the outlook for the global economy, overall financial conditions have improved, and with the signs of economic recovery broadening, solid world GDP growth of 4¼ per cent is expected in 2010.

The strong pull of global forces caused the Australian economy to slow over the past year and saw a modest rise in the unemployment rate. It also caused incomes growth to fall as lower commodity prices and generally weaker profitability flowed through the economy. Still, the Australian downturn was remarkably shallow, both by international standards and relative to the expectations of most economic commentators a year ago, and a solid recovery is underway.

Australia’s relatively mild downturn and rapid recovery reflect a range of factors, including the success of both fiscal and monetary policy stimulus which was delivered

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Statement 1: Budget Overview

rapidly and had immediate effect. In the absence of fiscal stimulus, it is estimated that the Australian economy would have contracted by 0.7 per cent in 2009, rather than growing by 1.4 per cent. As stimulus is being phased out as planned through 2010, a recovery in private sector activity is taking hold. The withdrawal of stimulus is estimated to subtract around 1 percentage point from GDP growth over 2010.

Real GDP is expected to grow strongly over the next two years, by 3¼ per cent in 2010-11 and 4 per cent in 2011-12. The unemployment rate is expected to fall from its current level of 5.3 per cent, down to 5 per cent in late 2010-11, and 4¾ per cent in late 2011-12, around levels consistent with full employment.

The global recovery is putting upward pressure on prices for Australia’s key commodity exports, which is expected to cause a substantial rise in the terms of trade in 2010. This in turn will support a recovery in incomes across the economy. The terms of trade are expected to rebound by around 25 per cent by mid-2010 — injecting $30 billion into the economy. This injection of incomes will help reinvigorate the mining sector and economic activity more generally.

Engineering construction investment is expected to increase by around 50 per cent over the forecast period as large resource projects come on line. The recovery in other industries, such as non-residential building, is expected to be more subdued.

The economy’s solid performance through the global financial crisis has meant that we have avoided the erosion of the skills base and the loss of business capital that have occurred in other countries and in previous downturns. As a result, Australian firms and workers are in good shape to meet a recovery in demand. Inflation has also moderated and is expected to remain moderate over the forecast horizon.

The 2010-11 Budget continues to build the economy’s capacity to take advantage of the opportunities of a resurgent Asia. Expanding capacity to ensure sustainable growth and the maintenance of moderate inflation outcomes will be a key challenge as the Australian economy enters this next phase.

The major economic parameters used in preparing the Budget are contained in Table 1.

Table 1: Major economic parameters(a)
	Forecasts			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
Real GDP	2	3 1/4	4	3	3
Employment	2 1/2	2 1/4	2	1 1/2	1 3/4
Unemployment rate	5 1/4	5	4 3/4	5	5
CPI	3 1/4	2 1/2	2 1/2	2 1/2	2 1/2
Nominal GDP	2 3/4	8 1/2	5 3/4	5 1/2	5 1/2
(a)	Real and nominal GDP parameters are year average. CPI and employment are through-the-year growth to the June quarter. The unemployment rate is the rate in the June quarter.

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Statement 1: Budget Overview

Delivering on the fiscal strategy

The budget is projected to return to a small surplus in 2012-13, before any major advanced economy and three years ahead of schedule (Chart 1).

This represents the fastest fiscal consolidation in Australia since at least the 1960s, and has been achieved without increasing tax as a share of GDP above 2007-08 levels.

Chart 1: Budget balances of Australia and the G7, 2009-2015

Note: Australian data are for the Australian Government general government sector underlying cash balance and refer to financial years beginning 2009-10. Data for all other economies are total Government net lending and refer to calendar years.
Source: IMF World Economic Outlook April 2010 and Treasury.

A key to delivering disciplined fiscal policy has been the Government’s adherence to a strict medium-term fiscal strategy, with the following components:

•	achieve budget surpluses, on average, over the medium term;

•	keep taxation as a share of GDP, on average, below the level for 2007-08; and

•	improve the Government’s net financial worth over the medium term.

In the February 2009 Updated Economic and Fiscal Outlook, the Government presented a strategy to support the economy during the economic downturn and to return the budget to surplus as the economy recovers, which this Budget delivers.

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Statement 1: Budget Overview

Supporting the economy during the global recession

The first stage of this strategy required the Government to support the economy during the economic downturn by:

•	allowing the variations in revenue and expenditure, which are naturally associated with slower economic growth, to drive a temporary underlying cash budget deficit; and

•
using additional spending to deliver timely, targeted and temporary stimulus, with the clear objective of other budget priorities and new policy proposals being met through a reprioritisation of existing expenditure.

The 2009-10 Budget delivered on this strategy in full.

The budget moved into deficit as the impact of slower economic growth was felt on revenue. This provided a natural cushion to the economy against the effects of slower economic growth.

The Government delivered timely, targeted and temporary stimulus to the economy. Along with monetary stimulus from the Reserve Bank of Australia, this provided key support to economic growth at a critical time. Non-stimulus policy measures were funded by reprioritising existing policies.

These measures supported growth in the Australian economy while other advanced economies contracted.

Deficit exit strategy

Now that the Australian economy is well on the path to recovery, the Government’s focus is on returning the budget to surplus by:

•
allowing the level of tax receipts to recover naturally as the economy improves, while maintaining the Government’s commitment to keep taxation as a share of GDP below the 2007-08 level on average; and

•	holding real growth in spending to 2 per cent a year once the economy is growing above trend until the budget returns to surplus.

The 2010-11 Budget continues to deliver on this strategy.

Real growth in payments has been kept below 2 per cent in years when the economy is expected to grow above trend. All new spending measures have been fully offset across the forward estimates. And the additional tax receipts associated with a strengthening economy have improved the budget position, while maintaining a tax-to-GDP ratio below 2007-08 levels.

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Statement 1: Budget Overview

Once the budget returns to surplus, and while the economy is growing at or above trend, the Government will maintain expenditure restraint by retaining a 2 per cent annual cap on real spending growth, on average, until the budget surplus is at least 1 per cent of GDP.

Fiscal outlook

As a result of the Government’s fiscal strategy and a strengthening economy, the budget position is stronger than presented in the Mid-Year Economic and Fiscal Outlook 2009-10.

The budget is now expected to return to surplus three years earlier, in 2012-13. Deficits in earlier years are expected to be smaller than previously forecast.

Table 2: Budget aggregates
	Actual	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
Underlying cash balance ($b)(a)	-27.1	-57.1	-40.8	-13.0	1.0	5.4
Per cent of GDP	-2.2	-4.4	-2.9	-0.9	0.1	0.3
Fiscal balance ($b)	-29.7	-54.8	-39.6	-12.1	2.0	6.3
Per cent of GDP	-2.4	-4.2	-2.8	-0.8	0.1	0.4
(a)	Excludes expected Future Fund earnings.

The size of the deficit is expected to fall each year until the budget returns to surplus, representing a tightening of the fiscal stance of around 1½ per cent of GDP a year. This tightening reflects the planned withdrawal of stimulus, the disciplined approach to spending and the natural increase in tax receipts associated with the strengthening economy.

Notwithstanding the improvement in expected tax receipts associated with the stronger economic growth, over the forward estimates they still remain around $110 billion down on their pre-crisis levels. Accumulated losses will take some time to work their way through the system and this will delay a full recovery in tax receipts.

An underlying cash deficit of $40.8 billion or 2.9 per cent of GDP is expected in 2010-11, compared with an estimated deficit of $46.6 billion (3.5 per cent of GDP) at MYEFO. In accrual terms, a fiscal deficit of $39.6 billion or 2.8 per cent of GDP is expected for 2010-11.

An underlying cash deficit of $13.0 billion is expected in 2011-12, while surpluses of $1.0 billion and $5.4 billion are expected in 2012-13 and 2013-14.

The earlier return of the budget to surplus will bring forward the Government’s plan to pay down debt that was accumulated as a result of the global financial crisis. Net debt is now expected to peak at 6.1 per cent of GDP in 2011-12, compared with the

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Statement 1: Budget Overview

9.6 per cent peak in 2013-14 projected in the Mid-Year Economic and Fiscal Outlook. On current projections, net debt is expected to return to zero three years earlier than previously projected.

Australia’s net debt levels remain modest compared with other countries. Australian Government net debt is expected to peak at levels less than a tenth of the average of the major advanced economies (Chart 2).

Chart 2: Government net debt for Australia and the G7

Note: Australian data are for the Australian Government general government sector and refer to financial years beginning 2009-10. Data for all other economies are total Government and refer to calendar years.
Source: IMF World Economic Outlook April 2010 and Treasury.

Budget priorities

The 2010-11 Budget contains new measures to further boost savings, build skills and infrastructure, improve health and hospitals, invest in renewable energy and energy efficiency, ease the cost of living and simplify tax time for working families.

All of the measures in the Budget are fully funded within the confines of the Government’s fiscal strategy. We will see the budget return to surplus three years ahead of schedule.

The key priorities in the 2010-11 Budget are to:

•
ease the cost of living for working families by delivering the third tranche of personal income tax cuts, making tax returns fairer and simpler, and introducing measures to support competition in the banking sector;

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Statement 1: Budget Overview

•	reform Australia’s health and hospital system to deliver more efficient and better performing services — nationally funded and locally run;

•	invest in the skills of Australian workers and economic infrastructure to build the productive capacity of the economy, underpinning future productivity and increases in living standards;

•	grow the economy through fairer and more efficient taxation of resources, a lower company tax rate, support for small businesses, and measures to strengthen financial markets;

•	encourage investment in renewable energy and energy efficiency;

•	boost national saving and increase retirement security by providing tax cuts for interest income, increasing the Superannuation Guarantee, and complementary superannuation reforms; and

•	protect Australians at home and overseas, including by providing additional support to our soldiers, police and officials deployed on overseas operations.

Easing the cost of living

This Budget implements policies that will ease the cost of living for working families and make tax returns simpler and fairer.

Delivering personal income tax cuts

This Budget delivers the next round of personal income tax cuts, meeting the Government’s commitment to deliver real benefits to working families.

The changes include from 1 July 2010 lifting the low income tax offset to $1,500, providing an effective tax free threshold of $16,000 for Australians with incomes up to $30,000. The 30 per cent tax threshold will be lifted from $35,001 to $37,001 and the 38 per cent tax rate will be reduced to 37 per cent for taxpayers with incomes between $80,000 and $180,000.

An individual earning $50,000 a year, will be $450 better off as a result of this round of tax cuts, and $1,750 a year better off as a result of the three rounds of tax cuts delivered by the Government.

This fulfils the Government’s election commitment to deliver personal income tax cuts, easing cost of living for working families and boosting workforce participation. The cumulative effects of tax cuts since 2008-09 are estimated to increase employment by around 85,000 workers in the medium term.

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Statement 1: Budget Overview

Fairer and simpler tax returns

The Government is committed to easing the cost of living for all Australians and making it easier for workers to fill out their tax return.

From 1 July 2012 the Government will provide individual taxpayers with an optional standard deduction of $500 in lieu of claiming work-related expenses and the cost of managing their tax affairs. From 1 July 2013 this will increase to $1,000.

This will allow taxpayers to spend less time and effort preparing their tax returns.

Under the current system, interpreting what is deductible, correctly quantifying work-related costs and apportioning expenses between income-earning purposes and private purposes adds a great deal of complexity and imposes high compliance costs on taxpayers. Providing a standard deduction will remove this burden for many taxpayers.

The changes mean that in the first year an estimated 4.6 million individuals in 2012-13 will financially benefit and have a simpler tax return. From 1 July 2013, an estimated 6.4 million individuals will benefit financially and have simpler tax returns.

Taxpayers with higher work-related expenses will not be disadvantaged as they will be able to opt out of claiming the standard deduction and can continue to claim their higher deduction when lodging their tax returns.

Supporting banking competition

This Budget provides a significant boost to banking competition by phasing down the interest withholding tax (IWT) rate paid by banks and other financial institutions on most interest paid on offshore borrowings. This will also help to secure Australia’s place as a leading regional financial centre.

This significant reform implements recommendations of the independent Australia’s Future Tax System review as well as the Australian Financial Centre Forum report.

For Australian branches of overseas financial institutions, with respect to borrowing from their head offices, the rate of IWT will be reduced from 5 per cent to 2.5 per cent in 2013-14 and to zero in 2014-15.

For other offshore borrowings by financial institutions, including local subsidiaries of overseas banks, the IWT rate will be reduced on most interest paid to non-residents from 10 per cent to 7.5 per cent in 2013-14, then to 5 per cent in 2014-15, with an aspirational target of zero subject to the Government’s medium-term fiscal strategy.

The current arrangements may particularly disadvantage Australian branches and subsidiaries of foreign financial institutions, as offshore borrowings from their parents are often a significant source of funding for the loans they make.

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Statement 1: Budget Overview

Given some of these lenders are active in the home loan market and also active in lending to Australian businesses, including the infrastructure sector, the Government expects this important reform will support further competition in the banking sector.

A National Health and Hospitals Network

The 2010-11 Budget invests $2.2 billion over four years in the Government’s health and hospital reform, taking the total investments to $7.3 billion over five years to support the National Health and Hospitals Network (NHHN).1  In addition, the Government has guaranteed to the states and territories no less than $15.6 billion between 2014-15 and 2019-20 in top-up payments for growth.

Additional investments

After-hours access to general practitioner and primary care through Medicare Locals

The Government is investing $290.5 million over four years to establish Medicare Locals across the country. They will be responsible for identifying service gaps in local areas and will play a vital role in improving the coordination of primary care, hospital and aged care services. Over time it is expected that their roles will expand further.

The Government is also investing $126.3 million over four years to establish a national after-hours general practitioner (GP) service. These services will mean people seeking medical advice after hours will be able to speak with a registered nurse and a GP if required, and arrange face-to-face consultations.

GP Super Clinics

The Government is investing $355.2 million over three years to increase the number of GP Super Clinics across the country. This measure builds on the $275.2 million for 31 GP Super Clinics announced in the 2008-09 Budget.

This investment will provide infrastructure funding to establish a further 23 new GP Super Clinics and upgrade around 425 existing general practices, primary and community health services, and Aboriginal Medical Services. The additional GP Super Clinics will make it easier for people to access high-quality and comprehensive primary care services in one community location.

Personally controlled Individual Electronic Health Records

The Government will provide $466.7 million over two years from 2010-11 to establish the key national components of a personally controlled Individual Electronic Health Record (IEHR) system. This will be a secure, online system that enables health care

1	The total amount of these investments is based on a national roll out of the NHHN.

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Statement 1: Budget Overview

providers to access and use an individual’s health care record when and where it is needed, as long as they have given their consent.

This modernisation of our health system will boost patient safety, make it easier to navigate the health system and slash waste and duplication.

Training more doctors, more nurses and allied health professionals

The Government is announcing further investments in this Budget of $522.7 million over four years for Australia’s nursing workforce. This is in addition to the $650.7 million over four years already announced to provide more general practice specialist training places, more GP training rotations for junior doctors, a rural locum scheme and additional clinical training for allied health professionals.

New workforce initiatives include:

•	$390.3 million over four years to improve financial support for nurses in general practices to help expand their role in primary care, particularly in prevention and chronic disease management; and

•
$128.4 million over four years for training and education incentive payments for nurses and personal care workers in aged care; to allow rural nurses to take leave; to build nursing careers in aged care; and to evaluate nurse practitioner models in aged care.

COAG agreement on the National Health and Hospitals Network

The new investments in this Budget build on the COAG agreement with seven states and territories to establish the NHHN. This will deliver the most significant reforms to our health and hospital system since the introduction of Medicare. These reforms will deliver better health and hospital services by:

•	for the first time, the Commonwealth becoming the majority funder of the Australian public hospital system;

•	taking full funding and policy responsibility for GP and primary care (including primary mental health) and aged care;

•	leveraging the Commonwealth’s majority funding responsibility to set tough new performance standards including for access to emergency departments and for elective surgery;

•
devolving responsibility for running hospitals to Local Hospital Networks (LHNs) and establishing Medicare Locals and aged care one-stop shops, to ensure that services are coordinated within the community;

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Statement 1: Budget Overview

•
driving transparency and efficiency by paying LHNs an ‘efficient’ price for each individual service delivered through activity-based funding (rather than a single block payment for hospital services); and

•	investing in training more doctors and nurses and providing more allied health services, primary care services and hospital beds.

The Commonwealth will fund its increased responsibilities through a combination of the current national Healthcare Specific Purpose Payment and an agreed amount of GST dedicated and retained for health and hospital services. From 2014-15, an additional top-up payment will also be paid to the states and territories from the budget.

To support its majority funding role, the Government is committing $400.0 million over five years to deliver a national framework for standards and performance and fast-track the introduction of activity-based funding. This will:

•	drive efficiency and improve the allocation of hospital resources by establishing an Independent Hospital Pricing Authority to determine the national efficient price of public hospital services;

•	introduce and report on tough new national standards, including in relation to financial performance, through the establishment of the National Performance Authority; and

•	improve health system safety and quality by setting national clinical standards through the continuation and expansion of the Australian Commission on Safety and Quality in Health Care.

This investment will ensure nationally consistent performance monitoring and reporting against the new national standards. Over time this will improve the efficiency, effectiveness and quality of services at the local level and of the system overall. This will make for a more responsive health system.

Reducing hospital waiting time and expanding capacity

The Government is establishing LHNs as the direct managers of single or small groups of hospital services and their budgets. The Government will improve hospital performance by:

•
rolling out from January 2011 a new four-hour National Access Target for emergency departments. Patients in all triage categories, where it is clinically appropriate to do so, presenting to a public hospital emergency department will, from 1 January 2015, be admitted, referred for treatment or discharged within four hours of presentation;

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Statement 1: Budget Overview

•
introducing National Access Targets and Guarantees for elective surgery in public hospitals such that from July 2012, patients will be entitled to the Guarantee for elective surgery, meaning that free treatment will be rapidly provided if patients wait longer than the clinically recommended time. From January 2015, 95 per cent of patients waiting for elective surgery will be treated within clinically recommended times; and

•	delivering 1,300 new sub-acute hospital beds by 2013-14.

Improving general practitioner and primary care

As well as taking full funding and policy responsibility for GP and primary care services from 1 July 2011, the Government is making a number of investments to improve access to high-quality, well-integrated GP and primary care services through establishing Medicare Locals and providing better access to after-hours GP and primary care services.

To address the growing burden of chronic disease in Australia and take pressure off the hospital system, the Government is investing $449.2 million over four years to improve the quality of care for patients with diabetes and prevent them from being admitted unnecessarily to hospital.

Better supporting older Australians by investing in aged care

For the first time, the Government is assuming full responsibility for aged care, including transferring aged care services from the Home and Community Care program to the Australian Government (with the exception of Victoria).

The Government is investing $532.9 million over five years to increase the capacity of the aged care system to support additional places and for additional primary care services in residential aged care.

Investing in mental health

As part of the NHHN, the Government is assuming full funding and policy responsibility for primary mental health care services for people with mild to moderate disorders.

This includes immediate investments to expand the headspace and the Early Psychosis Prevention and Intervention Centre programs for young people, and funding for more mental health nurses.

Preventative health — reducing the harm from tobacco

Tobacco smoking is the single largest cause of premature death and disease in Australia and kills over 15,000 Australians each year.

As part of the Government’s commitment to reduce the prevalence of smoking, from 30 April 2010 it increased the excise and excise-equivalent customs duty rate applying

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Statement 1: Budget Overview

to cigarettes by 25 per cent. This will provide an extra $5.0 billion in customs and excise revenue over five years that, along with existing customs and excise revenues from tobacco, will support the costs of health reform through the NHHN Fund.

Based on recommendations of the National Preventative Health Taskforce, the Government will legislate to remove tobacco advertising and promotion from tobacco packaging from 1 January 2012.

Fully funded health and hospital reform

In addition to using the revenue from the increase in tobacco excise and excise-equivalent customs duty applying to cigarettes to support the NHHN, the Government is taking responsible decisions to ensure that health reform is consistent with the medium-term fiscal strategy.

Better value medicines

The Government is introducing reforms to the pricing of medicines under the Pharmaceutical Benefits Scheme. These reforms mean better value for money through expanded price disclosure arrangements and price reductions on medicines subject to market competition, with savings of around $1.9 billion over five years from 2010-11.

The Government has also concluded the Fifth Community Pharmacy Agreement with the Pharmacy Guild of Australia. The new agreement will deliver a net saving of $0.6 billion over the five-year life of the agreement, which will commence on 1 July 2010. The new arrangements will support the community pharmacy network and more patient-centred services, while also providing better value for money.

Improving the sustainability of support for medical expenses

To improve the long-term sustainability of the net medical expenses tax offset, the Government is increasing the threshold above which a taxpayer can claim the net medical expenses tax offset to $2,000 and will commence annually indexing it to the Consumer Price Index, with effect from 1 July 2010. These reforms will result in savings of $350 million over four years.

The threshold was last increased in 2002 and has not been indexed since that time. The number of people claiming the net medical expenses tax offset has grown by, on average, 12 per cent per annum while total claims have grown by 16 per cent per annum over the period to 2008.

Skills for sustainable growth

In this Budget, the Government is investing $661.2 million in a new Skills for Sustainable Growth strategy to boost the skills of Australian workers and ensure that the education and training system is responsive to the needs of the economy.

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Statement 1: Budget Overview

The Government’s Skills for Sustainable Growth strategy involves three mutually reinforcing approaches:

•	skills for recovery — investments to respond to immediate capacity constraints;

•	a training system for the future — supporting participation in quality and timely training with a strengthened nexus between training and business needs; and

•	foundation skills — a package of measures to provide Australians with the core foundations skills needed (such as language, literacy and numeracy) to become more productive.

Skills for recovery

The Government will provide $200.2 million for a Critical Skills Investment Fund that will encourage industry partnerships with Government to plan for and meet our nation’s skills demands (estimated to deliver up to 39,000 training places).

The Critical Skills Investment Fund will leverage industry co-investment, providing support for 50 per cent of the cost of training for large firms and up to 90 per cent of the cost of training for small firms. Funding will be allocated through a competitive process. A board will be established to assess proposals for funding from industry and to provide advice to the Government.

Continued investment by employers in trade and technical skills will be vital as key sectors switch gears as the economy strengthens. The Government will build on the success of the Kickstart Apprenticeship bonus by providing $79.4 million for small and medium businesses to take on young traditional trade apprentices in skills shortage occupations. This will expand the pool of skilled workers to help meet increases in demand and help around 22,500 apprentices and their employers. Additionally, the $19.9 million Smarter Apprenticeships initiative will encourage competency-based apprenticeships, improving the efficiency of skills formation.

A training system for the future

The 2010-11 Budget builds on the reforms announced in the 2009-10 Budget to the higher education system, by ensuring that our training systems are in the best position to meet the skills needs of industry, students and the broader economy.

The Government is showing national leadership in the education and training reform agenda by offering significant financial assistance in return for ambitious training reforms that give effect to broad training entitlements to youth under 25 and for others wishing to up-skill or re-skill (thus increasing student access to higher level qualifications). Enhancements to quality, transparency and competition will also be sought.

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Statement 1: Budget Overview

Reforms may vary between jurisdictions and will be subject to negotiation between the Commonwealth and states and territories. Depending on the level of reforms, Commonwealth support for jurisdictions may include access to income contingent loans and the extension of access to the VET Fee Higher Education Loan Program (HELP) for eligible students. The cash-out of funding available from 2011-12 for training under the Productivity Places Program (PPP) National Partnership will also be available to states undertaking significant reform.

In addition, the Government’s commitment to quality and transparency in our training institutions will further be improved through the establishment of a National VET regulator, a MySkills website and $129.8 million in reward payments to drive higher standards and performance in training organisations.

Foundation skills package

The importance of foundation skills such as literacy, language and numeracy cannot be overstated. Poor foundation skills can be a major barrier for job seekers and for those wishing to up-skill. These core skills are crucial to higher educational outcomes — which in turn lead to higher workforce participation and higher productivity.

The 2010-11 Budget makes a significant investment in these key skills. Specific initiatives include:

•	$67 million over four years, for a further 13,570 places in the Language, Literacy and Numeracy program to assist job seekers achieve sustainable employment;

•	$28.7 million over four years, to provide an additional 9,500 Workplace English, Language and Literacy places and establish a community-based foundation skills program with 8,000 places; and

•	a National Foundation Skills Outreach and Leadership Project to increase awareness of opportunities to improve foundation skills and implement innovative approaches to training in this important area.

Investing in infrastructure to build economic capacity

This Budget invests $1 billion in the nation’s transport infrastructure, building on the significant investment of $36 billion that the Government has already committed to roads, rail and ports, and sets aside a further $5.6 billion for a new infrastructure fund.

In real terms, this Government is more than doubling expenditure on major transport infrastructure in the six years to 2013-14, compared with the previous six years.

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Statement 1: Budget Overview

New infrastructure fund

The Government will invest more than $5.6 billion over the next decade from the Resource Super Profits Tax (RSPT) to establish a fund to invest in infrastructure. The Infrastructure Fund will start at $700 million in 2012-13 and will grow over time. This will make infrastructure spending a permanent feature of Commonwealth and state budgets for the first time.

Australia’s resources sector is expected to remain an important contributor to national income for many decades to come, but its success relies heavily on the availability of supporting export infrastructure, such as roads, rail and ports.

Resource-rich states will receive relatively more funding, reflecting the greater call on their budgets for investment in infrastructure that supports the ongoing development of the resource industry.

Sharing the benefits of better resource taxation with the states is also a recommendation of the Australia’s Future Tax System review.

Expanding our rail freight capacity

The Government will make a $996 million equity investment in the Australian Rail Track Corporation for upgrades to major rail freight networks to increase Australia’s economic capacity.

These projects will significantly improve rail capacity along the Brisbane to Melbourne, Melbourne to Adelaide and Sydney to Perth rail corridors. These projects will help drive the Government’s agenda to increase the movement of Australia’s freight by rail, reduce travel times and improve productivity.

The rail lines that are being upgraded include:

•	NSW North Coast (easing of curves to increase capacity and decrease journey times);

•	Goulburn-Moss Vale-Glenlee and Gheringhap-Maroona (the provision of passing loops to allow overtaking);

•	Broken Hill-Parkes (replacing timber sleepers with concrete sleepers); and

•	Albury-Melbourne-Geelong and Whyalla-Broken Hill and Parkes-Cootamundra (re-railing to allow heavier trains).

The productivity of Australia’s export supply chain depends not only on the efficiency of the nation’s rail freight and road infrastructure, but on their connection to our ports. The Government has committed to establishing an intermodal terminal precinct at Moorebank to address the critical shortage of intermodal terminal capacity in Sydney

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Statement 1: Budget Overview

and complement the Government’s other investments in rail connections to Port Botany and on the main interstate rail line between Melbourne-Sydney-Brisbane.

The terminal will provide a much needed integrated transport solution for the movement of freight to and within the Sydney basin which will boost national productivity, reduce business costs and relieve bottlenecks and urban congestion.

The Moorebank project will now move into the detailed planning and approval phase with $70.7 million allocated to progress this important measure.

National Broadband Network

Efficient and dynamic communications networks are the backbone of a competitive 21st century economy. The Government has announced that it will roll out a National Broadband Network (NBN) to deliver next generation fibre broadband to all Australians.

The rollout of the NBN will represent a significant leap in the communications capabilities currently available to most Australians. It offers the potential for substantial productivity improvement for businesses, and improved service, competition and choice for consumers and businesses alike.

The Implementation Study confirms NBN can be built for less than $43 billion and recommends there be no private equity in the project before privatisation to preserve policy flexibility.

The Government has made appropriate provision in this Budget for the roll-out of NBN, subject to a final response to the Implementation Study. Importantly, the study indicates the Government can expect to generate a rate of return on its equity investment sufficient to fully cover its cost of funds.

Also, to ensure that Australia has sufficient radiofrequency spectrum to satisfy a growing demand for wireless services, the Government will release a large amount of radiofrequency spectrum. This spectrum is being made available by the conversion of television broadcasting services from analog to digital and is known as the ‘digital dividend’. By reallocating this valuable and scarce spectrum to more productive uses, the release of the digital dividend represents a key microeconomic reform.

Efficient national markets

As part of the Government’s actions to address critical infrastructure challenges, it has announced that Infrastructure Australia and the National Transport Commission will develop a National Ports Strategy for consideration by COAG.

The overarching vision of the strategy is to drive the development of efficient, sustainable ports and related freight logistics that balance the needs of a growing

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Statement 1: Budget Overview

Australian community and economy with the quality of life aspirations of the Australian people.

This will complement Infrastructure Australia’s National Freight Strategy, which will help coordinate Australia’s supply chain to boost our productivity.

Growing the whole economy

This Budget will help grow the economy by cutting the company tax rate, making life easier for small businesses, strengthening financial markets, supporting investments in renewable energy and providing tax rebates for mineral and energy exploration.

A fair return for our non-renewable resources

The Government will introduce a uniform Resource Super Profits Tax (RSPT) to apply to non-renewable resource projects from 1 July 2012. Projects currently within the scope of the Petroleum Resource Rent Tax will be provided with opt-in arrangements to be developed in consultation with industry.

The RSPT will ensure the Australian community gets an appropriate benefit from its resources. It will also provide a more consistent tax treatment of resource projects, promoting better outcomes for the industry.

Profits derived from resource projects will be taxed at a rate of 40 per cent. However, the Government will refund 40 per cent of eligible project costs. Current state royalty payments will be returned to companies as refundable tax credits, effectively removing them as an impediment to investment.

The RSPT will replace existing Commonwealth resource taxes (except for the Petroleum Resource Rent Tax), including the crude oil excise. The states will retain all of their royalty revenues, but state royalties paid by companies will be refunded under the RSPT. By removing the distortionary effects of royalties, mining productivity, jobs and investment will all increase.

The Government will also deliver on its commitment to promote new investment in the resources sector through a new resource exploration rebate. The rebate will allow companies a refundable tax offset at the prevailing company tax rate for their exploration expenditure.

As a boost to the Government’s support for renewable energy, exploration costs for geothermal energy will also be eligible for the rebate.

The rebate will provide significant cash flow benefits to small exploration companies in particular, which often do not generate sufficient taxable income against which to offset exploration losses under current tax arrangements.

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Statement 1: Budget Overview

Cutting the company tax rate

The Government will use some of the receipts from the RSPT to fund a cut in the company tax rate to 29 per cent in the 2013-14 income year and to 28 per cent from the 2014-15 income year.

Cutting the company tax rate will make Australia a more competitive destination for investment. Greater investment in capital will support higher productivity and real wage increases for Australian workers.

Combined with the reforms the Government is making to resource taxation, the cut in the company tax rate is expected to lift GDP by 0.7 per cent and increase after-tax real wages by 1.1 per cent over time. In current terms, this reform dividend is equivalent to an extra $450 per year in the pocket of a full-time worker on average weekly earnings.

In the future, there is likely to be very strong demand for capital and labour from Australia’s resources sector. Cutting the company tax rate will assist other sectors of the economy to attract investment.

Helping small businesses

Some small businesses have been particularly hard hit by the impact of the global financial crisis. In recognition of this, the Government will provide an early reduction in the company tax rate to 28 per cent for eligible small businesses from the 2012-13 income year.

This measure will assist up to 720,000 incorporated small businesses, allowing them to reinvest more of their profits to grow their businesses.

The Government will also increase existing capital allowance concessions by allowing small businesses to write off assets valued at under $5,000 immediately, up from $1,000.

The Government will also allow small businesses to write off all other assets except buildings in a single depreciation pool at a rate of 30 per cent. This measure will significantly simplify depreciation calculations, benefiting up to 2.4 million small businesses.

These measures will commence in the 2012-13 income year. The Government will consult on the details of the changes prior to their implementation.

Strengthening our financial markets

The Government is committed to positioning Australia as a leading financial services centre by expanding Australia’s trade in financial services and developing a deep and liquid corporate bond market.

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Statement 1: Budget Overview

In response to recommendations put forward by the Australian Financial Centre Forum (AFCF), the Government has agreed to a broad range of important measures to build on Australia’s strong reputation as an attractive investment destination in financial services, including improved taxation, better regional engagement and streamlined regulation.

The Government has also announced a significant boost to competition in business lending, with important reforms to encourage investors to consider lower risk corporate bonds as well as to make it easier for business to borrow directly from retail investors.

The Future of Financial Advice reform package introduces a range of reforms designed to improve the quality of financial advice, enhance investor protection and enhance the professionalism of the financial advice industry.

The three key reforms which will apply from 1 July 2012 are a prospective ban on conflicted remuneration structures, the introduction of a statutory fiduciary duty for financial advisers requiring them to act in the best interests of their clients, and the introduction of a more transparent adviser charging regime.

This critical reform package also encompasses the Government’s response to the recent inquiry into Financial Product and Services in Australia by the Parliamentary Joint Committee on Corporations and Financial Services (the PJC Inquiry).

The Government will establish a Centre for International Finance and Regulation (CIFR) to become a regional centre for excellence in financial system innovation and regulation. The work of the CIFR will seek to foster financial sector innovation, best practice regulation, and regional financial sector stability.

Investing in renewable energy and energy efficiency

Renewable Energy Future Fund

The Australian Government will provide further support for Australia’s transition to a low pollution economy through the establishment of the Renewable Energy Future Fund with an investment of $652.5 million over four years.

The Fund will form part of the Government’s expanded $5.1 billion Clean Energy Initiative.

Funding will be used to provide support for the development and deployment of renewable energy projects, including wind, solar and biomass. Through partnerships between the Government and the private sector, it will leverage private funds in critical early stage investments to support the commercialisation of renewable technologies.

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Statement 1: Budget Overview

The Fund will also be used to engage with households, businesses and communities to support the wider adoption of energy efficiency, helping business and households to reduce their energy consumption.

The Fund will complement existing support through the Government’s expanded Renewable Energy Target. It brings the Government’s total investments in renewable and clean energy and energy efficiency to over $10 billion.

Complementary policies, such as the Renewable Energy Future Fund, will go some way to supporting the necessary transition to a low pollution economy. But they cannot alone deliver the emissions reductions that are needed to meet our medium and longer term targets. A market-based approach will be required over time to help Australia meet its emissions reductions targets at the lowest possible cost to the community.

Carbon Pollution Reduction Scheme

The Australian Government remains committed to tackling the challenge of climate change through a Carbon Pollution Reduction Scheme (CPRS). The economic and environmental risks posed by climate change remain undiminished, and governments around the world recognise that market-based approaches are the most effective and least-cost way to reduce emissions.

The Australian Government recognises that, in light of the continued absence of parliamentary support for the CPRS, it will not be possible to commence the CPRS on 1 July 2011.

The Government will continue its efforts to build support for global and domestic carbon markets. However, the Government will not introduce the CPRS until after the end of the current commitment period of the Kyoto Protocol and only when there is greater clarity on the actions of major economies including the US, China and India.

This means that the Government will not move to legislate the CPRS before the end of 2012, and will only do so after this time if there is sufficient international action.

The modest improvement to the Budget estimates from deferring the CPRS package in underlying cash terms over the forward estimates will be fully deployed in enhancing the Clean Energy Initiative.

Saving for the future

This Budget takes important steps to increase national savings. The Government is introducing a tax discount for interest income, increasing the Superannuation Guarantee and introducing complementary reforms to deliver a saving and

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Statement 1: Budget Overview

superannuation system that is fairer for low income earners and provides more flexibility for those needing to save as they approach retirement.

Discount for interest income

In this Budget, the Government will provide $950.0 million over the forward estimates to improve the taxation treatment of savings by reducing the discrepancy in the treatment of interest income relative to non-interest earning investments.

Under the current system for taxing savings, interest income is taxed in full at the individual’s marginal rate, while capital gains can receive a 50 per cent discount. The Government recognises that this can act as a disincentive for small savers who are more likely to put extra non-superannuation savings into deposits. The Australia’s Future Tax System review recommended a 40 per cent discount apply to interest income.

From 1 July 2011, the Government will provide individuals with a 50 per cent tax discount on up to  $1,000 of interest earned by individuals, including interest earned on deposits held in authorised deposit-taking institutions, bonds, debentures and annuity products. Assuming the benefit gained from the discount is reinvested each year, a middle-income taxpayer with $17,000 invested at 6 per cent per annum will, after five years, have a balance almost $1,000 higher than if they had not received the discount.

The discount will be available for interest income earned directly by an individual as well as indirectly, such as via a trust or managed investment scheme, and is expected to benefit around 5.7 million depositors in 2011-12.

The Government expects that this measure will also assist in securing a greater supply of stable deposit funding for banks, building societies and credit unions, which would reduce their requirement to borrow in international capital markets from overseas investors.

Since deposits typically represent a high proportion of funding for smaller lenders, this reform should help to put downward pressure on their funding costs, allowing them to lend at more competitive interest rates to Australian households and small businesses. This is consistent with the Government’s objective to support competition in the banking sector following the global financial crisis.

Supporting retirement incomes

The recent Australia to 2050 Report highlighted the challenges Australia faces from an ageing population, particularly the need to ensure adequate retirement incomes.

The Government is taking action to address these challenges and assist Australians improve their retirement incomes through a number of superannuation reforms.

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Statement 1: Budget Overview

From 1 July 2013, the Government will gradually increase the Superannuation Guarantee from its current rate of 9 per cent to 12 per cent by 1 July 2019.

In addition, the Government will increase the maximum age for Superannuation Guarantee contributions from 70 to 75 with effect from 1 July 2013 to improve superannuation coverage for older workers.

These changes are an important step in meeting the challenges faced by an ageing population and improving the wellbeing of Australians.

Government superannuation contributions tax rebate for low income earners

Low income earners currently receive little or no concessions on their concessional superannuation contributions, which are taxed at 15 per cent. Some low income earners pay more tax on their superannuation contributions than they do on their labour income.

To increase equity, the Government will introduce a superannuation contributions tax rebate for low income earners. In 2012-13, this rebate will, in effect, refund the contributions tax for people with adjusted taxable incomes of up to $37,000 a year up to a maximum rebate of $500 a year. Eligible non-concessional superannuation contributions will continue to receive the superannuation co-contribution.

Flexibility for people approaching retirement

The Government will provide greater superannuation flexibility for people nearing retirement by continuing a higher concessional contributions cap for certain individuals after 30 June 2012.

The higher cap will be for concessional superannuation contributions up to $50,000 (indexed) for people aged 50 or over who have total superannuation balances of less than $500,000.

This measure will allow people aged 50 or over to catch up on their superannuation contributions when they are most able. It will particularly benefit those people who have had periods outside the workforce.

These reforms will help Australians to enjoy a better lifestyle in retirement. These measures will mean an extra $108,000 on average in the retirement superannuation balance for a 30 year old worker on full-time average weekly earnings.

The Government’s superannuation reforms will increase Australia’s pool of superannuation savings by $85 billion over 10 years and $500 billion by 2035 (Chart 3).

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Statement 1: Budget Overview

Chart 3: Additional superannuation savings

Strengthening our borders — protecting our troops

This Budget provides funding to protect our troops on overseas operations while also enhancing national security at home, including aviation and border security. The initiatives outlined in this Budget will ensure that Australia is well equipped to meet its national security interests into the future.

This is the first Budget to deliver a coordinated approach to national security funding. A coordinated approach to the national security budget has allowed the Government to direct funding to the highest national security priorities. This approach will ensure Australia’s law enforcement, intelligence, security and border protection services are better able to protect our community.

Protecting our troops on overseas operations

Australia remains committed to its overseas operations. The Budget will provide $1.3 billion to support the defence force presence in Afghanistan and surrounding areas, and to conduct counter-piracy operations off the coast of Somalia.

The Government is determined to protect Australian Defence Force personnel who are deployed on operations. The Budget provides $1.1 billion to provide an increased level of security for our deployed forces in Afghanistan, particularly in relation to improvised explosive devices. An additional $239.2 million for force protection will be provided through funding for Operation SLIPPER. Some of the proposed new

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Statement 1: Budget Overview

equipment comes within the scope of programs in the Defence Capability Plan. Those acquisitions will be prioritised and the relevant spending brought forward.

This Budget also provides $245.9 million to enhance Australia’s civilian and police contribution in Afghanistan, to assist the Afghan authorities to deliver security and the rule of law and to provide essential services to local communities. This includes $108.8 million to be provided through the Australian Agency for International Development (AusAID) for development and capacity building activities, and $32.1 million to be provided to the Australian Federal Police to assist in the training and mentoring of the Afghan National Police.

The Government will continue its contribution to the stabilisation efforts in our region. The Budget provides $44.0 million to maintain an Australian Defence Force presence in the Solomon Islands, and $184.4 million to continue defence force stabilisation efforts in Timor-Leste. In addition, the Budget provides $97.3 million to the Australian Federal Police to provide capacity building and development to police forces in Timor-Leste, Tonga and Vanuatu, and to assist them in promoting law and order.

Strengthening our borders

This Budget provides for new border security capabilities that build upon the large investment in border security and anti-people smuggling measures outlined in the 2009-10 Budget.

The Government recently suspended visa processing for asylum seekers from Afghanistan and Sri Lanka pending possible changes in conditions in those countries, and has also introduced legislation to significantly strengthen Australia’s anti-people smuggling laws.

The Government will replace the ageing Bay Class patrol boats with new enhanced vessels capable of longer patrol times over greater distances. The new vessels will provide an improved capability, with the flexibility to respond to an evolving maritime security environment.

The Government will further secure our northern waters by providing $15.7 million over two years for the continued lease of the Ashmore Guardian patrol vessel. Stationed on Ashmore Reef, the Ashmore Guardian’s role in deterring people smuggling and illegal foreign fishing makes it a key element of Australia’s maritime security system.

The Government is also investing to ensure Australia’s onshore and offshore detention facilities have the capacity to detain and process irregular maritime arrivals in an orderly fashion under humane conditions. The 2010-11 Budget will provide $143.8 million for capital funding for additional immigration detention facilities. The Government has also allocated $119.3 million over four years for the improvement of facilities, infrastructure and services on Christmas Island and $18.9 million over four

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Statement 1: Budget Overview

years to upgrade existing onshore detention facilities at Villawood, Port Augusta and the Northern Immigration Detention Centre in Darwin.

The Government recognises the vital importance of international engagement in addressing irregular migration flows. The 2010-11 Budget provides $32.9 million over four years to enhance Indonesia’s capacity to manage irregular migration flows in the region and reduce the number of irregular migrants seeking to enter Australia. This funding will support enhanced visa processes and accelerated refugee status determination in Indonesia.

These initiatives build on the whole-of-government strategies to combat people smuggling and strengthen border security announced as part of the 2009-10 Budget.

Protecting our community

The 2010-11 Budget provides funding of $199.2 million over five years to strengthen Australia’s international and domestic aviation security regime against emerging threats. These measures are aimed at enhancing the safety and security of the travelling public through new and improved screening technologies, policing at airports, enhanced security procedures, and strengthened international cooperation.

The 2010-11 Budget will also provide continued funding to maintain Australian Federal Police aviation security commitments under the Unified Policing Model at the 11 major Australian airports.

The 2010-11 Budget also provides new investment of $69.4 million over four years to introduce a biometric-based visa system (finger prints and facial images) for certain visa applicants in 10 overseas locations and to develop data sharing capabilities with partner countries.

This Budget also includes $100.8 million over six years to deliver a new passport issuing system that will enhance the security and efficiency of Australia’s expanding passport operations.

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Statement 2: Economic Outlook

This statement presents the economic forecasts that underlie the Budget estimates.

Overview	2-3
Summary of forecasts	2-4

The outlook for the international economy	2-8

The outlook for the domestic economy	2-15
Demand and output	2-15
Household consumption	2-17
Dwelling investment	2-17
Business investment	2-18
Public final demand	2-22
Exports and imports	2-24
Terms of trade	2-27
Current account balance	2-30
Labour market, wages and consumer prices	2-31
Incomes	2-35
Medium-term projections	2-37

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Statement 2: Economic Outlook

The Australian economy slowed significantly in 2009 but outperformed other advanced economies in a year of unprecedented global economic turbulence. Well-timed monetary and fiscal policy stimulus in Australia ensured a relatively shallow domestic downturn and private sector activity is now gathering momentum. While the global economic recovery is expected to be uneven, the outlook for the Australian economy is increasingly positive with strong prospects for the Asian region expected to support a rising terms of trade and a rebound in business investment. The Government’s fiscal stimulus is being phased out. Policy continues to be directed toward supporting an expansion of the economy’s productive capacity, which will facilitate the recovery in private sector investment.

Overview

The Australian economy slowed significantly during the global downturn, but weathered the crisis better than most other advanced economies, supported by timely and substantial policy stimulus. The economy grew by 1.4 per cent during 2009 — a full 4½ percentage points above the advanced economy average. Without fiscal stimulus, it is estimated that the economy would have contracted by 0.7 per cent in 2009. The labour market held up remarkably well with Australia having one of the lowest unemployment rates among the advanced economies.

The shallower downturn has meant that Australia has largely avoided the business failures and large-scale employment losses that have occurred in many other countries, providing a solid foundation for the recovery.

The positive outlook is being increasingly underpinned by an improved global outlook and by our close trade links to the rapidly growing Asian region, and in particular China. Large emerging economies are growing strongly, providing an impetus to global growth, supported by a modest recovery in the major advanced economies. The global economy is forecast to grow by 4¼ per cent in both 2010 and 2011, with stimulus measures continuing to support global growth this year.

Against this backdrop the Australian economy is forecast to grow by 3¼ per cent in 2010-11, rising to 4 per cent in 2011-12. Private sector activity is expected to be the key driver of growth, as the Government’s fiscal stimulus is phased out and detracts from GDP growth.

Improved external conditions should significantly increase demand for Australian exports, boosting the terms of trade and supporting a recovery in business investment.

Solid private sector growth, and continued labour market strength, should see the economy return to full employment more quickly than previously expected.

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Statement 2:  Economic Outlook

Nominal GDP is expected to grow strongly in both 2010-11 and 2011-12, a sharp turnaround from 2009-10, which is expected to be the weakest outcome since the early 1990s recession. Nominal GDP is forecast to grow by 8½ per cent in 2010-11, underpinned by a recovery in the real economy together with strong growth in output prices driven by rising non-rural commodity prices. Nominal GDP is forecast to grow by 5¾ per cent in 2011-12.

The global economy nevertheless presents risks to the domestic outlook. Advanced economies have to work through an extended period of financial sector balance sheet repair and fiscal consolidation. Concerns about fiscal sustainability have the potential to spill over from the EU periphery to other highly indebted countries and to financial markets more broadly. China faces challenges following the implementation and subsequent withdrawal of stimulus measures, particularly in relation to managing inflation pressures. To date, China has managed these risks successfully. On the upside, there is the potential for the global economy to recover more strongly, with flow-on effects to the Australian economy.

Summary of forecasts

The world economy is experiencing a nascent and uneven recovery. It is expected to grow by 4¼ per cent in both 2010 and 2011, led by a resurgence of growth in the developing Asian economies. A prolonged period of financial sector balance sheet repair and fiscal consolidation will act as a drag on recovery in the advanced economies. The potential for the sovereign debt crisis in Greece to spread to other countries and seriously impact broader financial markets is a significant risk for the world economy.

Australia’s real GDP is forecast to grow by 3¼ per cent in 2010-11 and 4 per cent in 2011-12. The main contributors to economic growth are expected to be household consumption, business investment and exports. Public sector demand will ease as the fiscal stimulus is withdrawn.

Household consumption is expected to continue to recover. A strong labour market, sustained improvements in consumer confidence and higher asset prices are expected to see household consumption grow by 3½ per cent in 2010-11 and 4 per cent in 2011-12.

Dwelling investment is forecast to grow by a strong 7½ per cent in 2010-11. There is currently a significant pipeline of dwelling construction work to be completed. Strong population growth and low vacancy rates should continue to support activity in the dwelling sector, although this is likely to be tempered by higher mortgage interest rates.

Business investment is expected to rise significantly in both 2010-11 and 2011-12. The Small Business and General Business Tax Break has supported machinery and equipment investment in recent times, but strong business confidence and easing

2-4

Statement 2:  Economic Outlook

credit conditions are expected to support a broader-based recovery, recent interest rate increases notwithstanding. A surge in new mining investment is expected as a number of large projects come on line. Non-residential building investment is expected to remain subdued before recovering in response to the broader economic recovery.

Public final demand, having risen strongly in 2009-10, is forecast to moderate in 2010-11 and 2011-12, reflecting the unwinding of the Government’s fiscal stimulus measures and a broader moderation in spending growth across other levels of government.

Exports are forecast to grow solidly in both 2010-11 and 2011-12, as the world economy continues to strengthen and new resources production comes on line. The recovery in exports is expected to be broad-based, but with particular strength in non-rural commodity exports.

Imports are expected to increase strongly in both 2010-11 and 2011-12, reflecting rising domestic demand and a strong Australian dollar. The growth in imports is expected to be broadly based, although the contribution of capital goods imports — driven by the capital expenditure of major mining projects — is expected to be substantial.

The terms of trade are forecast to rise by 14¼ per cent in 2010-11 to their highest level in 60 years, largely due to strong price rises for Australia’s iron ore and coal exports, driven by a recovery in global demand. Commodity prices are expected to moderate somewhat in 2011-12, but still remain at high levels. High commodity prices have caused a substantial supply response and this will increasingly weigh on prices as supply comes on stream. The medium-term projections assume that the terms of trade will fall over the medium term, as world supply increases.

The current account deficit is forecast to narrow in 2010-11, reflecting the expected sharp rise in the terms of trade, before expanding to 5 per cent of GDP in 2011-12 in response to rising import volumes and a modest fall in the terms of trade. The higher terms of trade are expected to push the trade balance into temporary surplus in 2010-11, although the trade balance is expected to return to deficit in 2011-12. The net income deficit is expected to widen over the forecast period, as improved export earnings generate increased equity income outflows.

The unemployment rate is expected to continue to fall, reaching 5 per cent by the end of 2010-11 and 4¾ per cent by the end of 2011-12, around its full employment rate. Employment is expected to grow by 2¼ per cent through the year to the June quarter 2011 and 2 per cent through the year to the June quarter 2012, absorbing strong growth in the labour force associated with rapid growth in the working age population and an expected increase in the participation rate.

Wages growth is expected to recover after growing close to its slowest rate on record through 2009. The Wage Price Index is expected to grow by 3¾ per cent through the year to the June quarter 2011 and 4 per cent through the year to the June quarter 2012.

2-5

Statement 2:  Economic Outlook

Underlying inflation is expected to stabilise at around 2½ per cent through 2010-11 and 2011-12. Headline inflation is expected to be 3¼ per cent through the year to the June quarter 2010 and 2½ per cent through the year to the June quarter of both 2011 and 2012.

Nominal GDP is forecast to grow by 8½ per cent in 2010-11. This strength reflects growth in the GDP deflator of 5 per cent, largely driven by substantial increases in the terms of trade.

2-6

Statement 2:  Economic Outlook

Table 1: Domestic economy forecasts(a)
	Outcomes(b)	Forecasts
	2008-09	2009-10	2010-11	2011-12
Panel A - Demand and output(c)
Household consumption	1.9	2 3/4	3 1/2	4
Private investment
Dwellings	-1.9	3	7 1/2	4
Total business investment(d)	6.6	-2	7	12 1/2
Non-dwelling construction(d)	8.5	-7	8	14 1/2
Machinery and equipment(d)	4.8	- 1/2	6	13
Private final demand(d)	2.3	1 3/4	4 1/2	6
Public final demand(d)	4.3	7 1/4	1	- 1/2
Total final demand	2.7	3	3 3/4	4 1/2
Change in inventories(e)	-0.9	3/4	1/2	0
Gross national expenditure	1.8	3 3/4	4 1/4	4 3/4
Exports of goods and services	0.1	1 1/2	5	6
Imports of goods and services	-2.8	5	9	8 1/2
Net exports(e)	0.6	- 3/4	-1	- 3/4
Gross domestic product	1.3	2	3 1/4	4
Non-farm product	1.0	2	3 1/2	4
Farm product	17.6	6	1	2
Nominal gross domestic product	6.5	2 3/4	8 1/2	5 3/4
Panel B - Other selected economic measures
External accounts
Terms of trade	9.6	-3 3/4	14 1/4	-3 3/4
Current account balance (per cent of GDP)	-3.0	-4 3/4	-3 3/4	-5
Labour market
Employment (labour force survey basis)(f)	0.1	2 1/2	2 1/4	2
Unemployment rate (per cent)(g)	5.7	5 1/4	5	4 3/4
Participation rate (per cent)(g)	65.4	65 1/4	65 1/2	65 1/2
Prices and wages
Consumer Price Index(h)	1.5	3 1/4	2 1/2	2 1/2
Gross non-farm product deflator	5.5	1	5	1 3/4
Wage Price Index(f)	3.8	2 3/4	3 3/4	4
(a)	Percentage change on previous year unless otherwise indicated.
(b)	Calculated using original data.
(c)	Chain volume measures except for nominal gross domestic product which is in current prices.
(d)	Excluding second-hand asset sales from the public sector to the private sector.
(e)	Percentage point contribution to growth in GDP.
(f)	Seasonally adjusted, through-the-year growth rate to the June quarter.
(g)	Seasonally adjusted estimate for the June quarter.
(h)	Through-the-year growth to the June quarter.
Note: The forecasts are based on several technical assumptions. The exchange rate is assumed to remain around its recent average level — a trade-weighted index of around 70 and a United States dollar exchange rate of around 90 US cents. Interest rates are assumed to move broadly in line with market expectations. World oil prices (Malaysian Tapis) are assumed to remain around US$88 per barrel. The farm sector forecasts are based on an assumption of average seasonal conditions.
Source: Australian Bureau of Statistics (ABS) cat. no. 5206.0, 5302.0, 6202.0, 6345.0, 6401.0, unpublished ABS data and Treasury.

2-7

Statement 2:  Economic Outlook

The outlook for the international economy

After contracting in 2009 for the first time in the post-war era, the global economy is in the early stages of recovery. While global growth is improving more rapidly than expected, recovery is patchy, with a sluggish recovery in advanced economies and a more robust one in emerging markets — a divergence that is expected to persist over the forecast horizon.

While there are significant stresses in some sovereign debt markets, most notably in Greece, financial market conditions more broadly have improved and bank lending constraints have eased. The healing in overall financial conditions together with the recovery in confidence, ongoing stimulus measures, and encouraging signs that the economic recovery has broadened, should see the world economy grow by 4¼ per cent in both 2010 and 2011 (Chart 1).

Chart 1: World GDP growth
Source: International Monetary Fund (IMF) and Treasury.

The outlook is strongest for our Asian neighbours, with the Chinese economy forecast to grow by 10 per cent this year. Excess capacity in these Asian emerging economies has quickly been eroded and the performance of labour markets relative to the major advanced economies has been striking. With limited resource slack and an acceleration of capital inflows, inflationary pressures are building in some economies.

2-8

Statement 2:  Economic Outlook

The outlook for our advanced major trading partners, while positive, is more subdued. Although these advanced economies endured a deep downturn, the subsequent rebound is expected to be modest by the standards of past recessions. The process of repairing bank balance sheets is still playing out, particularly in the United States (US) and Europe, and there is a pressing need to consolidate fiscal positions over the next few years, which must go well beyond unwinding the fiscal stimulus measures that have supported recent growth outcomes. Unemployment has risen sharply as a result of the crisis and is projected to fall only gradually. A large margin of spare capacity has opened up, and will act as a major restraining force on inflation for some time to come.

The vast majority of the advanced world, including the economies of North America, the euro area, the United Kingdom (UK) and Japan are in liquidity traps — with policy interest rates close to zero and limited scope to further stimulate these economies through conventional monetary policy. Most of these economies are, however, expected to emerge from these traps over the forecast horizon.

From peak to trough, real GDP fell by almost 4 per cent in the US, just over 6 per cent in the UK, nearly 7 per cent in Germany and more than 8 per cent in Japan. Based on the latest growth forecasts, GDP in these economies is not expected to return to pre-recession levels until later this year at the earliest.

The ongoing disparity in growth forecasts between the advanced and developing world is apparent in Chart 2. As a group, the US, euro area and Japan are expected to grow by 1.9 per cent this year — around a quarter of the aggregate pace forecast for emerging Asia. Among our developing major trading partners, China and India continue to lead, and among our advanced major trading partner economies, the US is leading the recovery despite being at the epicentre of the global financial crisis (Table 2).

2-9

Statement 2:  Economic Outlook

Chart 2: GDP growth — combined US, euro area and Japan, and emerging Asia

Note: GDP growth rates are calculated using GDP weights based on purchasing power parity (PPP). Emerging Asia comprises China, India, Newly Industrialised Economies (NIEs: Hong Kong, South Korea, Singapore and Taiwan) and ASEAN-5 (Indonesia, Malaysia, the Philippines, Thailand and Vietnam).
Source: National statistical publications, IMF and Treasury.

Table 2: International GDP growth forecasts(a)
	Actual	Estimates	Forecasts
	2008	2009	2010	2011
United States	0.4	-2.4	3	2 1/2
Euro area	0.6	-4.1	3/4	1 1/4
Japan	-1.2	-5.2	1 3/4	2
China(b)	9.6	8.7	10	9 1/2
India(b)	7.4	6.4	7	8 1/4
Other East Asia(c)	2.7	-0.4	6	4 3/4
Major trading partners	2.6	0.0	4 3/4	4 3/4
World	3.0	-0.6	4 1/4	4 1/4
(a)
World and euro area growth rates are calculated using GDP weights based on purchasing power parity (PPP), while growth rates for major trading partners and Other East Asia are calculated using export trade weights.

(b)	Production-based measures of GDP.
(c)
Other East Asia comprises the NIEs of Hong Kong, South Korea, Singapore and Taiwan and the Association of Southeast Asian Nations group of five (ASEAN-5), which comprises Indonesia, Malaysia, the Philippines, Thailand and Vietnam.

Source: National statistical publications, IMF and Treasury.

2-10

Statement 2:  Economic Outlook

The outlook for the United States has improved. By the end of 2009, the US economy was growing at its strongest rate in over six years, albeit from a low base. While a decline in the pace of inventory destocking was responsible for around two-thirds of growth, there were also positive signs from both consumer spending and business investment. These positive signs have continued into the new year, which was evident in the 2010 March quarter advance GDP report, and the US economy is on track to record growth of 3 per cent this year.

There are ongoing strains on US households from a weak labour market, restricted credit flows, and the fall in asset prices. However, US households have been more resilient than expected. They have made some progress in rebuilding their savings following an extended period of decline in the household saving rate. Capacity utilisation remains well below its historical average, although the corporate sector is recovering, with corporate profits near historical highs. The outlook for business investment hinges not only on the ability of US companies to fund capital expenditures but on their willingness to do so. This will depend to a large extent on their confidence about the outlook for demand.

Financial market conditions in the US have improved markedly over the past few months, and in response the Federal Reserve has terminated almost all of its extraordinary measures implemented during the recent crisis. Credit constraints continue to ease, although they remain tight relative to pre-crisis levels, particularly for small businesses. Small businesses, which are responsible for a large part of employment growth, remain quite pessimistic and this will restrain the recovery in the US economy in the short term.

In contrast to brighter signs for the US, the economic outlook for the euro area remains downbeat. Spurred by the Greek sovereign debt crisis, a broader group of economies on the euro area periphery, including Spain, Ireland, and Portugal, are having to implement rapid fiscal consolidations with the associated impacts on economic activity being magnified by the lack of monetary and exchange rate flexibility flowing from euro area membership. Despite exiting recession at the same time as the US economy, the recovery in the euro area has proceeded at a far slower pace. GDP is forecast to rise by only ¾ of a per cent this year and future prospects will be contingent on the extent to which the core euro area countries can expand domestic demand to provide some boost to offset the contractionary forces at play in the periphery. While the outlook for the core euro area economies is more promising, growth will be constrained by the weak prognosis for those on the periphery.

The outlook for the Japanese economy is not as downbeat as for the euro area, although it remains rather lacklustre especially when cast against the backdrop of a 5¼ per cent decline in GDP last year — the worst contraction of any major advanced economy. Exports have been the main driver of the recovery, helped by the resilience of emerging economies, although the positive spillover effect to domestic demand has been fairly limited. The Japanese economy is projected to grow by 1¾ per cent this year although deflation continues and remains a key concern.

2-11

Statement 2:  Economic Outlook

The Chinese economy continues to grow strongly, with GDP having grown by 8.7 per cent in 2009, driven by domestic demand. Investment contributed 8.2 percentage points to this growth, propelled by the Government’s fiscal stimulus program and monetary loosening.

China’s economy is forecast to grow by 10 per cent this year, before easing to around its trend rate of 9½ per cent in 2011. Government policy continues to be supportive of growth, while domestic activity is being reinforced by the improvement in external demand. Consumption is expected to play a larger role than in the past, as China seeks to redirect growth away from investment.

China’s strong economic recovery has raised concerns about the sustainability of growth. Domestic demand continues to be heavily supported by Government stimulus and continued strong growth in 2011 will rely on a sustained recovery in both private sector and global demand. Robust loan growth since the start of the stimulus in November 2008 has increased the risks of high inflation and asset price bubbles. Chinese policymakers have already implemented a number of tightening measures to prevent overheating and further market-based and administrative measures are likely. An additional concern is a rise in non-performing loans associated with the run-up in local government debt used to fund stimulus projects.

India’s economy has proved resilient despite the headwinds of the global financial crisis and the worst drought since 1972. The outlook is for growth of 7 per cent in 2010 on the back of improved business and urban consumer confidence, improved weather conditions, and renewed foreign capital inflows. Like China, the momentum in the domestic economic recovery has shifted concerns to inflationary pressures, and India’s central bank has already responded with monetary policy tightening.

The strength of domestic demand in China and India is having beneficial effects on Other East Asian economies. After suffering deep declines at the end of 2008, the region bounced back impressively, with four economies managing to record positive growth in 2009. Indonesia was the only economy within this region to avoid recording any quarters of negative growth during the recent crisis — in stark contrast to the experience of the 1997-98 Asian Financial Crisis.

While the global outlook has improved, it remains subject to uncertainty and there are important emerging risks.

A significant downside risk is the sustainability of sovereign debt, as the recent events in Greece acutely demonstrate (Box 1). A loss of market confidence in the sustainability of fiscal positions in any of the major advanced economies would create serious renewed tensions in international financial markets and bring forward calls for more rapid fiscal consolidation at a time when large parts of the global economy are still transitioning to self-sustaining expansion.

2-12

Statement 2:  Economic Outlook

Fiscal consolidation plans will eventually need to be enacted across many advanced economies. Recovery in the private sector should offset the negative effects on growth of shrinking public sector demand. Nevertheless, high levels of public debt will be a major factor contributing to a more subdued outlook for many advanced economies and will remain a source of risk and volatility. Added to this, many advanced economies are burdened with high rates of unemployment and financial systems still in the process of repair.

The challenges of reversing extraordinary support measures and sustaining economic recovery are being addressed by the G-20 through implementation of its Framework for Strong, Sustainable and Balanced Growth. Fiscal consolidation will be a key issue under the Framework’s mutual assessment process given the high levels of public debt in many advanced economies.

There are also upside risks to the outlook. Just as many observers have underestimated the strength of the rebound to date, there may be the potential for further upward surprises in the near term as forecast levels of activity in the major economies remain well below potential. This scenario may arise through a stronger-than-expected feedback loop between improvements in activity and confidence.

2-13

Statement 2:  Economic Outlook

Box 1: Sustainability of sovereign debt in other advanced economies

The global financial crisis inflicted a heavy toll on government finances, particularly among the major advanced economies (Chart A).

Chart A: Net public debt

Australian data are for the Australian Government general government sector and refer to financial years beginning 1988-89. Data for all other economies are total Government and refer to calendar years.
Source: IMF and Treasury.

Australia’s fiscal consolidation plans are well ahead of the pack, with the budget balance projected to return to surplus by 2012-13 ahead of any major advanced economy. Net Australian Government debt will remain lower than in the major advanced economies, peaking at 6.1 per cent in 2011-12. This is substantially below the peaks in the major advanced economies, which range from 33 to 154 per cent of GDP.

Although debts and deficits are now near historical highs in several countries, the fiscal stimulus put in place during the crisis has been widely credited as a pivotal factor in preventing a second Great Depression.

Now that the global economy is recovering, the challenge for governments has shifted to ensuring the sustainability of sovereign debt. Relative to past sovereign debt crises in emerging economies, one key factor working in favour of advanced economies is that sovereign debts are overwhelmingly denominated in local currencies.

However, recent developments in Greece vividly demonstrate how quickly markets can lose confidence in the sustainability of a sovereign’s debt dynamics. Due to the loss of market confidence, the Greek Government has had to call on a three-year EU-IMF support package. As a condition of this package, the Greek Government has agreed to severe austerity measures at a time when the Greek economy is   contracting sharply. The associated impacts on aggregate demand will exacerbate the fiscal challenge.

Without significant action on the part of governments, debt levels are projected to rise continuously over the medium term in several countries. In addition, the impact of health and age spending, which the IMF estimates will rise by about 4 to 5 percentage points of GDP over the next 20 years in advanced economies, will add to fiscal pressures.

To ameliorate this risk, credible medium-term fiscal consolidation plans, with specific targets and actions, like those enacted in Australia, are necessary. Ongoing engagement by the G-20 can play a significant role by ensuring a broad cross-country commitment and helping build consensus on necessary policy actions.

2-14

Statement 2:  Economic Outlook

The outlook for the domestic economy

Demand and output

The recovery in the domestic economy is expected to continue gathering pace, with real GDP forecast to grow by 3¼ per cent in 2010-11 and 4 per cent in 2011-12. With strengthening growth, the economy is expected to approach full capacity in 2011-12, significantly earlier than previously anticipated (Box 2).

The global recovery is generating strong demand for non-rural commodities, particularly from Asia, resulting in higher prices. The resulting boost to domestic incomes is expected to spur business investment and household consumption. While fiscal stimulus supported growth through 2009, it will detract from growth through 2010 and 2011 as it is phased out. Export volumes are expected to grow strongly, driven by demand for non-rural commodities. The recovery in domestic incomes and the assumed ongoing strength of the Australian dollar are expected to see strengthening demand for imports (Chart 3).

Chart 3: Contributions to forecast GDP growth

Note: Business investment and public expenditure are adjusted for second-hand asset sales from the public sector to the private sector.
Source: ABS cat. no. 5206.0 and Treasury.

2-15

Statement 2:  Economic Outlook

Box 2: Australia’s recent growth performance

Well-timed monetary and fiscal policy stimulus in Australia ensured that the economy’s deviation from potential was kept to a minimum. As a result, the recent downturn in Australia has been particularly mild compared with the experience of the rest of the world.

GDP growth remained positive in Australia, whereas through the year to June 2009, the UK economy contracted by 5.9 per cent, and the US economy by 3.8 per cent (Chart A).

Chart A: GDP growth
Source: ABS cat. no. 5206.0 and Ecowin.

Prior to the global economic downturn, Australia’s economy was growing above trend, with growth in 2007-08 of 3.7 per cent. The unemployment rate dropped to 4.0 per cent in early 2008.

In the economic downturn, growth slowed to 1.3 per cent in 2008-09, and is expected to remain below trend at 2 per cent in 2009-10. However, growth is forecast to pick up in 2010-11 and 2011-12, and the economy is expected to return to around its full employment level of output (Chart B).

Chart B: Australian trend and forecast GDP
Note: Trend growth is based on the assumption of 1½ per cent growth in both the labour force and productivity. The trend lines in Chart B and Chart C start from a period when each economy was operating at around its capacity.
Source: ABS cat. no. 5206.0 and Treasury.

This contrasts with most of the advanced economies, including the US, which are expected to operate below their potential for years to come (Chart C).

Chart C: US trend and forecast GDP
Source: Ecowin, Treasury and the Congressional Budget Office.
:

2-16

Statement 2:  Economic Outlook

Household consumption

Household consumption has continued to grow solidly in recent months, notwithstanding the withdrawal of fiscal stimulus and rising interest rates. The fall in consumer confidence during the downturn was severe but quickly arrested and the limited deterioration in labour market conditions also helped support demand. Household wealth declined, but has subsequently retraced most of the fall on the back of solid growth in equity and house prices, with net wealth growing by 9.2 per cent over the six months to September 2009 (the latest available data). In particular, household financial assets have recovered, growing by 15¼ per cent since the recent trough (Chart 4).

Chart 4: Growth in household financial assets
Source: ABS cat. no. 5232.0 and 5206.0.

A strong labour market and stronger incomes, sustained improvements in consumer confidence and higher asset prices should underpin continued solid growth in household consumption. Household consumption is expected to grow by 3½ per cent in 2010-11 and 4 per cent in 2011-12.

Dwelling investment

A strong recovery in dwelling investment is expected over the next year, with growth of 7½ per cent forecast in 2010-11, followed by solid growth of 4 per cent in 2011-12. Earlier increases in housing approvals and housing finance, supported by historically low interest rates, are expected to flow through to investment activity in the near term (Chart 5).

Demand in the sector is expected to be supported over the forecast period by strong population growth, rising incomes and a positive employment outlook, but tempered by higher mortgage interest rates. While buoyant conditions in the established market

2-17

Statement 2:  Economic Outlook

should encourage an increase in building activity, ongoing supply constraints may slow investment in the sector.

Chart 5: Growth in dwelling investment
Source: ABS cat. no. 5206.0 and Treasury.

Business investment

New business investment is expected to recover strongly over the forecast period, led by an expected surge in mining investment. New business investment is forecast to grow by 7 per cent in 2010-11, and by 12½ per cent in 2011-12. This is expected to see total business investment approach its recent highs as a proportion of GDP (Chart 6). The recovery in business investment is expected to be driven by investment in machinery and equipment, and engineering construction, while non-residential building investment is expected to remain subdued.

2-18

Statement 2:  Economic Outlook

Chart 6: New business investment as a share of nominal GDP
Source: ABS cat. no. 5206.0 and Treasury.

Reflecting the improved outlook, survey measures of business conditions and confidence have generally tracked above long-run averages since late 2009, with confidence currently around eight-year highs. There are also indications that the production and inventory cycles have reached their turning points. As business conditions recover further and the economy’s spare capacity is absorbed, businesses are expected to resume spending to expand capacity to satisfy future demand growth.

An unwind of the effect of the Small Business and General Business Tax Break is expected to have slowed machinery and equipment investment in early 2010, but a recovery in underlying investment is expected in the near term. Investment in new machinery and equipment is expected to rise significantly over the forecast horizon as firms resume necessary maintenance and asset replacement programs that were delayed during the downturn. The recovery is expected to gather momentum through 2010-11 and 2011-12, with growth in these years of 6 per cent and 13 per cent respectively.

Investment in new engineering construction is also expected to grow strongly over the forecast horizon as a number of major resource projects commence. Recent data indicate particular strength in investment intentions for 2010-11 in the mining sector. Mining-related investment is expected to drive investment in engineering construction, with extremely robust growth of 19 per cent forecast in 2010-11 and 20½ per cent in 2011-12. With strong growth expected in the LNG sector, and further major resource projects in the pipeline, engineering construction investment is expected to continue to grow significantly as a share of total business investment over coming years (Box 3).

2-19

Statement 2:  Economic Outlook

In the long run, the Resource Super Profits Tax (RSPT) is expected to lead to an increase in resource sector investment, with the crediting of royalties effectively removing the distortionary effect they have had on investment and production.

These benefits could be muted in the transition phase, although projects that are, or would have otherwise been, subject to the petroleum resource rent tax (which includes new offshore LNG investment) will have the option of remaining under the existing arrangements.

Investment in new non-residential building, by contrast, is expected to remain subdued. Outside of stimulus-related activity, there is a limited pipeline of work in the building sector, reflecting credit constraints, high vacancy rates and soft property prices. Despite support from the Government’s Building the Education Revolution program, investment in this sector has fallen sharply over the past year. This weakness is expected to continue into 2010-11 with investment forecast to fall by a further 6½ per cent. As commercial property vacancy rates stabilise and previously built floor space is absorbed through the broader economic recovery, building approvals are expected to recover during 2011, leading to renewed activity in the sector. This is expected to lead to a modest recovery in investment in 2011-12, with growth of 4 per cent.

2-20

Statement 2:  Economic Outlook

Box 3: The LNG sector

A key driver of the expected surge in mining investment over coming years will be investment in liquefied natural gas (LNG). Global demand for gas is expected to increase markedly over the longer term, particularly from Asia.

There are currently around a dozen large-scale LNG projects under construction or active consideration in Australia, which have the potential to increase Australia’s LNG production capacity four fold.

These projects are led by the massive Gorgon development which commenced construction in the December quarter 2009. With an expected capital expenditure of $43 billion, Gorgon is the largest resource project ever undertaken in Australia.

During construction, Gorgon will provide a significant boost to private investment and employment and require the importation of significant quantities of capital goods. The developer has estimated that around $20 billion will be spent on locally sourced goods and services over the next four to five years. The project is also expected to support around 10,000 workers, both directly and indirectly, during construction.

Once operational, Gorgon will also provide a longer-lasting contribution to the economy through higher export volumes and export incomes.

In addition to Gorgon, other large-scale LNG projects currently in the pipeline include offshore gas developments in Western Australia and the Northern Territory such as Ichthys LNG, Browse LNG and Wheatstone LNG; along with coal seam gas to LNG projects in Queensland including Queensland Curtis LNG, Gladstone LNG and Australia Pacific LNG.

A number of projects are progressing towards final investment approval during 2010 and 2011.

While it is not possible to know the outcome of future investment decisions, it is plausible that LNG investment could increase to around 3 per cent of GDP by 2013-14. This would roughly double current levels of engineering construction investment in Australia (Chart A).

Chart A: Potential capital expenditure on LNG projects
Source: Treasury.

According to ABARE estimates, the value of Australia’s LNG exports is projected to reach $13.5 billion by 2014-15.

2-21

Statement 2:  Economic Outlook

Public final demand

New public final demand is forecast to grow by 7¼ per cent in 2009-10, then by 1 per cent in 2010-11 and fall by ½ of a per cent in 2011-12. This profile of activity is driven by the fiscal stimulus measures and their subsequent withdrawal.

Australian Government spending was critical to supporting the economy through 2009, contributing around 2 percentage points to annual GDP growth. The estimated peak impact of the fiscal stimulus on GDP growth occurred in the June quarter 2009. The stimulus is now being steadily withdrawn and is expected to detract from economic growth from the March quarter 2010, and into 2010-11 and 2011-12 (Chart 7). The stimulus will detract around 1 percentage point from GDP growth over 2010 and ¾ of a percentage point over 2011 (Box 4).

High levels of state and territory government spending on public works are also set to be scaled back from 2010-11 after an expected peak in 2009-10. Fiscal consolidation at all levels of government is expected to result in a moderation of growth in public consumption spending over 2010-11.

Chart 7: Estimated contribution of stimulus to GDP growth
Source: ABS cat. no. 5206.0 and Treasury.

2-22

Statement 2:  Economic Outlook

Box 4: Economic growth and fiscal stimulus

Chart A: Economic growth and fiscal stimulus, 2009
Note: Forecast error is actual growth minus IMF forecast growth.
Source: IMF World Economic Outlook Database April 2009, 2010, IMF Fiscal Monitor November 2009 and Treasury.
:

The 2009-10 Budget forecasts were framed at a time of remarkable volatility and uncertainty in the global economy. A deep global recession was underway and the Australian economy was expected to contract, despite the substantial monetary and fiscal stimulus that had been put in place.

At the time the Budget forecasts were being finalised in April 2009, the IMF forecast that advanced economies would contract by 3.8 per cent in 2009 and that the Australian economy would contract by 1.4 per cent.

While the IMF’s forecasts for advanced economies turned out to be reasonably accurate (advanced economies contracted by 3.2 per cent), the forecast for Australia turned out to be overly pessimistic, with the Australian economy growing by 1.4 per cent in

2009. Other forecasters, including the Treasury, also turned out to be too pessimistic.

Several contributing factors help to explain the better performance by Australia, including the strength of our financial system, the timely and substantial monetary and fiscal stimulus, and the support provided by our close links to Asia, where growth was supported by China’s large stimulus.

It appears that the impact on economic growth of the fiscal stimulus that countries, such as Australia, put in place has exceeded expectations. Forecasters used conservative fiscal multipliers, in part because of the heightened uncertainty, significant falls in business and consumer confidence, and extreme risk aversion in financial markets.

2-23

Statement 2:  Economic Outlook

Box 4: Economic growth and fiscal stimulus (continued)

As events turned out, the fiscal multipliers in those countries that enacted large and timely fiscal stimulus packages appear to have been larger than expected.

Chart A shows, for 2009, the relationship between the size of a country’s fiscal stimulus and the extent to which economic growth exceeded the IMF’s April 2009 forecast.

Those countries that enacted large and timely fiscal stimulus packages, including China, Korea and Australia, performed much better than expected. Those countries with smaller packages, such as the US, Germany, Canada and France, tended to perform broadly in line with expectations. The relationship shown is highly statistically significant, with a t-statistic on the slope coefficient of 3.3.

Exports and imports

Export volumes are expected to increase over the forecast period, in line with the anticipated recovery in global economic activity. Export volumes are forecast to grow by 5 per cent in 2010-11 and 6 per cent in 2011-12.

Exports of non-rural commodities are expected to drive aggregate export growth over the forecast period, increasing by 3½ per cent in 2009-10, 8 per cent in 2010-11 and 7½ per cent in 2011-12. Strengthening commodity demand has been driven by a recovery in global industrial production, and this trend is expected to continue through the forecast period — underpinned by continued strong growth in emerging Asia and a recovery across advanced economies. An anticipated expansion of production and export capacity, particularly for the bulk commodities, will allow for strong volumes growth. For iron ore, mine and infrastructure capacity is forecast to increase markedly, while mine and port expansions on the east coast are expected to support growth in coal exports.

Rural exports are expected to remain at a high level over the forecast period, in line with the outlook for farm production. After recovering to above pre-drought levels in 2008-09, farm production is expected to increase by 6 per cent in 2009-10, followed by more moderate growth over the remainder of the forecast period.

Exports of elaborately transformed manufactures felt the full force of the downturn in global demand associated with the global recession — declining by 21 per cent through the year to the June quarter 2009. In particular, Australian car exports collapsed — reflecting the worldwide decline in demand for motor vehicles. A recovery is now expected as the global economy strengthens, notwithstanding a relatively high exchange rate, with exports of elaborately transformed manufactures forecast to increase by 4 per cent in 2010-11 and 4½ per cent in 2011-12, following an expected 3½ per cent fall in 2009-10. The positive outlook for exports of elaborately

2-24

Statement 2:  Economic Outlook

transformed manufactures is underpinned by an anticipated bounce-back in car exports, as demand in key export markets recovers.

For services exports, the recovery is less pronounced given that the sector was less affected by the downturn in global demand. Services exports are forecast to increase by 1½ per cent in 2010-11 and 6 per cent in 2011-12, after an expected fall of 2 per cent in 2009-10 — in part reflecting a decline in the number of foreign students studying at Australian educational institutions.

Import volumes are expected to grow in line with strengthening domestic activity — increasing by 9 per cent in 2010-11 and 8½ per cent in 2011-12. Import growth is forecast to be broad-based, but with a key driver being an expected pickup in capital equipment imports associated with resource sector construction — particularly large LNG (liquefied natural gas) projects.

2-25

Statement 2:  Economic Outlook

Box 5: Australia’s export performance through the global recession

Australia’s export growth was among the highest in the world in 2009, at 0.6 per cent — contributing 0.1 of a percentage point to GDP growth.

In contrast, emerging economies’ exports fell by 8.2 per cent in 2009, while advanced economies’ exports fell by 11.7 per cent (Chart A).

Chart A: Export performance comparison
Source: IMF and ABS cat. no. 5206.0.

Australia’s export performance in 2009 was stronger than the 5.7 per cent decline expected at the 2009-10 Budget, when global trade — and in particular, demand for commodities — was anticipated to plunge. The IMF was similarly pessimistic, forecasting a 6.9 per cent fall in Australia’s exports for 2009 (at the time of the 2009-10 Budget).

The 2009-10 Budget outlook for exports incorporated a significant decline in non-rural commodity exports for 2009. However, non-rural commodities performed far better than expected — increasing by 1.4 per cent.

While demand for non-rural commodities from many of our markets diminished, in line with decreased industrial production, this was offset by an unexpectedly large increase in Chinese demand. China’s demand for coal and iron ore increased substantially in 2009 on the back of the Chinese Government’s stimulus package.

Rural commodity exports also performed better than expected at the 2009-10 Budget, with farm production rebounding strongly following a series of drought-stricken years. Rural commodities were the major contributor to export growth in 2009, increasing by 15.9 per cent.

2-26

Statement 2:  Economic Outlook

Terms of trade

Following a small decline in 2009-10, the terms of trade are expected to surge in 2010-11 — consistent with the outlook for non-rural commodity prices. In 2009-10, the terms of trade are forecast to fall by 3¾ per cent — largely reflecting the impact of the commodity price falls during the global financial crisis. In 2010-11, the terms of trade are forecast to increase by 14¼ per cent as commodity prices recover (Chart 8).

Chart 8: Terms of trade
Source: ABS cat. no. 5206.0 and Treasury.

Increasing global demand for commodities has seen significant rises in commodity prices, particularly for iron ore and coal (Chart 9). Spot prices for iron ore have almost trebled over the past year, while spot prices for thermal coal have increased by around 70 per cent.

In 2011-12, the terms of trade are expected to fall by 3¾ per cent, largely reflecting an anticipated expansion of global non-rural commodity supply. The sharp run-up in commodity prices will take the terms of trade to a 60-year high, generating a substantial supply response. This will increasingly weigh on commodity prices as resources projects ramp up production (Box 6). Nonetheless, by the end of the forecast period, higher commodity prices will see the terms of trade remain around 80 per cent higher than their average in the decade prior to the commodities boom.

Historically, increased supply has seen commodity prices fall from previous peaks. A decline in commodity prices is projected over the medium term as increased supply brings prices down, but there is uncertainty as to the timing and magnitude of these falls.

Import prices are expected to rise slightly in the period ahead, as global excess capacity gradually unwinds.

2-27

Statement 2:  Economic Outlook

Chart 9: Bulk commodity prices
Iron ore	Thermal coal (Newcastle)

Source: Bloomberg, Global Coal and ABARE.

2-28

Statement 2:  Economic Outlook

Box 6: The mining boom

The global economic recovery has seen the resumption of Australia’s mining boom, which will provide substantial benefits to the Australian economy through higher growth in both output and incomes.

Demand for commodities is expected to strengthen over the forecast period — underpinned by continued strong growth in emerging Asia and a recovery across advanced economies.

The prospect of increased commodity demand is expected to see a significant increase in investment in Australia’s resources sector. Total new engineering construction investment is forecast to increase by around 20 per cent a year in both 2010-11 and 2011-12 (Chart A).

Chart A: New engineering construction investment
Source: ABS cat. no. 5206.0 and Treasury.

Increased activity in the resources sector will boost demand for skilled labour, largely in Western Australia and Queensland, and particularly during the construction phase of major projects.

Underpinned by capacity expansions, Australia’s non-rural commodity export volumes are expected to grow strongly over the forecast period — particularly iron ore and coal. Export income will receive a boost from a higher terms of trade, which are expected to rebound sharply in 2010-11 on the back of increased commodity prices.

Commodity prices have bounced back markedly following steep declines from late 2008 to early 2009. Spot prices (in US dollar terms) for iron ore have increased by around 190 per cent through the year to April 2010, while thermal coal prices have increased by around 70 per cent over the same period. Recent contract price settlements for bulk commodities have largely reflected spot market trends.

The rebound in the terms of trade is expected to contribute 2¾ percentage points to nominal GDP growth in 2010-11, following a detraction of ¾ of a percentage point in 2009-10.

High commodity prices are generating a strong supply response, which should see prices decline over the medium term. Nevertheless, prices are still expected to remain well above historical levels.

2-29

Statement 2:  Economic Outlook

Current account balance

The current account deficit (CAD) is expected to narrow from 4¾ per cent of GDP in 2009-10 to 3¾ per cent in 2010-11, with the trade balance moving temporarily into surplus. Export incomes are expected to rise substantially in 2010-11, largely driven by increased commodity prices, but also by higher commodity export volumes. A wider net income deficit is expected to offset the improved trade balance somewhat, with a significant proportion of increased mining profits flowing to overseas investors. The CAD is expected to widen to 5 per cent of GDP in 2011-12, and the trade balance to move back into deficit, as commodity prices fall slightly and import volumes continue to grow strongly (Chart 10).

The current account deficit reflects the difference between national investment and savings. With investment expected to remain strong as export potential is expanded in the mining sector, the CAD is likely to remain elevated for some time. Budget Statement 4 discusses longer term trends in the CAD.

Chart 10: Current account balance
Source: ABS cat. no. 5206.0 and 5302.0 and Treasury.

2-30

Statement 2:  Economic Outlook

Labour market, wages and consumer prices

Labour market

Continued momentum in the labour market is expected to see the unemployment rate fall to around its full employment level over the forecast horizon. Employment is expected to grow by 2¼ per cent through the year to the June quarter 2011 and 2 per cent through the year to the June quarter 2012. The unemployment rate is expected to fall to 5 per cent in the June quarter 2011 and 4¾ per cent in the June quarter 2012.

Australia experienced a relatively shallow downturn during the global recession, with the unemployment rate peaking at 5.8 per cent compared with an OECD average peak of 8.8 per cent. This relatively mild deterioration and subsequent recovery in the labour market has seen Australia record an unemployment rate of just 5.3 per cent in March 2010. With the unemployment rate expected to continue to fall there is a risk that capacity pressures may re-emerge in certain sectors as the resources sector, both directly and indirectly, places increasing demand pressures on the labour market.

However, the decline in the unemployment rate is expected to be slower than seen in recent quarters as the labour force rapidly expands. This forecast reflects an expectation that the working-age population will continue to grow strongly and that the participation rate will trend up over the forecast period, reaching 65½ per cent in the June quarter 2011.

Ongoing strength in labour demand will also be met through an adjustment in workers’ average hours. During the slowdown businesses generally reduced workers’ average hours rather than shedding jobs. As the labour market has recovered, businesses have increased workers’ average hours and this is expected to continue, with average hours returning to more normal levels over the course of 2010-11 (Box 7).

2-31

Statement 2:  Economic Outlook

Box 7: The Australian labour market

The Australian labour market has displayed impressive resilience throughout the recent downturn, especially compared with the experience of most other advanced economies.

The trough-to-peak rise in the unemployment rate was around 3 percentage points in Canada, the UK and the euro area, 4 percentage points in New Zealand, 6 percentage points in the US and 12 percentage points in Spain. At its peak, the unemployment rate reached double digits in both the US and the euro area.

In contrast, the Australian unemployment rate rose by 1¾ percentage points during the downturn and, at 5.3 per cent in March 2010, is lower than in all major advanced economies except Japan (Chart A). Despite its moderate rise, the Australian unemployment rate has been one of the fastest to fall, decreasing by 0.5 percentage points since its peak in mid-2009.

A key factor in the strong performance of Australia’s labour market has been its flexibility. During the downturn, many employers appear to have reduced staff working hours in preference to job shedding. The result was a substantial fall in average hours. Average hours remain some 3 per cent below their recent peak in July 2008.

Chart A: Unemployment rates
Source: ABS cat. no. 6202.0 and US Bureau of Labor Statistics, Office for National Statistics, Statistics Canada.

In the 1980s and 1990s recessions, falling average hours accounted for around half the contraction in aggregate hours worked in the Australian economy, with declining employment contributing the other half. In contrast, the fall in aggregate hours worked during the recent downturn has been driven almost entirely by the sharp contraction in average hours (Chart B). This has been accompanied by a strong rise in part-time employment.

While the decline in average hours worked has resulted in lower employee earnings, it has tempered the rise in unemployment. The fall in aggregate hours worked during the downturn was equivalent to the loss of around 200,000 full-time jobs. This figure now stands at around 100,000 (as at the March quarter 2010), with aggregate hours having recovered considerably since the lows of mid-2009.

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Statement 2:  Economic Outlook

Box 7: The Australian labour market (continued)

Chart B: Total hours decomposition Source: ABS cat. no. 6202.0.

As it is typically easier to increase the hours of people already on the payroll than to hire new workers, the labour market can recover more quickly from a fall in average hours than from a substantial rise in unemployment. By limiting job losses, the contraction in hours has significantly reduced the economic and social costs that would have arisen from a more significant rise in unemployment, particularly long-term unemployment.

Australia will benefit from the relatively small rise seen in longer-term unemployment, which is likely to limit the extent of skills atrophy stemming from the downturn. In contrast, the US has experienced a rapid surge in the proportion of the labour force that has been jobless for six months or more. Over the past 18 months this proportion has tripled and it is continuing to rise (Chart C).

This is likely to be a considerable drag on the US economic recovery, as those out of work grapple with eroded savings, deteriorating skills and the adverse social and psychological impact of sustained joblessness.

Chart C: Unemployed for 6+ months as share of labour force
Source: ABS cat. no. 6291.0.55.001 and US Bureau of Labor Statistics.

2-33

Statement 2:  Economic Outlook

Wages

Following recent weakness, wages growth is expected to recover over the forecast period in line with the anticipated strengthening in labour market conditions.

Recent weakness in wages growth reflects the modest downturn in the labour market experienced through late 2008 and much of 2009, with the Wage Price Index growing by just 2.9 per cent through the year to the December quarter 2009. However, the strengthening labour market is expected to cause wages growth to recover, with wages rising by 3¾ per cent through the year to the June quarter 2011 and 4 per cent through the year to the June quarter 2012. There is upside risk to wages growth in industries and regions associated with the resources sector (Chart 11).

Chart 11: Growth in the Wage Price Index
Source: ABS cat. no. 6345.0.

Consumer prices

Underlying inflation is expected to continue to moderate to 3 per cent through the year to the June quarter 2010 and 2½ per cent through the year to the June quarter of both 2011 and 2012 (Chart 12). The recent moderation reflects the lagged impact of lower import prices, moderating labour costs and the ongoing impact of weak domestic demand over the past year. As economic conditions continue to improve, underlying inflation is expected to stabilise, although there will be upside risks as the economy approaches more normal levels of capacity utilisation.

Headline inflation, at 2.9 per cent through the year to the March quarter 2010, is now running broadly in line with underlying inflation, with the prices of some volatile items (such as automotive fuel and deposit and loan facilities) retracing some of their recent falls. Headline inflation is expected to be 3¼ per cent through the year to the

2-34

Statement 2:  Economic Outlook

June quarter 2010 (which includes a one-off ¼ of a percentage point contribution from the increase in the excise and excise-equivalent customs duty on tobacco products) and 2½ per cent through the year to the June quarter of both 2011 and 2012.

Chart 12: Headline and underlying inflation
Note: The underlying inflation measure is the average of the RBA trimmed mean and weighted median.
Source: ABS cat. no. 6401.0, RBA and Treasury.

Incomes

The strengthening global economy is boosting demand for Australia’s non-rural commodity exports, which is expected to result in a rising terms of trade and strong growth in national income. This, combined with increased business investment, a strengthening in household consumption and rising export volumes, is expected to lead to strong growth in both real and nominal GDP in 2010-11 and 2011-12.

Nominal GDP contracted by more than 1 per cent in the year following the Lehman Brothers collapse, the weakest outcome since the early 1960s (Chart 13). Over the same period, the fall in corporate gross operating surplus was also the largest since the 1960s. Labour income also softened as hours worked fell and wages growth eased.

Following this trough, nominal GDP is expected to recover strongly, with above-trend growth expected in 2010-11 and 2011-12. Nominal GDP is forecast to grow by 8½ per cent in 2010-11, underpinned by a recovery in the real economy together with strong growth in output prices driven by rising non-rural commodity prices (Chart 14). In 2011-12, the nominal economy is expected to grow at 5¾ per cent, driven primarily by above-trend growth in real GDP, supplemented by a more modest contribution from growth in output prices.

2-35

Statement 2:  Economic Outlook

The strength in nominal GDP growth is expected to be broadly distributed throughout the economy, encompassing compensation of employees, gross operating surplus and gross mixed income.

As the labour market continues to strengthen, so too will incomes. Compensation of employees is forecast to grow by 7¼ per cent in 2010-11 as employment growth remains solid and wages growth increases. Gross operating surplus is expected to grow strongly, reflecting rises in non-rural commodity prices. Gross mixed income, which includes profits of farm and non-farm unincorporated enterprises, is also forecast to increase strongly.

Chart 13: Nominal GDP growth
Source: ABS cat. no. 5206.0 and Treasury.

2-36

Statement 2:  Economic Outlook

Chart 14: Components of nominal GDP growth
Note: The small discrepancy between nominal GDP and the sum of its components is due to interactions which cannot be attributed to individual components.
Source: ABS cat. no. 5206.0 and Treasury.

Medium-term projections

The fiscal aggregates in the Budget are underpinned by a set of forward estimates consisting of short-term economic forecasts and projections based on medium-term assumptions.

In the 2009-10 Budget the projection methodology was changed from the usual practice of assuming trend GDP growth. This reflected the expectation that the Australian economy would experience a sustained period of below-trend growth in the forecast period. A corresponding period of above-trend growth was assumed in the projections to return the economy to its potential level.

The 2010-11 Budget forecasts imply that the economy will return to full capacity within the forecast period. The unemployment rate is now expected to have peaked at 5.8 per cent in the September quarter 2009, before continuing to trend down over the forecast period to reach 4¾ per cent in late 2011-12.

With the economy expected to be back to potential in 2011-12, it is appropriate to resume the traditional methodology for the projection period, with real GDP growing at its trend rate of growth, currently around 3 per cent per annum (Chart 15).

2-37

Statement 2:  Economic Outlook

Chart 15: Real GDP growth over forward estimates period
Source: ABS cat. no. 5206.0 and Treasury.

Trend GDP growth is projected to decline to around 2¾ per cent over the medium term as population ageing generates a gradually falling participation rate.

In the projection period the terms of trade are projected to decline by a total of around 20 per cent over a 15-year period, settling just below their 2006-07 level. This reflects an expectation that current levels of commodity prices will not be sustained in the longer term, as increases in supply bring down prices over time.

2-38

Statement 3: Fiscal Strategy and Outlook

This statement outlines the fiscal outlook and how the Government has delivered on its fiscal strategy. The combined effects of a stronger economic outlook and fiscal discipline have delivered a significantly improved fiscal outlook in this Budget and brought forward the projected return to surplus by three years.

The Budget continues to deliver on the Government’s strategy to return the budget to surplus. The fiscal stimulus that supported the economy during the economic slowdown associated with the global financial crisis is being withdrawn. Real growth in payments has been kept below 2 per cent in years when the economy is expected to grow above trend. And the additional tax receipts associated with a strengthening economy have been allowed to flow through to improve the budget position, while maintaining a tax-to-GDP ratio below the 2007-08 level.

A small surplus is expected in 2012-13, three years earlier than previously expected and ahead of any of the major advanced economies. In addition, the budget position in each year of the forward estimates has improved since the Mid-Year Economic and Fiscal Outlook 2009-10 (MYEFO). An underlying cash deficit of $40.8 billion (2.9 per cent of GDP) is now expected in 2010-11, compared with $46.6 billon (3.5 per cent of GDP) in MYEFO.

While tax receipts have begun to improve in the period to 2012-13, they remain around $110 billion lower than had been expected at the time of the 2008-09 Budget.

Net debt is now expected to peak at 6.1 per cent of GDP in 2011-12, half the level expected a year ago. This is in stark contrast to the expected average net debt position of major advanced economies of 82.4 per cent of GDP in 2011.

An improved fiscal outlook has been achieved while delivering on major reforms in the areas of health, taxation and national savings, skills and infrastructure. All new spending measures have been fully offset across the forward estimates.

The focus of the fiscal strategy will remain on returning the budget to surplus, including by constraining real expenditure growth to 2 per cent and by allowing the level of tax receipts to recover naturally with economic recovery. Once the budget returns to surplus, and while the economy is growing at or above trend, the Government will maintain expenditure restraint by retaining a 2 per cent real annual spending cap, on average, until surpluses are at least 1 per cent of GDP.

Appendix A illustrates the sensitivity of the budget estimates to changes in the economic outlook.

3-1

Contents

Overview of fiscal position	3-3

The Government’s fiscal strategy	3-4
Key elements of a sustainable medium-term fiscal strategy	3-4

Delivering on the fiscal strategy	3-5
Supporting the economy and jobs	3-5
Implementing the deficit exit strategy	3-6

Fiscal outlook	3-11
Underlying cash balance estimates	3-12
Fiscal balance estimates	3-16
Net capital investment estimates	3-21
Net financial worth, net worth and net debt	3-22

Appendix A: Sensitivity of Budget Estimates to Economic Developments	3-24
Scenario 1	3-24
Scenario 2	3-26

3-2

Statement 3: Fiscal Strategy and Outlook

Overview of fiscal position

The 2010-11 Budget shows a significantly improved fiscal outlook. The budget is now expected to return to surplus in 2012-13, three years earlier than previously projected.

The Government has delivered this early return to surplus by maintaining a strong commitment to its fiscal strategy. Consistent with this strategy:

•	real growth in spending has been kept below 2 per cent in years of above-trend economic growth;

•	all spending measures have been offset over the forward estimates by a reprioritisation of other policies; and

•	the additional tax receipts associated with a strengthening economy have been allowed to flow through to improve the budget position.

These actions have improved the projected budget position in each year of the forward estimates since the Mid-Year Economic and Fiscal Outlook 2009-10 (MYEFO). These improvements have been achieved despite tax receipts in the period to 2012-13 remaining around $110 billion lower than had been expected at the time of the 2008-09 Budget. In 2010-11, the underlying cash deficit is now expected to be $40.8 billion (or 2.9 per cent of GDP) compared with $46.6 billion (or 3.5 per cent of GDP) at MYEFO.

Australia’s budget position continues to be among the strongest in the developed world. Australia’s forecast deficit of 2.9 per cent of GDP in 2010-11 is well below the 9.5 per cent average for the major advanced economies in 2010. A return to surplus in 2012-13 would place Australia at the forefront of global fiscal consolidation efforts, with the major advanced economies expected to remain in collective deficit by an average of 6.0 per cent of GDP in 2012.

Improvements to the expected budget position mean that net debt is now expected to peak at 6.1 per cent of GDP. This peak is at a level less than a tenth of the average of the major advanced economies of 82.4 per cent of GDP in 2011. It is projected that net debt will be eliminated three years earlier than projected at MYEFO.

Table 1: Budget aggregates

	Actual	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
Underlying cash balance ($b)(a)	-27.1	-57.1	-40.8	-13.0	1.0	5.4
Per cent of GDP	-2.2	-4.4	-2.9	-0.9	0.1	0.3
Fiscal balance ($b)	-29.7	-54.8	-39.6	-12.1	2.0	6.3
Per cent of GDP	-2.4	-4.2	-2.8	-0.8	0.1	0.4
(a)	Excludes expected Future Fund earnings.

3-3

Statement 3:  Fiscal Strategy and Outlook

The Government’s fiscal strategy

The Government’s medium-term fiscal strategy is designed to ensure fiscal sustainability. It has remained unchanged since the Government’s first Budget, in 2008-09, providing a clear and stable basis for the conduct of fiscal policy.

The strategy provides the necessary flexibility for the budget position to vary in line with economic conditions, as it has in response to the global financial crisis, while providing for long-term fiscal sustainability. As the economy recovers, the strategy provides a framework for returning the budget to surplus.

Key elements of a sustainable medium-term fiscal strategy

The Government’s medium-term fiscal strategy is to:

•	achieve budget surpluses, on average, over the medium term;

•	keep taxation as a share of GDP below the level for 2007-08, on average; and

•	improve the Government’s net financial worth over the medium term.

Allowing the budget to vary in line with economic conditions is a key element of the fiscal strategy and makes an important contribution to macroeconomic stability.

In the February 2009 Updated Economic and Fiscal Outlook (UEFO), the Government committed to a two-stage fiscal strategy to support economic growth and jobs through the global financial crisis in a manner consistent with the medium-term fiscal strategy.

1. Support the economy during the global recession

As part of this strategy, the Government committed to take action during the global financial crisis to support the economy and jobs by:

•	allowing the variations in receipts and payments, which are naturally associated with slower economic growth, to drive a temporary underlying cash budget deficit; and

•
using additional spending to deliver timely, targeted and temporary stimulus, with the clear objective of other budget priorities and new policy proposals being met through a reprioritisation of existing expenditure.

The 2009-10 Budget delivered on this strategy in full.

3-4

Statement 3:  Fiscal Strategy and Outlook
2. Deficit exit strategy as the economy recovers

With above-trend growth forecast, the Government has taken action to return the budget to surplus by:

•
allowing the level of tax receipts to recover naturally as the economy improves, while maintaining the Government’s commitment to keep taxation as a share of GDP below the 2007-08 level on average; and

•	holding real growth in spending to 2 per cent a year until the budget returns to surplus.

Delivering on the fiscal strategy

The Government is delivering on its two-stage fiscal strategy.

Supporting the economy and jobs

Throughout late 2008 and 2009, the Government took steps to support the economy.

The automatic stabilisers were allowed to operate and the budget moved into deficit as the impact of slower economic growth was felt on Government revenues. This provided a natural cushion for the economy against the effects of slower economic growth.

In addition, the Government put in place specific measures to support jobs, households and those sectors of the economy most affected by the global financial crisis. This included delivering timely, targeted and temporary fiscal stimulus to the economy. Along with the significant stimulus provided by the Reserve Bank of Australia cutting the official cash rate, this supported economic growth at a critical time.

It is estimated that the Government’s fiscal stimulus measures added around 2 percentage points to GDP growth in 2009. The Australian economy grew by 1.4 per cent in 2009, the strongest of any of the world’s advanced economies. Without the stimulus the Australian economy would have contracted by 0.7 per cent in 2009.

The stimulus was designed to be withdrawn as the economy recovered and private sector demand strengthened. The withdrawal of stimulus will detract around 1 percentage point from GDP growth over 2010 and ¾ of a percentage point over 2011. Private sector demand is now expected to drive economic growth.

Non-stimulus policy measures were funded through a reprioritisation of existing policies, ensuring that there was no deterioration in the budget position as a consequence of these decisions.

3-5

Statement 3:  Fiscal Strategy and Outlook

Implementing the deficit exit strategy

With the economic recovery under way, the Government’s focus has shifted to implementing its strategy to return the budget to surplus as quickly as possible. With the implementation of this strategy, the budget is now expected to return to surplus in 2012-13, three years earlier than previously projected.

Allowing tax receipts to recover naturally

The commitment to allow the natural increase in tax receipts associated with an emerging economic recovery to flow through to the budget is a significant one. This commitment has delivered a substantial improvement to the budget position.

Inherent lags in the tax system mean that the weaker economic outcomes seen during the global recession are still hindering the improvement in receipts in 2009-10 despite an improvement in economic growth. Tax receipts remain around $110 billion lower than forecast at the 2008-09 Budget.

The recovery in tax receipts has occurred while maintaining the commitment to a tax-to-GDP ratio below the 2007-08 level on average. Tax receipts are estimated to be 21.0 per cent of GDP in 2010-11, well below the 2007-08 level of 23.6 per cent of GDP. Tax receipts have been held below the 2007-08 level, on average, in the medium-term fiscal projections, consistent with the fiscal strategy.

Fiscal discipline — the 2 per cent cap on spending

The Government’s action to consolidate spending has played a critical role in improving the fiscal outlook.

The Government has met its commitment to keep real growth in spending to 2 per cent or less in years when the economy is expected to grow above trend. This has meant the Government has kept growth below 2 per cent from 2010-11 to 2013-14 (see Table 2).

Table 2: Delivering on the 2 per cent commitment

	2009-10	2010-11	2011-12	2012-13	2013-14
Real payment growth	4.9	0.9	-0.6	1.7	1.9

The commitment to hold real growth in spending to 2 per cent has placed — and will continue to place — a significant restraint on Government expenditure. Prior to the global financial crisis, real payments growth was above 2 per cent in eight out of the previous ten years and the average over this period was around 3.7 per cent. The four year period to 1990-91 was the last time that real growth in payments was as low as is expected from 2010-11 to 2013-14.

3-6

Statement 3:  Fiscal Strategy and Outlook

Chart 1: Real growth in payments

In addition to meeting the 2 per cent commitment, the Government has offset all new spending measures across the forward estimates, achieving a net save of $544 million.

This net save is outlined in the table below. The net effect of policy decisions taken since MYEFO takes into account amounts that have previously been provided for in the contingency reserve. As a result, these decisions have no net impact on the budget position. These principally relate to official development assistance and exceptional circumstances provisioning for drought.

Table 3: Delivering fiscal reprioritisation(a)

	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14	Total
	$m	$m	$m	$m	$m	$m
Effect of policy decisions since MYEFO
Spends	-2,590	-4,708	-4,635	-7,094	-11,438	-30,466
Saves	466	1,684	4,862	4,446	16,693	28,150
Total effect of policy decisions since MYEFO	-2,124	-3,024	227	-2,648	5,254	-2,316
Add Contingency reserve offsets to policy decisions	212	671	664	698	615	2,860
Net budget impact	-1,912	-2,354	890	-1,950	5,869	544
(a)	Underlying cash balance basis.

Details of the measures in the Budget are outlined in Budget Paper No. 2, Budget Measures 2010-11.

3-7

Statement 3:  Fiscal Strategy and Outlook

Continuing budget surpluses

The focus of the fiscal strategy in future years will remain on returning the budget to surplus, including by continuing to reprioritise existing expenditure, consistent with 2 per cent real expenditure growth, and by allowing the level of tax receipts to continue to recover naturally as the economy improves.

Once the budget returns to surplus, and while the economy is growing at or above trend, the Government will maintain expenditure restraint by retaining a 2 per cent annual cap on real spending growth, on average, until surpluses are at least 1 per cent of GDP. On current projections, this would be achieved in 2015-16 and net debt would return to zero in 2018-19, three years ahead of the MYEFO projections (Charts 2 and 3).

Chart 2: Underlying cash balance projected to 2020-21
Source: Treasury projections.

3-8

Statement 3:  Fiscal Strategy and Outlook

Chart 3: Government net debt projected to 2020-21
Source: Treasury projections.

Fiscal consolidation

The expected fall in the size of the deficit represents a tightening of the fiscal stance of an average of 1½ per cent of GDP a year, the most substantial fiscal consolidation in Australia’s modern history (see Box 1 below.) Australia’s fiscal consolidation also compares favourably with that of the major advanced economies (see Chart 4).

Chart 4: Net debt and deficits of the G7 in 2013 and Australia in 2013-14
Note: Australian data are for the Australian Government general government sector and refer to financial year data for 2013-14. Data for all other economies are total Government and refer to calendar year 2013.
Source: IMF World Economic Outlook April 2010 and Treasury.

3-9

Statement 3:  Fiscal Strategy and Outlook

Box 1: Returning the budget to surplus

The application of the deficit exit strategy from 2010-11, the first year of above-trend growth since the global financial crisis, combined with the planned withdrawal of economic stimulus, generates a substantial fiscal consolidation over the forward estimates.

Chart A: Australian fiscal consolidations
Change in the underlying cash balance
This consolidation is projected to be considerably faster than after previous economic downturns (Chart A). The fiscal strategy is expected to result in the underlying cash balance improving by close to 4 percentage points of GDP in the two years after the deficit reaches its peak in 2009-10. This is more than double the pace of consolidation that followed the 1980s and 1990s recessions.

The faster improvement in the underlying cash balance in the current episode is helped by the timely implementation of economic stimulus. The economic stimulus was more closely synchronised with the economic cycle, with stimulus being withdrawn sooner, coinciding with the natural recovery in tax receipts.

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Statement 3:  Fiscal Strategy and Outlook

Fiscal outlook

An underlying cash deficit of $40.8 billion is expected in 2010-11, compared with an estimated deficit of $46.6 billion at MYEFO. In accrual terms, a fiscal deficit of $39.6 billion is expected for 2010-11.

Table 4: Australian Government general government sector budget aggregates

	Actual	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
Revenue ($b)	298.9	294.2	321.8	356.4	381.9	407.2
Per cent of GDP	23.7	22.7	22.9	24.0	24.3	24.6
Expenses ($b)	324.6	343.1	354.6	364.6	381.0	398.0
Per cent of GDP	25.8	26.5	25.2	24.5	24.3	24.0
Net operating balance ($b)	-25.6	-48.9	-32.8	-8.2	0.9	9.2
Net capital investment ($b)	4.1	5.8	6.8	3.9	-1.0	2.9
Fiscal balance ($b)	-29.7	-54.8	-39.6	-12.1	2.0	6.3
Per cent of GDP	-2.4	-4.2	-2.8	-0.8	0.1	0.4
Underlying cash balance ($b)(a)	-27.1	-57.1	-40.8	-13.0	1.0	5.4
Per cent of GDP	-2.2	-4.4	-2.9	-0.9	0.1	0.3
Memorandum item:
Headline cash balance ($b)	-31.3	-59.2	-48.0	-14.6	-2.2	4.1
(a)	Excludes expected Future Fund earnings.

3-11

Statement 3:  Fiscal Strategy and Outlook

Underlying cash balance estimates

In 2010-11, an underlying cash deficit of $40.8 billion is estimated, which is $5.8 billion lower than the MYEFO estimate of $46.6 billion. A headline cash deficit of $48.0 billion is forecast for 2010-11. Table 5 provides a summary of Australian Government general government sector cash flows.

Table 5: Summary of Australian Government general government sector cash flows
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$b	$b	$b	$b	$b
Cash receipts
Operating cash receipts excluding Future Fund earnings	282.1	311.1	344.9	370.4	395.5
Future Fund earnings	2.8	2.9	2.9	2.9	3.0
Total operating receipts	284.9	314.0	347.8	373.3	398.5
Capital cash receipts(a)	0.3	0.4	1.0	4.7	0.5
Total cash receipts	285.2	314.4	348.8	378.0	399.0
Cash payments
Operating cash payments	328.7	340.4	349.0	365.3	381.9
Capital cash payments(b)	10.8	11.7	10.0	8.8	8.7
Total cash payments	339.5	352.1	359.0	374.1	390.5
Finance leases and similar arrangements(c)	0.0	0.2	0.0	0.0	0.0
GFS cash surplus(+)/deficit(-)	-54.3	-37.8	-10.2	3.9	8.5
Per cent of GDP	-4.2	-2.7	-0.7	0.3	0.5
less Future Fund earnings	2.8	2.9	2.9	2.9	3.0
Underlying cash balance(d)	-57.1	-40.8	-13.0	1.0	5.4
Per cent of GDP	-4.4	-2.9	-0.9	0.1	0.3
Memorandum items:
Net cash flows from investments in financial assets for policy purposes	-4.9	-10.2	-4.5	-6.1	-4.4
plus Future Fund earnings	2.8	2.9	2.9	2.9	3.0
Headline cash balance	-59.2	-48.0	-14.6	-2.2	4.1
(a)	Equivalent to cash receipts from the sale of non-financial assets in the cash flow statement.
(b)	Equivalent to cash payments for purchases of non-financial assets in the cash flow statement.
(c)	The acquisition of assets under finance leases decreases the underlying cash balance. The disposal of assets previously held under finance leases increases the underlying cash balance.
(d)	Excludes expected Future Fund earnings.

3-12

Statement 3:  Fiscal Strategy and Outlook

Table 6 provides a reconciliation of the variations in the underlying cash balance estimates.

Table 6: Reconciliation of 2009-10 Budget, 2009-10 MYEFO and 2010-11 Budget underlying cash balance estimates
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
2009-10 Budget underlying cash balance(a)	-57,593	-57,051	-44,535	-28,150
Per cent of GDP(b)	-4.9	-4.7	-3.4	-2.0
Changes between 2009-10 Budget and MYEFO
Effect of policy decisions(c)	-516	1,587	367	256
Effect of parameter and other variations	423	8,842	13,001	11,993
Total variations	-93	10,429	13,368	12,249
2009-10 MYEFO underlying cash balance(a)	-57,685	-46,622	-31,167	-15,901
Per cent of GDP(b)	-4.5	-3.5	-2.2	-1.1
Changes from MYEFO to 2010-11 Budget
Effect of policy decisions(c)	-2,124	-3,024	227	-2,648
Effect of parameter and other variations	2,730	8,890	17,895	19,564
Total variations	606	5,866	18,122	16,917
2010-11 Budget underlying cash balance(a)	-57,079	-40,756	-13,045	1,016
Per cent of GDP(b)	-4.4	-2.9	-0.9	0.1
(a)	Excludes expected Future Fund earnings.
(b)
GDP forecasts for the 2009-10 Budget were prepared according to the System of National Accounts 1993, while forecasts for MYEFO and the 2010-11 Budget were prepared according to the System of National Accounts 2008.

(c)	Excludes secondary impacts on public debt interest of policy decisions and offsets from the contingency reserve for decisions taken.

Policy decisions

Policy decisions since MYEFO are expected to increase the underlying cash deficit by $3.0 billion in 2010-11.

Further detail of the impact of these policy decisions on the fiscal outlook is provided in the ‘Fiscal balance estimates’ section below. More detail on the decisions can be found in Budget Paper No. 2, Budget Measures 2010-11.

The majority of these policy decisions have broadly the same underlying and fiscal impacts. The deferral of the Carbon Pollution Reduction Scheme (CPRS) has different underlying cash and fiscal impacts. The deferral of the CPRS is estimated to reduce the underlying cash balance by $375 million in 2010-11 (and increase the underlying cash balance by $545 million over four years). In fiscal terms, the deferral of the CPRS is expected to increase the fiscal balance by $439 million in 2010-11 (an increase of $2.9 billion over four years). The deferral of the CPRS has a negative impact on the underlying cash balance in 2010-11 because of the removal of receipts from the advance sale of future vintage permits ahead of the related fiscal balance impact (see Box 2).

3-13

Statement 3:  Fiscal Strategy and Outlook

Box 2: Budget impact of the Carbon Pollution Reduction Scheme

The Australian Government remains committed to tackling the challenge of climate change through the Carbon Pollution Reduction Scheme (CPRS). The economic and environmental risks posed by climate change remain undiminished, and governments around the world recognise that market-based approaches are the most effective and least-cost way to reduce emissions.

However the Australian Government recognises that, in light of the continued absence of Parliamentary support for the CPRS, it will not be possible to commence the CPRS on 1 July 2011.

The Government will not move to introduce legislation for the CPRS until after the end of the current commitment period of the Kyoto Protocol and only when there is greater clarity on the actions of major economies, including the US, China and India. This means that the Government will not move to legislate the CPRS before the end of 2012, and will only do so after this time if there is sufficient international action.

The budget treatment of the CPRS is affected by this delay. The forward estimates of revenue and expenses in the Budget incorporate the assumptions and judgments based on the best information available at the time of publication. Standard Budget practice requires some certainty around the timing and fiscal impacts of a policy in order for it to be included in the forward estimates. As the financial impact of deferring the CPRS will depend, in part, on the timing of its introduction, and given that a start date cannot be determined at this time, the financial implications of the Scheme have been removed from the forward estimates. The deferral of the CPRS package improves the underlying cash balance by $415 million over five years from 2009-10, with additional net departmental saves taking this amount to $652 million.

The reintroduction of the CPRS is reported as a factor which is likely to influence the actual budget outcome in future years, in Budget Paper No. 1, Statement 8: Statement of Risks. This is similar to the treatment of the Government’s commitment to the Kyoto Protocol as an unquantifiable contingent liability.

Parameter and other variations

Total parameter and other variations since MYEFO have increased the forecast of the underlying cash balance in 2010-11 by $8.9 billion. Since the 2009-10 Budget, parameter and other variations are expected to have a total positive impact of $83.3 billion on the underlying cash balance in the four years to 2012-13.

Variations in receipts

Parameter and other variations since MYEFO have increased taxation receipts by $16.8 billion in 2010-11. The variations primarily relate to receipts from individuals, companies and GST. The $2.5 billion increase relating to GST in 2010-11 is returned in full to the States and Territories as payments.

3-14

Statement 3:  Fiscal Strategy and Outlook

Since the 2009-10 Budget, parameter and other variations are expected to increase taxation receipts by around $95 billion in the four years to 2012-13.

Non-tax receipts in 2010-11 are expected to be $402 million lower than forecast at MYEFO. This reduced estimate primarily reflects reductions in the Reserve Bank of Australia dividend and in fee receipts from eligible financial institutions for the Guarantee Scheme for Large Deposits and Wholesale Funding.

Variations in payments

Total payment parameter and other variations have increased the expected underlying cash deficit in 2010-11 by $7.5 billion. The main variations relate to increases in GST payments to the States and Territories, Private Health Insurance Rebate payments, and Family Tax Benefit payments, partly offset by reduced Job Seeker Income Support payments.

Variations in payments are broadly consistent with variations in expenses. Further detail is provided in the ‘Fiscal balance estimates’ section below.

3-15

Statement 3:  Fiscal Strategy and Outlook

Fiscal balance estimates

In 2010-11, a fiscal balance deficit of $39.6 billion is estimated, compared with the deficit of $46.5 billion estimated at MYEFO. Table 7 provides a reconciliation of the fiscal balance estimates.

Table 7: Reconciliation of 2009-10 Budget, 2009-10 MYEFO and 2010-11 Budget fiscal balance estimates(a)
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
2009-10 Budget fiscal balance	-53,145	-55,956	-41,751	-30,323
Per cent of GDP(b)	-4.5	-4.6	-3.2	-2.2
Changes between 2009-10 Budget and MYEFO
Effect of policy decisions(c)	-484	1,605	383	271
Effect of parameter and other variations	-747	7,828	13,207	12,094
Total variations	-1,232	9,434	13,590	12,365
2009-10 MYEFO fiscal balance	-54,377	-46,522	-28,161	-17,958
Per cent of GDP(b)	-4.3	-3.5	-2.0	-1.2
Changes between MYEFO and 2010-11 Budget
Effect of policy decisions(c)
Revenue	226	1,699	-156	-2,103
Expenses	1,916	3,468	1,691	-2,574
Net capital investment	396	693	21	46
Total policy decisions impact on fiscal balance	-2,087	-2,462	-1,868	426
Effect of parameter and other variations
Revenue	2,167	16,228	20,616	19,169
Expenses	1,039	6,196	4,377	5,496
Net capital investment	-583	645	-1,697	-5,819
Total parameter and other variations impact on fiscal balance	1,710	9,387	17,936	19,492
2010-11 Budget fiscal balance	-54,753	-39,598	-12,093	1,960
Per cent of GDP(b)	-4.2	-2.8	-0.8	0.1
(a)	A positive number for revenue indicates an increase in the fiscal balance, while a positive number for expenses and net capital investment indicates a decrease in the fiscal balance.
(b)
GDP forecasts for the 2009-10 Budget were prepared according to the System of National Accounts 1993, while forecasts for MYEFO and the 2010-11 Budget were prepared according to the System of National Accounts 2008.

(c)	Excludes secondary impacts on public debt interest of policy decisions and offsets from the contingency reserve for decisions taken.

Revenue estimates

As a result of the improving economic outlook, total revenue has been revised up by $17.9 billion in 2010-11 since MYEFO. New policy decisions have increased revenue by $1.7 billion, and parameter and other variations have increased revenue by $16.2 billion in 2010-11 since MYEFO.

3-16

Statement 3:  Fiscal Strategy and Outlook

Major policy decisions that have increased revenue over the four year period from 2010-11 to 2013-14 include:

•	introducing a 40 per cent Resource Super Profits Tax (RSPT) on non-renewable resources from 1 July 2012. The RSPT will raise $12 billion over four years to 2013-14;

•	increasing tobacco excise by 25 per cent, with effect on and from 30 April 2010, which will raise $5.2 billion over four years (and a further $255 million in 2009-10); and

•
increasing funding to the Australian Taxation Office for GST compliance which is expected to increase revenue by $3.0 billion over the forward estimates. This measure will result in an additional $1.6 billion in underlying cash GST collections that will be paid to the States and Territories.

The impact of these policy decisions on revenue has been partially offset by a number of decisions that have reduced revenue, including:

•	deferring the CPRS, with its removal from the estimates expected to reduce revenue by $15.3 billion over the forward estimates period;

•	reducing the company tax rate from 30 per cent to 29 per cent for 2013-14 and 28 per cent from 2014-15, at a cost of $2.3 billion over the forward estimates;

•	increasing the superannuation contribution cap for individuals over 50 years old with superannuation balances below $500,000, at a cost to revenue of $1.3 billion over the forward estimates;

•
providing small businesses with an instant asset write-off for assets with an acquisition cost under $5,000, as well as a simplified pooling arrangement, at a cost to revenue of $1.0 billion over the forward estimates; and

•	providing a 50 per cent discount for deposit interest income at a cost to revenue of $1.0 billion over the forward estimates.

Most revenue heads have been revised up in 2010-11 since MYEFO as nominal GDP is now forecast to be higher. The largest revisions occur in individuals’ income taxes, company tax and GST.

The upwards revision to individuals’ income taxes reflects the improved outlook for employment growth, unincorporated business income and capital gains. Overall, parameter and other variations have increased individuals’ income taxes by $6.6 billion since MYEFO. Company profits in 2010-11 are expected to be higher than at MYEFO resulting in company tax being revised up by $7.4 billion, despite prior year

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Statement 3:  Fiscal Strategy and Outlook

losses and collection system lags. Higher forecasts for consumption have increased the forecast for GST by $2.5 billion.

In 2010-11, non-taxation revenue is expected to be $193 million lower than forecast at MYEFO, largely reflecting a range of parameter and other variations, including:

•
Reserve Bank of Australia (RBA) dividend estimates decreasing by $810 million as a result of unrealised valuation losses from the appreciation of the exchange rate since MYEFO. Dividend estimates have been decreased by $2.8 billion over four years, as it is expected that the RBA will retain some future earnings to restore the balance of the Bank’s Reserve Fund; and

•
the Guarantee Scheme for Large Deposits and Wholesale Funding fees from eligible financial institutions having decreased by $402 million ($1.5 billion over four years) due to lower than anticipated outstanding guaranteed liabilities and closure of the Guarantee Scheme on 31 March 2010.

The decreases in non-taxation revenue are partially offset by a range of expected increases in other non-taxation revenues including from interest earnings on investments and on increases in superannuation contributions.

Further detail on how the revised outlook for the economy has affected individual revenue heads over the forward estimates is provided in Statement 5. An analysis of the sensitivity of the taxation revenue estimates to changes in the economic parameters is provided in Appendix A of Statement 3.

Expense estimates

Since MYEFO, estimated total expenses for 2010-11 have increased by $9.7 billion, reflecting new policy decisions of $3.5 billion, and parameter and other variations of $6.2 billion (see Table 7).

Policy decisions

Since MYEFO, major policy decisions to increase expenses across the forward estimates are to:

•	implement a range of measures encompassing the National Health and Hospitals Network at a cost of $1.5 billion in 2010-11 ($7.3 billion over five years including $310 million in 2009-10);

•
continue and enhance Australia’s military contribution to international efforts in Afghanistan and the wider Middle East Area of Operations, East Timor and the Solomon Islands at an expected cost of $1.1 billion in 2010-11;

•	extend the drought (exceptional circumstances) assistance for primary producers and small business, at an expected cost of $316 million in 2010-11 ($420 million over 2009-10 and 2010-11); and

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Statement 3:  Fiscal Strategy and Outlook

•
increase Australia’s official development assistance (ODA), consistent with the Government’s long-term commitment to increase ODA funding to 0.5 per cent of Gross National Income by 2015-16, at an expected cost of $232 million in 2010-11 ($1.8 billion over four years). This increase has been offset by a reduction for ODA contained in the contingency reserve which means there is no overall impact on the budget position.

The impact of these policy decisions on expenses has been partially offset by a number of decisions that have reduced expenses, including:

•
deferring the Carbon Pollution Reduction Scheme (CPRS), which is expected to reduce expenses by $445 million in 2010-11 ($18.2 billion over four years). The deferral of the CPRS is also expected to reduce revenue over the forward estimates (see above);

•
phasing in the flow through to additional ODA funding from the adoption of a new international system of National Accounts that affects the calculation of Gross National Income. This is expected to generate savings of $208 million in 2010-11 ($1.0 billion over four years), while still being consistent with the Government’s commitment to increase ODA funding to 0.5 per cent of Gross National Income by 2015-16;

•
introducing reforms to ensure the ongoing sustainability of the Pharmaceutical Benefits Scheme (PBS) and the Repatriation Pharmaceutical Benefits Scheme (RPBS), which are expected to deliver savings of $31 million in 2010-11 ($1.3 billion over four years) and have been negotiated with Medicare Australia; and

•	negotiating the Fifth Community Pharmacy Agreement with the Pharmacy Guild of Australia, which is expected to deliver net savings of $125 million in 2010-11 ($484 million over four years).

Parameter and other variations

In 2010-11, parameter and other variations have increased forecast expenses by $6.2 billion since MYEFO. The largest increases are due to expected rises in:

•	GST payments to the States and Territories, by $2.5 billion in 2010-11 ($10.2 billion over four years from 2010-11), reflecting a forecast increase in GST collections;

•
Private Health Insurance (PHI) Rebate expenses, by $863 million in 2010-11 ($615 million over four years) mainly due to the delay of savings measures announced in the 2009-10 Budget measure Private health insurance — fair and sustainable support for the future in the Senate. The forward estimates are now based on this measure commencing on 1 July 2011. Means-testing the PHI Rebate remains the Government’s policy;

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Statement 3:  Fiscal Strategy and Outlook

•
Family Tax Benefit expenses, by $678 million in 2010-11, reflecting higher than previously projected recipient numbers, expected increases in rates of payment resulting from a higher than anticipated Consumer Price Index (CPI) and higher than anticipated top-up payments after the lodgement of tax returns;

•
Higher Education Support expenses, by $671 million in 2010-11 ($2.1 billion over four years), mainly due to a significant increase in enrolments at universities in 2009 and 2010, and a further projected increase in enrolments in 2011;

•
Disability Support Pension (DSP) expenses, by $549 million in 2010-11, mainly due to higher than anticipated numbers of recipients and higher rates of payment. Based on historical trends, the number of people receiving the DSP is likely to remain at a higher level for a period of time after the general unemployment rate begins to decline;

•
ODA expenses, by $357 million in 2010-11 ($1.8 billion over four years) as a result of the adoption of a new international system of National Accounts that affects the calculation of Gross National Income, and a strong economic growth outlook. This parameter variation is offset in part by a decision to phase in the flow through to additional funding from the methodological change; and

•
Medicare Services expenses, by $389 million in 2010-11 ($1.2 billion over four years) mainly due to the extension of the Chronic Disease Dental Scheme (CDDS) to 30 September 2010 as a result of the Senate’s not allowing the determination to close the program. The closure of the CDDS remains the Government’s policy.

These increases in expenses are partially offset by expected decreases in:

•
job seeker income support expenses by $2.3 billion in 2010-11 ($5.7 billion over four years), reflecting the reduction in the expected number of unemployment benefit recipients resulting from improvements in the economic outlook; and

•	public debt interest expenses, by $137 million in 2010-11 ($5.3 billion over four years from 2010-11), largely owing to the reduced forward funding task.

In 2009-10, parameter and other variations have increased estimated expenses by $1.0 billion since MYEFO. This primarily reflects:

•	GST payments to States and Territories of $2.2 billion reflecting increased estimates of GST collections for the current financial year;

•	Family Tax Benefit payments of $615 million due to higher than projected customer numbers, rates of payment and increased top-up payments made after the lodgement of tax returns; and

3-20

Statement 3:  Fiscal Strategy and Outlook

•
penalty remissions of $510 million for the Australian Taxation Office, reflecting higher than previously expected March year-to-date expenses and higher trends over the March to June period in the past year.

These increases in expenses have been partially offset by decreases in estimates for:

•	job seeker income support expenses, by $626 million, due to the downward revision of the expected unemployment benefit recipients resulting from improvements in the economic outlook;

•	Water Reform grants, by $484 million, mainly due to movement of funds from 2009-10 into future years; and

•	public debt interest expenses, by $398 million, largely owing to a lower than expected financing requirement for 2009-10.

More detailed information on expenses can be found in Statement 6. A full description of all policy measures since MYEFO can be found in Budget Paper No. 2, Budget Measures 2010-11.

Net capital investment estimates

In 2010-11, forecast net capital investment has increased by $1.3 billion since MYEFO. In part, this reflects new policy decisions of $693 million, including funding of $163 million to enhance force protection measures for Australian troops deployed to Afghanistan.

Parameter and other variations since MYEFO have increased estimated net capital investment for 2010-11 by $645 million. This primarily reflects:

•
Broadband and Communications Infrastructure program net investment of $223 million mainly due to capital expenditure on the Regional Backbone Blackspots Program not being spent in 2009-10. This is as a result of the program expenditure profile being adjusted to reflect the actual spread of payments and construction activity agreed with the contractor responsible for delivering the infrastructure; and

•
a movement of $476 million from 2009-10 mainly due to the expectation that some water purchase tenders under the Restoring the Balance in the Murray-Darling Basin component will not be settled until 2010-11.

Further information on net capital investment can be found in Statement 6. A full description of all policy measures since MYEFO can be found in Budget Paper No. 2, Budget Measures 2010-11.

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Statement 3:  Fiscal Strategy and Outlook

Net financial worth, net worth and net debt

The strengthening of the balance sheet since MYEFO is largely due to the improved cash balance.

Net debt for the Australian Government general government sector is forecast to be $78.5 billion in 2010-11, which is $11.9 billion lower than estimated at MYEFO. This primarily reflects the improved budget position — and therefore a reduced financing task.

The Australian Government’s net debt position, at 5.6 per cent of GDP in 2010-11, is extremely low compared with the major advanced economies.

The improvement in Australia’s net debt is projected to be sustained across the forward estimates, as the reduction in the projections of the headline cash deficit relative to the 2009-10 MYEFO continue to translate into a stronger balance sheet. By the end of the forward estimates in 2013-14, net debt is expected to be $90.8 billion (or 5.5 per cent of GDP), having peaked as a proportion of GDP in 2011-12 at 6.1 per cent of GDP.

Net financial worth for the Australian Government general government sector is forecast to be -$160.6 billion in 2010-11, an improvement of $9.5 billion on the MYEFO figure.

Estimated net worth in 2010-11 has improved to -$56.5 billion, which is $10.0 billion higher than the MYEFO estimate of -$66.5 billion. As with net debt, these improvements are largely due to the Government’s lower interest bearing liabilities.

Further details on the balance sheet are outlined in Statement 7 Asset and Liability Management. Table 8 provides a summary of Australian Government general government sector net financial worth, net worth, net debt and net interest payments.

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Statement 3:  Fiscal Strategy and Outlook

Table 8: Australian Government general government sector net financial worth, net worth, net debt and net interest payments
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$b	$b	$b	$b	$b
Financial assets	219.2	235.6	238.2	244.0	248.5
Non-financial assets	98.4	104.2	107.9	110.8	113.1
Total assets	317.6	339.8	346.1	354.7	361.6
Total liabilities	337.7	396.2	412.5	417.7	417.0
Net worth	-20.1	-56.5	-66.4	-63.0	-55.3
Net financial worth(a)	-118.5	-160.6	-174.3	-173.8	-168.5
Per cent of GDP	-9.2	-11.4	-11.7	-11.1	-10.2
Net debt(b)	41.8	78.5	90.5	93.7	90.8
Per cent of GDP	3.2	5.6	6.1	6.0	5.5
Net interest payments	2.0	4.6	6.1	6.5	6.1
Per cent of GDP	0.2	0.3	0.4	0.4	0.4
(a)	Net financial worth equals total financial assets minus total liabilities. That is, it excludes non-financial assets.
(b)	Net debt equals the sum of deposits held, advances received, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid and investments, loans and placements.

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Appendix A: Sensitivity of Budget Estimates to Economic Developments

The estimates contained in the Budget are based on forecasts of the economic outlook. Changes to the economic assumptions underlying the Budget estimates will impact on receipts and payments, and hence the size of the underlying cash balance.

This appendix examines the effects on receipts and payments of altering some of the key economic assumptions underlying the estimates. Tables A2 and A4 illustrate the sensitivity of key components of receipts and payments to possible variations in the economic outlook. The two scenarios considered are:

•	Scenario 1: a 1 per cent reduction in nominal GDP owing to a fall in the terms of trade.

•	Scenario 2: a 1 per cent increase in real GDP driven by an equal increase in labour productivity and labour force participation.

The economic scenarios provide a rule of thumb indication of the impact on receipts, payments and the underlying cash balance of changes in the economic outlook. They represent a partial economic analysis only and do not attempt to capture all the economic feedback and other policy responses related to changed economic conditions. In particular, the analysis assumes no change in the exchange rate, interest rates or discretionary policy. The impact of the two scenarios on the economic parameters would be different if the full feedback response on economic variables and likely policy actions were taken into account. The analysis does not aim to provide an alternative picture of the economic forecasts under these scenarios, but instead gives an indication of the sensitivity associated with different components of receipts and payments to changes in the economy. As such, the changes in the economic variables and their impact on the fiscal outlook are merely illustrative.

The impacts shown in the tables below are broadly symmetrical. That is, impacts of around the same magnitude, but in the opposite direction, would apply if the terms of trade were to increase or if real GDP were to decrease.

Scenario 1

The first scenario involves a permanent fall in world prices of non-rural commodity exports, which causes a fall in the terms of trade, consistent with a 1 per cent fall in nominal GDP by 2011-12. The sensitivity analysis evaluates the flow-on effects on the economy, the labour market and prices. The impacts in Table A1 are highly stylised and refer to per cent deviations from the baseline levels of the economic parameters.

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Statement 3:  Fiscal Strategy and Outlook

Table A1: Illustrative impact of a permanent non-rural commodity price fall consistent with a 1 per cent fall in nominal GDP in 2011-12 (per cent deviation from the baseline level)
	2010-11 per cent	2011-12 per cent
Real GDP	0	- 1/4
Non-farm GDP deflator	- 3/4	- 3/4
Employment	- 1/4	- 1/2
Wages	0	- 1/4
CPI	0	- 1/4
Company profits	-3	-3
Consumption	- 1/4	- 1/2

Assuming no change in exchange rates or interest rates, the fall in export prices leads directly to a lower non-farm GDP deflator (from the export component of GDP) and lower domestic incomes. Lower domestic incomes cause both consumption and investment to fall, resulting in lower real GDP, employment and wages. The fall in aggregate demand puts downward pressure on domestic prices.

In reality, a fall in the terms of trade would be expected to put downward pressure on the exchange rate, although the magnitude is particularly difficult to model. In the event of a depreciation in the exchange rate, the impacts on the external sector would dampen the real GDP effects, and there would be some offsetting upward pressure on domestic prices.

Given these assumptions, the overall impact of the fall in the terms of trade is a decrease in the underlying cash balance of around $2.1 billion in 2010-11 and around $5.1 billion in 2011-12 (see Table A2).

Table A2: Illustrative sensitivity of the budget balance to a 1 per cent decrease in nominal GDP due to a fall in the terms of trade
	2010-11 $b	2011-12 $b
Receipts
Individuals and other withholding taxation	-0.6	-1.5
Superannuation taxation	-0.1	-0.1
Company tax	-1.2	-3.1
Goods and services tax	-0.1	-0.2
Excise and customs duty	-0.1	-0.1
Other taxation	0.0	0.0
Total receipts	-2.0	-5.0
Payments
Income support	-0.1	-0.1
Other payments	0.0	0.1
GST	0.1	0.2
Total payments	0.0	0.2
PDI	-0.1	-0.3
Underlying cash balance impact	-2.1	-5.1

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Statement 3:  Fiscal Strategy and Outlook

On the receipts side, a fall in the terms of trade results in a fall in nominal GDP which reduces tax collections. The largest impact falls on company tax receipts as the fall in export income decreases company profits. Lower company profits are assumed to flow through to lower Australian equity prices, therefore reducing capital gains tax from individuals, companies and superannuation funds.

The contracting economy results in lower aggregate demand which flows through to lower employment and wages. For this reason, individuals’ income tax collections fall and the decrease in disposable incomes leads to lower consumption, which in turn results in a decrease in GST receipts (decreasing GST payments to the States by the same amount) and other indirect tax collections.

On the payments side, a significant proportion of government expenditure is partially indexed to movements in costs (as reflected in various price and wage measures). Some forms of expenditure, in particular income support payments, are also driven by the number of beneficiaries.

The overall estimated expenditure on income support payments (including pensions and allowances) increases in both years due to a higher number of unemployment benefit recipients. The increase in unemployment benefits in 2011-12 is partly offset by reduced expenditure on pensions and allowances reflecting lower growth in benefit rates resulting from lower wages growth. At the same time other payments linked to inflation fall in line with the reduced growth in prices.

The lower underlying cash balance also has a negative interest impact in both years owing to a higher borrowing requirement and higher public debt interest cost.

As noted above, under a floating exchange rate, the depreciation of the exchange rate would dampen the effects of the fall in the terms of trade on real GDP, meaning the impact on the fiscal position could be substantially more subdued. Also, to the extent that the fall in the terms of trade is temporary rather than permanent, the impact on the economic and fiscal position would be more subdued.

Scenario 2

The second scenario involves a combination of an equal 0.5 per cent increase in the participation rate and in labour productivity, resulting in a 1 per cent increase in real GDP by 2011-12. Once again, the sensitivity analysis evaluates the flow-on effects on the economy, the labour market and prices. The impacts in Table A3 are highly stylised and refer to per cent deviations from the baseline levels of the parameters.

The 1 per cent increase in real GDP increases nominal GDP by slightly less but the magnitude of the effects on receipts, payments and the underlying cash balance differ from the first scenario because this variation in the outlook affects different parts of the economy in different ways.

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Statement 3:  Fiscal Strategy and Outlook

Table A3: Illustrative impact of an ongoing equal increase in both labour productivity and participation consistent with a 1 per cent increase in real GDP in 2011-12 (per cent deviation from the baseline level)
	2010-11 per cent	2011-12 per cent
Nominal GDP	3/4	3/4
Non-farm GDP deflator	- 1/4	- 1/4
Employment	1/2	1/2
Wages	1/4	1/4
CPI	- 1/4	- 1/4
Company profits	1 3/4	1 3/4
Consumption	1	1

The increase in labour force participation and labour productivity both have the same impact on output, but different impacts on the labour market. Higher productivity leads to higher real GDP and higher real wages, while an increase in the participation rate increases employment and real GDP. Imports are higher in this scenario, reflecting higher domestic incomes.

Since the supply side of the economy expands, inflation falls relative to the baseline. The fall in domestic prices makes exports more attractive to foreigners, with the resulting increase in exports offsetting higher imports, leaving the trade balance unchanged. The exchange rate is assumed to be constant.

The overall impact of the increase in labour productivity and participation is an increase in the underlying cash balance of around $2.5 billion in 2010-11 and around $3.7 billion in 2011-12 (see Table A4).

Table A4: Illustrative sensitivity of the budget balance to a 1 per cent increase in real GDP due to an equal increase in both productivity and participation
	2010-11 $b	2011-12 $b
Receipts
Individuals and other withholding taxation	1.6	1.3
Superannuation taxation	0.0	0.1
Company tax	0.7	1.8
Goods and services tax	0.4	0.4
Excise and customs duty	0.2	0.4
Other taxation	0.0	0.0
Total receipts	2.9	3.9
Payments
Income support	-0.1	-0.1
Other payments	0.0	0.0
GST	-0.4	-0.4
Total payments	-0.5	-0.5
PDI	0.1	0.3
Underlying cash balance impact	2.5	3.7

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Statement 3:  Fiscal Strategy and Outlook

On the receipts side, individuals’ income tax collections increase because of the rise in the number of wage earners and, additionally, higher real wages. This in turn increases individuals’ refunds in the following year when tax returns are lodged, reducing total individuals’ income tax. The stronger labour market also increases superannuation fund taxes through higher contributions (including compulsory contributions) to superannuation funds. The increase in personal incomes leads to higher consumption which results in an increase in GST receipts (with the corresponding receipts passed on in higher GST payments to the States) and other indirect tax collections.

In addition, the stronger economy results in higher levels of corporate profitability, increasing company taxes. Higher profits are assumed to increase Australian equity prices, generating higher capital gains tax from individuals, companies and superannuation funds.

On the payments side, overall estimated expenditure on income support payments (including pensions and allowances) is slightly higher primarily reflecting growth in benefit rates flowing from higher wages growth. Lower inflation has a partially offsetting effect.

The higher underlying cash balance also has a positive interest impact in both years, owing to a lower borrowing requirement and lower public debt interest cost.

To the extent that the increases in productivity and participation are temporary rather than permanent, the impact on the economic and fiscal position would be more subdued.

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Statement 4: Benefiting from our mineral resources: opportunities, challenges and policy settings

This statement discusses the challenges and opportunities arising from Australia’s strong terms of trade, and the policy responses needed to manage them.

Introduction	4-3

Opportunities for Australia	4-4
The prices we receive for our mineral resources have increased dramatically	4-4
Demand is likely to remain strong	4-5
Supply will respond over time	4-8
Prices may remain elevated for some time	4-10

Challenges for the economy	4-10
Converting resource wealth into sustained wellbeing for all Australians	4-10
A sustained improvement in the terms of trade will require structural adjustments in the economy	4-12
Ensuring income gains from higher terms of trade are distributed appropriately	4-17
A continuing mining boom will test the economy’s capacity	4-18
Implications for the current account deficit	4-19

Sound policy settings	4-22
A tax system that encourages growth across the economy	4-22
Fiscal policy responses to terms of trade shocks	4-26
Improving skills and infrastructure	4-27
Pursuing broader microeconomic reforms to improve productivity	4-31

Conclusion	4-33

References	4-34

4-1

Statement 4: Benefiting from our mineral resources: opportunities, challenges and policy settings

Introduction

Australia’s natural resources have been an integral part of its economic development, providing a basis for higher living standards and also acting as a driver of economic and social change.

Australia stands to benefit from continuing strong global demand for its abundant mineral resources. The resulting higher terms of trade has the potential to significantly increase national income for the benefit of all Australians.

With these opportunities, however, come a number of challenges for the economy. These include added pressure on the economy’s capacity, structural adjustment to allow labour and capital to be reallocated to best take advantage of the changes in relative prices and returns from the increased world demand for our resources, and — reflecting a rise in national investment — a relatively high current account deficit for an extended period.

Australia’s strong performance during the global financial crisis allows these challenges to be tackled and opportunities to be built on from a position of strength. Institutional settings also provide greater flexibility in managing the stresses of major changes in the terms of trade, in contrast to the mixed experiences with previous booms in Australia’s history.

On the other hand, previous experience in Australia and worldwide points to the risk that marked increases in natural resource wealth can undermine economic reform and sound fiscal policy: reducing the gains to national income and skewing their distribution.

The role of policy is to build on the strong starting point and to ensure that the Australian community shares in the benefits of Australia’s mineral resources, including through a reform of tax arrangements. Policy making also needs to remain disciplined and continue to pursue a broad reform agenda to build the economy’s capacity and flexibility, promote investment in a diversified economy, and enhance community wellbeing.

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Statement 4: Benefitting from our mineral resources

Opportunities for Australia

Significant opportunities are available to Australia as a result of abundant mineral resources, coupled with strong global demand and higher world prices for these resources since the early 2000s. There is reason to believe these opportunities will be relatively long-lasting given the potential for continued strong economic growth over the medium to long term in the world’s two most populous nations, China and India, and the impact of that growth on global commodity demand. With the correct policy settings, these opportunities should result in higher national income, the benefits of which are broadly distributed in the community.

The prices we receive for our mineral resources have increased dramatically

Australia has received dramatically higher prices for its non-rural commodity exports since the early 2000s (Chart 1), interrupted recently by the impact of the global financial crisis. These higher prices have been driven by increased global demand for energy and metals.

Chart 1: Export prices by goods and services
Note: Elaborately transformed manufactures (ETMs).
Source: ABS cat. no. 5302.0 and Treasury.

Higher mineral resource export prices, combined with reduced prices of imports (especially imports from low-cost producing countries in Asia), have translated into an improvement in Australia’s terms of trade (Chart 2). An improved terms of trade provides for an increase in Australia’s national income, creating an opportunity for an improvement in the wellbeing of all Australians.

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Statement 4: Benefitting from our mineral resources

Chart 2: Australia’s terms of trade
Source: ABS cat. no. 5206.0 and Treasury.

Australia’s terms of trade increased significantly over the course of the past decade, to peak initially in 2008-09 at over 60 per cent above its long-run average (1960-61 to 2002-03). While the terms of trade declined with the onset of the global financial crisis, they are forecast to reach a new peak in 2010-11 before declining slightly in 2011-12. The medium-term projections assume that the terms of trade will continue to decline, reflecting an anticipated increase in the global supply of non-rural commodities.

Demand is likely to remain strong

The process of economic convergence of China and India with more developed countries, and the prospect that their relatively strong economic growth and consequent demand for resources could well continue into the coming decades, means it is reasonable to expect that there will be a relatively slow unwinding of historically high non-rural commodity prices.

China’s development has resulted in it being the major source of demand growth for mineral resources (ABARE 2010). Since the onset of economic reform around thirty years ago the Chinese economy has enjoyed sustained and rapid economic growth, with a marked catch-up in per capita incomes against more developed countries (Chart 3). India has also enjoyed solid economic growth since it began liberalising its economy in the mid-1980s, and has started to reduce its large income gap with other more developed countries (OECD 2010a).

As China’s and India’s economies have significant remaining potential for catch-up, their continued growth, barring policy reversals or shocks to their economies, is also likely to underpin relatively strong global demand for non-rural commodities. However, such growth will not necessarily be smooth, and recent events demonstrate that even as it continues commodity prices can still be volatile.

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Statement 4: Benefitting from our mineral resources

Chart 3: Catch-up in GDP per capita: China and India, 1954-2009
Note: GDP per capita is in 2009 US$ (converted to 2009 price levels with updated 2005 PPPs). The OECD-15 average is a simple average of Australia, Austria, Belgium, Canada, Denmark, Finland, France, Iceland, Ireland, Netherlands, Norway, Sweden, Switzerland, the United Kingdom and the United States.
Source: The Conference Board Total Economy Database and Treasury.

Aggregate GDP figures alone, however, tell only part of the commodity demand story. The structure or composition of economic activity, and how it changes as an economy grows, is also important (Menzie 1995; IMF 2006a).

In countries with low incomes per capita, consumption of metals and energy (coal, oil or gas) is typically low. But as a country industrialises and urbanises, incomes rise and the consumption of metals and energy typically also rise: in this stage, resource consumption may rise in line with GDP. Industrialisation in China and India is reflected in the high levels of investment and rapid urbanisation in both countries. The urban population shares in China and India in 2009 were respectively around four and two times higher than in 1950. Continued rapid urbanisation in both countries is expected, with urban population shares expected to grow to 73 per cent in China and 54 per cent in India by 2050 (United Nations 2010).

However, once industrialised and urbanised, raw material consumption per person may stabilise or even begin to decline, despite the potential for further GDP catch-up. At higher incomes, growth typically becomes more services-driven and the growth in the use of metals per capita tends to stagnate. Growth in the services sector’s share of total output is a near-universal phenomenon in developed countries (Chart 4).

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Statement 4: Benefitting from our mineral resources

Chart 4: Services share of total output
Note: Data for Australia, China and the G7 have been annualised, India uses fiscal year data, data for Japan ends 2006 and Canada ends 2004. For China, data from the tertiary sector proxies the services sector. For India, data are from GDP by industry in current prices with ‘1999-00 as the base year’.
Source: EU KLEMS database, CEIC China database, CEIC Asia database and Treasury.

As they are in the industrialisation and urbanisation stage of their development, the potential for substantial catch-up by China and India in non-renewable commodity consumption remains, though this may be less than the potential GDP catch-up.

China’s and India’s growing share of world demand for mineral resources, and further potential for growth, can be seen by consumption trends for aluminium (Chart 5). The remaining scope for catch-up in consumption by China is less apparent for steel — the production of which uses iron ore and black coal — with China’s consumption per capita now around that in the United States, though still less than in Japan. However, as measured consumption includes steel used to produce goods for export, underlying domestic consumption of steel in China is likely to be significantly less than in the United States.

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Statement 4: Benefitting from our mineral resources

Chart 5: Aluminium and finished steel consumption
Aluminium: consumption per capita	Aluminium: share of world total

Finished steel: consumption per capita	Finished steel: share of world total

Source: ABARE, Steel Statistics Yearbooks and Treasury.

Supply will respond over time

The starting point for Australia’s ability to profit on a sustained long-term basis from higher non-rural commodity prices is its abundance of mineral resources. For many minerals, Australia’s resource reserves rank highly by world standards and their indicative life is considerable (Table 1).

Australian and global supply of mineral resources can be expected to respond to the higher prices, albeit with a lag. Some supply response is already evident. Australia is presently in the early stages of a supply response to price signals that preceded the global financial crisis. The Australian Bureau of Agricultural and Resource Economics is projecting a significant increase in the global supply over the medium term

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Statement 4: Benefitting from our mineral resources

(ABARE 2010). This response is consistent with the projected decline in the terms of trade in the medium term.

Table 1: Mineral resource exports, indicative resource life and ranking
Mineral resources	Exports 2008-09($m)	Export shares(%)	Indicative life years at 2008(a)	World ranking at 2008(b)
Black coal	54,698	33.9	90	6
Iron and steel	35,602	22.0	70	3
Gold	16,146	10.0	30	2
Aluminium	10,932	6.8	85	2
LNG (Gas)	10,086	6.2	60	14
Crude oil and condensate	8,755	5.4	10	(c)
Copper	5,863	3.6	85	2
Nickel	2,656	1.6	130	1
Zinc	1,858	1.2	35	1
Manganese	1,406	0.9	20	4
Uranium	990	0.6	125	1
Others	12,538	7.8
Total mineral resource exports	161,532	100.0
(a)	Indicative life for a commodity is calculated as the stock of the accessible economic demonstrated resource (EDR) relative to annual production for that commodity or the relevant raw commodity.
(b)	The world ranking is based on the EDR in Australia compared to that in other countries.
(c)	The ranking is not available. Australia's reserves of crude oil and condensate accounted for 0.6 per cent of the world total in 2008.
Note: The data for crude oil and condensate and for LNG (Gas) are based on economic demonstrated resources, which for these two commodities is equivalent to accessible economic demonstrated resources.
Source: ABARE, Geoscience Australia and Treasury.

During periods of weak or moderate demand, mineral resource prices tend to reflect the marginal cost of production. A cyclical upturn is often preceded by a period of underinvestment which prevents supply from adequately responding to improved conditions in a timely manner, resulting in significant temporary price increases. Sustained periods of strong prices can generate investment in the resource sector, which is responsive to long-run price expectations (Grant et al. 2005).

The rate at which supply responds depends in part upon implementation lags from investment decision to supply. These include the time needed for exploration, approval, financing and regulatory compliance, as well as the construction of the mine and its associated supply-chain.

Long-run price expectations can also drive a reassessment of the size of global mineral reserves that are recoverable at an economically viable rate. Strong price signals encourage greater investment in exploration activities and new discoveries. Engineering improvements also add to global reserves by increasing the economic viability of marginal resource endowments. However, technological and other productivity improvements can also be offset by a long-term decline in the quality of resource deposits.

Further, greater political and social stability can create more favourable conditions for mineral exploration investment, leading to an increase in the stock of world mineral

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Statement 4: Benefitting from our mineral resources

reserves. For example, improvements in the political and economic landscape in many Latin American countries have led to increased mineral exploration, investment and production (Kesler 2007). Freight cost barriers are also falling with recent large investments in global shipping (ABARE 2010).

The prices of many commodities declined in the decades leading up to the 2000s (IMF 2006a). A strong supply response and a secular improvement in extraction technology would be consistent with the view that the relative price of many commodities would continue to decline in the long run (Harvey et al. 2010). However, other theories, based principally on concerns over resource depletion, support an alternative view that relative commodity prices will trend upwards over time (Giurco et al. 2010). Other studies have also found slight upward or downward historical trends in commodity prices, with outcomes sensitive to the choice of period over which a trend is considered reflecting the volatility of commodity prices (Frankel 2010).

Prices may remain elevated for some time

Given the above considerations it is difficult to forecast or project long-term commodity prices and the terms of trade. Nevertheless, there are reasonable grounds — in particular, an expectation that global demand will continue to grow strongly for an extended period — to believe that the terms of trade and mineral resource prices will be sustained at high levels for some time. This depends however on the timing of the supply response and the marginal cost of extraction.

Challenges for the economy

The opportunities provided by the increased worth of Australia’s mineral resources together with the associated supply response will also give rise to a number of challenges for the economy as it adjusts over time to the changes in relative prices.

The principal challenges include: ensuring that Australia has institutional and policy settings that make the most of its natural resource endowments; facilitating the adjustments that will arise as labour and capital shift to sectors and regions connected with the mining sector; dealing with tests of the economy’s capacity over the next few years; and a current account deficit that is likely to remain relatively high for an extended period.

Converting resource wealth into sustained wellbeing for all Australians

As the terms of trade rose during the 2000s reflecting the increased worth of Australia’s exports, gross national income increased at a much faster rate than GDP (Chart 6). Stronger growth in national income relative to domestic production reflects a strong positive effect from changes in the terms of trade, partially offset by an increase in net income transfers to foreigners (including in respect of their ownership of mining

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Statement 4: Benefitting from our mineral resources

companies operating in Australia).1 The expected terms of trade improvement in the forecast period will see a further increase in national income relative to GDP.

Chart 6: Components of real gross national income growth
Source: ABS cat. no. 5206.0 and Treasury.

While the direct effect of higher commodity prices is to increase Australia’s national income, natural mineral wealth and increases in such wealth do not always convert into higher sustained growth or wellbeing overall. Not all resource-rich countries have been able to translate resource wealth into sustained economic performance, and there may be some costs associated with natural resource wealth (see Box 1: Natural resource curses and their causes). But while many resource-rich countries have at times lagged behind in economic performance, others such as Australia have done relatively well.

The cross-country evidence highlights sound institutions and policy responses as key explanations for why some resource-rich countries have had better outcomes than others (Mehlum et al. 2006; Boschini et al. 2007; Frankel 2010). This gives strong support to the notion that, with the right institutions and policy settings, it is possible to not just escape the curse from natural resource windfalls, but to prosper from them.

_____________________________

1
None of the conventional national account measures of annual production or income, even net measures that adjust for depreciation of the capital stock, take account of the depletion of non-renewable resources (Stiglitz et al. 2009). However, while estimates of this nature are experimental, the ABS does provide separate estimates of the value of the depletion in subsoil assets (ABS 2010).

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Statement 4: Benefitting from our mineral resources

Box 1: Natural resource curses and their causes

‘Natural resource curse’ is the term given to the observation that for many countries endowments of oil or other natural resource wealth are associated with lower economic growth than otherwise (Sachs and Warner 2001; Auty 2001). A natural resource curse may also be thought of in terms of its negative impact on political, social, or environmental outcomes (Goodman and Worth 2008). There is an extensive body of literature on the causes of, and policy responses to, the natural resource curse (see Frankel 2010 and Sturm et al. 2009 for recent reviews). Some of the causes documented include the following:

•	High commodity price volatility, by leading to income volatility, can adversely affect economic growth (Van der Ploeg and Poelhekke 2007).

•
Endowments of commodities, particularly oil, can encourage rent-seeking and corruption that have significant negative effects on the quality of domestic institutions (Sala-i-Martin and Subramanian 2003; Van der Ploeg and Arezki 2007) and democratic processes (Collier 2007).

•
The effect of natural resource windfalls on government revenues has the potential to hamper the quality of policymaking. In the absence of a sound fiscal policy framework, this effect can lead to an improper management of public surpluses, for example through pro-cyclical fiscal policies and unproductive spending (Auty 2001), as well as delays to important economic reforms (Auty 2003).

•
Specialisation in natural resources can be detrimental to growth if it leads to reduced incentives to develop non-resource parts of the economy that may generate spill-over benefits (Auty 2001; Stevens 2003). For further detail, see Box 2: Dutch disease and de-industrialisation.

Importantly, the literature finds that it is not inevitable that resource rich-countries will be worse off than other countries. For the handful of resource-rich OECD countries like Australia, resource endowments have had a positive effect on GDP per capita (Boulhol et al. 2008). There are also examples of developing countries, such as Botswana, that have benefited from resource endowments (Iimi 2006).

A sustained improvement in the terms of trade will require structural adjustments in the economy

In the long run, sustained higher mineral resource prices will lead to an expansion in the mining sector and related parts of the construction and manufacturing industries, and an increase in national income. For an economy near capacity, this will require a relative decline in other sectors, especially those that are trade-exposed (see Box 2: Dutch disease and de-industrialisation). This premise, often referred to in Australia as

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Statement 4: Benefitting from our mineral resources

the ‘two speed economy’, may present itself as different industries and regions growing at different speeds.

The evidence from recent years points toward the start of these adjustments. However, it is important to note that the structural implications of the terms of trade are not the only adjustments shaping the Australian economy. For example, a sustained increase in the working age population would in part offset these structural adjustments.2 Also, the growth in the services sector, which dwarfs the mining sector as a share of output, is a near-universal phenomenon in developed countries — representing the other side of the growth composition story (OECD 2005).

Higher mineral resource prices raise the rate of return on mining investments, inducing greater investment in mining to expand supply capacity. The increased competition for labour from mining (and related parts of the construction sector) puts pressure on other sectors. As expected, the employment and investment shares in mining and construction have increased significantly since the early 2000s (Chart 7).

Chart 7: Growth in mining and construction employment and investment
People employed	Investment as share of GDP

Source: ABS cat. no. 6291.0.55.003, 5204.0 and Treasury.

As Australia’s terms of trade improve with higher export prices, increased profitability of Australian mining investments attracts capital inflows, causing the exchange rate to increase (Chart 8). The pressure exerted on import competing and non-mining export industries is one of the means by which economic resources are freed up for use by the mining and mining-related sectors (Garton 2008).

____________________________

2	This is an important implication of the Rybczynski theorem (Rybczynski 1955).

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Statement 4: Benefitting from our mineral resources

Box 2: Dutch disease and de-industrialisation

The potential for rapid growth in the value of mineral exports to have structural implications for the economy was pointed out by Gregory (1976). Subsequently, the term ‘Dutch disease’ was used by The Economist in 1977 to refer to the adverse effect on Dutch manufacturing of North Sea oil and gas discoveries (The Economist 1977).

A rise in the terms of trade emanating from a rise in the price of commodities due to a demand shock and resource boom affects the Australian economy in two ways: through a resource movement effect and a spending effect (Corden and Neary 1982).

The resource movement effect is the rise in the demand for labour and capital in the commodities sector which leads to a shift in factors of production toward that sector and away from the lagging tradeable sector and (initially) the non-tradeable sector.

The spending effect occurs as a result of the extra income generated by the commodities boom. This increases the demand for non-tradeable services, which in turn raises the demand for labour in the non-tradeable service sector, attracting labour away from the manufacturing sector. As a result of the increased demand for non-tradeables, their price increases relative to the price of tradeable goods — that is, there is an appreciation of the real exchange rate.

Where capital can be imported and the employment share of the commodities sector is very low, the principal source of adjustment in an economy will occur as a result of the spending effect, including through government spending on non-tradeables such as retail services and health.

A policy concern associated with Dutch disease is that a temporary increase in commodity prices (or short-lived resource stocks) leads to a sharp but temporary appreciation in the real exchange rate (which can occur even under a fixed exchange rate regime). As a result, when commodity prices normalise or when resources are depleted, tradeable sectors that have disappeared might not simply reappear. This concern is compounded if government spending does not adjust back to pre-boom settings.

If the commodity price increase is sustained and resource life long-lasting, the policy concern is to facilitate structural change to take advantage of the sustained terms of trade improvement, and not to obstruct it. However, this still might lower long-term growth if the expanding industry does not generate the same extent of positive spillovers as the contracting industry (Gylfason et al. 1999).

This highlights the fact that even though it is difficult to predict, the extent to which an improvement in the terms of trade is sustained can have a strong bearing on the appropriate policy responses.

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Statement 4: Benefitting from our mineral resources

Chart 8: Real exchange rate and the terms of trade
Note: Trade-weighted index (TWI).
Source: ABS cat. no. 5302.0 and RBA.

Consistent with the growth of inputs, the volume of mineral resource production has also increased since the early 2000s. However, the rate of growth of outputs for mining so far is relatively restrained, reflecting both the depletion of existing sites and fields and time lags in mining investment generating increased output (Gruen and Kennedy 2006; Productivity Commission 2009). There has also been continued growth in both manufacturing and service exports and outputs over the same period.

Chart 9: Profit and wage share of total factor income
Note: The profit share excludes returns in respect of dwellings owned by persons and profits of the general government, and the wage share is for non-farm compensation of employees.
Source: ABS cat. no. 5206.0 and Treasury.

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Statement 4: Benefitting from our mineral resources

As the mining sector is highly capital-intensive, its expansion relative to other sectors can also be expected to result in an increase in the profit share of income. The profit share reached a high point of around 28 per cent in 2008-09 while the wage share has declined in the last decade (Chart 9).

While the rapid growth in the mining sector has been temporarily interrupted by the impact of the global financial crisis, the mining sector’s expansion would be expected to increase the demand for labour in Western Australia and Queensland where mining activity is largely concentrated.

Prior to 2008, this increase primarily presented itself in existing residents increasing their participation and hours worked. Between June 2002 and June 2008, the full-time equivalent employment to working-age population ratio increased from around 51 per cent to 55 per cent in Queensland and from around 52 per cent to 57 per cent in Western Australia. These increases are large compared to the rest of Australia, for which the ratio increased from around 49 per cent to 51 per cent over the same period.

The increased demand for labour has also been reflected in changes in relative wage levels between States (see Statement 2, Chart 11). Workers would be expected to move in response to changes in relative wages and differences in employment rates between regions. Studies have found evidence of labour moving between States in response to state-specific employment shocks, but with the full adjustment taking up to seven years (Debelle and Vickery 1998; McKissack et al. 2008). During the 2000s, a resource driven change in migration flows between States was evident for Western Australia, reflecting the greater importance of mining for that State’s economy (Chart 10).

Chart 10: Migration into Western Australia(a)
Net migration into Western Australia	Share of total migration

(a)	Data are a four-quarter moving average.
Source: ABS cat. no. 3101.0 and Treasury.

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Statement 4: Benefitting from our mineral resources

While the mobility of labour between regions is constrained by individuals taking account of the family and social costs of moving (though this could be less relevant for international migrants once they had decided to migrate), constraints can also arise from imposts such as conveyancing stamp duties that increase the financial cost of relocation. The supply responsiveness of other markets, in particular residential housing, is also relevant. In the 2000s, the relative increase in median house prices in Brisbane and Perth may have acted as a brake on migration to those States.

Ensuring income gains from higher terms of trade are distributed appropriately

Australia’s mining resource production is concentrated in Western Australia and Queensland, and is of most importance to the Northern Territory and Western Australian economies (Chart 11).

Chart 11: Mining production and value added shares, 2007-08
Share of total mining production	Share of State GVA

Note: GVA is gross value added at basic prices. The ACT is excluded as there is insignificant mining production.
Source: ABS cat. no. 8155.0, 5220.0 and Treasury.

However, the benefits of mining production are distributed more broadly. Part of the income gains from higher commodity prices accrue to households through their shareholdings in mining companies (directly, or indirectly through superannuation funds). Part of the gains also accrue to government through resource charges or taxes, and where these revenue gains accrue disproportionately to particular State governments, fiscal equalisation arrangements allocate those gains among all State and Territory governments. The overall tax-transfer system in Australia further acts to spread the gains, as does the reallocation of resources within the economy.

Whether the community in general shares sufficiently in the wealth arising from Australia’s natural resource endowments depends critically on whether resource

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charges or taxes reflect an appropriate price for the right to use or extract those resources. Currently, governments have generally allowed private firms to extract non-renewable resources in return for a charge, typically per unit of production or percentage of price, regardless of actual production costs. These charges have not kept pace with the increased profitability of Australia’s resource deposits.

Over the recent period of rising mineral resource prices the community’s share in the increased value of its resources, received through existing resource taxes and royalties, has declined. The effective resource charge has more than halved, from an average of around 34 per cent of resource profits over the first half of the 2000s to less than 14 per cent in 2008-09 (Commonwealth of Australia 2010a).

A continuing mining boom will test the economy’s capacity

The outlook — outlined in Statement 2 — is that the Australian economy is returning to more normal levels of capacity utilisation. A return to full capacity will increase any short- to medium-term stresses from adjusting to the relative strength of the mining and related sectors.

As discussed in Budget Paper No. 1 in the 2008-09 Budget, changes in the supply of and demand for particular skills in aggregate and within regions are normal features of market economies (Commonwealth of Australia 2008). With flexible and competitive markets, these changes will be reflected in relative wage movements which assist labour markets for those skills, or in particular regions, to eliminate shortfalls over time.

However, even with a flexible labour market, adjustment processes do not always happen quickly, leading to a short-term shortage for particular skills. For example, workers can take time to respond to the new wage rates, and there may be considerable time lags associated with the movement of labour between States. Long-lasting skills shortages, however, are an indicator of institutional or other rigidities that impede price signals and adjustment mechanisms.

Infrastructure constraints in some areas have also emerged over the past decade from the sharp increase in world demand for Australia’s mineral resources. The long-lived nature of infrastructure assets makes it inevitable that they will have difficulty coping with an unexpected — or temporary — surge in demand. However, any persistent bottlenecks could suggest the need for a policy response.

Effective policies to expand capacity or address infrastructure bottlenecks should encompass both efficient investment by the private and public sectors and efficient utilisation of existing capacity. Well-functioning markets with effective price signals are necessary to support such policies.

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Implications for the current account deficit

The current account deficit reflects the excess of national investment over national saving, which must be funded from foreign savings. Sustained high mineral resource prices imply a need for high levels of national investment over an extended period (Garton et al. 2010). An increase in national investment would expand the productive capacity of the resource sector, as well as meet housing and infrastructure needs arising from population growth (explained in part by the strength of the resource sector). As saving is unlikely to rise to the same extent, Australia’s current account deficit is likely to be relatively high, on average, over an extended period.

Impacts on investment and the current account have been evident since the mining boom began. The current account deficit has averaged 5¼ per cent of GDP since 2004-05, compared with its average over the preceding 10 years of 4 per cent of GDP (Chart 12). That increase reflects a rise in national investment, which has been about 3¼ per cent of GDP higher than over the preceding 10 years. National saving has been around 1½ per cent of GDP higher, on average, over the same period, funding about half of the increase in national investment.

Chart 12: Gross national saving, investment and current account balance
Saving and investment	Current account balance

Note: The current account balance may not be equal to saving less investment due to statistical discrepancies. Discrepancies over the forecast period largely reflect the substantial discrepancy in 2008-09.
Source: ABS cat. no. 5204.0, 5302.0 and Treasury.

The largest contributor to higher national investment has been mining investment, which has risen from around 1¾ per cent of GDP before 2004-05 to 4¼ per cent of GDP in 2008-09 (Chart 13). Mining investment as a share of GDP may rise even further: investment in liquefied natural gas projects alone could plausibly increase to around 3 per cent of GDP by 2013-14. This further rise in investment, together with the assumed easing in commodity prices over the projection period, suggests that the current account deficit might be expected to rise again as a share of GDP after 2011-12.

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Chart 13: Gross fixed capital formation by industry
Note: Infrastructure-related industries are electricity, gas, water and waste services; transport, postal and warehousing; and information media and telecommunications.
Source: ABS cat. no. 5204.0 and Treasury.

High current account deficits do not necessarily indicate a macroeconomic imbalance. Provided the underlying investment and saving decisions are well-based and not distorted by government policies or over-exuberant market behaviour, resultant current account deficits would simply reflect a higher level of profitable investment opportunities (IMF 2006b). The fact that Australia’s recent high current account deficits reflect increases in mining and infrastructure investment distinguishes us from many other countries where increased deficits over recent years have been driven by either falls in national saving rates or over-investment in housing associated with house price bubbles (Garton et al. 2010). This increase in investment will raise future productivity and output growth. As long as returns on investment exceed the cost of capital, this will raise Australian incomes (notwithstanding the cost of servicing foreign borrowing).

That said, large current account deficits do expose us to risks in the event of a reversal in capital inflows. The global financial crisis has highlighted the potential for global financial markets to fail and for access to finance to be disrupted. These risks are mitigated by a range of factors (IMF 2006b), including the fact that our deficits are investment-driven, our healthy fiscal position and flexible exchange rate, extensive hedging of foreign exchange exposures and a robust financial system. However, the potential for external financing to create macroeconomic vulnerability requires ongoing management (see Box 3: Managing the challenges with the current account deficit).

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Box 3: Managing the challenges with the current account deficit

Foreign investors’ willingness to continue financing large current account deficits over a long period owes substantially to Australia’s strong track record in macroeconomic management — in particular, a strong fiscal position — and structural reform. Maintaining fiscal discipline and a continued focus on microeconomic reform will be central to limiting external financing risks. Microeconomic reforms can improve the efficiency of investment and ensure that capital is allocated to its most efficient uses. Providing assurance that borrowing is used for productive purposes, that yield adequate economic returns, promotes confidence that foreign liabilities will be serviced readily.

Boosting national saving so that more of our future investment needs can be financed domestically will also help to reduce current account financing risks. Australia’s system of compulsory superannuation savings has contributed significantly to national saving since it commenced in 1992, providing a growing pool of stable financing for investment currently worth $1 trillion. A Tax Plan for Our Future announced measures to build on this successful reform, including an increase in the superannuation guarantee rate from 9 to 12 per cent over time. These measures are expected to boost national saving by a further 0.4 per cent of GDP by 2035 (Commonwealth of Australia 2010b).

The Government’s medium-term fiscal strategy will also help ensure adequate national saving. Achieving surpluses on average over the medium term means that the Australian Government will not be contributing to the current account deficit over time: indeed, surpluses will contribute to financing investment in the rest of the economy.

Financial regulation is another key element in managing risks, as around 70 per cent of Australia’s external financing since the mid-1990s has been intermediated through the financial sector. In the lead-up to the global financial crisis, inflows of foreign capital into a number of countries helped fuel a build-up of risk exposures in the financial system. More robust prudential regulation helped keep the Australian financial system largely free of these problems. A challenge will be to ensure that a renewed mining boom does not give rise to imbalances in asset and credit markets.

The quality of financial regulation internationally is also critical in limiting Australia’s exposure to external financing risks. During the recent crisis Australian financial institutions were affected by the closure of offshore funds markets, which stemmed from regulatory failures overseas. A key focus of Australia’s involvement in the G-20 is to strengthen global financial regulation. G-20 Leaders have tasked the Financial Stability Board with developing and implementing new global standards on financial regulation, including stricter capital and liquidity requirements. Another key priority for the G-20 is the Framework for Strong, Sustainable and Balanced Growth, which aims to secure agreement on policies to promote a sustained global economic recovery without the imbalances that contributed to the global financial crisis. This will help reduce the risk of external shocks that could adversely affect Australia’s external financing.

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Sound policy settings

Australia’s institutional settings — which include a market-determined exchange rate, medium-term monetary and fiscal policy frameworks as well as a flexible labour market — have given the economy the flexibility needed to deal with different economic shocks and helped to largely avoid problems that arose in previous terms of trade booms (Gruen 2006). As commodity prices rose during the 2000s, these settings acted as a shock absorber, muting the expansionary effects of the terms of trade on the aggregate economy, allowing resources to reallocate, and moderating inflation pressures.

To take full advantage of the opportunities and meet the challenges of the improved terms of trade, we need to build on these strong policy foundations. Doing so will involve:

•	undertaking tax reform to support productivity and allow other sectors of the economy to grow;

•	applying an appropriate fiscal policy response to terms of trade shocks;

•	better distributing the benefits of Australia’s increased resource wealth over time by improving superannuation arrangements for individuals; and

•	pursuing reforms more broadly and making productive investments, to encourage a diverse and skilled economy and expand economic capacity.

A tax system that encourages growth across the economy

As owners of natural resources on behalf of the community, Australian governments have a responsibility to ensure that the community shares in the benefits from the sale of Australia’s non-renewable resources. In Australia, governments have generally allowed private firms to extract non-renewable resources in return for a charge that has not kept pace with the increased value of Australia’s resource deposits. This has resulted in Australia forgoing some of its potential national income gain from the stronger terms of trade.

The current charging arrangements also distort investment and production decisions, further lowering the community’s return from its resources. Analysis commissioned by the Australia’s Future Tax System review found the most inefficient taxes levied in Australia include mining royalties and crude oil excise; a number of state taxes including insurance taxes, payroll tax and stamp duties; and company income tax (Chart 14).

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Chart 14: Marginal welfare loss from a small increase in selected taxes(a)

(a)
The welfare loss from varying each tax has been assessed using the KPMG Econtech MM900 general equilibrium model of the Australian economy. The welfare loss is the loss in consumer welfare per dollar of revenue raised for a small (5 per cent) increase in each tax, simulated individually. It is measured as the amount of lump sum compensation required to restore the representative consumer’s level of satisfaction (utility) to its original level, after returning the revenue raised by the tax to the consumer as a lump sum transfer. The extent of such compensation reflects the distorting effect of the tax on the economy.

(b)
The petroleum resource rent tax is modelled as a pure rent tax giving rise to a zero welfare loss. In practice, a small increase in this tax could be expected to induce some welfare loss because it is not a pure resource rent tax with full loss offset. However, it would be expected to rank as one of the most efficient taxes in the chart.

Source: KPMG Econtech, produced for the Review of Australia’s Future Tax System.

An inefficient tax results in lower GDP because it induces people to change their work, investment or saving decisions. For example, every additional dollar of revenue raised from royalties is estimated to cost the community around 70 cents because miners reduce their investment and output.

Encouraging investment and jobs in the mining sector

The Government will reform the taxation of Australia’s non-renewable resources, with a uniform resource rent tax — the Resource Super Profits Tax (RSPT) — to apply to Australia’s non-renewable resources from 1 July 2012 (Commonwealth of Australia 2010b). The RSPT will be payable at a rate of 40 per cent on the realised value of all resource deposits, with the exception of projects within the scope of the Petroleum Resource Rent Tax, for which opt-in arrangements will be developed in consultation with industry.

Under the RSPT, the States will be able to continue to levy royalties. However, the Australian Government will provide a refundable credit for state royalties paid. The credit will be available at least up to the amount of royalties imposed at the time of

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announcement, including scheduled increases. Refunding royalties will allow the States to continue to collect a stable stream of revenue from royalties, while removing the distorting effects they have on investment and production.

The RSPT only taxes economic rents, or ‘super profits’. Super profits reflect the rents attributable to the mineral resource and other location-specific rents, and also firm-specific rents arising from firm attributes such as know-how.

This is in stark contrast to the current royalty arrangements which deter investment and reduce jobs, as royalties apply no matter how profitable a project might be. Only projects generating high returns will pay more tax compared to current arrangements. However, new highly profitable projects will remain attractive to investors: the RSPT only takes 40 per cent of the super profits that would otherwise go to shareholders.

More marginal mines that currently pay royalties may not earn sufficient profits to be net payers of the resource rent tax, so they will have an incentive to expand. Marginal prospective mines will pay less under the RSPT than under royalties, and so a disincentive to invest in some new projects will also be removed.

As the RSPT is more responsive than royalties to changes in profitability it will also act in a counter-cyclical fashion, collecting more revenue during booms and less when prices are subdued.

Exploration incentives, as influenced by company income tax arrangements, will also be improved through a new Resource Exploration Rebate. The rebate will provide significant cash flow benefits to small, pre-profit exploration companies. Currently, these smaller companies face a competitive disadvantage because they have little taxable income against which to deduct their exploration expenditure.

Notwithstanding the greater expected net revenues, Australia will remain an attractive place for mining projects, given the economically efficient design of the RSPT, the exploration rebate, Australia’s stock of mineral resources and Australia’s stable business environment for long-term investment.

In the long term, the reforms to resource taxation will lead to more investment and jobs in the resource sector. According to independent modelling by KPMG Econtech, commissioned by the Australian Treasury, the reforms to the taxation of Australia’s non-renewable resources are estimated to result in around a 4.5 per cent increase in investment, a 7 per cent increase in employment and a 5.5 per cent increase in output in the resource sector in the long run. Overall, KPMG Econtech projected that resource

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taxation reforms could lead to an increase in GDP of around 0.3 per cent in the long run.3

It should be noted that the modelled analysis is sensitive to the assumptions used, particularly the degree of capital mobility. However, differing assumptions would only affect the size of the efficiency gains and not their direction. In the long run, the assumption of perfect capital mobility is likely to hold as used in the KPMG Econtech modelling.

Allowing other sectors to grow — a lower company income tax rate

The Australia’s Future Tax System review outlined how the structure of the tax system can affect economic growth (Australia’s Future Tax System 2009). Recent work undertaken for the OECD shows that in terms of the major tax bases, company income tax has the largest adverse effect on economic growth, followed by personal income taxes, consumption taxes and land tax (Johanssen et al. 2009). Taxes which are less efficient at raising revenue are levied on bases which can move or change to escape the tax.

Consequently, the Australia’s Future Tax System review recommended having a lighter tax burden on more mobile bases, such as investment — particularly in the context of continued globalisation — and taxing less mobile bases (such as resource rents) more heavily.

Australia’s company income tax rate is high compared to other OECD countries of similar size. In 2009, Australia’s 30 per cent company income tax rate was around 5 percentage points higher than the average for small- to medium-size OECD economies (Chart 15). In our region, economies such as Hong Kong, Singapore, Taiwan and Vietnam have much lower rates of company income tax.

The Government will use part of the revenue from the RSPT to fund a cut in the company income tax rate to 28 per cent. A lower company income tax rate will improve incentives to invest in Australia, boosting the capital stock available for Australians to work with. Greater capital intensity will lead to higher labour productivity and therefore higher real wages for Australian workers, ensuring the benefits of a strong economy are widespread.

Cutting the company income tax rate will also help sectors other than mining to attract investment and grow.

____________________________

3
The Australian Treasury provided the Government’s policy parameters for tax reform to KPMG Econtech which then independently modelled their economic effects. KPMG Econtech was not involved in policy development.

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Chart 15: Statutory corporate tax rates, OECD countries 2009
Source: OECD Tax Database.

In the KPMG Econtech modelling, the potential long-run gain to total output from reforms to resource taxation and reducing the company income tax rate to 28 per cent is projected to be around 0.7 per cent. Real household consumption is projected to be 0.4 per cent higher. The modelling also estimates that real wages would be around 1.1 per cent higher than otherwise in the long run.

The most important driver of the long-run increase in GDP and real wages is the increase in the capital stock, as a result of increased investment, improved resource allocation and the associated increase in labour productivity and labour demand. For example, total investment is projected to be around 2.1 per cent higher in the long run.

Fiscal policy responses to terms of trade shocks

The appropriate fiscal policy response to a rise in the terms of trade depends on its expected duration. Although it is difficult to distinguish between commodity price cycles that are permanent (or relatively long-lasting) and those which are temporary, there are a number of principles which can help shape fiscal policy under both circumstances.

Should a rise in the terms of trade be temporary, those parts of revenue and government expenditures that move with the economic cycle (the automatic stabilisers) should be allowed to operate freely — generating a budget surplus (IMF 2006b). Increased expenditures should be avoided, as these may risk a structural deterioration in the fiscal position.

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The short- to medium-term accumulation of surpluses will help provide the necessary fiscal space to run deficits during periods of below-trend growth, and is consistent with the principles of fiscal sustainability. This would also see fiscal policy exerting a restraining influence on economic activity, thereby supporting monetary policy.

While there is unavoidable uncertainty about how mineral prices will evolve, it is likely that a substantial part of this increase in income flowing from the terms of trade will be sustained for a relatively long time. The accumulation of surpluses under this scenario is likely to be more prolonged — implying a structural improvement in the fiscal position over the medium to longer term.

In addition to managing the challenges presented by our strong terms of trade, enhancing economic growth is a longer term objective of fiscal policy. In the medium to longer term, the Government’s fiscal policy will help ensure that resources are allocated to their most productive uses, and will provide the ability to invest in welfare-enhancing drivers of productivity and growth.

Saving the benefits of improved resource revenues for the future

A structurally higher fiscal position can present its own challenges. Persistent budget surpluses can make the task of maintaining fiscal discipline and directing revenue to uses that are of lasting benefit more difficult (OECD 2008). Debates for managing natural resource wealth often suggest that commodity tax revenues be invested in a sovereign wealth fund which, among other things, aims to distribute the benefits of resource endowments over a long period of time.

The Government’s decision to fund changes to superannuation out of RSPT receipts shares similar goals with many sovereign wealth funds around the world — namely to invest the benefits of our resources over a long period. These changes provide an additional superannuation contribution of up to $500 per year for low-income earners, provide higher superannuation contribution caps for those nearing retirement, and raise the superannuation guarantee age limit. These measures have been complemented by the increase in the superannuation guarantee to 12 per cent by 2019-20.

These reforms will increase private and national saving and help to ensure that the wealth from the community’s resources is invested over a long period of time — rather than being consumed immediately — providing an enduring benefit from better charging for mineral resource access.

Improving skills and infrastructure

Flexible labour markets and investing in skills

With growth in labour demand likely to be much stronger in some industry sectors and regions than in others, a flexible labour market is critical to ensuring broad wages growth reflects productivity improvements, thereby containing inflationary pressures

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during periods of high capacity utilisation. Current enterprise-focused wage setting arrangements limit the scope for higher wages in one sector to spill over into other sectors when not supported by labour market conditions.

Reducing impediments to labour mobility, such as inconsistent skills recognition arrangements, will also limit any geographically driven wage and inflationary pressures.

To ensure that the benefits of a flexible labour market are realised, it is also important that education, training and immigration systems can respond to relative wage signals and the needs of employers. Flexible and responsive education and training systems allow educational institutions to alter the quantity and mix of education and training services provided, as both individual preferences and the needs of the economy change.

Due to the lead times associated with education and training, temporary migration also provides a means of responding to short-term demands for skills in particular areas. In addition, to meet future skill needs as the economy strengthens the Government will recalibrate the general migration program by increasing skilled migration by an additional 5,750 program places in 2010-11, to a total of 113,850 program places, with an offsetting reduction in family migration. Increasing skilled migration will enhance productivity, by providing additional skilled workers to the labour force, and increase participation, since skilled migrants typically have positive employment outcomes.

Higher level qualifications

One of the keys to raising Australia’s future growth rate is increasing the education and skill level of the workforce. A more highly educated workforce is likely to be more productive and better able to adapt to changing circumstances. This requires not only increasing the number of people with higher level qualifications, but also ensuring that all Australians have strong foundation skills.

Two key measures supporting these objectives in the 2009-10 Budget were the uncapping of the number of Commonwealth supported places and the increase to the Higher Education Indexation Factor.

These measures are complemented in the 2010-11 Budget through the $661.2 million Skills for Sustainable Growth strategy. The strategy aims to boost the skills base of Australia’s workforce and ensure that Australia’s education and training systems are responsive to the skills needs of the economy.

Spending on education, which includes early childhood education, schools, vocational education and training, and higher education, is projected to be higher over the forward estimates — averaging around $26 billion per year (Chart 16). This is a substantial increase when compared with the average level of spending during the period of strong growth in Australia’s terms of trade between 2002-03 to 2007-08.

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Chart 16: Commonwealth spending on education
Note: 2009-10 dollars. Education sub-function totals, excluding income support payments. 2002-03 to 2008-09 actuals, 2009-10 to 2011-12 forecasts and 2012-13 to 2013-14 projections.
Source: Final Budget Outcome (various years), Statement 6 and Treasury.

Investing in infrastructure — a national approach

Investment in well-planned infrastructure can provide for future generations. Investment in infrastructure projects and associated reforms in the operation of these capital assets are designed to enhance supply capacity — helping to manage medium-term pressures arising from the growing economy.

The Australian Government will direct some of the proceeds from the RSPT to investment in nation building infrastructure. The Government will establish an infrastructure fund that will start at $700 million in 2012-13 and grow to over $5.6 billion over the next decade. The 2010-11 Budget invests a further $1 billion in the nation’s transport infrastructure, building on the significant investment that the Government has already committed to roads, rail and ports.

Commonwealth spending on transport infrastructure (road and rail) is projected to be substantially higher over the forward estimates (Chart 17), averaging around $5 billion per year. In real terms, this represents expenditure on major transport infrastructure in the six years to 2013-14, that is more than double the expenditure during the period of strong growth in Australia’s terms of trade between 2002-03 to 2007-08.

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Chart 17: Commonwealth spending on major transport infrastructure(a)
(a)	Road and rail infrastructure.
Note: 2009-10 dollars. 2002-03 to 2008-09 actuals, 2009-10 to 2011-12 forecasts and 2012-13 to 2013-14 projections.
Source: Statement 6 and Treasury.

The Government has previously established Infrastructure Australia to provide advice to governments, investors and owners of infrastructure, and to assist their decision-making for Australia’s current and future needs and priorities relating to nationally significant infrastructure. In doing so, the Government has sought to institute a national approach to assessing and meeting Australia’s infrastructure needs and to ensure Australia gets the most out of its infrastructure.

This includes promoting the effective regulation and more efficient use of existing infrastructure, and more robust and transparent frameworks for new investment decisions. Infrastructure Australia has undertaken a national infrastructure audit, identified national infrastructure priorities and developed a priority list and pipeline of infrastructure projects.

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Pursuing broader microeconomic reforms to improve productivity

History suggests that long-term prosperity is driven by improvements in the efficiency with which the inputs to production are used, which is in turn facilitated by the drive for competitiveness. An increase in the terms of trade through higher commodity prices will boost national income, but this alone cannot be relied on to sustain prosperity into the future.

Productivity growth depends in part on maintaining the momentum of reform (OECD 2009). It is noteworthy that Australia’s productivity performance slowed in the 2000s, with annual labour productivity growth on average only 1.4 per cent compared with 2.1 per cent during the 1990s. There were also signs that the pace of reform in Australia had fallen behind that of other countries (Box 4: Lost impetus in product market regulation reform, highlights one example).

A challenge for Australia is to create and maintain momentum for reform that generates stronger productivity growth, benefiting both those employed and the broader community by allowing demographic and associated challenges to be addressed in a fiscally responsible way.

Tax reform is an important part of the microeconomic reform agenda. The introduction of the RSPT, the reduction in the company income tax rate, and associated reforms will improve productivity — leading to a projected increase in real GDP of 0.7 per cent and in real wages of 1.1 per cent in the long run.

Another way this challenge is being addressed is through the Seamless National Economy reform agenda being implemented by the Council of Australian Governments (COAG). The reforms are intended to reduce inconsistent and unnecessary regulation and restrictions on competition across Commonwealth, State and Territory governments.

The Productivity Commission (2008) estimates that consumer policy reforms alone, could result in a net gain to the Australian community of between $1.5 billion and $4.5 billion a year. The reforms will also ensure that new regulations minimise compliance costs to business, which ultimately improves productivity and Australia’s international competitiveness.

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Box 4: Lost impetus in product market regulation reform

As a result of earlier reforms, by the end of the 1990s and into the early 2000s OECD indicators of product market regulation ranked Australia amongst the most open in the OECD. The OECD has found that opening Australia’s product markets to increased international competition helped to drive productivity improvements that enabled Australia’s living standards to catch up to the wealthiest OECD countries, with GDP per capita rising from 16th place in 1992 to 8th place in 2007 (OECD 2010b).

However, in the most recent OECD review, the Australian regulatory environment was found to have become less conducive to competition between 2003 and 2008, resulting in Australia moving from being ranked as a ‘front runner’ in the OECD to close to average in the latest rankings (Chart 18).

Chart 18: OECD integrated product market regulation indicator ranking

Note: indicator uses an index scale 0-6 from least to most restrictive. Source: OECD regulation database and Treasury.

According to the OECD, Australia has fallen back in the rankings due to the rate of reform, relative to comparator countries, having slowed in recent years. For Australia to return to higher productivity growth, the OECD (2010b) recommended that efforts be refocused on longstanding commitments to reform challenging aspects of the transport, energy, water and infrastructure sectors. Work for the OECD also suggests that countries such as Australia that have undertaken major reforms are increasingly left with areas of regulation that could be politically difficult to reform (Wolfl et al. 2009). The OECD (2010b) has acknowledged the actions the Australian Government is taking in response to the past rate of decline in the reform process, by commending the Government’s commitment to a new reform agenda focused on productivity and regulatory reform. Much of this agenda is to be carried out within the context of COAG.

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Conclusion

Australia has come through the global financial crisis in a strong position, with economic policy again facing the pre-crisis challenges of managing an economy returning to normal levels of capacity utilisation capacity and an elevated and rising terms of trade.

Reaping the national income benefits in this environment requires the flexible and efficient allocation of labour and capital. With the increased prices received for Australia’s mineral resources likely to be sustained for some time, this will entail a higher proportion of workers and investment moving to the mining sector and related parts of the economy. This may see different industries and regions grow at different speeds.

Fiscal policy is also critical, with the need to increase productive capacity, including through encouraging business investment, but without adding further to inflationary pressures in the economy. More responsive and better planned skills training and infrastructure will make the enhanced investment in these areas more effective in expanding capacity, while the reduction in the company income tax rate will help all sectors of the economy to grow. Together with the achievement of the medium-term fiscal strategy, this will provide a sound foundation for sustainable growth and the enhancement of the wellbeing of all Australians over the long term.

In this way, it is possible to avoid the ‘resource curse’, where the benefits of resource wealth are lost due to poor policy and institutional frameworks. Tax reform that better charges for the use of Australia’s mineral resources will increase national income, and allow a better distribution of the benefits of resource wealth across the community.

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Gregory, R G 1976, ‘Some implications of the growth of the mineral sector’, The Australian Journal of Agricultural Economics, vol 20, no. 2 pp 71-91.

Gruen, D 2006, ‘A Tale of Two Terms-Of-Trade Booms’, address to Australian Industry Group, Economy 2006 Forum, 1 March 2006.

Gruen, D and Kennedy, S 2006, ‘Reflections on the global economy and the Australian mining boom’, keynote address to the Australian Business Economists Forecasting Conference, 11 October 2006.

Gylfason, T, Herbertsson, T and Zoega, G 1999, ‘A Mixed Blessing: Natural resources and Economic Growth’, Macroeconomic Dynamics, vol 3, pp 204-25.

Harvey, D, Kellard, N, Madsen, J and Wohar, M 2010, ‘The Prebisch-Singer Hypothesis: Four Centuries of Evidence’, The Review of Economics and Statistics, vol 92, no. 2, pp 367-377.

Iimi, A 2006, Did Botswana Escape from the Resource Curse?, IMF Working Paper WP/06/138, IMF, Washington DC.

IMF 2006a, ‘Financial Systems and Economic Cycles’, World Economic Outlook, September, IMF, Washington DC.

IMF 2006b, Australia: Selected Issues, IMF Country Report 06/373, IMF, Washington DC.

4-35

Statement 4: Benefitting from our mineral resources

Johanssen, A, Heady, C, Arnold, J, Brys, B and Vartia, L 2009, Tax and Economic Growth, Economics Department Working Paper No. 620, OECD, Paris.

Kesler, S 2007, ‘Mineral Supply and Demand into the 21st Century’, Proceedings for a Workshop on Deposit Modelling, Mineral Resource Assessment, and Their Role in Sustainable Development, US Geological Survey Circular 1294.

McKissack, A, Chang, J, Ewing, R and Rahman, J 2008, Structural effects of a sustained rise in terms of trade, Treasury Working Paper, 2008-01, Australian Treasury, Canberra.

Mehlum, H, Moene, K and Torvik, R 2006, ‘Institutions and the Resource Curse’, The Economic Journal, vol 116, pp 1–20.

Menzie, W 1995, ‘Public Attitudes and Politics Towards Mineral Resources on the Brink of the 21st Century’, Natural Resources Research, vol 4, no. 1, pp 1-11.

OECD 2005, Growth In Services — Fostering Employment, Productivity and Innovation, OECD, Paris.

OECD 2008, OECD Economic Surveys: Australia, OECD, Paris.

OECD 2009, The Political Economy of Reform: Lessons from Pensions, Product Markets and Labour Markets in Ten OECD Countries, OECD, Paris.

OECD 2010a, Going for Growth, OECD, Paris.

OECD 2010b, Towards a Seamless National Economy, OECD Reviews of Regulatory Reform: Australia 2010, OECD, Paris.

Productivity Commission 2008, Review of Australia’s Consumer Policy Framework, Final Report, April, Canberra.

Productivity Commission 2009, Submission to the House of Representatives Standing Committee on Economics: Inquiry into Raising the Level of Productivity Growth in Australia, September, Canberra.

Rybczynski, T 1955, ‘Factor endowments and relative commodity prices’, Economica, vol 22, pp 336–341.

Sachs, J D and Warner, A M 2001, ‘The curse of natural resources’, European Economic Review, vol 45, pp 827-838.

Sala-i-Martin, X and Subramanian, A 2003, Addressing the Natural Resource Curse: An Illustration from Nigeria, IMF Working Paper WP/03/139, IMF, Washington DC.

Stevens, P 2003, Resource Impact — Curse or Blessing? A Literature Survey, Centre for Energy, Petroleum and Mineral Law and Policy, University of Dundee, Dundee.

4-36

Statement 4: Benefitting from our mineral resources

Stiglitz, J E, Sen, A and Fitoussi J-P 2009, Report by the Commission on the Measurement of Economic Performance and Social Progress, Commission on the Measurement of Economic Performance and Social Progress.

Sturm, M, Gurtner, F and Alegre, J G 2009, Fiscal Policy Challenges in Oil-Exporting Countries: a Review of Key Issues, ECB Occasional Paper Series no. 104/June 2009, European Central Bank, Frankfurt.

United Nations 2010, World Urbanization Prospects: The 2009 Revision, United Nations Department of Economic and Social Affairs/Population Division, United Nations, New York.

Van der Ploeg, F and Arezki, R 2007, Can the natural resource curse be turned into a blessing? The role of trade policies and institutions, EUI Working Paper ECO 2007/35, European University Institute, Florence.

Van der Ploeg, F and Poelhekke, S 2007, Volatility, Financial Development and the Natural Resource Curse, EUI Working Paper ECO 2007/36, European University Institute, Florence.

Wolfl, A, Wanner, I, Kozluk, T and Nicoletti, G 2009, Ten Years of Product Market Reform in OECD Countries: Insights from a Revised PMR Indicator, OECD Economics Department Working Papers, No. 695, OECD, Paris.

4-37

Statement 5: Revenue

This statement contains details of the estimates of Australian Government revenue.

Since the 2009-10 Budget, taxation receipts have been revised up by around $100 billion (or 7 per cent of total taxes) over the five years 2008-09 to 2012-13 as the Australian economy has begun its recovery from the downturn. This includes around $60 billion of upward revisions since the Mid-Year Economic and Fiscal Outlook 2009-10 (MYEFO). Despite upward revisions since the 2009-10 Budget, in total, revisions still result in tax receipts over the five years being around $110 billion lower than anticipated at the 2008-09 Budget.

Receipts for 2009-10 are expected to be in line with both the 2009-10 Budget and the 2009-10 MYEFO.

Overview	5-3

Government revenue during the recovery	5-3

Outlook for revenue	5-6

Variations in the revenue estimates since the 2009-10 Budget	5-12
Variations to total revenue in the estimates years	5-12
Effect of policy decisions	5-14

Cash receipts	5-18

Revenue estimates by revenue head	5-19
Appendix A: Revenue and receipts forward estimates	5-28
Appendix B: Changes since 2009-10 MYEFO	5-30
Appendix C: Revenue and receipts history and forecasts	5-34
Appendix D: Forecast methodology and performance	5-41
Appendix E: Taxation revenue recognition	5-44
Appendix F: Tax expenditures	5-48

5-1

Statement 5: Revenue

Overview

Total revenue has been revised upwards in 2010-11 and across the forward estimates relative to the Mid-Year Economic and Fiscal Outlook 2009-10 (2009-10 MYEFO). The higher revenue reflects the significant improvement in prospects as the economic recovery in Australia gathers pace, including the effect of resurgent commodity prices.

Revenue in 2009-10 continues to unfold broadly in line with expectations at both the 2009-10 Budget and 2009-10 MYEFO. Lags in the tax system mean that improvements in the economy are not expected to flow immediately into revenue.

A summary of the revenue estimates and projections is provided in Table 1.

Table 1: Australian Government general government revenue

	Actual	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
Total taxation revenue ($b)	278.7	269.5	302.5	336.4	361.9	386.4
Growth on previous year (%)	-2.6	-3.3	12.2	11.2	7.6	6.8
Per cent of GDP	22.1	20.8	21.5	22.6	23.1	23.3
Non-taxation revenue ($b)	20.3	24.7	19.4	20.0	20.0	20.8
Growth on previous year (%)	16.0	21.7	-21.6	3.2	0.1	4.0
Per cent of GDP	1.6	1.9	1.4	1.3	1.3	1.3
Total revenue ($b)	298.9	294.2	321.8	356.4	381.9	407.2
Growth on previous year (%)	-1.6	-1.6	9.4	10.7	7.2	6.6
Per cent of GDP	23.7	22.7	22.9	24.0	24.3	24.6

Government revenue during the recovery

The unfolding global financial crisis and subsequent onset of global recession in the latter half of 2008 and into 2009 led to a sharp fall in Government receipts. Initially felt in Australia through sharp falls in both equity and commodity prices, its adverse impact on Australia’s economy quickly affected a broad range of expenditure and income taxes.

As a consequence, by the time of the 2009-10 Budget, total receipts for the five years from 2008-09 to 2012-13 had been revised down by around $210 billion since the 2008-09 Budget. While all revenue heads were affected, around two-thirds of the total downward revisions were in company and capital gains taxes (Box 1).

‘Automatic stabiliser’ features of the tax system were reflected in receipts being revised down by a larger proportion than GDP during the downturn. These features include the progressive nature of personal income tax, as well as company and capital gains

5-3

Statement 5: Revenue

tax whose bases — profits and asset prices respectively — fluctuate more than GDP over the economic cycle. At the 2009-10 Budget, total nominal GDP in 2008-09 and 2009-10 was expected to decline from the 2008-09 Budget forecasts by around 6 per cent, while tax receipts were expected to decline by around 12 per cent. This was a sharper and earlier fall in tax receipts than in earlier cycles — and reflected the view that changes to the tax system had, in effect, allowed for a closer alignment of the automatic stabilisers with the change in economic circumstances (see page 5-13 of 2009-10 Budget Paper Number 1).

Since the 2009-10 Budget, the economic outlook has improved significantly. Assisted by the Government’s fiscal stimulus measures, the Australian economy has emerged from the global recession-induced downturn both faster and stronger than was originally expected. Company profitability has risen and labour market outcomes have been better than expected. Share prices have increased steadily since hitting lows in the March quarter of 2009. A sharp resurgence in commodity prices has seen short-term prospects for stronger terms of trade and nominal GDP further enhanced.

Against such a marked improvement in the economic outlook, attention has focused on the extent and timing of the related recovery in taxation receipts and expectations of an early and strong surge in receipts. Such a recovery in taxation receipts is clearly in prospect, but has not been seen in revenue collections (excepting GST) in 2009-10 to date.

This is not unexpected. It reflects the operation of several different factors, many of which were foreshadowed in the 2009-10 Budget and the 2009-10 MYEFO.

The most important of these are features of the company tax system that have the effect of lowering company tax payments in the early stages of any recovery. In the first instance, there will be delays between when the income is earned and tax paid. This effect can last for several years. In addition, the inherent lags in the company tax instalment system can generate lower collections for up to two years following a downturn (see Box 1 on page 51 of the 2009-10 MYEFO). Finally, companies accumulate losses during downturns that can then be used to offset future tax liabilities when the economy recovers.

A further factor is capital gains tax collections. Despite recent rises, share prices remain well below levels seen prior to the global recession — as at the end of April, the ASX200 index was around 4,750, compared to its peak of around 6,800 during 2007. This is keeping capital gains tax collections relatively low.

Less predictable were developments in the labour market. While unemployment did not rise by as much as feared in 2009-10, this was tempered by individuals’ hours worked, on average, being less than anticipated (and hence, too, their average tax rates). As a result, tax withheld from wages did not improve as much as might have been expected from the lower unemployment outcomes.

5-4

Statement 5: Revenue

Box 1: Evolution of revenue through the economic cycle

The recent economic downturn and recovery graphically illustrate how the tax system responds to economic fluctuations (Chart A).

Share price falls in late 2007 were reflected in revenues through tax returns lodged during 2008-09. However, revenue from companies operating on a calendar year basis was affected by June 2008, decreasing growth in capital gains tax (CGT) in 2007-08. The weakness in financial markets translated into a weaker economy, including weaker consumption, in 2008-09 generating an unprecedented fall in GST — the second sign of the downturn through the tax system.

Businesses initially absorbed decreased turnover into their own profits, generating large falls in company tax, mainly in 2009-10, owing to lags in the tax collection system. Finally, businesses began to shed labour through a combination of retrenchments and reductions in hours during 2009. The impacts were immediately seen in a slowdown in growth in payments of income tax withholding (ITW).

Chart A: Growth in receipts from selected heads of revenue and CGT

Source: Treasury estimates.

As the economy recovers, growth rates in these heads of revenue have also recovered or are expected to recover in the near future. Supported by stimulus measures, household consumption rebounded, hence GST growth has recovered. As the labour market continues to improve and the hours worked by individuals rise, ITW growth is expected to strengthen. Rising household wealth and improving business profitability will translate through to higher CGT and company taxes. However, lags in the tax system mean rebounds in these taxes are not expected until 2010-11.

5-5

Statement 5: Revenue

GST receipts fell sharply in the first half of the year (Box 2). However, with consumption initially buoyed by stimulus packages and the substantial monetary policy relaxation, GST receipts are now growing strongly, and current estimates have them growing at 7.9 per cent in 2009-10.

As a result, our most recent estimates for total revenues in 2009-10 remain broadly in line with expectations over most of the past year.

Outlook for revenue

The stronger economic outlook begins to flow into stronger receipts from 2010-11, and increasingly so in 2011-12 and later years, as the automatic stabilisers begin to reverse their influence. Indeed, for the same five-year period (2008-09 to 2012-13) which saw downward revisions to taxation receipts of $210 billion in the 2009-10 Budget, upward revisions over the past year — between the 2009-10 and 2010-11 Budgets — have added back around $100 billion (excluding policy decisions), almost entirely in the 2010-11 to 2012-13 period (Chart 1). Notably, the recovery in GST receipts accounts for around $16 billion of this.

Chart 1: Revisions to taxation receipts over forward estimates since the 2008-09 Budget
Source: Treasury estimates.

In 2010-11, receipts have been revised upwards by $17 billion since 2009-10 MYEFO and by $25 billion since the 2009-10 Budget, even though they remain around $30 billion (excluding policy decisions) below the 2008-09 Budget forecasts (Chart 2). As noted, the stronger economic outlook, including a more buoyant labour market and

5-6

Statement 5: Revenue

strong commodity prices, is a key factor behind the upward revisions. The current forecasts for 2010-11 have built in a slightly faster recovery in tax receipts.

Chart 2: Revisions to receipts in 2010-11 since the 2008-09 Budget
Source: Treasury estimates.

The improvement in the domestic economy is most evident in stronger-than-expected labour market conditions, along with a solid recovery in household wealth reflecting increases in asset prices. The fall in average hours seen in 2009 has begun to unwind, and this can be expected to continue in 2010-11 and beyond. Consequently, individuals’ income taxes and GST are expected to grow significantly from 2010-11 onwards.

Similarly, the renewed demand for resources has led to an improved outlook for the terms of trade from 2010-11. As the increase in commodity prices translates into company profits, this is expected to have a positive impact on company tax collections from 2010-11.

Despite the significantly stronger economic outcomes relative to the 2009-10 Budget, and the role expected to be played by the stronger economy going forward, there are factors that will continue to exert a dampening effect into 2010-11 and, in some cases, in 2011-12 and beyond. In other cases, the improved conditions will take some time to be fully transmitted into revenues.

Company taxation estimates, in particular, will continue to be affected by the delay between income earned and tax paid, by the lags in the company tax instalment system and, finally, by the utilisation of losses incurred during the downturn to offset future profits. These are expected to subdue growth in company tax receipts not just in 2010-11 but over the entire forward estimates period (Box 3).

5-7

Statement 5: Revenue

Box 2: GST revenue

From its introduction in July 2000 up until the global economic recession, GST receipts rose steadily with nominal GDP, adding to the revenue base. This changed during the global financial crisis. As Chart A shows, GST was hit much harder than nominal GDP during the global crisis, but has since bounced back earlier than GDP.

Chart A: Growth in nominal GDP and GST receipts

Source: ABS, Treasury estimates.

In general, the responsiveness of a tax to economic activity hinges on what is included in the tax base. Because consumers use discretionary spending to smooth consumption when income drops dramatically, a GST that has a relatively high discretionary component to its base — such as where basic food and health spending is exempt — will fall further than the base during economic downturns. For similar reasons, however, such a tax base is more likely to generate stronger revenue growth during the recovery.

Capital gains tax is similarly affected by the timing of tax payments and utilisation of losses to offset future profits and its recovery is also expected to be somewhat delayed. The impact of these losses can be expected to be largely dissipated by the end of the forward estimates period.

After reaching a trough in the March quarter 2009, share prices have recovered solidly, resulting in a less severe fall in capital gains tax than was predicted. House prices did not fall very far during the downturn, with the support of the First Home Owners Boost (particularly at the lower end of the market) throughout 2009.

5-8

Statement 5: Revenue

Box 3: Carried-forward company losses

Company tax losses incurred in a given year can be used to offset profits made in subsequent years. This suppresses company tax collections for several years after the economy recovers from a period of weakness.

Company losses have been increasing since the share market falls of late 2007, and are expected to have peaked during 2009. These will be used to reduce taxable income from 2009-10. As a company returns to profit, a prior year’s loss will appear in tax assessments the following year, but will not affect revenue until the balancing payment is due in the year following the tax assessment year. This delay forms a significant part of the general lag between profits and revenue. For example, losses incurred during the 2008-09 income year will be recouped in 2009-10 income year tax returns; these returns are submitted after the end of the income year, so will result in lower company balancing payments during 2010-11.

Losses recouped by companies since 1978-79 are shown in Chart A. Because of the few historical precedents for losses behaviour (which are all influenced by the tax systems in place at the time), the exact size and trajectory of the recouped losses over the forward estimates are highly uncertain. Prior-year losses were recouped very quickly in 1983-84 due to the prevailing high inflation — this behaviour is not expected to be repeated. Rather, over the forward estimates, company losses recouped are forecast to follow a pattern similar to the protracted losses recoupment of the early 1990s, although the magnitude will be smaller.

Chart A: Prior-year losses recouped by companies (income-year basis)(a)

(a)
A significant loss by AMP of $5.5 billion, largely due to its demerger, has been removed in 2003 to better reflect the trend of prior-year losses recouped over the period. AMP 2003 concise annual report available from http://shareholdercentre.amp.com.au.

Source: ATO Taxation Statistics 2007-08.

5-9

Statement 5: Revenue

However, the impact on capital gains taxes associated with investment property prices is not expected to be reflected for a number of years as accumulated capital losses accrued during the downturn are used to offset capital gains during the ongoing recovery of asset prices.

With buoyant labour markets, increased household wealth, and a strong terms of trade, and as the temporary effects of losses wash through the system, healthy revenue growth is in prospect in the later years of the forward estimates. This is consistent with, and indeed was explicitly allowed for in, the Government’s fiscal strategy, which allows the level of tax receipts to recover naturally as the economy improves.

Despite these promising signs, there are good reasons to keep prospective revenue gains in perspective.

The recent revisions to the economic forecasts have the nominal economy back to levels projected in the 2008-09 Budget (preceding the global financial crisis) over the forward estimates. In contrast, in addition to the $67 billion in receipts ‘lost’ in 2008-09 and 2009-10, revenues in 2011-12 will remain somewhat below what had been predicted back in 2008-09 (Box 4). Therefore, even with the recovery in the economy, which is expected to return to levels forecast in the 2008-09 Budget during the forward estimates, less than half (or around $100 billion) of the taxation receipts downgrades at the 2009-10 Budget have been recouped. Similarly, the tax-to-GDP ratio is not expected to return to a level around that forecast at the 2008-09 Budget until 2012-13 (Chart 3).

Chart 3: Tax-to-GDP ratio(a)
(a)	Conceptual changes to the measurement of GDP in late 2009 makes comparing tax-to-GDP ratios since the 2008-09 Budget problematic. Indexing the ratios partially abstracts from the changes.
Source: Treasury estimates.

5-10

Statement 5: Revenue

Box 4: Revisions to nominal GDP and tax receipts since the 2008-09 Budget

Since the 2008-09 Budget, significant revisions have been made to the forecasts for both nominal GDP and total tax receipts — between the 2008-09 and 2009-10 Budgets, receipts were revised down by $210 billion. The ‘automatic stabiliser’ properties of the tax system — the progressive personal income tax, and the bases of company and capital gains tax that rely on profits and asset prices that change much faster than GDP over the economic cycle — meant that a larger fall was predicted for receipts than GDP during the downturn.

Although nominal GDP is expected to recover to the levels forecast at the 2008-09 Budget during the forward estimates (Chart A), receipts are expected to take longer to recover, nearly returning to the levels forecast at the 2008-09 Budget by 2012-13 (Chart B). The receipt losses are comparatively greater than the GDP losses due in part to the following factors:

•	asset price falls, which are not directly related to GDP, have generated large capital gains tax losses;

•	changes to the composition of consumption, from taxed to untaxed components, generated a comparatively large fall in GST revenue;

•	changes to the composition of income, from relatively high-taxed (profits) to low-taxed (wages), have generated a relatively large fall in income tax revenue; and

•	lags in the tax system, which mean that the effects of the downturn are felt for several years afterwards.

	Chart A: Nominal GDP revisions	Chart B: Tax receipt revisions

Source: Treasury estimates.

5-11

Statement 5: Revenue

This is partly because of the lags between the recovery in the economy and revenue as explained above, but also because of revenues (such as capital gains tax) that depend on asset prices, which are not necessarily correlated with GDP. Moreover, while past cycles can provide us with guidance on the size and pattern of losses, there remains considerable uncertainty as to how the losses will in fact unfold with the recovery.

And, as always, the outlook for revenue remains inextricably linked with the fortunes of the economy. While the rebound in the terms of trade and stronger prospects in train for the economy portend well, as discussed in Statement 2, there are risks to the economic outlook which could also affect revenue. For example, if concerns about sovereign debt in the euro area undermine the early tentative signs of renewed confidence in global financial markets, this could be reflected both in equity prices and global economic prospects. Such risks from the global economy mean that the Australian economy — and hence taxation revenue — remain vulnerable for some years to come.

Variations in the revenue estimates since the 2009-10 Budget

Table 2 reconciles this Budget’s revenue estimates with those at the 2009-10 Budget and the 2009-10 MYEFO.

Table 2: Reconciliation of Australian Government general government revenue estimates from the 2009-10 Budget
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
Revenue at 2009-10 Budget	290,612	294,841	320,776	349,684
Changes between 2009-10 Budget and MYEFO
Effect of policy decisions(a)	-34	-103	-78	-65
Effect of parameter and other variations	1,244	9,157	15,239	15,235
Total variations	1,211	9,053	15,162	15,170
Revenue at 2009-10 MYEFO	291,823	303,895	335,937	364,854
Changes between MYEFO and 2010-11 Budget
Effect of policy decisions(a)	226	1,699	-156	-2,103
Effect of parameter and other variations	2,167	16,228	20,616	19,169
Total variations	2,392	17,927	20,460	17,066
Revenue at 2010-11 Budget	294,215	321,822	356,397	381,920
(a)	Excludes secondary impacts on public debt interest on policy decisions.

Variations to total revenue in the estimates years

Since MYEFO, estimated total revenue for 2009-10 has been revised up $2.4 billion, almost entirely because of parameter and other variations to taxation revenue.

Indirect tax has been revised up by $3.2 billion largely owing to strong consumer spending resulting in increased GST revenue.

5-12

Statement 5: Revenue

Overall, income taxation has been revised down by $1.2 billion, with lower estimates for company tax, superannuation funds’ tax and gross other individuals’ tax partially offset by higher estimates for gross income tax withholding. The revisions for gross income tax withholding largely reflect the improved outlook for employment growth, which is partially offset by lower-than-expected wage growth.

Policy decisions taken since the 2009-10 MYEFO contribute $250 million to the overall revision in 2009-10.

Total revenue for 2010-11 has been revised up by $17.9 billion since 2009-10 MYEFO, with policy decisions contributing $1.7 billion and parameter and other variations contributing $16.2 billion. Revisions to income taxes account for the bulk of these. Individuals’ incomes, including wages and unincorporated businesses’ income, are expected to grow strongly. Company profits are forecast to be higher, reflecting a shallower-than-expected downturn in the economy and stronger estimated capital gains.

Non-tax revenue in 2010-11 is expected to be $193 million lower than forecast at MYEFO. This reduced estimate primarily reflects reductions in the Reserve Bank of Australia dividend and in fee receipts from eligible financial institutions for the Guarantee Scheme for Large Deposits and Wholesale Funding.

5-13

Statement 5: Revenue

Effect of policy decisions

Policy decisions since the 2009-10 MYEFO are expected to increase revenue by $1.7 billion in 2010-11. Policy decisions detract $156 million and $2.1 billion from revenue in 2011-12 and 2012-13 respectively, before adding $798 million in 2013-14. These fluctuations in revenues over the forward estimates mainly reflect the timing of measures included in the Stronger, Fairer, Simpler —A tax plan for our future package, which includes a number of revenue raising as well as spending proposals, as well as the impact of the deferral of the Carbon Pollution Reduction Scheme (CPRS).

Major policy decisions that impact on revenue in the forward estimates period include:

•	introducing a 40 per cent Resource Super Profits Tax (RSPT) on non-renewable resources from 1 July 2012 — the RSPT will raise $12 billion over the forward estimates;

•	reducing the company tax rate from 30 per cent to 29 per cent for 2013-14 and 28 per cent from 2014-15, at a cost of $2.3 billion over the forward estimates;

•	increasing the superannuation contribution cap for individuals over 50 years old with superannuation balances below $500,000, at a cost to revenue of $1.3 billion over the forward estimates;

•
providing small businesses with an instant asset write-off for assets with an acquisition cost under $5,000 and a simplified pooling arrangement, at a cost to revenue of $1 billion over the forward estimates;

•	providing a 50 per cent discount for interest income, at a cost to revenue of $1 billion over the forward estimates;

•
increasing tobacco excise by 25 per cent, with effect on and from 30 April 2010, which will raise $5.5 billion over the forward estimates — this includes $505 million in underlying cash GST collections that will be paid to the States and Territories;

•
increasing funding to the Australian Taxation Office for GST compliance which is expected to increase revenue by $3.0 billion over the forward estimates — this includes $1.56 billion in underlying cash GST collections that will be paid to the States and Territories; and

•	deferring the CPRS, with its removal from the estimates expected to reduce revenue by $15.3 billion over the forward estimates.

5-14

Statement 5: Revenue

Table 3: Revenue policy decisions since the 2009-10 MYEFO
		2009-10	2010-11	2011-12	2012-13	2013-14	Total
		$m	$m	$m	$m	$m	$m
Stronger, fairer, simpler tax reform
–	Resource Super Profits Tax	-	-	-	3,000.0	9,000.0	12,000.0
–	lowering the company tax rate	-	-	-	-300.0	-2,000.0	-2,300.0
–	increasing concessional contribution caps for individuals over 50 with low superannuation balances	-	-	-	-545.0	-785.0	-1,330.0
–	small business instant asset write-off and simplified pooling	-	-	-	-	-1,030.0	-1,030.0
–	50 per cent discount for deposit interest income	-	-	-	-470.0	-480.0	-950.0
–	Government superannuation contributions tax rebate for low-income earners	-	-	-	-	-830.0	-830.0
–	growth dividend	-	-	-	200.0	400.0	600.0
–	early start to the company tax rate cut for small business companies	-	-	-50.0	-300.0	-200.0	-550.0
–	standard deduction for work-related expenses and the cost of managing tax affairs	-	-	-	-	-410.0	-410.0
–	increasing the superannuation guarantee rate to 12 per cent	-	-	-	-	-240.0	-240.0
National Health and Hospitals Network
–	increasing the excise and - equivalent customs duty on tobacco products	255.0	1,245.0	1,285.0	1,320.0	1,380.0	5,485.0
GST compliance program – working together to improve voluntary compliance		-	563.1	816.7	862.5	786.6	3,028.9
National Health and Hospitals Network – rebalancing financial responsibility in the federation		-	-	283.0	295.0	307.0	885.0
ATO compliance program – dealing with the cash economy		-	32.0	99.8	160.2	199.8	491.8
Consolidation – non-membership equity interests		-	25.0	50.0	110.0	200.0	385.0
Personal income tax – increase in the net medical expenses tax offset claim threshold		-	-	95.0	115.0	140.0	350.0
Personal income tax – increasing the Medicare levy low-income thresholds		-	-90.0	-45.0	-45.0	-45.0	-225.0
Rebate for broadcasting licence fees		-	-40.5	-101.5	-65.5	-2.0	-209.5
Migration Program – General Skilled Migration eligibility changes–visa revenue		-31.7	-103.0	-63.5	-35.9	-29.7	-263.8
Carbon Pollution Reduction Scheme – deferral		-		-2,880.0	-6,690.0	-5,770.0	-15,340.0
Other measures		2.5	66.9	354.4	286.1	205.8	915.7
Total impact of revenue measures		225.8	1,698.5	-156.1	-2,102.6	797.5	463.1

5-15

Statement 5: Revenue

Effect of parameter and other variations

In addition to new policy decisions, revisions to expected revenue are driven by recent economic outcomes and tax collections, and the updated economic outlook. The revenue variations discussed in this section stem from these parameter and other variations. That is, they explicitly exclude the impact of new policy decisions on revenue.

The revenue forecasts are based on the economic outlook presented in Statement 2, with changes in nominal incomes and spending having consequent impacts on expected taxation revenue.

The key economic parameters that influence revenue are shown in Table 4. Analysis of the sensitivity of the taxation revenue estimates to changes in the economic outlook is provided in Statement 3.

As a result of the improvement in the Australian economic outlook, parameter and other variations have increased revenue by $2.2 billion in 2009-10 and $16.2 billion in 2010-11 since 2009-10 MYEFO.

Tax revenue has been boosted by stronger forecasts of growth in nominal non-farm GDP, which has been revised up 1.7 and 3.1 percentage points in 2009-10 and 2010-11 respectively from 2009-10 MYEFO estimates. Most components of nominal income have been revised up, primarily reflecting upward revisions to unincorporated business and property income, company profits and consumption in 2009-10.

Gross income tax withholding revenue is expected to be around $0.7 billion higher in 2009-10 and $5.1 billion higher in 2010-11 than forecast at 2009-10 MYEFO. This is largely because of faster growth in employment in 2009-10, partly offset by weaker wage growth due to a decrease in average hours worked. In 2010-11, upward revisions are driven by both stronger wage growth and some further employment growth.

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Statement 5: Revenue

Table 4: Key revenue parameters(a)
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	%	%	%	%	%
Revenue parameters at 2010-11 Budget
Nominal gross domestic product (non-farm)	3.0	8.7	5.8	5 1/2	5 1/2
Change since 2009-10 MYEFO	1.7	3.1	-0.4	- 3/4	na
Compensation of employees (non-farm)(b)	1.9	7.4	7.0	6 1/4	5 3/4
Change since 2009-10 MYEFO	-0.3	2.4	0.8	0	na
Corporate gross operating surplus(c)	0.4	13.1	3.3	5 1/4	5 1/2
Change since 2009-10 MYEFO	3.7	6.9	-3.0	-1	na
Unincorporated business income	11.1	7.9	5.4	5 3/4	5 3/4
Change since 2009-10 MYEFO	8.8	2.5	-0.9	- 1/2	na
Property income(d)	5.9	10.7	4.9	5 3/4	5 3/4
Change since 2009-10 MYEFO	3.6	3.1	-1.4	- 1/2	na
Consumption subject to GST	4.0	5.3	5.6	5 3/4	5 3/4
Change since 2009-10 MYEFO	3.0	1.9	-0.6	- 1/2	na
(a)	Current prices, per cent change on previous years. Changes since MYEFO are percentage points.
(b)	Compensation of employees measures total remuneration earned by employees.
(c)	Corporate GOS is an Australian National Accounts measure of company profits.
(d)	Property income measures income derived from rent, dividends and interest.
na	Data not available.

Gross other individuals’ tax receipts have been revised down by $0.5 billion in 2009-10 from MYEFO. This primarily reflects weaker-than-anticipated collections to date. In 2010-11, revenue from gross other individuals has been revised upwards by $2.1 billion from 2009-10 MYEFO, mainly owing to upward revisions to unincorporated business income and higher estimated capital gains.

Superannuation funds tax revenue is expected to be around $0.7 billion lower in  2009-10 and $1.0 billion lower in 2010-11 than forecast at 2009-10 MYEFO, due to higher deductions being claimed to offset taxable incomes (in the current year) as well as increased dividend imputation credits. The outlook for 2010-11 is for increased dividend incomes, which will lower the amount of tax payable through increased imputation credits.

Company tax revenue in 2009-10 is now expected to be $1.0 billion lower than the 2009-10 MYEFO estimate. This is mostly due to lags between the improved investment conditions and profit and tax revenue. Company tax revenue in 2010-11 has been revised up by $7.4 billion since MYEFO, reflecting stronger growth in corporate profits and higher estimated capital gains, with some offset by prior-year losses to be recouped.

CGT, which is a component of individuals’, companies’ and superannuation funds’ income taxes, is now estimated to be higher by $1.4 billion in 2009-10 and by $2.2 billion in 2010-11 compared with MYEFO. This reflects the continued improvements in asset prices.

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Statement 5: Revenue

GST revenue has been revised up by $2.5 billion in both 2009-10 and 2010-11 since MYEFO, primarily reflecting strong consumer spending and the improved outlook for growth in consumption subject to GST and ownership transfer costs.

Luxury car tax revenue is estimated to be higher than MYEFO forecasts by $100 million in 2009-10 and $170 million in 2010-11. Car sales are returning to levels prior to the downturn and, notwithstanding some easing in sales following the phasing out of targeted tax breaks associated with fiscal stimulus, the level of activity is expected to remain strong.

Excise duty revenue has been revised up by $280 million in 2009-10 since MYEFO, reflecting stronger-than-expected growth in the production of diesel, crude oil, blended fuels and tobacco. In 2010-11, revenue from excise duty is anticipated to be $650 million lower than the MYEFO forecast, mainly due to the expected relocation overseas of a cigarette producer. The fall in tobacco excise revenue is expected to be partially offset by growth in excises from the production of diesel and blended fuels.

Customs duty revenue estimates remain broadly in line with MYEFO estimates in 2009-10. Some weakness in general imports is offset by stronger imports of passenger vehicles. In 2010-11, customs duty revenue has been revised upwards by $1.1 billion, mainly owing to the expected relocation of the cigarette producer. The total effect of the relocation on combined revenues from excise and customs duty is expected to be neutral.

Cash receipts

Total receipts are expected to be $9.0 billion lower than revenue in 2009-10, almost all of which is taxation receipts, and $7.4 billion lower than revenue in 2010-11, including $8.1 billion in taxation receipts. While tax receipts are generally driven by the same factors as revenue, there will be differences as not all revenue raised in a given year is actually paid in that year. For example, past tax assessments may be amended as a result of compliance activity or the settlement of legal disputes and taxpayers may accrue new tax debts. These differences will exist for most revenue heads, and will vary across years. Further information on the difference between the accrual and cash taxation estimates is in Appendix E: Taxation revenue recognition.

Table 5 provides a reconciliation of the Budget’s receipts estimates with those at MYEFO.

Since 2009-10 MYEFO, total receipts have been revised up by $1.6 billion in 2009-10.

Taxation receipts in 2009-10 were revised up by $970 million from parameter and other variations, with higher receipts primarily from individuals’ income taxes and GST. Tax receipts from individuals reflect the stronger employment forecasts since MYEFO. GST receipts reflect the increase in the consumption of taxable goods and services that has

5-18

Statement 5: Revenue

occurred as a result of the strong recovery in consumer spending and increased dwelling investment. The upward revisions to the estimates from individuals and GST have been somewhat moderated by the lower-than-anticipated company taxes since MYEFO.

Since MYEFO, total receipts have been revised up by $17.3 billion in 2010-11.

Taxation receipts have been revised up by $16.8 billion from parameter and other variations, reflecting the expected improvement in economic activity. The forecast strength in the labour market and the expected increase in company profits, due to a stronger real economy and terms of trade, are expected to have significant impacts on individuals’ income tax and company tax, respectively.

Table 5: Reconciliation of total Australian Government general government receipt estimates from the 2009-10 MYEFO
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
Receipts at 2009-10 MYEFO	283,608	297,131	324,653	355,216
Per cent of GDP	22.4	22.2	22.9	23.5
Changes between 2009-10 MYEFO and 2010-11 Budget
Effect of policy decisions	222	854	3,104	-537
Effect of parameter and other variations	1,370	16,433	21,076	23,335
Taxation	967	16,834	20,798	19,225
Non-taxation	403	-402	277	4,110
Total variations	1,593	17,286	24,180	22,798
Receipts at 2010-11 Budget	285,201	314,417	348,834	378,014
Per cent of GDP	22.0	22.4	23.5	24.1

Revenue estimates by revenue head

The revenue estimates for 2009-10 to 2011-12 are constructed using the outcomes for 2008-09, information on revenue collections in the year to date and the revised economic forecasts for 2009-10 to 2011-12. Revenue estimates for the projection years, 2012-13 to 2013-14, are based mainly on underlying trends in economic parameters.

In 2009-10, total revenue is expected to decrease by $4.7 billion from 2008-09, a fall of 1.6 per cent. Driving this decrease is an 11.6 per cent ($7.1 billion) fall in company tax revenues and an 11.7 per cent ($3.8 billion) fall in gross other individuals’ tax revenues.

In 2010-11, total revenue is expected to rise by $27.6 billion from 2009-10, continuing to increase in 2011-12 and over the remaining projection years, in line with the growth in nominal economy.

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Statement 5: Revenue

Individuals income and other withholding tax revenue

Table 6: Individuals’ income and other withholding taxation revenue
	Actual	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	117,086	119,970	130,620	143,580	155,660	167,800
Gross other individuals	32,260	28,500	31,530	35,760	39,220	42,250
less: Refunds	23,569	25,120	25,080	27,480	30,080	32,930
Total individuals and withholding taxation	125,777	123,350	137,070	151,860	164,800	177,120
Fringe benefits tax	3,581	3,670	4,010	4,190	4,480	4,730
Total individuals taxation revenue	129,358	127,020	141,080	156,050	169,280	181,850

Gross income tax withholding

In 2009-10, estimated revenue from gross income tax withholding (ITW) is expected to increase by $2.9 billion, growth of 2.5 per cent, on the 2008-09 outcome. This principally reflects growth in employment with modest wage growth, partially offset by the effect of personal income tax cuts.

In 2010-11, ITW revenue is expected to grow more quickly, by $10.7 billion (8.9 per cent), on the back of strong employment and wage growth forecasts. In 2011-12, the strong growth in ITW revenue is forecast to continue, with an increase of $13.0 billion or 9.9 per cent, as the strength in the labour market continues.

Over the projection period, ITW revenue growth is expected to moderate slightly as employment and wage growth largely return to trend by 2013-14.

Gross other individuals

Revenue from gross other individuals is expected to decrease by $3.8 billion (11.7 per cent) in 2009-10, reflecting weaker-than-anticipated collections in the December and March quarters.

In addition, the sharp fall in property income and capital gains realised during 2008-09 also contributed to the downward revision of revenue from gross other individuals.

In 2010-11 and 2011-12, revenue from other individuals is expected to increase by $3.0 billion (10.6 per cent) and $4.2 billion (13.4 per cent), respectively. This reflects the strong growth forecast for nominal GDP in 2010-11 and 2011-12 resulting in tax instalments from unincorporated businesses’ income increasing markedly.

In the projection years, other individuals’ revenue is expected to grow by 9.7 per cent and 7.7 per cent in 2012-13 and 2013-14 respectively, supported by an increase in income from unincorporated businesses and capital gains.

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Statement 5: Revenue

Income tax refunds for individuals

Refunds for individuals are expected to increase by $1.6 billion (6.6 per cent) in 2009-10, reflecting the improved outlook for the labour market and the weakness in capital gains during the downturn. In 2010-11 individuals’ refunds are expected to remain similar to the 2009-10 estimate.

Individuals’ refunds over the projection period largely follow individuals’ income tax payments, growing throughout the period.

Fringe benefits tax

Revenue from fringe benefits tax (FBT) is expected to increase by $90 million (2.5 per cent) in 2009-10, in line with employment and wage growth.

FBT is expected to increase by $340 million (9.3 per cent) in 2010-11 and by $180 million (4.5 per cent) in 2011-12, with strong wage and employment growth.

Growth in FBT in the projection years is 6.9 per cent and 5.6 per cent in 2012-13 and 2013-14 respectively. This reflects a return to trend in both employment and wage growth.

Company and other related income taxation revenue

Table 7: Company and other related income taxation revenue
	Actual	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m	$m
Company tax	60,705	53,650	66,520	78,020	79,880	77,940
Superannuation funds	9,227	5,990	7,170	8,870	10,460	11,000
Resource rent taxes(a)	2,099	1,480	1,860	2,160	7,380	15,920
Memo: Net impact of RSPT	-	-	-	-	3,000	9,000
Total company and related income taxation revenue	72,031	61,120	75,550	89,050	97,720	104,860
(a)
Resource rent taxes include PRRT and gross receipts from the RSPT. The $3 billion in 2012-13 and $9 billion in 2013-14 represents the net impact on receipts across several different revenue heads. This includes the offsetting reductions in company tax (through deductibility), crude oil excise and interactions with other taxes.

The continued weakness in the global economy, low asset prices and the recoupment of prior-year losses are expected to suppress company profits in 2009-10. These factors have resulted in expected company tax revenue decreasing in 2009-10 by $7.1 billion, or over 11 per cent.

Company taxation is expected to recover strongly in 2010-11, growing by $12.9 billion (24.0 per cent) on the back of improved forecasts of corporate profits and capital gains.

In 2011-12, company taxation revenue growth is expected to remain strong, with an increase of $11.5 billion (17.3 per cent) from the 2010-11 level, as the utilisation of prior-year losses declines and company profits grow in line with the broader economy.

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Statement 5: Revenue

Company income tax is projected to grow by 2.4 per cent in 2012-13 but decline by 2.4 per cent in 2013-14. A recovery in company profits and losses returning to lower long-run levels are moderated by the unwinding of instalment rate effects in the company tax system.

Policy measures to lower the company tax rate and introduce the Resource Super Profits Tax (which is deductible against company tax) have strong downward effects on company tax revenues in the projection years. Policy measures detract almost 6 percentage points from growth in this revenue head in 2013-14.

Superannuation funds

In 2009-10, taxation revenue from superannuation funds is expected to decrease by $3.2 billion (35.1 per cent), from a fall in discretionary contributions and weak investment incomes during 2008-09.

In 2010-11, superannuation funds’ income tax is expected to increase by about $1.2 billion (19.7 per cent). While discretionary contributions are expected to increase, it is expected that earnings income will continue to be offset with losses carried forward.

Growth in superannuation tax is expected to be around 23.7 per cent in 2011-12. The recovery forecast in the labour market in 2009-10 (continuing through 2010-11) is expected to increase employer contributions and, as the stock of capital losses begins to run down, investment incomes should once again impact positively on superannuation funds’ tax.

Superannuation funds’ tax is expected to continue improving in the projection years, with growth of 17.9 per cent in 2012-13. In 2013-14, growth slows to 5.2 per cent, as revenues are affected by the measure to provide a superannuation contributions tax rebate for low-income earners.

While the abolition of the superannuation surcharge prevents future liabilities from accruing, a very small allowance (which has increased slightly for 2009-10) has been made in relation to liabilities which accrued prior to 1 July 2005.

Resource rent taxes

Resource rent taxes include Petroleum Resource Rent Tax (PRRT) and the Resource Super Profits Tax (RSPT), to be introduced in 2012-13.

PRRT is expected to fall by $620 million (29.5 per cent) in 2009-10 due to production disruptions occurring in some major fields, and to the fall in the price of crude oil relative to the high levels of 2008. In 2010-11 PRRT is forecast to increase by $380 million (25.7 per cent) as production recovers from earlier disruptions and crude oil and other commodity prices continue to rise from the previous year’s lows.

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Statement 5: Revenue

From 2011-12, PRRT revenue is expected to grow by 16.1 per cent, as new fields are expected to commence paying the tax.

The introduction of the RSPT in 2012-13 will add to resource rent tax revenues in the projection years.

Sales taxation revenues

Table 8: Sales taxation revenue
	Actual	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m	$m
Goods and services tax	42,626	46,830	50,000	53,410	56,670	59,870
Wine equalisation tax	707	730	780	840	890	940
Luxury car tax	384	490	540	580	610	650
Other sales taxes	-1	0	0	0	0	0
Total sales taxation revenue	43,716	48,050	51,320	54,830	58,170	61,460

Goods and services tax

GST revenue is expected to increase by $4.2 billion (9.9 per cent) in 2009-10, primarily reflecting the improved growth in consumption subject to GST, dwelling investment and ownership transfer costs.

GST is expected to increase by $3.2 billion (6.8 per cent) in 2010-11 and by $3.4 billion (6.8 per cent) in 2011-12, reflecting continued strength in taxable consumption, dwelling investment and ownership transfer costs.

In the projection years, GST revenue is expected to grow in line with the nominal economy and consumption.

Other sales taxes

Other sales taxes include the luxury car tax, wine equalisation tax and residual liabilities and disputed amounts related to the abolished wholesale sales tax.

Luxury car tax (LCT) revenue is estimated to increase by $110 million (27.6 per cent) in 2009-10 and by $50 million (10.2 per cent) in 2010-11 in line with forecast increases in new motor vehicle sales. Sales and prices at the luxury car end have mirrored the pick-up in cars more generally. LCT revenue is projected to increase over the projection years, reflecting the revised outlook for the economic recovery.

The underlying growth in wine equalisation tax (WET) revenue is expected to move in line with expected total alcohol consumption. WET revenue is expected to grow moderately in 2009-10, reflecting low expected growth in the volume of wine consumption. From 2010-11, WET revenue is expected to grow more strongly, in line with stronger growth in both prices and consumption of wine.

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Statement 5: Revenue

Excise and customs duty revenue

Table 9: Excise and customs duty revenue(a)
	Actual	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m	$m
Excise duty
Petrol	6,461	6,390	6,230	6,280	6,240	6,400
Diesel	6,687	6,840	6,980	7,260	7,510	7,900
Beer	1,974	2,030	2,110	2,180	2,250	2,320
Tobacco	5,654	5,920	5,810	5,970	6,080	6,340
Other excisable products	3,543	3,710	4,100	5,040	4,460	4,520
Of which: Other excisable beverages(b)	862	860	960	1,030	1,130	1,230
Total excise duty revenue	24,319	24,890	25,230	26,730	26,540	27,480
Customs duty
Textiles, clothing and footwear	1,120	830	740	800	840	900
Passenger motor vehicles	1,135	1,150	810	820	820	880
Excise-like goods	2,775	2,960	4,300	4,590	4,775	4,970
Other imports	1,517	1,130	1,160	1,300	1,410	1,510
less: Refunds and drawbacks	272	240	240	240	240	240
Total customs duty revenue	6,276	5,830	6,770	7,270	7,605	8,020
Total excise and customs duty revenue	30,595	30,720	32,000	34,000	34,145	35,500
(a)
The impact of the increase in the tax rate on tobacco products affects both excise and customs duty (reported within the 'excise-like goods' category). The resulting increase in excise duty is largely offset by the expected offshore relocation in 2010-11 of a large tobacco manufacturer, which will then fulfil its tax obligations via customs duty.

(b)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.

Excise duty

Revenue from petrol excise is expected to fall by $70 million (1.1 per cent) in 2009-10, before falling by a further $160 million (2.5 per cent) in 2010-11. This reflects continued falls in petrol production, resulting from manufacturers substituting away from petrol toward the production of more environmentally friendly fuel sources such as blends. This trend towards substituting to more environmentally friendly fuels is expected to continue in 2011-12 and the projection years.

Revenue from diesel excise is expected to increase by $150 million (2.3 per cent) in 2009-10, and by a further $140 million (2.0 per cent) in 2010-11. This is attributable to the improved outlook for the real economy, particularly in the mining, agriculture and construction industries, which are the largest consumers of diesel.

In 2009-10, beer excise is estimated to increase by 2.8 per cent while revenue from other excisable beverages is expected to be flat, reflecting continued subdued consumption of ready-to-drink beverages. Growth in both excises is expected to rise from 2010-11 in line with the improving economy.

On 29 April 2010 the Government announced an increase in tobacco excise to reduce the prevalence of smoking. The impact of this change on excise revenues is partially

5-24

Statement 5: Revenue

offset by the expected relocation of a cigarette producer moving production overseas. The net impact on tobacco excise is a fall by 1.9 per cent in 2010-11. Tobacco excise is expected to remain subdued in the following years as the impact of higher excise and health warnings discourage tobacco consumption.

Table 10: Excise rates(a)
Commodity	Rates applying from 2 Feb 2009 $	Rates applying from 1 Aug 2009 $	Rates applying from 1 Feb 2010 $	Rates applying from 30 Apr 2010 $
Petroleum and other fuel products (per litre)
Gasoline	0.38143	0.38143	0.38143	0.38143
Diesel	0.38143	0.38143	0.38143	0.38143
Ethanol and biodiesel	0.38143	0.38143	0.38143	0.38143
Blends of the above	0.38143	0.38143	0.38143	0.38143
Aviation gasoline	0.02854	0.02854	0.02854	0.02854
Aviation kerosene	0.02854	0.02854	0.02854	0.02854
Other petroleum products	0.38143	0.38143	0.38143	0.38143
Greases (per kilogram)	0.05449	0.05449	0.05449	0.05449
Oils and lubricants, excluding greases (per litre)	0.05449	0.05449	0.05449	0.05449
Beer (per litre of alcohol over 1.15 per cent)
Draught beer, low strength	6.99	7.03	7.14	7.14
Draught beer, mid strength	21.96	22.09	22.42	22.42
Draught beer, high strength	28.74	28.91	29.34	29.34
Other beer, low strength	35.03	35.24	35.77	35.77
Other beer, mid strength	40.82	41.06	41.68	41.68
Other beer, high strength	40.82	41.06	41.68	41.68
Non-commercial, low strength	2.46	2.47	2.51	2.51
Non-commercial, mid and high strength	2.85	2.87	2.91	2.91
Other beverages, not exceeding 10 per cent alcohol content (per litre of alcohol)	69.16	69.57	70.61	70.61
Potable spirits (per litre of alcohol)
Brandy	64.57	64.96	65.93	65.93
Other spirits, exceeding 10 per cent alcohol content	69.16	69.57	70.61	70.61
Cigarettes, cigars and tobacco (tobacco content of 0.8 grams or less per stick)	0.25679	0.25833	0.26220	0.32775
Tobacco products (per kilogram)	321.00	322.93	327.77	409.71
(a)	The rate of excise on crude oil and condensate is not provided in this table as it varies according to the quantity sold, the sale price, and the dates of discovery and development of the oil field.

Customs duty

Customs duties are expected to fall by almost $450 million (7.1 per cent) in 2009-10 in line with the tariff reductions applying from 1 January 2010. Customs duty from general imports is expected to be significantly weaker by almost $390 million (25.5 per cent), while duty from textiles, clothing and footwear is expected to fall by $290 million (25.9 per cent) as the tariff cuts take effect.

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Statement 5: Revenue

Revenue from passenger motor vehicle imports, however, is forecast to increase slightly by $15 million, despite this year’s tariff reduction, reflecting stronger imports of motor vehicles. Duty revenue from imported tobacco is also set to increase by $80 million.

Customs duty revenue is expected to rise by $940 million (16.1 per cent) in 2010-11, owing to a tobacco manufacturer shifting production overseas in 2010. This is expected to raise tobacco customs duty by $1.2 billion (159.5 per cent), although as noted earlier this simply offsets tobacco duty lost under the excise regime.

Customs duty revenue is expected to increase in 2011-12 and in the projection years with growth of 7.4 per cent, 4.6 per cent and 5.5 per cent respectively.

Table 11: Customs duty tariff rates
	Applying from 11 May 2005 Per cent	Applying from 1 January 2010 Per cent	Applying from 1 January 2015 Per cent
General tariff(a)	5	5	5
Passenger motor vehicles(b)	10	5	5
Textiles, clothing and footwear
Clothing and finished textiles	17.5	10	5
Cotton sheeting, fabric, carpet and footwear	10	5	5
Sleeping bags, table linen and footwear parts	7.5	5	5
Tariff concession order	0	0	0
(a)	The general tariff of 5 per cent applies to most manufactured goods. Many goods, including primary products, textiles, clothing and footwear, and other manufactured goods have free rate of duty.
(b)	This category includes new passenger vehicles, off-road, second-hand cars and parts. Used vehicles are subject to an additional impost of $12,000.

Other taxation revenue

Table 12: Other taxation revenue
	Actual	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m	$m
Agricultural levies	620	371	349	355	365	369
Levies other than agriculture	276	473	458	452	607	446
Super guarantee charges	377	450	471	494	516	538
Penalties	61	0	1	0	0	1
Broadcasting license fees	341	306	264	196	249	329
Other taxes	1,278	1,019	963	989	859	1,044
Total other taxation revenue	2,954	2,619	2,506	2,486	2,596	2,727

Other taxation revenue is expected to remain relatively steady over the forward estimates period.

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Statement 5: Revenue

Non-taxation revenue

Table 13: Non-taxation revenue
	Actual	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m	$m
Sales of goods and services
Fees from regulatory services	1,529	2,106	2,198	2,370	2,528	2,646
Other sales of goods and services	4,877	5,593	5,849	5,879	5,630	5,428
Total sales of goods and services	6,406	7,699	8,047	8,249	8,158	8,074
Interest
From other governments	180	190	194	189	184	179
From other sources	4,944	4,379	4,961	5,059	4,903	4,956
Total interest	5,124	4,569	5,155	5,248	5,086	5,135
Dividends
From public sector entities	1,925	6,270	248	335	355	1,131
Other dividends	1,549	1,156	1,078	999	927	862
Total dividends	3,474	7,426	1,326	1,334	1,282	1,993
Other non-taxation revenue
Royalties	1,596	1,311	1,129	1,055	1,128	1,036
Other	3,679	3,682	3,709	4,095	4,355	4,573
Total other non-taxation revenue	5,275	4,993	4,838	5,150	5,483	5,609
Total non-taxation revenue	20,280	24,686	19,365	19,981	20,009	20,811

Non-taxation revenue in 2010-11 is expected to be $5.3 billion (or 21.6 per cent) lower than 2009-10, reflecting reductions in the Reserve Bank of Australia dividend and in fee receipts from eligible financial institutions for the Guarantee Scheme for Large Deposits and Wholesale Funding.

5-27

Statement 5: Revenue

Appendix A: Revenue and receipts forward estimates

Table A1: Australian Government general government (accrual) revenue
	Actual	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	117,086	119,970	130,620	143,580	155,660	167,800
Gross other individuals	32,260	28,500	31,530	35,760	39,220	42,250
less: Refunds	23,569	25,120	25,080	27,480	30,080	32,930
Total individuals and other withholding taxation	125,777	123,350	137,070	151,860	164,800	177,120
Fringe benefits tax	3,581	3,670	4,010	4,190	4,480	4,730
Company tax	60,705	53,650	66,520	78,020	79,880	77,940
Superannuation funds	9,227	5,990	7,170	8,870	10,460	11,000
Resource rent taxes(a)	2,099	1,480	1,860	2,160	7,380	15,920
Memo: Net impact of RSPT	-	-	-	-	3,000	9,000
Income taxation revenue	201,389	188,140	216,630	245,100	267,000	286,710
Sales taxes
Goods and services tax	42,626	46,830	50,000	53,410	56,670	59,870
Wine equalisation tax	707	730	780	840	890	940
Luxury car tax	384	490	540	580	610	650
Other sales taxes	-1	0	0	0	0	0
Total sales taxes	43,716	48,050	51,320	54,830	58,170	61,460
Excise and customs
Excise duty
Petrol	6,461	6,390	6,230	6,280	6,240	6,400
Diesel	6,687	6,840	6,980	7,260	7,510	7,900
Beer	1,974	2,030	2,110	2,180	2,250	2,320
Tobacco	5,654	5,920	5,810	5,970	6,080	6,340
Other excisable products	3,543	3,710	4,100	5,040	4,460	4,520
Of which: Other excisable beverages	862	860	960	1,030	1,130	1,230
Total excise duty revenue	24,319	24,890	25,230	26,730	26,540	27,480
Customs duty
Textiles, clothing and footwear	1,120	830	740	800	840	900
Passenger motor vehicles	1,135	1,150	810	820	820	880
Excise-like goods	2,775	2,960	4,300	4,590	4,775	4,970
Other imports	1,517	1,130	1,160	1,300	1,410	1,510
less: Refunds and drawbacks	272	240	240	240	240	240
Total customs duty revenue	6,276	5,830	6,770	7,270	7,605	8,020
Other indirect taxation
Agricultural levies	620	371	349	355	365	369
Other taxes	2,334	2,248	2,157	2,131	2,231	2,358
Total other indirect taxation revenue	2,954	2,619	2,506	2,486	2,596	2,727
Indirect taxation revenue	77,264	81,389	85,826	91,316	94,911	99,687
Taxation revenue	278,653	269,529	302,456	336,416	361,911	386,397
Sales of goods and services	6,406	7,699	8,047	8,249	8,158	8,074
Interest	5,124	4,569	5,155	5,248	5,086	5,135
Dividends	3,474	7,426	1,326	1,334	1,282	1,993
Other non-taxation revenue	5,275	4,993	4,838	5,150	5,483	5,609
Non-taxation revenue	20,280	24,686	19,365	19,981	20,009	20,811
Total revenue	298,933	294,215	321,822	356,397	381,920	407,208
Memorandum:
Capital gains tax(b)	12,330	7,940	10,390	13,090	16,010	18,400
Medicare levy revenue	8,294	8,200	8,470	9,130	9,830	10,530
(a)
Resource rent taxes include PRRT and gross revenues from the RSPT. The $3 billion in 2012-13 and $9 billion in 2013-14 represents the net impact on receipts across several different revenue heads. This includes the offsetting reductions in company tax (through deductibility), crude oil excise and interactions with other taxes.

(b)	Capital gains tax is part of other individuals, companies and superannuation funds tax. The 2008-09 reported figure is an estimate.

5-28

Statement 5: Revenue

Table A2: Australian Government general government (cash) receipts
	Actual	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	115,899	118,580	129,320	142,420	154,420	166,460
Gross other individuals	30,030	26,640	29,850	34,060	37,390	40,270
less: Refunds	23,569	25,120	25,080	27,480	30,080	32,930
Total individuals and other withholding taxation	122,361	120,100	134,090	149,000	161,730	173,800
Fringe benefits tax	3,399	3,680	3,970	4,150	4,420	4,670
Company tax	9,217	5,910	7,130	8,800	10,380	10,910
Superannuation funds	60,391	51,490	64,160	75,610	77,620	75,730
Resource rent taxes(a)	2,184	1,250	1,740	2,190	7,390	15,930
Memo: Net impact of RSPT	-	-	-	-	3,000	9,000
Income taxation receipts	197,552	182,430	211,090	239,750	261,540	281,040
Sales taxes
Goods and services tax	41,335	44,597	48,019	51,310	54,489	57,629
Wine equalisation tax	693	720	770	830	880	930
Luxury car tax	393	490	540	580	610	650
Other sales taxes	-1	0	0	0	0	0
Total sales taxes	42,420	45,807	49,329	52,720	55,979	59,209
Excise duty
Petrol	6,481	6,330	6,140	6,190	6,240	6,400
Diesel	6,708	6,860	7,000	7,280	7,530	7,900
Beer	1,980	2,030	2,110	2,180	2,250	2,320
Tobacco	5,654	5,920	5,810	5,970	6,080	6,340
Other excisable products	3,551	3,720	4,110	5,050	4,460	4,520
Of which: Other excisable beverages	864	860	960	1,030	1,130	1,230
Total excise duty revenue	24,373	24,860	25,170	26,670	26,560	27,480
Customs duty
Textiles, clothing and footwear	1,116	830	740	800	840	900
Passenger motor vehicles	790	820	580	710	820	880
Excise-like goods	2,775	2,960	4,300	4,590	4,775	4,970
Other imports	1,516	1,120	1,150	1,290	1,400	1,500
less: Refunds and drawbacks	383	380	380	380	380	380
Total customs duty receipts	5,814	5,350	6,390	7,010	7,455	7,870
Other indirect taxation
Agricultural levies	620	371	349	355	365	369
Other taxes	1,848	2,141	2,010	1,861	1,847	2,196
Total other indirect taxation receipts	2,468	2,512	2,359	2,216	2,212	2,565
Indirect taxation receipts	75,075	78,529	83,248	88,616	92,207	97,124
Taxation receipts	272,627	260,959	294,338	328,366	353,747	378,164
Sales of goods and services	6,110	7,657	7,986	8,200	8,089	8,038
Interest received	5,166	4,507	4,976	5,033	4,918	5,027
Dividends	3,398	6,927	2,168	1,427	1,379	2,033
Other non-taxation receipts	5,298	5,151	4,950	5,807	9,881	5,722
Non-taxation receipts	19,973	24,242	20,080	20,468	24,267	20,820
Total receipts	292,600	285,201	314,417	348,834	378,014	398,983
Memorandum:
Capital gains tax(b)	12,330	7,940	10,390	13,090	16,010	18,400
Medicare levy receipts	8,294	8,200	8,470	9,130	9,830	10,530
(a)
Resource rent taxes include PRRT and gross receipts from the RSPT. The $3 billion in 2012-13 and $9 billion in 2013-14 represents the net impact on receipts across several different revenue heads. This includes the offsetting reductions in company tax (through deductibility), crude oil excise and interactions with other taxes.

(b)	Capital gains tax is a component of taxes paid by individuals, companies, and superannuation funds tax. The 2008-09 reported figure is an estimate.

5-29

Statement 5: Revenue

Appendix B: Changes since 2009-10 MYEFO

Table B1: Reconciliation of 2009-10 general government (accrual) revenue
	Estimates		Change on MYEFO
	MYEFO	Budget
	$m	$m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	119,290	119,970	680	0.6
Gross other individuals	29,050	28,500	-550	-1.9
less: Refunds	25,270	25,120	-150	-0.6
Total individuals and other withholding taxation	123,070	123,350	280	0.2
Fringe benefits tax	3,430	3,670	240	7.0
Company tax	54,670	53,650	-1,020	-1.9
Superannuation funds	6,690	5,990	-700	-10.5
Resource rent taxes(a)	1,450	1,480	30	2.1
Income taxation revenue	189,310	188,140	-1,170	-0.6
Sales taxes
Goods and services tax	44,260	46,830	2,570	5.8
Wine equalisation tax	730	730	0	0.0
Luxury car tax	390	490	100	25.6
Total sales taxes	45,380	48,050	2,670	5.9
Excise duty
Petrol	6,390	6,390	0	0.0
Diesel	6,720	6,840	120	1.8
Beer	2,050	2,030	-20	-1.0
Tobacco	5,630	5,920	290	5.2
Other excisable products	3,620	3,710	90	2.5
Of which: Other excisable beverages	940	860	-80	-8.5
Total excise duty revenue	24,410	24,890	480	2.0
Customs duty
Textiles, clothing and footwear	790	830	40	5.1
Passenger motor vehicles	930	1,150	220	23.7
Excise-like goods	2,890	2,960	70	2.4
Other imports	1,460	1,130	-330	-22.6
less: Refunds and drawbacks	240	240	0	0.0
Total customs duty revenue	5,830	5,830	0	0.0
Other indirect taxation
Agricultural levies	371	371	0	0.1
Other taxes	2,207	2,248	41	1.9
Total other indirect taxation revenue	2,578	2,619	41	1.6
Indirect taxation revenue	78,198	81,389	3,191	4.1
Taxation revenue	267,508	269,529	2,021	0.8
Sales of goods and services	7,953	7,699	-255	-3.2
Interest	4,749	4,569	-180	-3.8
Dividends	7,384	7,426	42	0.6
Other non-taxation revenue	4,229	4,993	764	18.1
Non-taxation revenue	24,315	24,686	371	1.5
Total revenue	291,823	294,215	2,392	0.8
(a)	In 2009-10, Resource rent taxes include only PRRT.

5-30

Statement 5: Revenue

Table B2: Reconciliation of 2010-11 general government (accrual) revenue
	Estimates		Change on MYEFO
	MYEFO	Budget
	$m	$m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	125,540	130,620	5,080	4.0
Gross other individuals	29,390	31,530	2,140	7.3
less: Refunds	24,470	25,080	610	2.5
Total individuals and other withholding taxation	130,460	137,070	6,610	5.1
Fringe benefits tax	3,560	4,010	450	12.6
Company tax	58,930	66,520	7,590	12.9
Superannuation funds	8,190	7,170	-1,020	-12.5
Resource rent taxes(a)	1,750	1,860	110	6.3
Income taxation revenue	202,890	216,630	13,740	6.8
Sales taxes
Goods and services tax	47,250	50,000	2,750	5.8
Wine equalisation tax	770	780	10	1.3
Luxury car tax	370	540	170	45.9
Total sales taxes	48,390	51,320	2,930	6.1
Excise duty
Petrol	6,270	6,230	-40	-0.6
Diesel	6,900	6,980	80	1.2
Beer	2,110	2,110	0	0.0
Tobacco	5,600	5,810	210	3.8
Other excisable products	3,950	4,100	150	3.8
Of which: Other excisable beverages	1,040	960	-80	-7.7
Total excise duty revenue	24,830	25,230	400	1.6
Customs duty
Textiles, clothing and footwear	630	740	110	17.5
Passenger motor vehicles	650	810	160	24.6
Excise-like goods	2,970	4,300	1,330	44.8
Other imports	1,600	1,160	-440	-27.5
less: Refunds and drawbacks	240	240	0	0.0
Total customs duty revenue	5,610	6,770	1,160	20.7
Other indirect taxation
Agricultural levies	355	349	-6	-1.7
Other taxes	2,262	2,157	-104	-4.6
Total other indirect taxation revenue	2,617	2,506	-110	-4.2
Indirect taxation revenue	81,447	85,826	4,380	5.4
Taxation revenue	284,337	302,456	18,120	6.4
Sales of goods and services	8,565	8,047	-518	-6.0
Interest	4,856	5,155	299	6.2
Dividends	2,228	1,326	-902	-40.5
Other non-taxation revenue	3,909	4,838	928	23.7
Non-taxation revenue	19,558	19,365	-193	-1.0
Total revenue	303,895	321,822	17,927	5.9
(a)	In 2010-11, Resource rent taxes include only PRRT.

5-31

Statement 5: Revenue

Table B3: Reconciliation of 2009-10 general government (cash) receipts
	Estimates		Change on MYEFO
	MYEFO	Budget
	$m	$m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	118,000	118,580	580	0.5
Gross other individuals	27,000	26,640	-360	-1.3
less: Refunds	25,270	25,120	-150	-0.6
Total individuals and other withholding taxation	119,730	120,100	370	0.3
Fringe benefits tax	3,390	3,680	290	8.6
Company tax	6,650	5,910	-740	-11.1
Superannuation funds	52,650	51,490	-1,160	-2.2
Resource rent taxes(a)	1,530	1,250	-280	-18.3
Income taxation receipts	183,950	182,430	-1,520	-0.8
Sales taxes
Goods and services tax	42,512	44,597	2,085	4.9
Wine equalisation tax	720	720	0	0.0
Luxury car tax	390	490	100	25.6
Total sales taxes	43,622	45,807	2,185	5.0
Excise duty
Petrol	6,330	6,330	0	0.0
Diesel	6,740	6,860	120	1.8
Beer	2,050	2,030	-20	-1.0
Tobacco	5,630	5,920	290	5.2
Other excisable products	3,630	3,720	90	2.5
Of which: Other excisable beverages	940	860	-80	-8.5
Total excise duty receipts	24,380	24,860	480	2.0
Customs duty
Textiles, clothing and footwear	790	830	40	5.1
Passenger motor vehicles	600	820	220	36.7
Excise-like goods	2,890	2,960	70	2.4
Other imports	1,450	1,120	-330	-22.8
less: Refunds and drawbacks	380	380	0	0.0
Total customs duty receipts	5,350	5,350	0	0.0
Other indirect taxation
Agricultural levies	371	371	0	0.1
Other taxes	2,066	2,141	75	3.6
Total other indirect taxation receipts	2,437	2,512	75	3.1
Indirect taxation receipts	75,789	78,529	2,740	3.6
Taxation receipts	259,739	260,959	1,220	0.5
Sales of goods and services	7,941	7,657	-284	-3.6
Interest	4,684	4,507	-177	-3.8
Dividends	6,885	6,927	42	0.6
Other non-taxation receipts	4,359	5,151	792	18.2
Non-taxation receipts	23,869	24,242	373	1.6
Total receipts	283,608	285,201	1,593	0.6
(a)	In 2009-10, Resource rent taxes include only PRRT.

5-32

Statement 5: Revenue

Table B4: Reconciliation of 2010-11 general government (cash) receipts
	Estimates		Change on MYEFO
	MYEFO	Budget
	$m	$m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	124,390	129,320	4,930	4.0
Gross other individuals	27,430	29,850	2,420	8.8
less: Refunds	24,470	25,080	610	2.5
Total individuals and other withholding taxation	127,350	134,090	6,740	5.3
Fringe benefits tax	3,520	3,970	450	12.8
Company tax	8,140	7,130	-1,010	-12.4
Superannuation funds	56,500	64,160	7,660	13.6
Resource rent taxes(a)	1,660	1,740	80	4.8
Income taxation receipts	197,170	211,090	13,920	7.1
Sales taxes
Goods and services tax	45,160	48,019	2,859	6.3
Wine equalisation tax	760	770	10	1.3
Luxury car tax	370	540	170	45.9
Total sales taxes	46,290	49,329	3,039	6.6
Excise duty
Petrol	6,180	6,140	-40	-0.6
Diesel	6,920	7,000	80	1.2
Beer	2,110	2,110	0	0.0
Tobacco	5,600	5,810	210	3.8
Other excisable products	3,950	4,110	160	4.1
Of which: Other excisable beverages	1,040	960	-80	-7.7
Total excise duty receipts	24,760	25,170	410	1.7
Customs duty
Textiles, clothing and footwear	630	740	110	17.5
Passenger motor vehicles	420	580	160	38.1
Excise-like goods	2,970	4,300	1,330	44.8
Other imports	1,590	1,150	-440	-27.7
less: Refunds and drawbacks	380	380	0	0.0
Total customs duty receipts	5,230	6,390	1,160	22.2
Carbon Pollution Reduction Scheme	820	0	-820	-100.0
Other indirect taxation
Agricultural levies	355	349	-6	-1.7
Other taxes	2,091	2,010	-82	-3.9
Total other indirect taxation receipts	2,446	2,359	-88	-3.6
Indirect taxation receipts	79,546	83,248	3,701	4.7
Taxation receipts	276,716	294,338	17,621	6.4
Sales of goods and services	8,559	7,986	-573	-6.7
Interest	4,684	4,976	293	6.2
Dividends	3,076	2,168	-908	-29.5
Other non-taxation receipts	4,096	4,950	853	20.8
Non-taxation receipts	20,415	20,080	-335	-1.6
Total receipts	297,131	314,417	17,286	5.8
(a)	In 2010-11, Resource rent taxes include only PRRT.

5-33

Statement 5: Revenue

Appendix C: Revenue and receipts history and forecasts

Table C1: Australian Government (accrual) revenue
	2001-02	2002-03	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
									(est)	(est)	(est)	(proj)	(proj)
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	79,822	84,640	90,095	98,250	103,811	107,809	114,700	117,086	119,970	130,620	143,580	155,660	167,800
Gross other individuals	17,237	18,314	21,010	24,003	25,859	26,952	31,036	32,260	28,500	31,530	35,760	39,220	42,250
less: Refunds	10,637	11,651	12,325	13,734	15,239	17,147	19,601	23,569	25,120	25,080	27,480	30,080	32,930
Total individuals and other withholding	86,422	91,303	98,779	108,519	114,431	117,614	126,135	125,777	123,350	137,070	151,860	164,800	177,120
Fringe benefits tax	4,032	3,154	3,642	3,476	4,084	3,754	3,796	3,581	3,670	4,010	4,190	4,480	4,730
Superannuation funds	4,171	4,896	5,785	6,410	6,705	7,879	11,988	9,227	5,990	7,170	8,870	10,460	11,000
Company tax	27,133	33,365	36,337	43,106	48,987	58,538	64,790	60,705	53,650	66,520	78,020	79,880	77,940
Resource rent taxes(a)	1,306	1,715	1,165	1,465	1,991	1,594	1,871	2,099	1,480	1,860	2,160	7,380	15,920
Memo: Net impact of RSPT												3,000	9,000
Income taxation revenue	123,064	134,432	145,709	162,974	176,198	189,378	208,579	201,389	188,140	216,630	245,100	267,000	286,710
Sales taxes
Goods and services tax	27,389	31,257	34,121	35,975	39,118	41,208	44,381	42,626	46,830	50,000	53,410	56,670	59,870
Wine equalisation tax	648	673	705	693	657	651	661	707	730	780	840	890	940
Luxury car tax	220	261	336	302	331	365	464	384	490	540	580	610	650
Other sales taxes(b)	-77	-39	-38	-13	-19	60	-19	-1	0	0	0	0	0
Total sales taxes	28,180	32,153	35,122	36,957	40,086	42,284	45,486	43,716	48,050	51,320	54,830	58,170	61,460
Excise duty
Fuel excise	12,793	13,337	13,529	14,350	14,073	14,653	15,085	15,592	15,840	16,110	17,300	16,830	17,330
Other excise	6,837	7,450	7,539	7,631	7,854	8,082	8,441	8,727	9,050	9,120	9,430	9,710	10,150
Total excise duty	19,630	20,787	21,068	21,981	21,927	22,734	23,526	24,319	24,890	25,230	26,730	26,540	27,480
Customs duty	5,214	5,573	5,622	5,548	4,988	5,644	6,070	6,276	5,830	6,770	7,270	7,605	8,020
Other indirect taxation
Agricultural levies	550	586	603	584	610	608	611	620	371	349	355	365	369
Other taxes	1,573	1,672	1,835	1,899	1,908	1,862	1,957	2,334	2,248	2,157	2,131	2,231	2,358
Total other indirect taxation revenue	2,123	2,258	2,438	2,483	2,518	2,470	2,567	2,954	2,619	2,506	2,486	2,596	2,727
Indirect taxation revenue	55,146	60,770	64,250	66,969	69,518	73,132	77,650	77,264	81,389	85,826	91,316	94,911	99,687
Taxation revenue	178,210	195,203	209,959	229,943	245,716	262,510	286,229	278,653	269,529	302,456	336,416	361,911	386,397

5-34

Statement 5: Revenue

Table C1: Australian Government (accrual) revenue (continued)
2001-02	2002-03	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
								(est)	(est)	(est)	(proj)	(proj)
$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Interest received	1,188	1,185	1,304	1,621	2,437	3,921	5,558	5,124	4,569	5,155	5,248	5,086	5,135
Dividends and other	11,090	10,535	10,905	10,943	13,085	11,979	11,942	15,155	20,118	14,211	14,734	14,923	15,676
Non-taxation revenue	12,278	11,720	12,209	12,564	15,522	15,900	17,500	20,280	24,686	19,365	19,981	20,009	20,811
Total revenue	190,488	206,922	222,168	242,507	261,238	278,410	303,729	298,933	294,215	321,822	356,397	381,920	407,208
(a)
Resource rent taxes include PRRT and gross revenues from the RSPT. The $3 billion in 2012-13 and $9 billion in 2013-14 represents the net impact on receipts across several different revenue heads. This includes the offsetting reductions in company tax (through deductibility), crude oil excise and interactions with other taxes.

(b)	'Other sales taxes' includes wholesale sales tax which was abolished in 2000-01.

5-35

Statement 5: Revenue

Table C2: Major categories of (accrual) revenue as a proportion of gross domestic product
	Income tax									Indirect taxation revenue
	Gross ITW	Gross other ind.	Refunds	Total ind. & w'holding	FBT	Super funds	Companies	RRT(a)	Total income tax(b)	Sales tax(b)	Excise & Customs duty	Other tax	Total indirect tax	Total tax revenue	Total non-tax revenue	Total revenue
	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%
1999-00	12.2	2.1	1.6	12.7	0.6	0.6	3.7	0.2	17.8	2.4	2.7	0.2	5.3	23.1	2.1	25.2
2000-01	10.7	1.9	1.6	11.0	0.5	0.7	5.0	0.3	17.6	3.6	3.3	0.3	7.2	24.8	1.4	26.3
2001-02	10.5	2.3	1.4	11.4	0.5	0.5	3.6	0.2	16.2	3.7	3.3	0.3	7.3	23.5	1.6	25.1
2002-03	10.5	2.3	1.4	11.4	0.4	0.6	4.1	0.2	16.7	4.0	3.3	0.3	7.6	24.3	1.5	25.7
2003-04	10.4	2.4	1.4	11.4	0.4	0.7	4.2	0.1	16.8	4.1	3.1	0.3	7.4	24.3	1.4	25.7
2004-05	10.6	2.6	1.5	11.7	0.4	0.7	4.7	0.2	17.6	4.0	3.0	0.3	7.2	24.8	1.4	26.2
2005-06	10.4	2.6	1.5	11.4	0.4	0.7	4.9	0.2	17.6	4.0	2.7	0.3	6.9	24.6	1.6	26.1
2006-07	9.9	2.5	1.6	10.8	0.3	0.7	5.4	0.1	17.4	3.9	2.6	0.2	6.7	24.1	1.5	25.5
2007-08	9.7	2.6	1.7	10.7	0.3	1.0	5.5	0.2	17.7	3.8	2.5	0.2	6.6	24.2	1.5	25.7
2008-09	9.3	2.6	1.9	10.0	0.3	0.7	4.8	0.2	16.0	3.5	2.4	0.2	6.1	22.1	1.6	23.7
2009-10 est	9.3	2.2	1.9	9.5	0.3	0.5	4.1	0.1	14.5	3.7	2.4	0.2	6.3	20.8	1.9	22.7
2010-11 est	9.3	2.2	1.8	9.8	0.3	0.5	4.7	0.1	15.4	3.7	2.3	0.2	6.1	21.5	1.4	22.9
2011-12 est	9.7	2.4	1.8	10.2	0.3	0.6	5.2	0.1	16.5	3.7	2.3	0.2	6.1	22.6	1.3	24.0
2012-13 proj	9.9	2.5	1.9	10.5	0.3	0.7	5.1	0.5	17.0	3.7	2.2	0.2	6.0	23.1	1.3	24.3
2013-14 proj	10.1	2.5	2.0	10.7	0.3	0.7	4.7	1.0	17.3	3.7	2.1	0.2	6.0	23.3	1.3	24.6
(a)	Resource rent taxes include PRRT and gross revenues from the RSPT.
(b)	Sales taxes include wholesale sales tax which was abolished in 2000-01.

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Statement 5: Revenue

Table C3: Australian Government (cash) receipts
	2001-02	2002-03	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
									(est)	(est)	(est)	(proj)	(proj)
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	78,983	84,134	89,638	97,304	103,120	107,119	113,982	115,899	118,580	129,320	142,420	154,420	166,460
Gross other individuals	16,290	17,436	19,935	22,554	24,895	25,797	29,525	30,030	26,640	29,850	34,060	37,390	40,270
less: Refunds	10,637	11,651	12,325	13,734	15,244	17,145	19,601	23,569	25,120	25,080	27,480	30,080	32,930
Total individuals and other withholding	84,636	89,919	97,247	106,123	112,770	115,770	123,906	122,361	120,100	134,090	149,000	161,730	173,800
Fringe benefits tax	3,632	3,459	3,590	3,703	4,049	3,761	3,856	3,399	3,680	3,970	4,150	4,420	4,670
Superannuation funds	4,373	4,840	5,551	6,248	6,368	8,211	12,054	9,217	5,910	7,130	8,800	10,380	10,910
Company tax	27,230	32,752	36,101	40,404	48,960	57,100	61,700	60,391	51,490	64,160	75,610	77,620	75,730
Resource rent taxes(a)	1,361	1,712	1,168	1,459	1,917	1,510	1,686	2,184	1,250	1,740	2,190	7,390	15,930
Memo: Net impact of RSPT												3,000	9,000
Income taxation receipts	121,233	132,681	143,658	157,937	174,063	186,353	203,202	197,552	182,430	211,090	239,750	261,540	281,040
Sales taxes
Goods and services tax	26,764	30,713	33,069	35,184	37,342	39,614	42,424	41,335	44,597	48,019	51,310	54,489	57,629
Wine equalisation tax	640	669	704	682	656	650	665	693	720	770	830	880	930
Luxury car tax	220	261	335	298	322	364	452	393	490	540	580	610	650
Other sales taxes(b)	-75	-72	-48	-10	-16	-6	0	-1	0	0	0	0	0
Total sales taxes	27,549	31,571	34,060	36,154	38,304	40,621	43,541	42,420	45,807	49,329	52,720	55,979	59,209
Excise duty
Fuel excise	12,779	13,283	13,540	14,276	13,992	14,663	15,252	15,637	15,810	16,050	17,240	16,850	17,330
Other excise	6,837	7,450	7,539	7,612	7,822	8,086	8,474	8,736	9,050	9,120	9,430	9,710	10,150
Total excise duty	19,616	20,733	21,079	21,888	21,814	22,749	23,727	24,373	24,860	25,170	26,670	26,560	27,480
Customs duty	4,625	4,982	5,038	5,012	4,488	5,063	5,561	5,814	5,350	6,390	7,010	7,455	7,870
Other indirect taxation
Agricultural levies	550	586	603	584	610	608	611	620	371	349	355	365	369
Other taxes	1,535	1,578	1,655	1,740	1,936	1,999	1,734	1,848	2,141	2,010	1,861	1,847	2,196
Total other indirect taxation receipts	2,085	2,164	2,258	2,324	2,546	2,607	2,345	2,468	2,512	2,359	2,216	2,212	2,565
Indirect taxation receipts	53,874	59,450	62,435	65,377	67,152	71,039	75,174	75,075	78,529	83,248	88,616	92,207	97,124
Taxation receipts	175,107	192,132	206,092	223,314	241,215	257,392	278,376	272,627	260,959	294,338	328,366	353,747	378,164

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Statement 5: Revenue

Table C3: Australian Government (cash) receipts (continued)
2001-02	2002-03	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
								(est)	(est)	(est)	(proj)	(proj)
$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$
Interest received	918	982	1,056	1,400	2,325	3,731	4,769	5,166	4,507	4,976	5,033	4,918	5,027
Dividends and other	11,563	11,500	10,627	11,271	12,403	11,514	11,772	14,806	19,735	15,103	15,434	19,349	15,793
Non-taxation receipts	12,481	12,482	11,683	12,670	14,728	15,245	16,540	19,973	24,242	20,080	20,468	24,267	20,820
Total receipts	187,588	204,614	217,776	235,985	255,943	272,637	294,917	292,600	285,201	314,417	348,834	378,014	398,983
(a)
Resource rent taxes include PRRT and gross receipts from the RSPT. The $3 billion in 2012-13 and $9 billion in 2013-14 represents the net impact on receipts across several different revenue heads. This includes the offsetting reductions in company tax (through deductibility), crude oil excise and interactions with other taxes.

(b)	Sales taxes include wholesale sales tax which was abolished in 2000-01.

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Statement 5: Revenue

Table C4: Major categories of (cash) receipts as a proportion of gross domestic product(a)
Income tax									Indirect taxation revenue
Gross ITW	Gross other ind.(b)	Refunds	Total ind. & w'holding	FBT	Super funds	Companies	RRT(c)	Total income tax	Sales tax(d)	Excise & Customs duty	Other tax	Total indirect tax	Total tax receipts	Total non-tax receipts	Total receipts
%	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%
1977-78	10.2	2.4	0.9	11.6	0.0	0.0	2.9	0.0	14.6	1.7	3.7	0.4	5.8	20.4	2.5	22.8
1978-79	9.7	2.0	0.9	10.9	0.0	0.0	2.6	0.0	13.4	1.5	4.4	0.4	6.3	19.7	2.3	22.0
1979-80	10.0	2.1	0.8	11.3	0.0	0.0	2.5	0.0	13.8	1.4	4.8	0.4	6.6	20.4	2.1	22.5
1980-81	10.1	2.2	0.8	11.6	0.0	0.0	3.1	0.0	14.7	1.4	5.0	0.3	6.7	21.4	2.2	23.6
1981-82	10.8	2.2	0.8	12.2	0.0	0.0	2.9	0.0	15.0	1.6	4.6	0.3	6.5	21.5	2.1	23.6
1982-83	11.1	2.2	1.0	12.2	0.0	0.0	2.5	0.0	14.8	1.8	4.7	0.3	6.8	21.6	2.3	24.0
1983-84	10.7	2.1	1.1	11.7	0.0	0.0	2.1	0.0	13.8	1.9	4.8	0.4	7.1	21.0	2.4	23.4
1984-85	11.2	2.3	0.9	12.6	0.0	0.0	2.4	0.0	15.0	2.1	4.9	0.5	7.5	22.5	2.5	24.9
1985-86	11.5	2.6	1.3	12.7	0.0	0.0	2.3	0.0	15.1	2.2	4.9	0.4	7.4	22.5	2.8	25.4
1986-87	11.7	3.0	1.3	13.5	0.2	0.0	2.3	0.0	16.0	2.2	4.6	0.4	7.2	23.2	2.9	26.1
1987-88	11.3	3.0	1.3	13.0	0.3	0.0	2.7	0.0	16.0	2.3	4.2	0.4	7.0	23.0	2.6	25.5
1988-89	11.7	2.7	1.4	13.1	0.3	0.0	2.8	0.0	16.1	2.5	3.5	0.4	6.5	22.6	2.0	24.5
1989-90	11.4	2.5	1.4	12.5	0.3	0.1	3.2	0.0	16.0	2.5	3.4	0.3	6.2	22.2	1.9	24.2
1990-91	11.1	2.7	1.6	12.2	0.3	0.3	3.4	0.1	16.2	2.2	3.3	0.4	5.9	22.1	1.8	23.9
1991-92	10.8	2.1	1.8	11.1	0.3	0.3	3.1	0.2	15.1	2.1	3.0	0.3	5.4	20.4	2.0	22.4
1992-93	10.6	1.9	1.7	10.8	0.3	0.3	2.9	0.3	14.6	2.1	2.9	0.2	5.2	19.8	2.0	21.7
1993-94	10.6	1.8	1.5	10.9	0.3	0.3	2.7	0.2	14.4	2.2	3.0	0.2	5.4	19.8	2.2	22.0
1994-95	10.8	1.9	1.6	11.1	0.5	0.4	3.1	0.2	15.3	2.3	3.1	0.2	5.7	21.0	1.7	22.7
1995-96	11.3	1.9	1.6	11.6	0.6	0.3	3.4	0.1	16.1	2.4	3.0	0.2	5.7	21.7	1.6	23.4
1996-97	11.5	2.1	1.6	12.1	0.6	0.5	3.4	0.2	16.8	2.4	3.0	0.2	5.5	22.3	1.6	23.9
1997-98	11.7	2.0	1.6	12.2	0.5	0.5	3.3	0.2	16.7	2.4	2.9	0.2	5.5	22.1	1.6	23.8

5-39

Statement 5: Revenue

Table C4: Major categories of (cash) receipts as a proportion of gross domestic product(a) (continued)
Income tax									Indirect taxation revenue
Gross ITW	Gross other ind.(b)	Refunds	Total ind. & w'holding	FBT	Super funds	Companies	RRT(c)	Total income tax	Sales tax(d)	Excise & Customs duty	Other tax	Total indirect tax	Total tax receipts	Total non-tax receipts	Total receipts
%	%	%	%	%	%	%	%	%	%	%	%	%	%	%
1998-99	12.1	2.1	1.7	12.5	0.5	0.6	3.3	0.1	17.1	2.4	2.8	0.0	5.2	22.2	2.2	24.4
1999-00	12.2	2.0	1.6	12.6	0.6	0.6	3.7	0.2	17.6	2.3	2.7	0.2	5.2	22.8	2.2	25.0
2000-01	10.6	1.9	1.6	10.9	0.5	0.7	4.5	0.3	16.9	3.6	3.3	0.2	7.2	24.0	1.8	25.8
2001-02	10.4	2.1	1.4	11.1	0.5	0.6	3.6	0.2	16.0	3.6	3.2	0.3	7.1	23.1	1.6	24.7
2002-03	10.5	2.2	1.4	11.2	0.4	0.6	4.1	0.2	16.5	3.9	3.2	0.3	7.4	23.9	1.6	25.4
2003-04	10.4	2.3	1.4	11.2	0.4	0.6	4.2	0.1	16.6	3.9	3.0	0.3	7.2	23.8	1.4	25.2
2004-05	10.5	2.4	1.5	11.5	0.4	0.7	4.4	0.2	17.0	3.9	2.9	0.3	7.1	24.1	1.4	25.5
2005-06	10.3	2.5	1.5	11.3	0.4	0.6	4.9	0.2	17.4	3.8	2.6	0.3	6.7	24.1	1.5	25.6
2006-07	9.8	2.4	1.6	10.6	0.3	0.8	5.2	0.1	17.0	3.7	2.5	0.2	6.5	23.6	1.4	25.0
2007-08	9.6	2.5	1.7	10.5	0.3	1.0	5.2	0.1	17.2	3.7	2.5	0.2	6.4	23.6	1.4	25.0
2008-09	9.2	2.4	1.9	9.7	0.3	0.7	4.8	0.2	15.7	3.4	2.4	0.2	6.0	21.7	1.6	23.2
2009-10 est	9.2	2.1	1.9	9.3	0.3	0.5	4.0	0.1	14.1	3.5	2.3	0.2	6.1	20.2	1.9	22.0
2010-11 est	9.2	2.1	1.8	9.5	0.3	0.5	4.6	0.1	15.0	3.5	2.2	0.2	5.9	21.0	1.4	22.4
2011-12 est	9.6	2.3	1.8	10.0	0.3	0.6	5.1	0.1	16.1	3.5	2.3	0.1	6.0	22.1	1.4	23.5
2012-13 proj	9.8	2.4	1.9	10.3	0.3	0.7	4.9	0.5	16.7	3.6	2.2	0.1	5.9	22.5	1.5	24.1
2013-14 proj	10.0	2.4	2.0	10.5	0.3	0.7	4.6	1.0	17.0	3.6	2.1	0.2	5.9	22.8	1.3	24.1
(a)	Figures up to and including 1998-99 are based on the old Commonwealth Budget Sector cash accounting framework. Figures from 1999-2000 are on an Australian Government general government GFS basis.
(b)	Gross other individuals includes amounts previously collected under the Prescribed Payments System and Reportable Payments System between 1983-84 and 1999-00.
(c)	Resource rent taxes include PRRT and gross receipts from the RSPT.
(d)	Sales taxes include wholesale sales tax which was abolished in 2000-01.

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Statement 5: Revenue

Appendix D: Forecast methodology
and performance

The Government’s revenue estimates are prepared using a ‘base plus growth’ methodology. The last known outcome (2008-09 for the 2010-11 Budget) is used as the base to which estimated growth rates are applied, resulting in revenue estimates for the current and future years. The growth rates are determined from forecasts for a large range of economic data, many of which are described in Statement 2.

The smaller and relatively simple heads of revenue, such as luxury car tax and many of the excises, are forecast by mapping an appropriate economic parameter growth rate forecast directly to the tax growth rate. Most of the large and complex heads of revenue, such as personal and company income taxes, are forecast by mapping appropriate economic parameter growth rates to the various income, expense and deduction items on the relevant tax returns. An estimate of total tax payable is then calculated by applying the statutory rates to the estimated income base. Timing models based on past payment behaviour assist in determining whether this tax will be paid in the year the income is earned, such as for pay-as-you-go withholding tax, or in future years, such as for individuals’ refunds.

Other information affecting revenue forecasts includes known tax collections for the current year, new policy, and properties of the calendar (for example, more pay-as-you-go withholding tax is paid on a Thursday than any other day so years with 53 Thursdays will result in more revenue than years with 52 Thursdays).

The Government’s revenue forecasts, like all forecasts, are subject to a margin of error. With the exception of 2008-09, the discernable trend since 2000-01 has been for revenue forecasts to underpredict revenue outcomes (Chart D1). For example, the 2007-08 Budget forecast taxation revenue to grow by 4.8 per cent in 2007-08, compared to the outcome of 9.3 per cent, a forecast error of 4.5 percentage points. In 2008-09, reflecting the global financial crisis, the outcome for revenue in 2008-09 was significantly lower than the 2008-09 Budget forecast (shown as a pale blue column in Chart D1).

The revenue forecasting error may be split into three underlying sources: errors in the forecasts of the economy underpinning the revenue forecasts; errors in translating the economy to revenue forecasts; and miscellaneous factors such as post-Budget government policy decisions, court decisions regarding tax law interpretation, changes in ATO compliance activities and their success, and revisions to historical economic data. Note that there may also be secondary errors relating to the timing of the payments of tax: even if the forecasts were accurate, revenue may be recorded in the fiscal year before or after it was expected.

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Statement 5: Revenue

Chart D1: Absolute Budget forecast error on taxation revenue growth(a)
(excluding GST)

(a)	Negative forecast errors are shown as pale blue columns.
Source: Treasury estimates.

Chart D2 shows the relationship between forecast errors of the economy and tax revenue over recent years. The dotted lines in Chart D2 represent a theoretical range for the relationship between the economic and revenue forecasting errors.

•
Nominal non-farm GDP has been chosen as a broad indicator of the economic forecasts. Not all tax revenues are closely linked to GDP — capital gains tax (CGT) for example — and some of the sources of error described above are independent of economic conditions. So the relationship in the chart will only be approximate. The lines assume a revenue forecasting error of plus or minus 0.5 per cent if there is zero error on the economic forecasts.

•
On average, economic forecasting errors will be magnified in the forecasting errors for revenue growth due to the progressive nature of personal income tax. The lower and upper lines assume aggregate elasticities (of revenue with respect to nominal non-farm GDP) of 1.0 and 1.5 respectively, which are consistent with theoretical models of the tax system after broadly allowing for uncertainties such as capital gains tax and the timing of payments.

Broadly, points below this range represent forecasts of tax revenue growth that were too high, given the economic growth forecasts, and points above the range represent forecasts of tax revenue growth that were too low, given the economic growth forecasts.

•
For example, in 2002-03 nominal GDP growth turned out to be around ¾ of a percentage point higher than forecast but growth in tax revenue was almost 4 percentage points higher than forecast — higher than the around 1 percentage

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Statement 5: Revenue

point error that the rule of thumb suggests should be theoretically associated with an economic forecasting error of that magnitude.

Chart D2: Absolute Budget forecast errors on nominal non-farm GDP growth and taxation revenue growth (excluding GST) (a)

(a)	Negative forecast errors are shown as pale blue circles.
Note: The lower line combines a base error of 0.5 per cent with an elasticity of 1.0, and the upper line combines a base error of +0.5 per cent with an elasticity of 1.5.
Source: Treasury estimates.

Tax revenue in 2007-08 and 2008-09 was strongly affected by unforeseen movements in CGT. Revenue in 2007-08 was bolstered by around $18 billion of CGT, an increase of more than 50 per cent from the previous year. Revenue in 2008-09 was affected in reverse, as plunging stock prices led to a fall in CGT of greater than 30 per cent. Abstracting from CGT, the estimated forecast errors on tax revenue in 2007-08 and 2008-09 were much closer to the expected range, given the error on nominal non-farm GDP.

Nominal GDP was overforecast for 2008-09 by around 2.5 percentage points, resulting in a much larger overforecast for revenue of around 6.5 percentage points. This high implied elasticity is due partly to overforecasting CGT and partly to compositional changes in GDP associated with an economic downturn, as described in Box 1 of Statement 5.

After allowing for economic forecast error, revenue has been most seriously under estimated in 2000-01, 2002-03 and 2004-05, pointing to problems with revenue forecasting methodology in those years. In recent years, forecasting methodology has been improved: see Box 5.2 in the 2007-08 Budget, Box 5.2 in the 2006-07 Budget and Box 5.1 in the 2005-06 Budget. While the number of observations is small, the revenue forecast outcomes in 2005-06, 2006-07 and 2007-08 illustrate the benefits of the improved forecasting methodology.

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Statement 5: Revenue

Appendix E: Taxation revenue recognition

There are different methods of accounting for taxation revenue. Each method of revenue recognition results in estimates and outcomes that may be significantly different from those produced using other methods.

Accrual accounting was introduced by the Australian Government for the 1999-2000 Budget. Before then, all estimates and outcomes were reported only on a cash basis. Cash recognition still plays a role in budgeting and outcomes reporting, with both accrual and cash taxation estimates and outcomes reported in the Budget Papers. Furthermore, there are also different methods for recognising accrual revenue.

This appendix provides an explanation of the different revenue recognition methods that apply to the various taxation revenue heads.

Revenue recognition methods

Cash recognition

Under cash recognition, which is also referred to as receipts recognition, taxation receipts are accounted for at the time a taxation payment is received by the relevant authority. The receipt may be a different amount from the taxation liability and result in a subsequent amended (refund or debit) assessment. The receipt may also be received in a period different from that to which the taxation liability relates.

Cash recognition is an integral part of budget reporting as a cash flow statement must be prepared under the accrual accounting frameworks on which the budget must be based. It also provides additional information about the structure of taxation. Cash data are available over a much longer period — accrual data are only available since 1999-2000 — and are therefore often used for time series analysis.

Accrual revenue recognition

The AAS and GFS standards for accrual accounting (refer to Appendix A in Statement 3 for an explanation of these reporting standards) require that taxation revenue be recognised in the reporting period in which the underlying economic transaction occurs, such as when the taxpayer earns the income that is subsequently subject to taxation. This is referred to as the economic transactions method (ETM). However, the standards permit reporting using an alternative approach when there is an inability to reliably measure taxation revenues using ETM.

Currently, ETM has been determined not to be a reliable measure for several significant revenue heads — individuals and other withholding taxation, company income taxation and superannuation taxation. These revenue heads, which collectively account for the majority of total revenue, are recognised using the taxation liability method (TLM) rather than ETM.

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Statement 5: Revenue

Under TLM, taxation revenue is accounted for at the time a taxpayer makes a payment or self assessment or when an assessment of a taxation liability is raised by the relevant authority (for example, the Australian Taxation Office). This method retains some elements of cash revenue recognition — for example, revenue is recognised when cash payment occurs if it is prior to an assessment being raised.

The point of revenue recognition under ETM and TLM can sometimes be in different periods — for example, a taxation return for the 2007-08 income year lodged in October 2008, and which results in a new taxation liability or a refund, would be recognised in the 2007-08 financial year under ETM and in the 2008-09 financial year under TLM. In this case, ETM requires that outcomes for 2007-08 include an estimation of liabilities or revenue relating to activities in 2007-08 that are likely to be identified in subsequent periods. TLM outcomes do not incorporate this estimation, as only currently identified taxation liabilities are reported. Consequently, aggregate TLM revenue outcomes are usually known with relative certainty, although there can be estimation issues involved in allocating aggregate amounts between different heads of revenue.

History of accrual revenue recognition

From 1999-2000 to 2005-06, all accrual taxation revenue was recognised in budget documents on a TLM basis. From the 2006-07 Budget, ETM revenue recognition has been adopted for all revenue heads where the ETM revenue can be reliably estimated. This generally occurs where the economic activity, the identification of the liability and the receipt of the payment all occur with little or no lag and, consequently, the ETM and TLM (and cash) recognition methods produce relatively consistent results.

TLM revenue recognition continues to be used where ETM estimates are considered unreliable. At present, this is limited to individuals and other withholding taxation, company income taxation and superannuation taxation, but this will be reviewed periodically. ETM estimates and outcomes are inherently more volatile for these revenue heads, mainly because they incorporate the estimation of significant levels of liabilities likely to be identified in future periods. This additional level of estimation would increase the likelihood of differences between the revenue estimates and outcomes, with consequent impacts on the budget balances. This greater level of uncertainty would make the implementation of fiscal policy more problematic than if these revenue heads continue to be recognised using TLM.

5-45

Statement 5: Revenue

Differences between the accrual and cash taxation revenue estimates

Table E1: Estimates of taxation revenue on an accrual and cash basis
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$b	$b	$b	$b	$b
Taxation revenue (accrual)	269.5	302.5	336.4	361.9	386.4
Taxation receipts (cash)	261.0	294.3	328.4	353.7	378.2
Difference (accrual less cash)	8.6	8.1	8.0	8.2	8.2
Memorandum items:
ACIS(a)	0.3	0.2	0.1	0.0	0.0
Net receivables	4.1	3.5	3.3	3.2	3.1
Write-offs of bad and doubtful debts	1.6	1.9	2.1	2.3	2.4
Penalty remissions	2.3	1.9	2.1	2.2	2.4
Other	0.3	0.6	0.5	0.5	0.3
Total	8.6	8.1	8.0	8.2	8.2
(a)	Automotive Competitiveness and Investment Scheme.

Automotive Competitiveness and Investment Scheme

The Automotive Competitiveness and Investment Scheme (ACIS) operates by providing customs duty credits to exporters of Australian automotive products. The credits can be offset against future customs duty on specific imports.

Under accrual accounting, an expense is recognised when the ACIS credits are issued. Later, specified imports generate a customs duty liability and customs duty accrual revenue is recognised. Under cash accounting no cash payments are made upon the issue of ACIS credits, and when ACIS credits are used to offset the customs duty liability on specified imports no customs duty cash is received. Therefore, accrual accounting recognises the gross customs duty liability generated by all imports and cash accounting recognises the (smaller) net amount of customs duty cash received after the use of ACIS credits. As such, the accounting treatment of ACIS credits accounts for $300 million of the difference between the accrual and cash estimates in 2009-10.

Other differences between accrual and cash estimates

There are a number of other timing differences between the recognition of accrual revenue and cash receipts as well as instances where revenue has been recognised but cash payment is no longer expected to be received.

•
Tax receivables arise where taxation liabilities are recognised in one period, but the taxpayer is not expected to pay the liability until a later period. In general, net receivables increase over time in line with growth in taxes.

•
Penalty remissions occur where accrual taxation liabilities are recognised, but circumstances are taken into account and the Commissioner of Taxation reduces the amount of various penalties and interest required to be paid.

5-46

Statement 5: Revenue

•	A taxation liability may be written-off where the previously recognised revenue is no longer expected to be received.

•	A credit amendment may be issued where a taxation assessment is amended (for example, where a court decision leads to a change in the interpretation of the taxation laws).

5-47

Statement 5: Revenue

Appendix F: Tax expenditures

This appendix contains an overview of the cost of tax expenditures provided to taxpayers through the tax system.

Tax expenditures provide a benefit to a specified activity or class of taxpayer. They can be delivered as a tax exemption, tax deduction, tax offset, concessional tax rate or deferral of a tax liability. The Government can use tax expenditures to allocate resources to different activities or taxpayers in much the same way that it can use direct expenditure programmes.

The data reported in this appendix are largely consistent with the tax expenditure data reported in the 2009 Tax Expenditures Statement published in January 2010. With one exception, the data do not include the impact on tax expenditures of decisions in this Budget. To avoid giving a misleading impression of the tax expenditure aggregates, the Carbon Pollution Reduction Scheme tax expenditures have been removed. See the measure Carbon Pollution Reduction Scheme — deferral in Budget Paper 2 for further information.

Care needs to be taken when analysing tax expenditure data: see Section 2.5 of the 2009 Tax Expenditures Statement for a detailed discussion.

Table F1 contains estimates of total tax expenditures for the period 2006-07 to 2013-14.

Table F1: Total measured tax expenditures
	Housing	Superannuation	Other tax expenditures	Total	Tax expenditures as a proportion
Year	$m	$m	$m	$m	of GDP (%)
2006-07 (est)	38,500	30,208	39,899	108,607	10.0
2007-08 (est)	40,000	30,650	44,489	115,139	9.7
2008-09 (est)	31,000	24,458	46,608	102,066	8.1
2009-10 (proj)	31,500	22,696	47,594	101,790	7.9
2010-11 (proj)	31,500	24,426	48,482	104,408	7.4
2011-12 (proj)	31,000	27,845	48,520	107,365	7.2
2012-13 (proj)	30,000	31,995	50,509	112,504	7.1
2013-14 (proj)	30,000	35,379	54,825	120,204	7.2

Table F1 shows that measured tax expenditures as a proportion of GDP are projected to fall from 8.1 per cent in 2008-09 to 7.9 per cent in 2009-10, largely reflecting the lower than expected taxation receipts resulting from the global financial crisis.

Table F2 shows estimates of large measured tax expenditures for 2009-10.

5-48

Statement 5: Revenue

Table F2: Large measured tax expenditures in 2009-10
Tax expenditure	Estimate $m
Large positive tax expenditures
E5	Capital gains tax main residence exemption — discount component	17,500
E4	Capital gains tax main residence exemption	14,000
C5	Superannuation — concessional taxation of employer contributions	11,400
C6	Superannuation — concessional taxation of superannuation entity earnings	9,800
H23	GST — Food — uncooked, not prepared, not for consumption on premises of sale and some beverages	5,600
E14	Capital gains tax discount for individuals and trusts	5,380
H14	GST — Health; medical and health services	2,700
H11	GST — Education	2,550
H2	GST — Financial Supplies; input taxed treatment	2,120
A56	Exemption of Tax Bonus for Working Australians	2,070
A44	Exemption of Family Tax Benefit, Parts A and B, including expense equivalent	2,010
B13	Exemption from interest withholding tax on certain securities	1,640
C3	Concessional taxation of non-superannuation termination benefits	1,500
B99	Small business and general business tax break	1,470
A23	Exemption of 30 per cent private health insurance refund, including expense equivalent	1,110
C8	Superannuation — deduction and concessional taxation of certain personal contributions	1,100
A22	Exemption from the Medicare levy for residents with a taxable income below a threshold	1,070
D26	Application of statutory formula to value car benefits	1,050
H10	GST — Imported services	1,050
A67	Deduction for gifts to approved donees	970
A32	Senior Australians' Tax Offset	950
H3	GST — Financial Supplies; reduced input tax credits	860
B109	Income tax exemption for public and municipal authorities and other local governing bodies	830
D6	Exemption for public and not-for-profit hospitals	830
B87	Statutory effective life caps	775
D11	Exemption for public benevolent institutions (excluding public and not-for-profit hospitals)	760
F6	Exemption from excise for 'alternative fuels'	750
E31	Small business capital gains tax 50 per cent reduction	740
F3	Concessional rate of excise levied on aviation gasoline and aviation turbine fuel	720
A48	Exemption of payments made under the First Home Owners Grant Scheme	690
B96	Research and development — research and development tax concession	640
Large negative tax expenditures
F21	Customs duty	-2,950
F7	Higher rate of excise levied on cigarettes not exceeding 0.8 grams of tobacco	-1,395

5-49

Statement 6: Expenses and Net Capital Investment

Statement 6 presents estimates of general government sector expenses, allocated according to the various functions of government, and net capital investment, on an accrual accounting basis.

The key points of interest reported in this statement include:
•
general government sector expenses are expected to decline as a share of Gross Domestic Product (GDP) in 2010-11, reflecting the withdrawal of government stimulus spending introduced during 2008-09 and 2009-10 to help cushion the impact of the global economic crisis. General government sector expenses are expected to gradually decline as a share of GDP across the forward years;

•
significant areas of expenses in 2010-11 will be in the social security and welfare (32.4 per cent of total expenses), other purposes (19.4 per cent), health (16.0 per cent), education (9.3 per cent) and defence (5.9 per cent) functions;

•
the strongest real growth across the Budget and forward estimates period is expected to occur in the transport and communication (31.9 per cent), health (30.7 per cent), mining, manufacturing and construction (20.1 per cent), and social security and welfare (5.4 per cent) functions;

•
the Government’s health and hospitals reform package (see below) has affected functional expense totals and growth rates, primarily caused by the transfer of general revenue assistance to the States and Territories from the other purposes function to the health function from 2011-12; and

• net capital investment expenses are expected to increase in 2010-11, largely due to the projected growth in defence investment.

The Government’s fiscal stimulus packages continue to significantly affect trends in expenses by function. Further details are provided in Box 1.

A number of programs have been reclassified during 2009-10 and these have had a material impact on the functional expenses. More information is provided in Box 2.

On 20 April 2010, the Council of Australian Governments, with the exception of Western Australia, reached agreement on significant reform to Australia’s health and hospital system — the establishment of a National Health and Hospitals Network. The package of additional investments, comprising expenses and capital, totals $7.3 billion over five years. More information on this reform is provided in Box 5.

6-1

Contents

Overview	6-3

General government sector expenses	6-3
Reconciliation of expenses since the 2009-10 Budget	6-3
Estimated expenses by function	6-6
General public services	6-9
Defence	6-12
Public order and safety	6-14
Education	6-15
Health	6-18
Social security and welfare	6-23
Housing and community amenities	6-28
Recreation and culture	6-30
Fuel and energy	6-32
Agriculture, forestry and fishing	6-34
Mining, manufacturing and construction	6-35
Transport and communication	6-37
Other purposes	6-42

General government net capital investment	6-44
Reconciliation of net capital investment since the 2009-10 Budget	6-44
Net capital investment estimates by function	6-46
Trends in Australian Government staffing	6-50
Appendix A: Expense by function and sub-function	6-51
Appendix B: The Contingency Reserve	6-54
Appendix C: Additional Agency Statistics	6-56

6-2

Statement 6: Expenses and Net Capital Investment1

Overview

Australian Government general government sector expenses are expected to increase slowly in real terms in 2010-11 and across the forward years. Total expenses are expected to decrease as a percentage of GDP over the forward estimates.

Table 1: Estimates of general government sector expenses
	MYEFO(a)	Revised	Estimate		Projections
	2009-10	2009-10	2010-11	2011-12	2012-13	2013-14
Total expenses ($b)	340.2	343.1	354.6	364.6	381.0	398.0
Real growth on previous year (%)(b)	2.4	3.3	0.5	0.3	2.0	1.9
Per cent of GDP	26.8	26.5	25.2	24.5	24.3	24.0
(a)
GDP forecasts for the 2009-10 Budget were prepared according to the System of National Accounts 1993, while forecasts for MYEFO and the 2010-11 Budget were prepared according to the System of National Accounts 2008.

(b)	Real growth is calculated using the Consumer Price Index.

The Government’s fiscal stimulus packages, which were introduced to cushion the impact on Australia of the global financial crisis, continue to influence the total expense estimates in 2010-11. Real growth slows in 2010-11 and 2011-12, reflecting the temporary nature of these packages, then levels out in 2012-13 and 2013-14.

In underlying cash terms, real growth in payments is negative 0.6 per cent in 2011-12, 1.7 per cent in 2012-13 and 1.9 per cent in 2013-14. This is consistent with the Government’s fiscal strategy to hold real growth in spending to 2.0 per cent per annum when economic growth returns to above trend levels.

General government sector expenses

Reconciliation of expenses since the 2009-10 Budget

Table 2 provides a reconciliation of expenses estimates between the 2009-10 Budget, Mid-Year Economic and Fiscal Outlook 2009-10 (MYEFO) and the 2010-11 Budget showing the effect of policy decisions, and economic parameter and other variations.

1
The figures in this statement are presented on an accrual basis and may differ from cash payments.  The difference between the two measures is because expenses are recorded when they are incurred (for example when the good or service is received) while payments are reported when the cash is exchanged.

6-3

Statement 6: Expenses and Net Capital Investment

Table 2: Reconciliation of expense estimates
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
2009-10 Budget expenses	338,213	344,528	356,388	374,990
Changes between 2009-10 Budget and MYEFO
Effect of policy decisions(a)	49	-1,491	-354	-329
Effect of parameter and other variations	1,905	1,943	2,471	3,413
Total variations	1,954	452	2,117	3,084
2009-10 MYEFO expenses	340,166	344,980	358,505	378,075
Changes between MYEFO and 2010-11 Budget
Effect of policy decisions(a)	1,916	3,468	1,691	-2,574
Effect of economic parameter variations
Total economic parameter variations	2,007	2,501	3,265	4,046
Unemployment benefits	-531	-1,757	-1,442	-1,035
Prices and wages	385	1,821	2,109	2,531
Interest and exchange rates	-31	-95	-92	-94
GST payments to the States	2,185	2,532	2,691	2,644
Public debt interest	-398	-137	-902	-1,815
Program specific parameter variations	1,911	2,347	1,211	2,016
Slippage in 2009-10 Budget decisions(b)	-124	887	-132	-16
Other variations	-2,356	599	935	1,265
Total variations	2,955	9,664	6,068	2,922
2010-11 Budget expenses	343,122	354,644	364,573	380,997
(a)	Excludes secondary impacts on public debt interest of policy decisions.
(b)	The amounts in all years relate to the delay in Private Health Insurance reform due to the rejection of legislation by the Senate.

6-4

Statement 6: Expenses and Net Capital Investment

Box 1: The Government’s economic stimulus packages

In response to the global financial crisis, the Government implemented a number of economic stimulus measures. During 2008-09, the Government announced the Economic Security Strategy and the Nation Building and Jobs Plan and supplemented this in the 2009-10 Budget with further investment in nation building infrastructure.

The temporary and targeted nature of the packages resulted in the impact being primarily directed at 2008-09 and 2009-10.

As the economy recovers, these packages are, by design, being withdrawn. As a result, real growth in those targeted functions shows a relative decline over the forward estimates. This can mask the Government’s underlying commitment to these functions. For example, real spending in education is declining by 12.0 per cent on average between 2010-11 and 2013-14. However, abstracting from the impact of the stimulus, real spending on education over that period is expected to rise by 8.8 per cent per annum on average.

The major components of the stimulus packages that remain in the 2010-11 estimates include:

•	Building the Education Revolution (education function);

•	investment in social housing (housing and community amenities function); and

•	Nation Building Plan for the future (transport and communication function).

6-5

Statement 6: Expenses and Net Capital Investment

Estimated expenses by function

Table 3 sets out the estimates of Australian Government general government sector expenses by function for the period 2009-10 to 2013-14.

Table 3: Estimates of expenses by function
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
General public services	18,864	20,137	20,922	21,739	22,716
Defence	20,620	21,000	20,540	21,323	22,883
Public order and safety	3,936	3,878	3,860	3,944	3,972
Education	34,895	32,996	29,577	30,275	31,262
Health	52,786	56,880	71,958	75,761	80,085
Social security and welfare	109,675	114,961	119,792	125,187	130,547
Housing and community amenities	9,270	5,432	4,212	4,173	4,174
Recreation and culture	3,208	3,246	3,159	3,139	3,150
Fuel and energy	8,971	7,607	7,287	7,072	6,800
Agriculture, forestry and fishing	3,330	3,587	3,038	2,624	2,342
Mining, manufacturing and construction	1,690	1,990	2,476	2,513	2,573
Transport and communication	6,837	4,932	6,664	8,247	7,006
Other economic affairs	8,796	9,150	8,612	8,548	8,489
Other purposes	60,244	68,846	62,476	66,452	71,982
Total expenses	343,122	354,644	364,573	380,997	397,981

Major expense variations between 2009-10 and 2010-11 and across the forward estimates include movements in the following functions:

•
other purposes — an increase of $8.6 billion in 2010-11 arising primarily from additional forecast expenses under General Revenue Assistance to the States and Territories and an expected increase in public debt;

•
social security and welfare — an increase of $5.3 billion in 2010-11 largely due to the indexation of personal benefits and income support payments, such as the age pension, and demographic and social factors such as the ageing population, which will continue to influence growth over the forward years;

•
health — an increase of $4.1 billion in 2010-11 largely due to the agreement to establish a National Health and Hospitals Network (NHHN). This includes payments made as part of the additional investments package in 2010-11 which will deliver a better health and hospital system for all Australians;

•	housing and community amenities — a decrease of $3.8 billion in 2010-11 primarily reflecting the phasing down of the investment in social housing stimulus measure; and

•	transport and communication — a decrease of $1.9 billion in 2010-11 reflects Government decisions to bring forward funding to 2009-10 for high priority road infrastructure projects.

6-6

Statement 6: Expenses and Net Capital Investment

The estimates presented in Table 3 are explained in greater detail for each individual function in the following pages.

Box 2: Major functional movements between 2009-10 and 2010-11

The Government introduced new program reporting arrangements from 2009-10, following a review during 2008-09 of the functional classification of expenses by program. The result is improved allocation of expenses by function, more robust functional expenses data, and consistency of reporting across government.

Implementation of these new reporting arrangements identified additional programs requiring reclassification from 2010-11 onwards. Table 3.1 provides the estimated impact of these reclassifications on the functional reporting of expenses between 2009-10 and 2010-11.

Table 3.1: Estimated impact of reclassifications on the functional reporting of expenses
Impact on expenses
2010-11
$m
Public order and safety	48
Education	147
Health	25
Social security and welfare	-581
Housing and community amenities	359
Agriculture, forestry and fishing	-27
Transport and communication	29
Total	0

The Government’s Operation Sunlight classification changes took effect from 2009-10, with these additional changes above taking effect from 2010-11. Caution should therefore be exercised in making comparisons with 2008-09 and earlier years. Table 3.1 should assist in reconciling changes between 2009-10 and 2010-11.

6-7

Statement 6: Expenses and Net Capital Investment

Box 3: Program expenses

The new requirement in 2009-10 for agencies to disclose program data in their Portfolio Budget Statements using the new structure provided greater transparency on expected expenses within the general government sector.

Table 3.2 reports the top 20 programs in terms of expenses in the 2010-11 financial year. These programs represent 61.8 per cent of total expenses in that year. The revenue assistance to the States and Territories program comprises 13.7 per cent of total expenses for 2010-11. Of the remaining programs in the top 20, more than half provide services to seniors, families, the sick and disabled, students, carers and the unemployed.

Table 3.2: Top 20 programs by expenses in 2010-11
		Estimates			Projections
		2009-10	2010-11	2011-12	2012-13	2013-14
Program	Agency	$m	$m	$m	$m	$m
Revenue assistance to the States and Territories	Treasury	45,246	48,637	38,144	40,089	41,863
Income support for seniors	FaHCSIA	29,421	31,949	33,956	36,534	38,542
Family tax benefit	FaHCSIA	17,796	17,747	17,849	18,207	18,594
Medicare services	Health	15,700	16,243	16,893	17,988	19,266
Disability support pension	FaHCSIA	11,869	12,913	13,381	13,886	14,297
Assistance to the States for healthcare services	Treasury	11,224	12,036	26,575	28,695	30,959
Pharmaceuticals and pharmaceutical services	Health	8,674	9,232	9,716	10,079	10,734
Non government schools - national support	DEEWR	6,628	7,093	7,622	8,223	8,892
Job seeker income support	DEEWR	7,025	7,036	7,253	7,577	8,132
Higher education support	DEEWR	6,143	6,569	6,623	6,809	7,154
Residential care	Health	5,995	6,457	6,696	7,012	7,489
Public sector superannuation^	Finance	5,877	5,954	6,043	6,148	6,266
Parents' income support	DEEWR	5,562	5,595	5,634	5,805	5,975
Fuel tax credits scheme	ATO	5,118	5,162	5,289	5,680	5,799
Income support for carers	FaHCSIA	4,079	5,101	5,686	6,370	7,137
Army Capabilities	Defence	4,686	4,892	5,072	5,194	5,411
Private health insurance	Health	4,312	4,441	3,498	3,557	3,557
National Partnership Payments -
Government Schools	Treasury	6,540	4,103	1,103	538	226
Defence support	Defence	3,568	4,056	3,980	4,348	4,742
Air Force Capabilities	Defence	4,246	4,004	4,075	4,177	4,293
Sub-total		209,709	219,219	225,088	236,916	249,326
All other programs#		133,413	135,425	139,484	144,081	148,655
Total expenses		343,122	354,644	364,573	380,997	397,981
^ This is a combination of public sector superannuation nominal interest and benefits programs.
# There is a total of 536 programs.
Note: Details of the Commonwealth debt management program can be found in Table 17.

6-8

Statement 6: Expenses and Net Capital Investment

General public services

The general public services function includes expenses relating to the organisation and operation of government such as those related to the Parliament, the Governor-General and conduct of elections; the collection of taxes and management of public funds and debt; assistance to developing countries to reduce poverty and achieve sustainable development, particularly countries in the Pacific region; contributions to international organisations; and the operations of the foreign service. It also includes expenses related to research in areas not otherwise connected with a specific function, and those associated with overall economic and statistical services as well as government superannuation benefits (excluding nominal interest expenses on unfunded liabilities which are included under the nominal superannuation interest sub-function in the other purposes function).

Table 4: Summary of expenses — general public services
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Legislative and executive affairs	882	1,057	927	913	1,061
Financial and fiscal affairs	6,581	6,521	7,130	7,293	7,134
Foreign affairs and economic aid	4,848	5,575	6,006	6,696	7,682
General research	2,535	2,791	2,659	2,606	2,495
General services	730	707	701	694	695
Government superannuation benefits	3,288	3,485	3,498	3,537	3,647
Total general public services	18,864	20,137	20,922	21,739	22,716

Total general public services expenses are estimated to increase in real terms by 4.8 per cent, or 1.6 per cent per annum on average, over the forward years.

The most significant increase is in the foreign affairs and economic aid sub-function, demonstrating the Government’s commitment to raise the level of Australia’s Official Development Assistance (ODA) over the long term.

6-9

Statement 6: Expenses and Net Capital Investment

Table 4.1: Trends in the major components of foreign affairs and economic aid sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Official Development Assistance(a)(b)	3,137	3,879	4,326	5,154	6,160
PNG and Pacific	866	903	1,035	1,084	1,023
Africa, South and Central Asia, Middle East and other	665	879	856	969	975
East Asia	869	867	1,034	1,168	1,146
Emergency, humanitarian and refugee programs	222	300	329	349	352
UN, Commonwealth and other international organisations	228	225	430	503	511
Multilateral replenishments	0	173	75	79	114
NGO, volunteer and community programs	110	135	141	146	150
Other(c)	177	397	426	856	1,889
International deployments	346	326	309	274	270
Payments to international organisations	252	254	254	254	254
Passport services	204	201	210	223	230
Consular services	83	80	78	81	81
International agricultural research and development	73	78	87	89	86
Finance and insurance services for Australian exporters and investors	66	57	51	45	40
Other	687	700	691	576	561
Total	4,848	5,575	6,006	6,696	7,682
(a)
The difference between these figures and the Government's ODA target is due primarily to the way multilateral replenishments are recorded for ODA purposes. Expenses relating to multilateral replenishments are recognised in accrual terms when initial commitments are made. However, ODA targets are measured in cash terms and reflect the timing of actual cash payments (which, in the case of multilateral replenishments, can be spread over several years).

(b)	Some minor ODA delivered by other government departments may be classified to other programs or functions.
(c)
Other includes AusAID's departmental expenses and the provision available for future aid spending in the ODA Contingency Reserve (CR) in the Budget and forward years. The ODA CR represents the difference between the amount of ODA already committed by Australia and the Government's target levels of ODA (0.33 per cent of Gross National Income in 2010-11).

Expenses relating to the financial and fiscal affairs sub-function are also forecast to grow over the forward years, with a slight decrease in 2010-11. This is largely a result of a number of new initiatives which will strengthen the ATO’s compliance and enforcement activities.

The national census on 9 August 2011 will result in an increase in expenses for the Australian Bureau of Statistics in 2010-11 and 2011-12. Expenses will return to trend from 2012-13 onwards.

Increased expenses are also anticipated in the government superannuation benefits sub-function. This largely reflects higher public service and military superannuation benefits due to increases in the average salary on which benefits are determined.

6-10

Statement 6: Expenses and Net Capital Investment

Total expenses within the legislative and executive affairs sub-function are forecast to increase in 2010-11 and again in 2013-14 as a result of scheduled federal general elections in those financial years.

The general research sub-function incorporates expenses incurred by the Commonwealth Scientific and Industrial Research Organisation, the Australian Nuclear Science and Technology Organisation, the Australian Institute of Marine Science and the Australian Research Council. The table below sets out the major components of general research sub-function expenses.

Table 4.2: Trends in the major components of general research sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Science and research capacity	562	769	518	334	152
National research flagships	539	552	565	578	597
Core research and services	473	466	478	489	509
Discovery - research and research training	395	446	500	536	550
Linkage - cross sector research partnerships	283	288	325	336	332
Science and technology solutions	217	237	229	230	234
Other	66	33	44	103	121
Total	2,535	2,791	2,659	2,606	2,495

Total expenses within the general research sub-function are forecast to increase by 7.1 per cent in real terms in 2010-11. The estimated increase in expenses in 2010-11 is due primarily to the science and research capacity program, with $68 million for the establishment of the Commonwealth Strategic Relationship with the Australian National University and $79 million for a number of Education Investment Fund (EIF) projects being brought forward from 2011-12 to 2010-11. The other key driver of the estimated increase in expenses in 2010-11 is the increase in the Discovery scheme, predominantly as a result of funding for the Future Fellowship scheme rising by $32 million in 2010-11 compared to 2009-10.

Expenses for research grants administered by the Australian Research Council are expected to grow by an annual average of 4.6 per cent in real terms for the Discovery — Research and Research Training scheme and 2.3 per cent per annum in real terms for the Linkage — Cross Sector Research Partnerships scheme.

The profile of expenses for the science and research capacity program reflects payments made from the National Collaborative Research Infrastructure Strategy (NCRIS), which is due to terminate in 2010-11, and investments from the EIF. These latter expenses form part of the Government’s response to the Review of the National Innovation System and includes the three components of the Super Science Initiative — Future Industries; Marine and Climate; and Space and Astronomy.

6-11

Statement 6: Expenses and Net Capital Investment

Defence

Agencies covered by the defence function include the Department of Defence (Defence) and the Defence Materiel Organisation (DMO). Defence expenses support Australian military operations overseas and the delivery of navy, army, air and intelligence capabilities and strategic policy advice in the defence of Australia and its national interests. The DMO contributes to the preparedness of the Australian defence organisation through acquisition and through-life support of military equipment and supplies.

The defence function records the majority of expenses incurred by the Defence portfolio, except for those incurred by the Department of Veterans’ Affairs, superannuation payments to retired military personnel, and housing assistance provided through Defence Housing Australia. These expenses are reported under the social security and welfare, other purposes, and housing and community amenities functions, respectively.

Table 5: Summary of expenses — defence
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Defence	20,620	21,000	20,540	21,323	22,883
Total defence	20,620	21,000	20,540	21,323	22,883

Defence function expenses are estimated to increase by $380 million in 2010-11, reflecting the guaranteed funding under the 2009 Defence White Paper less the recent movements in foreign exchange rates and the treatment of funding for Defence operations. The Government funds these operations on a year-by-year basis and on a no win/no loss basis, and the forward estimates of expenses do not provide for extensions of currently approved operations. These extensions are instead subject to future Government policy decisions.

In 2010-11, additional funding of $1.1 billion is being provided to support Defence overseas operations in the Middle East, East Timor and the Solomon Islands. The Government will also provide $20 million in 2010-11 to enable the Australian Defence Forces to provide security and support to other Australian Government agencies operating in Afghanistan.

6-12

Statement 6: Expenses and Net Capital Investment

Box 4: Defence funding

Total Defence expenditure is estimated to increase by $1.6 billion in 2010-11 (6.6 per cent in 2010-11 — see Table 5.1). Such expenditure (measured in accrual fiscal balance terms) comprises expenses and net capital investment. Expenses for the defence function are those incurred in undertaking its day-to-day activities. Net capital investment represents expenditure to acquire capital items in the form of equipment, buildings and land, less depreciation expenses.

Table 5.1: Total defence expenditure
	Estimates			Projections		Average
	2009-10	2010-11	2011-12	2012-13	2013-14	annual
	$m	$m	$m	$m	$m	growth(a)
Expenses	20,620	21,000	20,540	21,323	22,883	2.6
Net Capital Investment	3,361	4,559	3,949	2,831	3,175	-1.4
Total defence spending	23,981	25,559	24,489	24,154	26,058	2.1
Nominal growth (percentage)	7.9	6.6	-4.2	-1.4	7.9
Real growth (percentage)	5.4	3.7	-6.5	-3.8	5.3	-0.5
(a) Over the period 2009-10 to 2013-14.

Investment spending in the defence function is proportionately higher than that for other functions, due to the acquisition of large and complex platforms and military equipment, and the construction of support facilities.

The growth of investment spending can experience significant annual fluctuations, including the result of slippage in expenditure from one year to the next year (or to later years), foreign exchange rate fluctuations, and in response to additional supplementary funding decisions of Government. Further details of defence investment spending are provided in the net capital investment section of this statement at page 6-47.

Military equipment projects usually involve uneven expenditures throughout their development and life cycle extending over long periods of time, which may lead to fluctuations in levels of net capital investment from year to year. Expenditure is also subject to slippage if project timelines are not met.

The funding model from the 2009 Defence White Paper will drive Defence spending in years beyond the forward estimates period. Under the Strategic Reform Program (SRP) $20 billion in savings will be identified and reinvested within Defence to 2020. The SRP will drive the reforms needed to deliver and sustain Defence’s planned Force 2030, as set out in the White Paper, within the funding envelope agreed by Government.

6-13

Statement 6: Expenses and Net Capital Investment

Public order and safety

Expenses under the public order and safety function support the administration of the federal legal system and the provision of legal services, including legal aid, to the community. Public order and safety expenses also include law enforcement and intelligence activities, and the protection of Australian Government property.

Table 6: Summary of expenses — public order and safety
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Courts and legal services	858	809	805	813	819
Other public order and safety	3,078	3,069	3,055	3,131	3,153
Total public order and safety	3,936	3,878	3,860	3,944	3,972

Total expenses for the public order and safety function are estimated to decrease by 4.9 per cent in real terms from 2010-11 over the forward years, or by 1.7 per cent per annum on average in real terms.

Expenses within the courts and legal services sub-function are expected to decrease by 6.1 per cent in real terms from 2010-11 over the forward years, or by 2.1 per cent per annum on average. These decreases are the result of efficiencies within the federal justice system, along with the termination of programs requiring funding for public prosecutions.

Expenses for the other public order and safety sub-function are expected to decrease by 4.6 per cent in real terms from 2010-11 over the forward years, or by 1.6 per cent per annum on average. The decrease in expenses in 2011-12 results from efficiency gains in the delivery of security programs and stabilisation of expenses after significant increases in this sub-function in the preceding years. There has been a partly offsetting increase in expenses from 2011-12 representing the Government’s previously announced commitment to deliver additional sworn Australian Federal Police officers to work on high impact criminal investigations and its continued investment in intelligence capabilities and combating organised crime.

6-14

Statement 6: Expenses and Net Capital Investment

Education

Education expenses support the delivery of education services through higher education institutions; vocational education and training (VET) providers (including technical and further education institutions); and government (State and Territory) and non-government primary and secondary schools.

Table 7: Summary of expenses — education
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Higher education	7,541	8,124	8,279	8,586	9,103
Vocational and other education	2,007	2,050	2,121	2,179	1,856
Schools	19,294	16,389	12,620	12,756	13,402
Non-government schools	9,466	8,779	7,778	8,223	8,892
Government schools	9,828	7,610	4,842	4,533	4,510
Student assistance	4,263	5,160	4,983	5,042	5,240
General administration	333	342	322	296	291
School education - specific funding	1,458	930	1,253	1,416	1,371
Total education	34,895	32,996	29,577	30,275	31,262

The profile of total expenses in the education function reflect the conclusion of the $16.2 billion Building the Education Revolution (BER) package, which peaked at $9.1 billion in 2009-10. BER expenses are expected to be $5.4 billion in 2010-11 and then further decline to comprise a relatively minor part of total education expenses in 2011-12. Abstracting from the impact of the stimulus, real spending on education is expected to rise by 8.8 per cent per annum on average between 2010-11 and 2013-14.

Expenses relating to the higher education sub-function are expected to increase by 4.0 per cent in real terms over the forward years. This primarily reflects the impact of major reforms to higher education, including the introduction of a demand driven student enrolment system. The significant rise in expected expenses in 2010-11 (4.8 per cent in real terms) reflects a large increase in the number of higher education enrolments in 2009 and 2010, following the Government’s decision to lift the cap on funding for over-enrolment from 5 per cent to 10 per cent in 2010 and 2011. This is expected to moderate from 2011-12.

Expenses under the vocational and other education sub-function are expected to remain largely stable from 2009-10 to 2012-13. While the Government’s 2010-11 Budget decision to expand its higher education loans program (VET FEE-HELP) is expected to significantly increase expenses from 2010-11, this is partly offset by a reduction in expenses from National Partnership payments for vocational and other education. This decrease in expenses is due to the completion of TAFE projects funded from the Tertiary Learning and Capital Fund for VET, which was announced as part of the December 2008 Nation Building package. The significant decline in expected expenses in 2013-14 reflects the Government’s redirection of funding from the Productivity Places Program to support the Skills for Sustainable Growth package (further details are provided in the other economic affairs function at page 6-39).

6-15

Statement 6: Expenses and Net Capital Investment

The major components of this sub-function are set out in Table 7.1.

Table 7.1: Trends in the major components of vocational and other education sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Payment to/through States National Skills and Workforce Development	1,318	1,339	1,363	1,389	1,416
National Partnership Payments Vocational and Other Education	427	360	397	398	23
Adult english migrant program	209	212	214	218	221
VET Higher Education Loans Program	22	129	146	174	195
Other	31	10	1	0	1
Total	2,007	2,050	2,121	2,179	1,856

While total expenses within the schools sub-function are expected to decline in both 2010-11 and 2011-12 with the completion of the BER stimulus package, the Government’s ongoing funding to schools is expected to continue to increase. Within the schools — government schools component, core funding for schools is expected to increase at a real average annual rate of 4.3 per cent over the forward estimates.

Expenses under the student assistance sub-function are expected to rise by 17.8 per cent in real terms in 2010-11. This is driven primarily by a rise in expenses in the tertiary student assistance program, reflecting the impact of student income support reforms, including the introduction of the Student Start-Up Scholarship and Relocation Scholarship for university students from 1 April 2010, and by changes to the parental income test for Youth Allowance from 1 July 2010. The forecast increase in expenses also reflects the impact of transitional arrangements for 2009 ‘gap year’ students and rural and regional students.

After the initial increase in expenses in 2010-11, the impact of savings in the tertiary student assistance program announced in the 2009-10 Budget are expected to result in a reduction in expenses in real terms over the forward estimates. These savings will gradually increase over this period as the grandfathering arrangements for existing recipients expire.

Expenses within the student assistance sub-function are also driven by costs associated with providing concessional loans under the Higher Education Loan Program (HELP). These costs reflect estimates of debt not expected to be repaid and deferral costs associated with providing concessional loans to students. HELP expenses are expected to be $1.0 billion in 2010-11 and then rise by 11.7 per cent in real terms from 2010-11 to 2013-14. This primarily reflects the impact of the Government’s 2009-10 Budget decision to introduce a demand driven student enrolment system.

6-16

Statement 6: Expenses and Net Capital Investment

The major components of the student assistance sub-function are set out in Table 7.2.

Table 7.2: Trends in the major components of student assistance sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Tertiary student assistance	2,590	3,162	2,918	2,878	2,962
Higher Education Loan Program	945	1,039	1,104	1,174	1,251
Education tax refund	515	742	748	778	813
School student assistance	196	198	194	195	195
Veterans' children education scheme	17	18	18	18	19
Total	4,263	5,160	4,983	5,042	5,240

Expenses under the school education — specific funding sub-function will be relatively volatile over the forward estimates. This is due to the sub-function containing several large-scale programs with different expected termination and expense profiles. The major components of the sub-function are the Digital Education Revolution package; the National Partnership for Early Childhood Education — Universal Access to Early Childhood Education (Universal Access); Trade Training Centres in Schools; and a number of elements of the Closing the Gap package. The initial decrease between 2009-10 and 2010-11 is due to the reduction of Digital Education Revolution expenses following the upfront funding for capital investment. Expenses in 2011-12 and 2012-13 are expected to increase largely as a result of additional funding for Universal Access in those years.

6-17

Statement 6: Expenses and Net Capital Investment

Health

The health function includes expenses relating to: medical services funded through Medicare and the Private Health Insurance Rebate; payments to the States and Territories to deliver essential health services; the Pharmaceutical Benefits and Repatriation Pharmaceutical Benefits Schemes; blood and blood products; population health initiatives; and health education and training services.

Table 8: Summary of expenses — health
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Medical services and benefits(a)	22,251	22,893	22,595	24,087	25,534
Hospital services	2,198	3,025	2,609	2,714	2,701
National health and hospitals network(b)	11,224	12,036	26,575	28,695	30,959
Pharmaceutical services and benefits	9,808	10,248	10,762	11,076	11,740
Aboriginal and Torres Strait Islander health	642	711	707	678	701
Health services	5,045	6,002	6,322	5,859	5,840
General administration	1,619	1,963	2,388	2,652	2,611
Total health	52,786	56,880	71,958	75,761	80,085
(a)	The estimated financial impact of premium growth on the forward estimates for the Private Health Insurance Rebate has been allocated to the Contingency Reserve, due to commercial sensitivities.
(b)
The name of this sub-function has been changed from 'National Healthcare Specific Purpose Payment' to better reflect the 2010 COAG health and hospitals reform. However, the National Healthcare Specific Purpose Payment will remain in place for the 2009-10 and 2010-11 years. Western Australia will continue to receive the National Healthcare Specific Purpose Payment whilst it is not a signatory to the National Health and Hospitals Network.

The major purpose of expenses under the health function is to ensure that all Australians have access to essential health services through a range of providers and without excessive price barriers. Expenses relating to health are projected to be a major contributor to the growth in Commonwealth Government spending in future decades. At the time of this Budget, total expenses for this function are estimated to increase by 30.7 per cent in real terms from 2010-11 over the forward years, or by 9.3 per cent per annum on average in real terms. These growth estimates include the impact of retaining and dedicating an agreed proportion of the GST to health and hospital services as part of the National Health and Hospitals Network (NHHN) reforms.

The NHHN reforms, together with other new expense measures, have resulted in substantial change to the projected level and pattern of expenses in several health sub-functions. A new sub-function, National Health and Hospitals Network, has been created to account for the Government’s spending through the NHHN Fund. The reforms announced in A National Health and Hospitals Network for Australia’s Future mean the Commonwealth Government will become the dominant funder of the hospital system and have full funding responsibility for general practitioner and primary care. Further details of the expenses associated with these reforms, which were agreed to by COAG on 20 April 2010, with the exception of Western Australia, is provided in Box 5.

6-18

Statement 6: Expenses and Net Capital Investment

Medical services and benefits, which primarily include Medicare and the Private Health Insurance Rebate expenses, make up approximately 40.2 per cent of total health expenses in 2010-11. Expenses in this sub-function are forecast to grow by 3.6 per cent from 2010-11 in real terms over the forward years, or by 1.2 per cent per annum on average in real terms.

Medicare expenses are the major driver of growth in this sub-function, expected to increase in real terms by 10.1 per cent over the forward estimates period, or by an average annual increase of 3.3 per cent. Medicare expenses over the forward estimates are linked closely to the increase in the Australian population, and particularly the increasing proportion of older Australians. This growth in real terms is offset by the effect of the Government’s policy to introduce means testing of the Private Health Insurance Rebate.

The major components of the medical services and benefits sub-function are set out in Table 8.1.

Table 8.1: Trends in the major components of medical services and benefits sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Medical Benefits Schedule	15,700	16,243	16,893	17,988	19,266
Private health insurance	4,513	4,641	3,705	3,772	3,781
Veterans' medical benefits	927	954	991	1,002	1,032
Delivery of medical benefits and services	519	522	526	534	556
Primary care practice incentives	290	298	247	551	650
Medical indemnity	103	116	121	134	144
Other	199	119	112	106	105
Total	22,251	22,893	22,595	24,087	25,534

The hospital services sub-function includes support for veterans’ hospital services and payments to the States and Territories through a range of existing and new national partnership agreements. Substantial additional expenses in this sub-function from 2010-11 include additional investment announced at COAG on 20 April 2010 to meet the emergency department targets, and the elective surgery target and guarantee, as well as funding for capital investments for new emergency and elective surgery facilities, which will have greatest impact in the initial years of the forward estimates. As a result, the estimates for this sub-function are expected to reduce by 17.1 per cent in real terms over the forward estimates.

The majority of NHHN expenses are reported through the National Health and Hospitals Network sub-function. This sub-function includes expenses previously reported against the National Healthcare Special Purpose Payment (SPP) sub-function, although this SPP will continue for the 2009-10 and 2010-11 financial years. The large increase in estimated expenses in 2011-12 is the result of the inclusion of an agreed proportion of GST funding that will be retained and dedicated specifically to health

6-19

Statement 6: Expenses and Net Capital Investment

and hospital services. Through the years 2011-12 to 2013-14, the amount of retained and dedicated GST will be determined annually based on actual health expenditure of the States and Territories. Indicative estimates of these expenses have been included in the forward years with the exception of Western Australia.

Box 5: Health reform

National Health and Hospitals Network

The reforms to roles and responsibilities under the NHHN Agreement are funded through the National Healthcare Specific Purpose Payment and the retention and dedication of approximately one third of GST over the forward estimates. These reforms are budget neutral to the Commonwealth and the States and Territories across the forward years but transfer the majority of funding responsibility for health to the Commonwealth.

From 2014-15, the Commonwealth will provide an additional top-up payment to reflect its greater responsibility for financing growth in health costs.

Table 8.2 outlines the sub-functions in which the Commonwealth has invested additional expenses of $52.1 billion over five years as part of the health reforms.

Statement 1 provides a more detailed overview of the Commonwealth’s expenses relating to health reforms.

Table 8.2: Estimated Commonwealth expenses in the National Health and Hospitals Network
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Health
Hospital services	310	845	689	794	951
General administration - health	0	183	575	827	832
Health services	0	206	328	57	60
Medical services and benefits	0	-4	-93	27	96
Pharmaceutical Benefits and Services	0	161	7	28	58
National Health and Hospitals Network(a)(b)	0	0	13,713	14,941	16,251
Other sub-functions(c)	0	148	135	68	30
Total	310	1,379	15,354	16,742	18,279
(a) The amount of GST retained by the Commonwealth and allocated to health care will reflect actual expenditure on health not covered by the NHHN payment.

(b)  The name of this sub-function has been changed from 'National healthcare specific purpose payment' to better reflect the 2010 COAG health and hospitals reform. However, the National healthcare specific purpose payment will remain in place for the 2009-10 and 2010-11 years. Western Australia will continue to receive the National Healthcare Specific Purpose Payment whilst it is not a signatory to the National Health and Hospitals Network.

(c)  'Other sub-functions' includes social welfare — assistance to the aged, assistance to veterans and dependants (social security and welfare function) and financial and fiscal affairs (general public services function).

6-20

Statement 6: Expenses and Net Capital Investment

The real growth over the forward estimates period for the pharmaceutical services and benefits sub-function is lower than that forecast in the 2009-10 Budget. This is attributable to the savings realised in new measures, namely the Fifth Community Pharmacy Agreement and Pharmaceutical Benefits Scheme — further pricing reforms. Estimated growth is expected to be 6.4 per cent in real terms over the forward years from 2010-11, or 2.1 per cent per annum on average in real terms over the forward estimates period.

For details on the relevant measures, refer to Budget Paper No. 2, Budget Measures 2010-11, Health and Ageing portfolio.

The major components of the pharmaceutical services and benefits sub-function are set out in Table 8.3.

Table 8.3: Trends in the major components of pharmaceutical benefits and services sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Pharmaceutical benefits (concessional)(a)	5,567	5,869	6,135	6,343	6,807
Pharmaceutical benefits (general)(b)	1,642	1,782	1,911	2,030	2,215
Pharmaceutical benefits (highly specialised
and other drugs dispensed in hospitals)(c)	1,251	1,360	1,441	1,468	1,470
Payments for wholesalers and pharmacy programs	334	249	263	266	277
Repatriation pharmaceutical benefits scheme	499	450	422	387	370
Other(d)	515	538	590	582	601
Total	9,808	10,248	10,762	11,076	11,740
(a)	Concessional benefits are those provided through community pharmacies for Centrelink concession card holders.
(b)	General benefits are those provided through community pharmacies for people without concession cards.
(c)	Highly specialised drugs are subsidised by the Commonwealth Government through hospitals.
(d)	Includes some essential vaccines. The majority of essential vaccines is included in the health services sub-function.

Expenses in the Aboriginal and Torres Strait Islander health sub-function are expected to fall to 2012-13 as expenditure under the Northern Territory Emergency response declines, with further funding to be considered at a future date. The increase in 2013-14 reflects underlying growth in funding for Indigenous-specific health services. Aboriginal and Torres Strait Islander people access mainstream health services as well as Indigenous-specific health services. As a result, substantial investment in Indigenous health is also being made through other health sub-functions — in particular, medical services and benefits.

Expenses in the health services sub-function include Commonwealth expenses associated with the delivery of population health, research and other allied health services and blood and blood products. Expenses in this sub-function will fund initiatives such as the prevention of binge drinking and the reduction of smoking rates,

6-21

Statement 6: Expenses and Net Capital Investment

and new expenses for individual electronic health records. The projected growth in these expenses will partly be offset by declining expenses resulting from the completion of infrastructure projects announced in the 2009-10 Budget, funded through the Health and Hospital Fund.

The general administration — health sub-function includes expenses incurred by the Government to support capital investments in population health, non medical benefit components of primary care, rural health care and targeted workforce initiatives. Substantial new investment in 2012-13 and 2013-14 for primary care, including provision for after hours services and additional GP Super Clinics will underpin expected growth in expenses of 23.5 per cent in real terms over the forward estimates from 2010-11.

6-22

Statement 6: Expenses and Net Capital Investment

Social security and welfare

The social security and welfare function includes: pensions and services to the aged; assistance to the unemployed, people with disabilities and families with children; and income support and compensation for veterans and their dependants. It also includes advancement programs for Aboriginal and Torres Strait Islander people.

Table 9: Summary of expenses — social security and welfare
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Assistance to the aged	40,662	44,018	46,993	50,070	52,786
Assistance to veterans and dependants	6,901	6,982	6,864	6,760	6,656
Assistance to people with disabilities	18,002	20,265	21,421	22,704	23,986
Assistance to families with children	30,060	30,436	31,361	32,179	33,046
Assistance to the unemployed and sick	7,016	7,029	7,245	7,569	8,125
Other welfare programs	1,722	1,316	1,234	1,234	1,221
Aboriginal advancement nec	1,585	1,457	1,340	1,329	1,346
General administration	3,728	3,458	3,334	3,341	3,382
Total social security and welfare	109,675	114,961	119,792	125,187	130,547

Social security and welfare function expenses are estimated to grow at 5.4 per cent in real terms from 2010-11 over the forward years and at an average annual rate of 1.8 per cent. A significant driver of growth in expenses for the majority of the sub-functions is the indexation of personal benefits and income support payments, and demographic and social factors such as ageing of the population.

The sub-functions contributing most to the growth over the forward estimates are assistance to the aged (with an average annual growth rate of 3.7 per cent in real terms from 2010-11 over the forward estimates period), and assistance to people with disabilities (average annual real growth of 3.2 per cent over the forward estimates period).

The principal driver of growth over the forward estimates for the assistance to the aged sub-function is the income support for seniors program. This program’s major component, the age pension, is linked to a fixed proportion of Male Total Average Weekly Earnings (MTAWE) and therefore will grow in direct relationship with projected MTAWE growth. The growth also reflects demographic factors, with an estimated 265,000 additional aged pensioners over the forward estimates.

6-23

Statement 6: Expenses and Net Capital Investment

The major components of the assistance to the aged sub-function are outlined below in Table 9.1.

Table 9.1: Trends in the major components of assistance to the aged sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Income support for seniors	29,417	31,938	33,943	36,515	38,541
Residential care	5,995	6,457	6,696	7,012	7,489
Community care	3,669	3,897	4,444	4,621	4,905
Flexible aged care	518	725	924	919	882
Mature age income support	713	628	580	490	440
Allowances concessions and services for seniors	180	189	194	212	224
Aged care workforce	56	68	78	83	81
Ageing information and support	38	43	47	47	48
Culturally appropriate aged care	30	32	31	32	32
Dementia	31	31	32	32	33
Other	15	10	24	107	111
Total	40,662	44,018	46,993	50,070	52,786
Expenses for the assistance to veterans and dependants sub-function are estimated to decrease slightly over the forward estimates as a result of the declining number of veterans.

The increase in projected expenses in the assistance to people with disabilities sub-function from 2010-11 is primarily driven by two programs — the Disability Support Pension (DSP) and income support for carers. DSP expenses are estimated to grow at 0.9 per cent per annum in real terms over the forward years, driven by benchmarking of DSP to a proportion of MTAWE, and partially offset by the implementation of assessment arrangements requiring new DSP claimants without sufficient evidence of a future work capacity of less than 15 hours per week being referred to an alternate income support payment and offered employment assistance from 1 January 2012.

Streamlined assessment processes for job seekers and DSP claimants are expected to reduce the growth in the DSP over the forward estimates. For details on the relevant measures, refer to Budget Paper No. 2, Budget Measures 2010-11, Education, Employment and Workplace Relations portfolio.

Benchmarking of the carer payment to a proportion of MTAWE also drives growth in the income support for carers program. The growth also reflects demographic factors, with an estimated additional 92,000 carer payment recipients expected over the forward estimates.

6-24

Statement 6: Expenses and Net Capital Investment

The major components of the assistance to people with disabilities sub-function are outlined below in Table 9.2.

Table 9.2: Trends in the major components of assistance to people with disabilities sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Disability support pension	11,862	12,901	13,369	13,874	14,287
Income support for carers	4,077	5,099	5,683	6,367	7,135
Assistance to the States for disability services	904	1,052	1,208	1,280	1,354
Disability employment services	834	878	827	852	869
Services and support for people with a disability	303	313	313	320	328
Support for carers	14	11	11	12	12
Other	8	11	10	0	1
Total	18,002	20,265	21,421	22,704	23,986

Growth in expenses in the assistance to families with children sub-function is projected to be relatively flat. The main component of this sub-function is the family tax benefit program, expenses against which are expected to decrease slightly by 0.8 of a percentage point in real terms from 2010-11 over the forward estimates, following changes to family payments announced in the 2009-10 Budget.

Other programs affecting the trend to assistance to families with children expenses include child care fee assistance and parental payments and care incentives. Child care fee assistance is projected to grow in real terms by 8.3 per cent from 2010-11 over the forward estimates (at an annual average real rate of 2.7 per cent). This reflects expenses associated with the increased use of child care services, indexation of child care benefit expenses, and additional child care rebate expenses as a result of implementation of the National Partnership Agreement on the Quality Agenda for Early Childhood Education and Care.

The increase in expenses for the parental payments and care incentives program from 2010-11 (30.3 per cent in real terms over the forward estimates) reflects the introduction of the paid parental leave scheme from 1 January 2011, as announced in the 2009-10 Budget.

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Statement 6: Expenses and Net Capital Investment

The major components of the assistance to families with children sub-function are set out in Table 9.3.

Table 9.3: Trends in the major components of assistance to families with children sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Family Tax Benefit	17,925	17,783	17,899	18,251	18,613
Parents income support	5,545	5,577	5,617	5,788	5,956
Child care fee assistance	3,199	3,333	3,497	3,680	3,888
Parental payments and care incentives	1,410	1,764	2,287	2,378	2,476
Child support	1,129	1,169	1,207	1,242	1,275
Support for the child care system	404	403	395	399	393
Family support	220	192	191	188	189
Family relationship services	168	164	163	167	172
Other	60	51	105	86	84
Total	30,060	30,436	31,361	32,179	33,046

Expenses for the assistance to the unemployed sub-function are estimated to grow at 7.3 per cent in real terms from 2010-11 over the forward estimates. The main driver of this sub-function is newstart allowance expenses. The estimated increase for this program from 2011-12 partly reflects the new assessment arrangements for job seekers and DSP claimants (see page 6-23). Further information on this measure is presented in Budget Paper No. 2, Budget Measures 2010-11, Education, Employment and Workplace Relations portfolio.

Expenses for the other welfare programs sub-function are projected to decrease from $1.7 billion in 2009-10 to $1.3 billion in 2011-12 due to the impact of previous Budget announcements, including incorporating the utilities allowance into the new pension supplement for eligible pensioners, as announced as part of the Secure and Sustainable Pensions package in the 2009-10 Budget, with a commensurate increase in related sub-functions, in particular assistance to people with disabilities. Superannuation co-contribution scheme expenses are expected to remain stable over 2009-10 and 2010-11 with a slight decrease from 2011-12 onwards due to fewer expected eligible claimants. The trend in expenses for the superannuation co-contribution scheme is attributable to the 2010-11 Budget measure Superannuation — permanent reduction to the superannuation co-contribution matching rate and maximum payable.

The decrease in expenses in the Aboriginal advancement not elsewhere classified sub-function from 2009-10 to 2010-11 is a result of the new arrangements for funding of government jobs created through the reform to the Community Development Employment Projects (CDEP) program. Funding for these jobs was previously administered under the Families, Housing, Community Services and Indigenous Affairs portfolio but, from July 2010, will be appropriated to each of the agencies across government which have converted CDEP positions into government jobs. The new arrangements result in a transfer of expenses from the Aboriginal advancement

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Statement 6: Expenses and Net Capital Investment

sub-function to various other sub-functions. The decrease in expenses from 2010-11 to 2011-12 is due to the cessation of CDEP wages from 1 July 2011, as announced in the 2009-10 Budget, with expenses previously assigned to this program redirected to assist Indigenous jobseekers and classified in the assistance to the unemployed sub-function.

The reduction in the general administration sub-function expenses in 2010-11 and the forward estimates is the result of a reduction in the cost of services that Centrelink will help deliver on behalf of the Departments of Families, Housing, Community Services and Indigenous Affairs, and Education, Employment and Workplace Relations, and a downwards revision in the levels of unemployment, resulting in lower levels of Centrelink’s administrative work.

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Statement 6: Expenses and Net Capital Investment

Housing and community amenities

The housing and community amenities function includes the Australian Government’s contribution to the National Affordable Housing Agreement, other Australian Government housing programs, the expenses of Defence Housing Australia (DHA), and various regional development and environmental protection programs.

Table 10: Summary of expenses — housing and community amenities
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Housing	7,974	4,140	3,284	3,297	3,332
Urban and regional development	346	425	168	173	170
Environment protection	950	867	760	703	672
Total housing and community amenities	9,270	5,432	4,212	4,173	4,174

After substantial growth in expenses in 2009-10, total expenses under the housing and community amenities function are estimated to decrease by 28.7 per cent in real terms from 2010-11 over the forward estimates, or by 10.6 per cent per annum on average. This largely reflects the phasing down or cessation of various economic stimulus measures and other one-off projects.

Housing sub-function expenses are expected to decrease from $8.0 billion estimated in 2009-10 to $4.1 billion in 2010-11, with a further decrease to $3.3 billion in 2011-12. This is mainly due to the phasing down of the housing initiatives introduced as part of the Government’s response to the global financial crisis with the Economic Security Strategy and the Nation Building and Jobs Plan. These include:

•
the cessation of the first home owners boost, which was extended as part of the 2009-10 Budget and provided an additional grant for eligible first home buyers entering into contracts on or before 31 December 2009; and

•
investment in Social Housing, announced as part of the Nation Building and Jobs Plan, which provided funding for additional public and community housing dwellings to meet priority social housing needs. This program is projected to decrease from $3.8 billion in 2009-10 to $1.3 billion in 2010-11 and then to $162 million in 2011-12.

The urban and regional development sub-function comprises regional development programs and the services to territories program. Expenses for regional development programs are estimated to reduce from 2011-12 onwards, driven largely by: the one-off nature of the Better Regions initiative, which was established as part of the Government’s 2007 election commitments; the completion of the Jobs Fund — Infrastructure Employment Projects, a component of the Jobs Fund, which was created to mitigate the impact of the global financial crisis in regional areas; and cessation of the East Kimberley development package, announced as part of the Government’s nation building stimulus initiative. The services to territories program is expected to decrease

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Statement 6: Expenses and Net Capital Investment

by 13.6 per cent in real terms from 2010-11 over the forward years, or by an average annual rate of 4.8 per cent. This reflects the completion of infrastructure upgrades associated with the Christmas Island Strategy, with expenses expected to return to trend for the remaining forward years.

The environment protection sub-function includes expenses for a variety of initiatives including the protection and conservation of the environment, water and waste management, pollution abatement and environmental research. Estimated expenses for this sub-function are expected to reduce from 2009-10 primarily due to the deferral of the Carbon Pollution Reduction Scheme and the associated administrative costs. Part of the reduction in estimated expenses between 2011-12 and 2012-13 reflects the currently scheduled cessation of the National Water Commission under the sunset provision in its legislation.

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Statement 6: Expenses and Net Capital Investment

Recreation and culture

Recreation and culture function expenses support public broadcasting, cultural institutions, funding for the arts and the film industry, assistance to sport and recreation activities, as well as the management and protection of national parks and other world heritage areas. This function also includes expenses relating to the protection and preservation of historic sites and buildings, including war graves.

Table 11: Summary of expenses — recreation and culture
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Broadcasting	1,466	1,524	1,569	1,546	1,567
Arts and cultural heritage	1,039	1,045	984	994	978
Sport and recreation	356	367	317	317	320
National estate and parks	347	310	289	282	285
Total recreation and culture	3,208	3,246	3,159	3,139	3,150

Total expenses under the recreation and culture function are estimated to decrease by 9.9 per cent in real terms from 2010-11 over the forward years, or by 3.4 per cent per annum on average in real terms. This decrease largely reflects the conclusion of funding for a number of programs in the sport and recreation and national estate and parks sub-functions.

Broadcasting sub-function expenses will continue to increase up to and including 2011-12, before falling in 2012-13 due to the cessation of funding for the digital switchover initiatives in 2011-12. For further information on related measures, refer to Budget Paper No. 2, Budget Measures 2010-11, Broadband, Communications and the Digital Economy portfolio.

Table 11.1 provides data on the most significant components of the broadcasting sub-function.

Table 11.1: Trends in the major components of broadcasting sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
ABC television	586	606	621	634	648
ABC radio	316	326	334	341	349
SBS television	188	179	190	197	205
ABC analog transmission	95	96	92	87	79
Access to digital TV services	86	94	92	95	98
Broadcasting and digital television	56	76	92	47	56
SBS digital transmission and distribution	59	66	67	68	70
Other	80	81	81	77	62
Total	1,466	1,524	1,569	1,546	1,567

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Statement 6: Expenses and Net Capital Investment

The arts and cultural heritage sub-function includes government arts expenses. The forecast decrease in expenses from 2010-11 to 2011-12 is primarily due to an expected reduction in claims for the Refundable Film and Television Tax Offsets program.

The sport and recreation sub-function includes government expenses to improve participation in sport and recreational activities, and achieve excellence in high performing athletes. The forecast decrease in expenses after 2010-11 is due to the expected conclusion of time limited funding.

Expenses under the national estate and parks sub-function are expected to decrease in 2010-11, primarily due to the conclusion of the Government’s stimulus funding in 2009-10 for the preservation of national heritage listed buildings and historic properties.

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Statement 6: Expenses and Net Capital Investment

Fuel and energy

This function comprises a range of fuel and energy expenses administered across a number of portfolios. It includes expenses for the Fuel Tax Credits, Cleaner Fuels and Product Stewardship Waste (Oil) Schemes, administered by the Australian Taxation Office. It also includes expenses related to climate change, resources and energy related initiatives and management programs, and programs to support the production or use of alternative fuels, including ethanol and biodiesel.

Table 12: Summary of expenses — fuel and energy
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Fuel and energy	8,971	7,607	7,287	7,072	6,800
Total fuel and energy	8,971	7,607	7,287	7,072	6,800

Fuel and energy expenses are expected to decline significantly in 2010-11 driven by a reduction in energy efficiency program expenses from their peak in 2009-10. Under the Government’s Energy Efficient Homes package, funding increased to $2.0 billion in 2009-10, including net funding brought forward from 2010-11 ($366 million) and 2011-12 ($290 million) to meet the increased demand for rebates under the package. Expenses under the Fuel Tax Credits Scheme are also expected to increase progressively across the budget and forward years.

Since the 2009-10 Budget, additional expenses of $411 million in 2009-10 and $100 million in 2010-11 are expected to be incurred to meet commitments under the Solar Homes and Communities Plan, and a further $109 million in 2010-11 for additional home assessments under Green Loans.

The conclusion of the Home Insulation Safety Program, Foil Insulation Safety Program, Green Loans, and the Solar Homes and Communities Plan is expected to result in reduced expenses in 2011-12.

Cleaner fuels scheme expenses are expected to increase from 1 July 2011, due to the commencement of payments in relation to gaseous fuels, particularly LPG, made as part of the phase-in of effective fuel taxation. The expenses then decrease as the assistance is phased out in the period to 1 July 2015.

Table 12.1 provides further details of fuel and energy sub-function expenses.

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Statement 6: Expenses and Net Capital Investment

Table 12.1: Trends in the major components of fuel and energy sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Fuel tax credits scheme	5,118	5,162	5,289	5,680	5,799
Energy efficiency and climate change action(a)	2,288	0	0	0	0
Improving Australia's energy efficiency(a)	596	1,375	369	24	20
Resources related initiatives and management	486	482	390	344	117
Energy related initiatives and management	177	316	472	401	411
Resources, Energy and Tourism departmental funding for fuel and energy	93	82	84	71	62
Cleaner fuels scheme	42	53	453	338	221
National Partnership Payments - Climate Change	99	42	27	46	47
Product stewardship waste (oil) scheme	30	30	30	31	31
Other	42	65	173	137	92
Total	8,971	7,607	7,287	7,072	6,800
(a)	As a result of a change in administrative order arrangements, the associated expenses were transferred between the two programs during 2009-10.

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Statement 6: Expenses and Net Capital Investment

Agriculture, forestry and fishing

Agriculture, forestry and fishing function expenses support assistance to primary producers, forestry, fishing, land and water resources management, quarantine services and contributions to research and development.

Table 13: Summary of expenses — agriculture, forestry and fishing
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Wool industry	42	43	43	43	43
Grains industry	141	145	136	142	148
Dairy industry	48	46	46	47	47
Cattle, sheep and pig industry	170	174	177	183	183
Fishing, horticulture and other agriculture	254	231	226	218	218
General assistance not allocated to specific industries	23	22	21	21	22
Rural assistance	753	440	75	49	49
Natural resources development	1,271	1,841	1,680	1,302	1,011
General administration	629	644	634	620	621
Total agriculture, forestry and fishing	3,330	3,587	3,038	2,624	2,342

Total expenses under this function are estimated to decrease by 39.4 per cent in real terms from 2010-11 over the forward years, or by 15.4 per cent per annum on average in real terms.

The decrease over the forward estimates largely reflects a reduction in expenses for drought-related initiatives within the rural assistance sub-function. This is due to an assumed return to normal seasonal conditions in affected parts of Australia and a consequent reduction in drought assistance outlays.

The expected increase in expenses in the natural resources development sub-function in 2010-11 is driven by the Water for the Future package, particularly the Sustainable Rural Water Use and Infrastructure and the National Urban Water and Desalination Plan components. The subsequent decrease in expenses mainly reflects the completion of a range of water initiatives, including Water Smart Australia, the National Urban Water and Desalination Plan, and the National Water Security Plan for Cities and Towns.

Other significant expenses on conservation and the sustainable use and repair of Australia’s natural environment are included in the environment protection sub-function (reported as part of the housing and community amenities function) and the national estate and parks sub-function (in the recreation and culture function).

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Statement 6: Expenses and Net Capital Investment

Mining, manufacturing and construction

Expenses under this function relate to the mining, manufacturing and construction sectors, and are designed to assist the efficiency and competitiveness of Australian industries. The major components include programs specific to the automotive and textiles, clothing and footwear industries.

Table 14: Summary of expenses — mining, manufacturing and construction
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Mining, manufacturing and construction	1,690	1,990	2,476	2,513	2,573
Total mining, manufacturing and construction	1,690	1,990	2,476	2,513	2,573

Total expenses under the mining, manufacturing and construction function are expected to increase by 14.5 per cent in 2010-11 in real terms before increasing by 20.1 per cent in real terms over the forward years, or by about 6.3 per cent per annum on average in real terms.

The expected increase in expenses for this function in 2010-11 primarily reflects the impact of the 2009-10 budget measure, ‘An Innovation and Higher Education System for the 21st Century — Research and Development Tax Credit’. This measure replaces the existing Research and Development Tax Concessions with effect from 1 July 2010. The expected increase in expenses in 2010-11 is also due to the introduction of the Automotive Transformation Scheme (ATS). Further influencing the overall trend is the introduction in 2011-12 of the Resources Exploration Tax Offset. As part of its response to Australia’s Future Tax System Review, the Government will provide a refundable tax offset at the company tax rate for eligible expenditure on exploration carried out in Australia. For further information, refer to Budget Paper No. 2, Budget Measures 2010-11, Treasury portfolio.

The estimated decline in expenses for the industry development and investment program from 2011-12 can be attributed to three main drivers: a decline in demand is expected for the Liquefied Petroleum Gas Vehicle Scheme following the ongoing reduction in rebates for the post-factory conversion element; funding for ATS is expected to peak in 2011-12, after which a gradual reduction in funding is expected as the industry becomes more sustainable; and expenses for the Textiles, Clothing and Footwear Strategic Investment initiative are projected to decrease from 2011-12 as the industry structurally adjusts and develops greater innovative capability.

Table 14.1 below provides details of the major components of mining, manufacturing and construction sub-function expenses.

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Statement 6: Expenses and Net Capital Investment

Table 14.1: Trends in the major components of mining, manufacturing and construction sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Research and development tax offset	632	1,007	1,063	1,122	1,185
Industry development and investment	889	820	732	628	561
Resource exploration tax offset	0	0	520	600	680
Other	169	163	161	163	147
Total	1,690	1,990	2,476	2,513	2,573

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Statement 6: Expenses and Net Capital Investment

Transport and communication

Transport and communication function expenses support the infrastructure and regulatory framework for Australia’s transport and communication sectors.

Table 15: Summary of expenses — transport and communication
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Communication	532	466	414	383	361
Rail transport(a)	584	708	1,333	1,771	1,506
Air transport	163	234	216	192	198
Road transport(a)	5,047	2,981	4,162	4,656	3,638
Sea transport	292	314	318	332	345
Other transport and communication	219	229	221	913	958
Total transport and communication	6,837	4,932	6,664	8,247	7,006
(a)
Most road and rail funding from 2009-10 is currently classified under the road transport sub-function and will be reclassified between the road and rail transport sub-functions as programs of work are determined.

Following a reduction in expenses in 2010-11 due to the winding down of Nation Building stimulus payments, total expenses under this function are estimated to increase by 31.9 per cent in real terms from 2010-11 over the forward years, or 9.7 per cent per annum on average in real terms.

The decline in estimated expenses in the communication sub-function between 2010-11 and 2013-14 is primarily due to a predicted reduction in demand over this period for the Australian Broadband Guarantee. This reflects the greater availability of metro-comparable broadband services to residential and small business premises in rural and regional locations, reducing the demand for assistance. This sub-function does not take into account the proposed investment in the National Broadband Network, which is funded by equity investment and for which provisions beyond the Government’s initial investment have been included in the contingency reserve (see Appendix B of this Statement).

The increase in estimated expenses in the rail transport sub-function across the forward estimates is mainly due to the investment in metro rail infrastructure announced by the Government as part of its Nation Building Plan for the Future package in the 2009-10 Budget. This package includes projects funded from the Building Australia Fund such as a $3.2 billion contribution over six years towards the Regional Rail Express project in Victoria, and $0.6 billion over five years for the Gawler Rail Line Modernisation and Noarlunga to Seaford Rail Extension projects in South Australia. The increased estimate in expenses across the forward estimates for rail also encompasses grants to the Australian Rail Track Corporation.

The expenses in the road transport sub-function primarily consist of grants provided under the Nation Building program, including funding provided for projects under the nation building stimulus package. Lower expenses in 2010-11 reflect the Government’s

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Statement 6: Expenses and Net Capital Investment

decision in December 2008 to bring forward funding from 2010-11 to 2009-10 for high priority road construction projects as well as the measure announced in the 2010-11 Budget to bring forward $977 million from the period 2010-11 to 2013-14 into 2009-10. Of the $977 million that was brought forward, $692 million has been moved from 2010-11. The bring forward of expenses is for the following road infrastructure projects: Holbrook Bypass in New South Wales; Ipswich Motorway and Douglas Arterial in Queensland; Anthony’s Cutting and Western Ring Road in Victoria; Superway and Northern Expressway in South Australia; and Tiger Brennan Drive in the Northern Territory.

The air transport and sea transport sub-functions predominantly relate to the activities of the safety regulators — the Civil Aviation Safety Authority (CASA) and the Australian Maritime Safety Authority. The increase in estimated expenses in the air transport sub-function is due to the provision of additional funding to CASA to maintain and enhance aviation safety and funding to the Department of Infrastructure, Transport, Regional Development and Local Government to enhance and strengthen Australia’s aviation security arrangements. Further information on these measures can be found in Budget Paper No. 2, Budget Measures 2010-11, Infrastructure, Transport, Regional Development and Local Government portfolio; and the Attorney-General’s portfolio.

The increase in estimated expenses in the other transport and communication sub-function reflects the Government’s decision to establish an Infrastructure Fund to coincide with the introduction of the Resource Super Profits Tax on 1 July 2012. The Commonwealth’s initial funding contribution will be $700 million in 2012-13, followed by a further contribution of $735 million in 2013-14.

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Statement 6: Expenses and Net Capital Investment

Other economic affairs

The other economic affairs function includes expenses on tourism and area promotion, labour market assistance, immigration, industrial relations and other economic affairs not elsewhere classified (nec).

Table 16: Summary of expenses — other economic affairs
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Tourism and area promotion	172	152	164	167	170
Total labour and employment affairs	4,706	5,003	4,649	4,615	4,555
Vocational and industry training	2,030	1,895	1,916	1,879	1,822
Labour market assistance to job seekers and industry	2,032	2,484	2,207	2,204	2,218
Industrial relations	644	624	526	532	515
Immigration	1,632	1,762	1,525	1,506	1,543
Other economic affairs nec	2,286	2,232	2,274	2,261	2,220
Total other economic affairs	8,796	9,150	8,612	8,548	8,489

Total expenses under the other economic affairs function are projected to decrease by 13.9 per cent in real terms from 2010-11 over the forward years, or by 4.8 per cent per annum on average in real terms.

The sub-functions contributing most to the forecast decrease in expenses over the forward estimates are immigration (with a decline of 6.7 per cent per annum on average in real terms from 2011-12), and labour market assistance to job seekers and industry (average annual real decrease of 6.1 per cent over the forward estimates period).

The reduction in the tourism and area promotion sub-function expenses in 2010-11 is the result of the bringing forward of tourism industry funding from 2010-11 to 2009-10, as a short-term stimulus initiative.

Expenses under the vocational and industry training sub-function are expected to decline by 10.7 per cent in real terms from 2010-11 to 2013-14. The fall in expenses over the period reflects the completion in 2010-11 of infrastructure projects under the Teaching and Learning Capital Fund for Vocational Education and Training (VET) initiative, announced as part of the Government’s Nation Building package in December 2008, the completion in 2011-12 of the Apprentice Kickstart program, and the completion in 2012-13 of the Vocational Education Broadband Network. The fall in expected expenses is also influenced by the ongoing impact of savings decisions from the 2009-10 Budget package, Reform of Australian Apprenticeships Incentive Funding.

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Statement 6: Expenses and Net Capital Investment

The effect of these expected reductions in expenses is partially offset by increased expenses resulting from some elements of the Government’s Skills for Sustainable Growth package. Further information on this decision can be found in Budget Paper No. 2, Budget Measures 2010-11, Education, Employment and Workplace Relations portfolio.

Expenses for the labour market assistance to job seekers and industry sub-function are estimated to peak at $2.5 billion in 2010-11 before reducing to a relatively flat projected trend over the forward estimates from 2011-12. The anticipated peak in estimated expenses in 2010-11 is largely the result of job seekers transitioning from Job Network to Jobs Services Australia (JSA). With this transition, expenses in 2010-11 are expected to increase, as job seekers will be eligible for higher levels of assistance under JSA. The anticipated decrease in expenses from 2011-12 in the sub-function is due to the expected reduction in the number of unemployed people in the forward years, and the completion, on 30 June 2011, of the Jobs Fund initiative.

The higher estimated expenses in the industrial relations sub-function in 2009-10 and 2010-11 compared to later years is largely due to the relatively high demand for payments under the General Employee Entitlements and Redundancy Scheme (GEERS). The GEERS scheme assists employees of bankrupt organisations who are owed certain employee entitlements, and recent economic conditions have increased demand for the scheme. It is expected that GEERS will return to historic expense levels in 2011-12.

The expected increase in expenses in the immigration sub-function in 2010-11 is largely due to costs associated with accommodating and processing irregular maritime arrivals. These expenses are expected to decline beyond 2010-11.

Expenses for the other economic affairs nec sub-function are estimated to decline in 2010-11. From 2010-11 to 2013-14, expenses are estimated to decrease by 7.6 per cent in real terms, or 2.6 per cent per annum on average in real terms.

The small decline in expenses in 2010-11 is primarily driven by the innovative industry program. Estimated expenses in that program are expected to fall from $428 million in 2009-10 to $364 million in 2010-11 and reflect the winding down of the Commercial Ready and the Clean Business Australia — Climate Ready initiatives, and a decrease in funding for the Green Car Innovation Fund.

The estimated decline in expenses for the sub-function in 2012-13 and 2013-14 is predominantly driven by the Government’s decision to reduce funding for the Green Car Innovation Fund, responding to lower than expected demand. Further information on this measure can be found in Budget Paper No. 2, Budget Measures 2010-11, Innovation, Industry, Science and Research portfolio.

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Statement 6: Expenses and Net Capital Investment

The table below provides details of the major components of other economic affairs nec sub-function expenses.

Table 16.1: Trends in the major components of other economic affairs nec sub-function expenses
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Innovative Industry	428	364	413	403	360
Trade and Investment Development	199	215	215	211	209
Export Market Development Grants Scheme	200	150	150	150	150
Operating costs for:
Department of Innovation, Industry, Science and Research	363	394	394	392	375
Australian Securities and Investments
Commission	378	366	352	357	351
Bureau of Meteorology	287	301	312	316	318
IP Australia	145	152	157	164	170
Australian Competition and Consumer
Commission	146	145	141	139	140
Other	140	145	140	129	147
Total	2,286	2,232	2,274	2,261	2,220

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Statement 6: Expenses and Net Capital Investment

Other purposes

The other purposes function includes expenses incurred in the servicing of public debt interest, and assistance to State, Territory and local governments. This function also includes items classified to natural disaster relief, the contingency reserve (see Appendix B for a detailed description), and expenses related to the nominal interest on unfunded liabilities for government superannuation benefits.

Table 17: Summary of expenses — other purposes
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Public debt interest	6,514	9,606	11,463	12,010	11,978
Interest on Commonwealth Government's behalf	6,514	9,606	11,463	12,010	11,978
Nominal superannuation interest	6,695	7,065	7,301	7,552	7,818
General purpose inter-government transactions	47,632	50,403	40,303	42,352	44,216
General revenue assistance - States and Territories	45,268	48,654	38,161	40,106	41,879
Local government assistance	2,364	1,749	2,142	2,246	2,337
Natural disaster relief	402	577	80	80	80
Contingency reserve	-999	1,195	3,329	4,457	7,890
Total other purposes	60,244	68,846	62,476	66,452	71,982

Total expenses under the other purposes function are estimated to decrease by 1.9 per cent in real terms from 2010-11 over the forward years, or by 0.6 per cent per annum in real terms. This decrease is primarily driven by the transfer of a proportion of general assistance revenue assistance payments to the health function (discussed in more detail below), partially offset by an expected increase in public debt interest expenses.

The most significant expenses in this function relate to general revenue assistance paid to State and Territory governments. Nearly all these expenses comprise payments of GST revenue grants to the States and Territories, which are provided on an ‘untied’ basis. Payments to State and Territory Governments tied to specific purposes (for example, education) are reported under their relevant functions in this Statement.

There is a reduction of $13.7 billion in 2011-12, rising to $16.3 billion in 2013-14 in expenses in the general purpose inter-government transactions sub-function due to the Government’s agreement with the States and Territories (except Western Australia) to retain a third of GST revenue to be allocated to the health and hospitals reform, with the exception of Western Australia. The decrease in this sub-function is offset by a corresponding increase under the health function. (Refer to Box 5 for further information on the National Health and Hospitals Network reforms.)

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Statement 6: Expenses and Net Capital Investment

The increase in the public debt interest sub-function is due to the increased issuance of Commonwealth Government bonds reflecting the corresponding interest, while expenses in the nominal superannuation interest sub-function are projected to increase over time, reflecting the growth in the Government’s superannuation liability.

Expenses in the local government assistance sub-function are predominantly related to the local government program. Lower expenses in 2010-11 reflect the Government’s decision to pay the first instalment of $511.6 million to Local Councils ahead of schedule in the 2009-10 financial year to ensure they have immediate use of these funds. These expenses increase from 2010-11 across the forward estimates due to forecast population increases, and changes in the Consumer Price Index (local government funding provided by the Commonwealth is linked to population and inflation). Also included within this sub-function are expenses under the Regional and Local Community Infrastructure initiative which is being provided over the period 2009-10 to 2010-11. Further information on Commonwealth Government assistance to local governments can be found in Budget Paper No. 3, Federal Financial Relations 2010-11.

The increase in expenses under the natural disaster relief sub-function from 2009-10 to 2010-11 is due to the increase in Commonwealth payments to the States, primarily arising from the Victorian bushfires and Queensland floods. The lag in payments following a disaster occurs because these payments represent a reimbursement of some of the States’ natural disaster costs. From 2011-12 onwards, expenses under this sub-function are expected to return to trend, although they remain subject to fluctuations should another major natural disaster occur.

The increase in expenses in the contingency reserve sub-function from 2010-11 over the forward years is largely due to the conservative bias allowance — an allowance that compensates for the trend in expenses on existing Government programs to be underestimated by agencies in the forward years. The contingency reserve is discussed in more detail at Appendix B.

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Statement 6: Expenses and Net Capital Investment

General government net capital investment

Net capital investment is broadly defined as acquisitions of non-financial assets less depreciation expenses. It provides a measure of the overall growth in capital assets (including buildings and infrastructure, specialist military equipment, and computer software) after taking into account depreciation and amortisation as previously acquired assets age.

Australian Government general government net capital investment is expected to increase by $928 million in 2010-11. This is predominantly due to projected growth in the defence, general public services and transport and communication functions. Net capital investment decreases in 2011-12 and 2012-13 due to a number of items in the Contingency Reserve for both these years. Details of movements are explained below.

Table 18: Estimates of total net capital investment
	MYEFO(a)	Revised Estimates			Projections
	2009-10	2009-10	2010-11	2011-12	2012-13	2013-14
Total net capital investment ($m)	6,033	5,847	6,775	3,917	-1,036	2,902
Real growth on previous year (%)(b)	45.0	40.5	12.7	-43.6	-125.8	-373.1
Per cent of GDP	0.5	0.5	0.5	0.3	-0.1	0.2
(a)
GDP forecasts for the 2009-10 Budget were prepared according to the System of National Accounts 1993, while forecasts for MYEFO and the 2010-11 Budget were prepared according to the System of National Accounts 2008.

(b)
Real growth is calculated using the Consumer Price Index. Real net capital investment is rising in 2013-14. The negative real growth rate shown in that year is a function of the negative net investment in 2012-13.

Reconciliation of net capital investment since the 2009-10 Budget

A reconciliation of the net capital investment estimates, showing the effect of policy decisions and economic parameter and other variations since the estimates were published in the 2009-10 Budget, is provided in Table 19.

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Statement 6: Expenses and Net Capital Investment

Table 19: Reconciliation of net capital investment
	Estimates			Projections
	2009-10	2010-11	2011-12	2013-14
	$m	$m	$m	$m
2009-10 Budget net capital investment	5,545	6,269	6,139	5,016
Changes between 2009-10 Budget and MYEFO
Effect of policy decisions(a)	402	-218	-107	-6
Effect of parameter and other variations	87	-614	-438	-272
Total variations	488	-832	-545	-279
2009-10 MYEFO net capital investment	6,033	5,437	5,593	4,738
Changes between MYEFO and 2010-11 Budget
Effect of policy decisions(a)	396	693	21	46
Effect of parameter and other variations	-583	645	-1,697	-5,819
Total variations	-187	1,338	-1,676	-5,774
2010-11 Budget net capital investment	5,847	6,775	3,917	-1,036
(a)	Excludes secondary impacts on public debt interest of policy decisions.

Forecast net capital investment for 2010-11 has increased by $1.3 billion since 2009-10 MYEFO. This increase is driven by the effect of new policy decisions of $693 million and by parameter and other variations of $645 million. The major policy decisions include investment to enhance the force protection measures for Australian troops deployed to Afghanistan, investment for capacity enhancement of immigration detention facilities, investment in information and communication technology infrastructure to commence activity based funding as part of the National Health and Hospitals Network package, and replenishment of the national medical stockpile.

Net capital investment in 2010-11 is estimated to be $6.8 billion. This is higher than forecast in the 2009-10 Budget, primarily due to the accelerated investment in water entitlements under the Water for the Future package brought forward into 2009-10 and 2010-11, and the movement of funds from 2009-10 to 2010-11 as part of the National Broadband Network and Regional Blackspots program.

Discussion of changes between 2009-10 MYEFO and the 2010-11 Budget, shown in the table above, can be found in Statement 3 (in the section titled ‘Variations in net capital investment estimates’). Further information on the capital measures since MYEFO can be found in Budget Paper No. 2, Budget Measures 2010-11.

The significant reductions in net capital investment in 2011-12 and 2012-13 are due to a number of items in the contingency reserve (these are reflected in the other purposes function in Table 20). Other items which impact on these years include the accelerated investment in water entitlements and the decrease in defence’s net capital investment.

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Statement 6: Expenses and Net Capital Investment

Net capital investment estimates by function

Estimates for Australian Government general government net capital investment by function for the period 2009-10 to 2013-14 are provided in Table 20.

Table 20: Estimates of net capital investment by function
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
General public services	206	522	362	245	156
Defence	3,361	4,559	3,949	2,831	3,175
Public order and safety	233	199	203	134	-84
Education	41	-7	-13	0	0
Health	332	152	29	-16	-32
Social security and welfare	119	117	64	-36	-34
Housing and community amenities	266	120	-23	15	-68
Recreation and culture	249	70	-12	-24	-20
Fuel and energy	1	3	-2	-2	-2
Agriculture, forestry and fishing	814	732	214	376	-6
Mining, manufacturing and construction	2	19	18	21	11
Transport and communication	33	218	-22	-30	-23
Other economic affairs	202	187	-36	-66	-59
Other purposes	-13	-114	-813	-4,484	-112
Total net capital investment	5,847	6,775	3,917	-1,036	2,902

As in previous years, the most significant component of net capital investment in 2010-11 occurs in the defence function. These investments reflect the acquisition of military equipment and the construction of support facilities. Such investments can experience uneven expenditure throughout their development and life cycle extending over long periods of time, and can contribute to fluctuations in levels of net capital investment from year to year.

The recent strength of the Australian dollar has contributed to Defence requiring lower capital investment in order to purchase the same level of capability, leading to a revision of previously published Defence net capital investment levels for 2010-11 and the forward estimates.

Major factors contributing to net capital investment, expected to occur in the following functions, include:

•
general public services — investment in major projects managed by the Department of Finance and Deregulation (new accommodation for the Australian Security Intelligence Organisation), refurbishment and relocation of various overseas missions by the Department of Foreign Affairs and Trade, purchase of a new research vessel for CSIRO financed through the EIF, and investment by several agencies in information technology including the ATO, the Department of Finance and Deregulation, and Centrelink;

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Statement 6: Expenses and Net Capital Investment

•
public order and safety — construction projects, including the fit out of the accommodation for the Australian Security Intelligence Organisation, fit out of the Edmund Barton Building for the Australian Federal Police, the commencement in 2010-11 of the fit out of the Robert Garran Offices, and the Australian Customs and Border Protection Service fit out of Customs House in Brisbane;

•
defence — facility and base infrastructure upgrades are being undertaken by the Department of Defence at HMAS Creswell (Australian Capital Territory), Lavarack Barracks (Queensland), Robertson Barracks (Northern Territory), and Royal Australian Air Force bases at Amberley (Queensland), Edinburgh (South Australia), Pearce (Western Australia), and Darwin and Tindal (Northern Territory);

-
Defence also continues to deliver a major equipment acquisition program under the Defence Capability Plan agreed by Government as part of the 2009 Defence White Paper. This commitment maintains capital equipment expenditure at a high level over the forward estimates, including the purchase of the remaining Super Hornet and airborne early warning and control aircraft, armed reconnaissance and multi-role helicopters, and Bushmaster protected mobility vehicles, in addition to initial deliveries of air-to-air refuelling aircraft, a large new class of Landing Helicopter Dock amphibious ships; anti-ship missile defence upgrades to Anzac class frigates; and enhanced command and control battle management and communication systems for land forces.

-
There are also a number of construction projects currently being undertaken, including Enhanced Land Force Facilities Stage 1 and Stage 2, Australian Super Hornet Facilities, Hardened and Networked Army Facilities and Airborne Early Warning and Control Facilities. Construction will occur at various Defence sites and locations across Australia.

•
health — investment in the National Medical Stockpile, maintained by the Government to safeguard against pandemics and biosecurity incidents, including the purchase of additional vaccines in response to Pandemic (H1N1) 2009 in 2009-10;

-	Increased net capital investment in 2009-10 is also attributed to the build and fit out of new accommodation for the Department of Health and Ageing in Woden, Australian Capital Territory.

-
The Government’s NHHN package will provide substantial capital funding, particularly in 2010-11, primarily to invest in infrastructure and applications necessary to allow payments to be made to 150 Local Hospital Networks through activity based funding arrangements.

•
social security and welfare — property acquisitions and business investments by the Indigenous Land Corporation, the most significant being the continued development of the Mossman Gorge Gateway Centre, the commencement of the

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Statement 6: Expenses and Net Capital Investment

construction of hostels for secondary students from 2010-11, and ongoing capital investment in the construction of classrooms and accommodation in remote areas. The Department of Families, Housing, Community Services and Indigenous Affairs is also implementing significant upgrades to Centrelink’s IT systems in 2009-10, 2010-11 and 2011-12;

•
housing and community amenities — investment by DHA of $246 million to construct 829 houses across Australia in 2009-10 and 2010-11 as part of the Government’s Nation Building and Jobs Plan, with the remaining balance of $44 million allocated in 2010-11. This construction activity is in addition to DHA’s ongoing capital program, which involves the construction and acquisition of new houses, and the acquisition of vacant land;

•
recreation and culture — progressive restoration of buildings and land around Sydney Harbour by the Sydney Harbour Federation Trust, refurbishment and enhancement of the National Gallery of Australia, major upgrade of Canberra’s Kings Avenue by-pass, and higher capital investment by the Australian Broadcasting Corporation (ABC) for information technology and broadcasting equipment in 2009-10. Additional capital investment will be undertaken by the ABC in 2010-11 to sustain its levels of capital stock;

•
agriculture, forestry and fishing — accelerated investment in water entitlements under the Water for the Future package using funding brought forward from the forward estimates into 2009-10 and 2010-11. Investment in water entitlements is expected to decline from 2011-12 as water over-allocation in the Murray-Darling Basin is progressively addressed;

•
other economic affairs — from 2011-12, net capital investment declines primarily reflecting the Government’s lower investment in developing and enhancing immigration detention facilities and the completion in 2011 of the expansion of the Australian Business Number Registration system; and

•
transport and communication — construction and purchase of assets as part of the National Broadband Network and Regional Backbone Blackspots program in 2010-11. An amount of $216 million, originally allocated in 2009-10, has been deferred until 2010-11 to reflect actual contractor payments. From 2011-12, net capital investment declines, primarily reflecting increased depreciation and amortisation expenses due to significantly increased levels of assets in 2010-11.

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Statement 6: Expenses and Net Capital Investment

Table 21 reports the acquisition of non-financial assets by function before taking into account depreciation or amortisation.

Table 21: Australian Government general government purchases of non-financial assets by function
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
General public services	785	1,045	769	1,124	879
Defence	6,732	7,669	7,078	5,995	6,504
Public order and safety	482	485	517	477	271
Education	58	15	14	26	26
Health	178	192	125	85	71
Social security and welfare	349	347	305	196	180
Housing and community amenities	363	135	156	107	98
Recreation and culture	448	334	266	249	249
Fuel and energy	3	5	0	0	0
Agriculture, forestry and fishing	833	752	237	399	18
Mining, manufacturing and construction	10	26	25	27	17
Transport and communication	62	111	242	40	48
Other economic affairs	547	575	358	331	331
Other purposes	-13	-94	-63	36	38
General government purchases of non-financial assets	10,838	11,600	10,030	9,094	8,728

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Statement 6: Expenses and Net Capital Investment

Trends in Australian Government staffing

Trends in the estimated annual average staffing level (ASL)2 for all agencies in the Australian Government general government sector are reported in Table 22 below. These data provide a summary of people employed by the Australian Government, including all Defence Force personnel and those employed by Statutory Authorities.

ASL data was first collected and published in the Budget papers for 2001-02. Since 2001-02, there has been significant growth in the number of ASL (approximately 45,900 or 22 per cent).

Table 22: Estimates of Average Staff Levels (ASL)
2002-03	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09	2009-10	2010-11
217,284	223,134	225,914	227,013	238,623	248,217	250,566	258,321	258,704

The current estimate is 258,321 ASL for 2009-10. The 2010-11 Budget is expected to result in a modest net increase of 383 ASL (0.1 per cent) in 2010-11 across the General Government Sector. The Government’s Career Transition and Support Centre in the Australian Public Sector Commission will assist staff and agencies affected by downsizing.

Appendix C5 provides details of ASL at the portfolio and agency level.

2
ASL figures reflect the average number of employees receiving salary or wages over the financial year, with adjustments for casual and part-time staff, to show the average full-time equivalent (FTE).  ASL figures also include non-uniformed staff and overseas personnel.

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Statement 6: Expenses and Net Capital Investment

Appendix A: Expense by function and sub-function

Note: Caution should be exercised in comparing 2008-09 data with the forward years as reclassifications arising as a result of improved reporting as part of the Operation Sunlight reforms have produced structural breaks in the data for some functions and sub-functions.

Table A1: Estimates of expenses by function and sub-function
	Actuals	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m	$m
General public services
Legislative and executive affairs	728	882	1,057	927	913	1,061
Financial and fiscal affairs	6,331	6,581	6,521	7,130	7,293	7,134
Foreign affairs and economic aid	4,763	4,848	5,575	6,006	6,696	7,682
General research	2,237	2,535	2,791	2,659	2,606	2,495
General services	995	730	707	701	694	695
Government superannuation benefits	2,142	3,288	3,485	3,498	3,537	3,647
Total general public services	17,196	18,864	20,137	20,922	21,739	22,716
Defence	19,190	20,620	21,000	20,540	21,323	22,883
Public order and safety
Courts and legal services	981	858	809	805	813	819
Other public order and safety	2,578	3,078	3,069	3,055	3,131	3,153
Total public order and safety	3,558	3,936	3,878	3,860	3,944	3,972
Education
Higher education	7,013	7,541	8,124	8,279	8,586	9,103
Vocational and other education	1,881	2,007	2,050	2,121	2,179	1,856
Schools	11,416	19,294	16,389	12,620	12,756	13,402
Non-government schools	7,210	9,466	8,779	7,778	8,223	8,892
Government schools	4,206	9,828	7,610	4,842	4,533	4,510
Student assistance	1,532	4,263	5,160	4,983	5,042	5,240
General administration	38	333	342	322	296	291
School education - specific funding	721	1,458	930	1,253	1,416	1,371
Total education	22,601	34,895	32,996	29,577	30,275	31,262
Health
Medical services and benefits(a)	20,767	22,251	22,893	22,595	24,087	25,534
Hospital services	3,023	2,198	3,025	2,609	2,714	2,701
Health care agreements(b)	10,505	-	-	-	-	-
National health and hospitals network(c)	-	11,224	12,036	26,575	28,695	30,959
Pharmaceutical services and benefits	9,210	9,808	10,248	10,762	11,076	11,740
Aboriginal and Torres Strait Islander health	523	642	711	707	678	701
Health services	3,720	5,045	6,002	6,322	5,859	5,840
General administration	1,291	1,619	1,963	2,388	2,652	2,611
Health assistance to the aged(d)	107	-	-	-	-	-
Total health	49,146	52,786	56,880	71,958	75,761	80,085
Social security and welfare
Assistance to the aged	40,367	40,662	44,018	46,993	50,070	52,786
Assistance to veterans and dependants	6,902	6,901	6,982	6,864	6,760	6,656
Assistance to people with disabilities	17,229	18,002	20,265	21,421	22,704	23,986
Assistance to families with children	38,381	30,060	30,436	31,361	32,179	33,046

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Statement 6: Expenses and Net Capital Investment

Table A1: Estimates of expenses by function and sub-function (continued)
Actuals	Estimates			Projections
2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Social security and welfare (continued)
Assistance to the unemployed and the sick	5,098	7,016	7,029	7,245	7,569	8,125
Common youth allowance(e)	2,504	-	-	-	-	-
Other welfare programs	9,235	1,722	1,316	1,234	1,234	1,221
Aboriginal advancement nec	1,703	1,585	1,457	1,340	1,329	1,346
General administration	3,163	3,728	3,458	3,334	3,341	3,382
Total social security and welfare	124,581	109,675	114,961	119,792	125,187	130,547
Housing and community amenities
Housing	3,430	7,974	4,140	3,284	3,297	3,332
Urban and regional development	139	346	425	168	173	170
Environment protection	1,511	950	867	760	703	672
Total housing and community amenities	5,080	9,270	5,432	4,212	4,173	4,174
Recreation and culture
Broadcasting	1,495	1,466	1,524	1,569	1,546	1,567
Arts and cultural heritage	1,092	1,039	1,045	984	994	978
Sport and recreation	339	356	367	317	317	320
National estate and parks	180	347	310	289	282	285
Total recreation and culture	3,107	3,208	3,246	3,159	3,139	3,150
Fuel and energy	5,806	8,971	7,607	7,287	7,072	6,800
Agriculture, forestry and fishing
Wool industry	46	42	43	43	43	43
Grains industry	118	141	145	136	142	148
Dairy industry	55	48	46	46	47	47
Cattle, sheep and pig industry	164	170	174	177	183	183
Fishing, horticulture and other agriculture	256	254	231	226	218	218
General assistance not allocated to specific industries	102	23	22	21	21	22
Rural assistance	1,006	753	440	75	49	49
Natural resources development	388	1,271	1,841	1,680	1,302	1,011
General administration	587	629	644	634	620	621
Total agriculture, forestry and fishing	2,723	3,330	3,587	3,038	2,624	2,342
Mining, manufacturing and construction	1,911	1,690	1,990	2,476	2,513	2,573
Transport and communication
Communication	509	532	466	414	383	361
Rail transport(f)	254	584	708	1,333	1,771	1,506
Air transport	167	163	234	216	192	198
Road transport(f)	5,490	5,047	2,981	4,162	4,656	3,638
Sea transport	289	292	314	318	332	345
Other transport and communication	232	219	229	221	913	958
Total transport and communication	6,941	6,837	4,932	6,664	8,247	7,006

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Statement 6: Expenses and Net Capital Investment

Table A1: Estimates of expenses by function and sub-function (continued)
Actuals	Estimates			Projections
2008-09	2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Other economic affairs
Tourism and area promotion	192	172	152	164	167	170
Total labour and employment affairs	3,764	4,706	5,003	4,649	4,615	4,555
Vocational and industry training	1,359	2,030	1,895	1,916	1,879	1,822
Labour market assistance to job seekers and industry	1,859	2,032	2,484	2,207	2,204	2,218
Industrial relations	546	644	624	526	532	515
Immigration	1,276	1,632	1,762	1,525	1,506	1,543
Other economic affairs nec	1,275	2,286	2,232	2,274	2,261	2,220
Total other economic affairs	6,507	8,796	9,150	8,612	8,548	8,489
Other purposes
Public debt interest	3,946	6,514	9,606	11,463	12,010	11,978
Interest on Commonwealth Government's behalf	3,946	6,514	9,606	11,463	12,010	11,978
Nominal superannuation interest	6,715	6,695	7,065	7,301	7,552	7,818
General purpose inter-government transactions	45,248	47,632	50,403	40,303	42,352	44,216
General revenue assistance -
States and Territories	42,395	45,268	48,654	38,161	40,106	41,879
Local government assistance	2,854	2,364	1,749	2,142	2,246	2,337
Natural disaster relief	312	402	577	80	80	80
Contingency reserve	0	-999	1,195	3,329	4,457	7,890
Total other purposes	56,222	60,244	68,846	62,476	66,452	71,982
Total expenses	324,569	343,122	354,644	364,573	380,997	397,981
(a)	The estimated financial impact of premium growth on the forward estimates for the Private Health Insurance Rebate has been allocated to the Contingency Reserve, due to commercial sensitivities.
(b)	The relevant agreement expired in 2008-09.
(c)
The name of this sub-function has been changed from 'National healthcare specific purpose payment' to better reflect the 2010 COAG health and hospitals reform. However the National healthcare specific purpose payment will remain in place for the 2009-10 and 2010-11 financial years. Western Australia will continue to receive the National Healthcare Specific Purpose Payment whilst it is not a signatory to the National Health and Hospitals Network.

(d)	'Health assistance to the aged' sub-function has been reclassified as 'assistance to the aged' sub-function (social security and welfare function) from 2009-10 onwards.
(e)
Common youth allowance' sub-function has been reclassified as 'student assistance' sub-function (education function) and"assistance to the unemployed' sub-function (social security and welfare function) from 2009-10 onwards.

(f)
Most road and rail funding from 2009-10 is currently classified under the road transport sub-function and will be reclassified between the road and rail transport sub-functions as programs of work are determined.

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Statement 6: Expenses and Net Capital Investment

Appendix B: The Contingency Reserve

The Contingency Reserve (other purposes function) is an allowance, included in aggregate expenses, principally to reflect anticipated events that cannot be assigned to individual programs in the preparation of the Australian Government budget estimates. The Reserve is used to ensure that the budget estimates are based on the best information available at the time of the Budget. It is not a general policy reserve.

While the Reserve is designed to ensure that aggregate estimates are as close as possible to expected outcomes, it is not appropriated. Allowances that are included in the Reserve can only be drawn upon once they have been appropriated by Parliament. These allowances are removed from the Reserve and allocated to specific agencies for appropriation and for outcome reporting closer to the time when the associated events eventuate.

The Contingency Reserve makes allowance in 2010-11 and the forward years for anticipated events, including the following:

•
an allowance for the tendency for estimates of expenses for existing Government policy to be revised upwards in the forward years, known as the conservative bias allowance. This allowance has been set at 2.0 per cent of total general government sector expenses (excluding GST payments to the States) in the third year of the forward estimates period (2013-14), 1.0 per cent in the second year (2012-13), and 0.5 per cent in the first forward year (2011-12);

•	a provision for underspends in the current financial year reflecting the tendency for budgeted expenses for some agencies or functions not to be met;

•	commercial-in-confidence and national security-in-confidence items that cannot be disclosed separately, and programs that are yet to be renegotiated with State and Territory governments;

•	decisions made too late for inclusion against individual agency estimates;

•	the effect on the budget and forward estimates of economic parameter revisions received late in the budget process and hence not able to be allocated to individual agencies or functions; and

•	a provision for events and pressures that are reasonably expected to affect the budget estimates.

The Contingency Reserve also makes provision for future increases in Australia’s Official Development Assistance yet to be allocated to specific aid programs. However, in this budget statement, those expenses are allocated to the general public services function (see page 6-9 for further information).

The Contingency Reserve also includes provisions for future equity investments in the National Broadband Network. This is subject to the Government’s final response to the implementation study and, accordingly, is not disclosed.

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Statement 6: Expenses and Net Capital Investment

At the time of the 2009-10 MYEFO, estimates of the revenue from, and the expenses of, the Carbon Pollution Reduction Scheme (CPRS) were included in the Contingency Reserve. The Government recently announced it will not move to introduce the CPRS until after the end of the current commitment period of the Kyoto Protocol and only when there is greater clarity on the actions of other major economies including the United States, China and India.

This means that the Government will not move to legislate the CPRS before the end of 2012 and will only do so after this time if there is sufficient international action. The financial impact of a future CPRS will depend on the timing of its commencement. As the timing is uncertain, no financial implications of the scheme have been included in the forward estimates and previous estimates in the Contingency Reserve have been removed.

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Statement 6: Expenses and Net Capital Investment

Appendix C: Additional Agency Statistics

Table C1: General government expenses by agency
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Agriculture, Fisheries and Forestry
Department of Agriculture, Fisheries and Forestry	1,714	1,573	1,358	1,318	1,328
Grains Research and Development Corporation	135	140	131	133	140
Total	1,849	1,713	1,489	1,451	1,468
Attorney-General's
Attorney-General's Department	879	840	811	793	804
Australian Customs and Border Protection Service	1,102	1,089	1,067	1,086	1,097
Australian Federal Police	1,387	1,386	1,391	1,400	1,377
Australian Security Intelligence Organisation	411	416	420	422	448
Family Court of Australia	165	182	176	178	179
High Court of Australia	19	19	19	19	19
National Capital Authority	26	29	31	31	32
Total	3,989	3,961	3,915	3,929	3,956
Broadband, Communications and the Digital Economy
Australian Broadcasting Corporation	1,111	1,151	1,168	1,188	1,204
Australian Communications and Media Authority	271	273	272	267	260
Department of Broadband, Communications and the Digital Economy	1,481	1,455	1,468	1,415	1,422
Special Broadcasting Service Corporation	315	314	326	330	332
Total	3,178	3,193	3,234	3,200	3,218
Climate Change and Energy Efficiency
Department of Climate Change and Energy
Efficiency	829	1,554	469	99	92
Total	829	1,554	469	99	92
Defence
Australian War Memorial	50	50	50	50	50
Defence Housing Australia	843	833	923	898	885
Defence Materiel Organisation	10,662	11,535	10,803	10,368	11,341
Department of Defence	26,907	27,631	27,193	28,166	30,042
Department of Veterans' Affairs	11,988	12,194	12,136	12,098	12,090
Total	50,450	52,243	51,105	51,580	54,408
Education, Employment and Workplace Relations
Comcare	360	322	338	349	359
Department of Education, Employment and	43,566	44,436	43,207	44,626	46,633
Workplace Relations
Total	43,926	44,758	43,545	44,975	46,992

6-56

Statement 6: Expenses and Net Capital Investment

Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Environment, Water, Heritage and the Arts
Bureau of Meteorology	307	321	322	316	317
Department of the Environment, Water, Heritage and the Arts	4,438	2,791	2,804	2,479	2,275
National Gallery of Australia	39	40	41	41	42
National Library of Australia	75	75	75	75	75
National Museum of Australia	47	45	45	46	46
Total	4,906	3,272	3,287	2,957	2,755
Families, Housing, Community Services and
Indigenous Affairs
Department of Families, Housing, Community
Services and Indigenous Affairs	68,133	72,589	76,247	80,583	84,165
Indigenous Business Australia	185	160	135	139	144
Total	68,318	72,749	76,382	80,722	84,309
Finance and Deregulation
Australian Electoral Commission	123	266	119	126	273
Department of Finance and Deregulation	8,805	9,768	10,218	10,167	8,759
Future Fund Management Agency	211	229	254	296	315
Total	9,139	10,263	10,591	10,589	9,347
Foreign Affairs and Trade
AusAID	3,104	3,976	4,096	4,712	4,733
Australian Trade Commission	412	377	377	373	372
Department of Foreign Affairs and Trade	1,377	1,314	1,309	1,285	1,295
Export Finance and Insurance Corporation (National Interest component)	66	57	51	45	41
Total	4,959	5,724	5,833	6,415	6,441
Health and Ageing
Australian Sports Commission	248	273	253	256	259
Department of Health and Ageing	42,616	45,849	48,550	50,454	52,941
National Blood Authority	902	965	1,068	1,176	1,292
National Health and Medical Research Council	769	837	818	811	843
Total	44,535	47,924	50,689	52,697	55,335
Human Services
Centrelink	2,943	2,688	2,587	2,581	2,622
Department of Human Services	1,985	2,006	2,018	2,057	2,097
Medicare Australia	769	728	732	729	754
Total	5,697	5,422	5,337	5,367	5,473
Immigration and Citizenship
Department of Immigration and Citizenship	1,906	2,035	1,800	1,798	1,834
Total	1,906	2,035	1,800	1,798	1,834

6-57

Statement 6: Expenses and Net Capital Investment

Table C1: General government expenses by agency (continued)
Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Infrastructure, Transport, Regional Development and Local Government
Civil Aviation Safety Authority	154	170	175	179	186
Department of Infrastructure, Transport,
Regional Development and Local Government	4,244	4,137	5,227	6,089	5,188
Total	4,398	4,307	5,402	6,268	5,374
Innovation, Industry, Science and Research
Australian Nuclear Science and
Technology Organisation	217	238	228	230	233
Australian Research Council	702	761	848	894	905
Commonwealth Scientific and Industrial
Research Organisation	1,168	1,183	1,203	1,238	1,279
Department of Innovation, Industry,
Science and Research	4,498	4,764	4,564	4,397	4,282
Total	6,585	6,946	6,843	6,759	6,699
Parliament
Department of Parliamentary Services	145	147	147	150	152
Total	145	147	147	150	152
Prime Minister and Cabinet
Department of Prime Minister and Cabinet	146	164	180	136	137
National Archives of Australia	74	77	76	78	78
Total	220	241	256	214	215
Resources, Energy and Tourism
Department of Resources, Energy and Tourism	931	1,032	1,103	976	752
Tourism Australia	161	142	158	159	161
Total	1,092	1,174	1,261	1,135	913
Treasury
Australian Bureau of Statistics	339	427	616	369	347
Australian Office of Financial Management	6,575	9,623	11,476	12,024	11,988
Australian Securities and Investment Commission	444	434	422	431	429
Australian Taxation Office	16,846	16,809	18,515	19,451	19,856
Department of the Treasury	89,374	85,093	84,236	89,261	91,254
Total	113,578	112,386	115,266	121,536	123,874
Small agencies	5,067	5,397	5,160	5,050	5,091
Whole of government and inter-agency amounts(a)	-26,509	-25,064	-22,159	-20,265	-13,991
AEIFRS expenses considered other economic flows(b)	-5,135	-5,701	-5,279	-5,629	-5,973
Total expenses	343,122	354,644	364,573	380,997	397,981
(a)
Estimates of inter-agency transactions are included in the whole of government and inter-agency amounts. The entry for each portfolio does not include eliminations for inter-agency transactions within that portfolio.

(b)
Agency estimates are reported on an AEIFRS basis. AEIFRS expenses considered other economic flows include net write-down and impairment of assets and fair value losses and swap interest expense as detailed in Statement 9 Note 13.

6-58

Statement 6: Expenses and Net Capital Investment

Table C2: Departmental expenses by agency
Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Agriculture, Fisheries and Forestry
Department of Agriculture, Fisheries and Forestry	666	678	676	661	662
Grains Research and Development Corporation	135	140	130	133	140
Total	801	818	806	794	802
Attorney-General's
Attorney-General's Department	261	266	276	272	273
Australian Customs and Border Protection Service	1,099	1,085	1,059	1,080	1,091
Australian Federal Police	1,360	1,347	1,358	1,386	1,374
Australian Security Intelligence Organisation	411	416	420	422	448
Family Court of Australia	164	182	176	177	178
High Court of Australia	19	19	18	19	19
National Capital Authority	16	16	16	16	17
Total	3,330	3,331	3,323	3,372	3,400
Broadband, Communications and the Digital Economy
Australian Broadcasting Corporation	1,112	1,151	1,168	1,188	1,204
Australian Communications and Media Authority	108	110	109	104	98
Department of Broadband, Communications and the Digital Economy	156	116	104	93	88
Special Broadcasting Service Corporation	315	314	327	330	331
Total	1,691	1,691	1,708	1,715	1,721
Climate Change and Energy Efficiency
Department of Climate Change and Energy
Efficiency*	116	99	66	65	61
Total	116	99	66	65	61
Defence
Australian War Memorial	50	50	50	50	50
Defence Housing Australia	843	833	923	898	885
Defence Materiel Organisation	10,662	11,535	10,803	10,368	11,341
Department of Defence	23,404	23,887	23,283	24,078	25,772
Department of Veterans' Affairs	335	344	345	346	350
Total	35,294	36,649	35,404	35,740	38,398
Education, Employment and Workplace Relations
Comcare	361	322	339	350	358
Department of Education, Employment and
Workplace Relations	920	910	891	881	884
Total	1,281	1,232	1,230	1,231	1,242

6-59

Statement 6: Expenses and Net Capital Investment

Table C2: Departmental expenses by agency (continued)
Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Environment, Water, Heritage and the Arts
Bureau of Meteorology	287	301	312	316	318
Department of the Environment, Water, Heritage and the Arts*	610	556	559	544	506
National Gallery of Australia	39	40	41	41	42
National Library of Australia	75	75	74	75	75
National Museum of Australia	47	45	46	46	46
Total	1,058	1,017	1,032	1,022	987
Families, Housing, Community Services and Indigenous Affairs
Department of Families, Housing, Community
Services and Indigenous Affairs	601	586	584	540	546
Indigenous Business Australia	185	160	135	138	144
Total	786	746	719	678	690
Finance and Deregulation
Australian Electoral Commission	122	208	119	127	205
Department of Finance and Deregulation	453	496	465	458	454
Future Fund Management Agency	27	32	32	33	34
Total	602	736	616	618	693
Foreign Affairs and Trade
AusAID	145	219	197	189	188
Australian Trade Commission	212	226	227	223	222
Department of Foreign Affairs and Trade	973	1,017	1,017	996	1,007
Total	1,330	1,462	1,441	1,408	1,417
Health and Ageing
Australian Sports Commission	248	273	252	256	258
Department of Health and Ageing	712	746	742	753	756
National Blood Authority	11	11	11	9	9
National Health and Medical Research Council	46	45	47	47	48
Total	1,017	1,075	1,052	1,065	1,071
Human Services
Centrelink	2,943	2,688	2,587	2,581	2,622
Department of Human Services	756	729	700	701	706
Medicare Australia	764	728	732	729	754
Total	4,463	4,145	4,019	4,011	4,082
Immigration and Citizenship
Department of Immigration and Citizenship	1,283	1,234	1,197	1,209	1,239
Total	1,283	1,234	1,197	1,209	1,239

6-60

Statement 6: Expenses and Net Capital Investment

Table C2: Departmental expenses by agency (continued)
Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Infrastructure, Transport, Regional Development and Local Government
Civil Aviation Safety Authority	154	170	174	178	186
Department of Infrastructure, Transport, Regional Development and Local Government	219	225	218	211	220
Total	373	395	392	389	406
Innovation, Industry, Science and Research
Australian Nuclear Science and Technology Organisation	217	238	229	230	233
Australian Research Council	20	22	21	21	21
Commonwealth Scientific and Industrial Research Organisation	1,168	1,183	1,203	1,238	1,279
Department of Innovation, Industry,Science and Research	363	394	394	392	375
Total	1,768	1,837	1,847	1,881	1,908
Parliament
Department of Parliamentary Services	125	126	127	129	131
Total	125	126	127	129	131
Prime Minister and Cabinet
Department of Prime Minister and Cabinet	137	155	171	127	124
National Archives of Australia	74	77	76	78	78
Total	211	232	247	205	202
Resources, Energy and Tourism
Department of Resources, Energy and Tourism	97	91	92	79	70
Tourism Australia	161	142	158	159	161
Total	258	233	250	238	231
Treasury
Australian Bureau of Statistics	339	427	616	369	347
Australian Office of Financial Management	16	18	13	13	10
Australian Securities and Investment Commission	378	366	352	357	352
Australian Taxation Office	3,065	3,188	3,248	3,317	3,233
Department of the Treasury	182	178	165	162	158
Total	3,980	4,177	4,394	4,218	4,100
Small agencies	4,235	4,498	4,248	4,156	4,150
Whole of government and inter-agency amounts(a)	-11,314	-12,126	-11,258	-10,268	-11,234
AEIFRS expenses considered
other economic flows(b)	-1,143	-1,290	-1,204	-1,245	-1,314
Total departmental expenses	51,542	52,317	51,656	52,632	54,383
(a)
Estimates of inter-agency transactions are included in the whole of government and inter-agency amounts. The entry for each portfolio does not include eliminations for inter-agency transactions within that portfolio.

(b)	Agency estimates are reported on an AEIFRS basis. AEIFRS expenses considered other economic flows include net write-down and impairment of assets and fair value losses.
*
Departmental expenses for the Department of Climate Change and Energy Efficiency and the Department of the Environment, Water, Heritage and the Arts do not yet reflect administrative order changes that transferred responsibility for energy efficiency programs.

6-61

Statement 6: Expenses and Net Capital Investment

Table C3: Net capital investment by agency
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Agriculture, Fisheries and Forestry
Department of Agriculture, Fisheries and Forestry	11	8	2	-3	-4
Total	11	8	2	-3	-4

Attorney-General's
Attorney-General's Department	93	60	21	4	-31
Australian Customs and Border Protection Service	6	19	-3	-11	-12
Australian Federal Police	158	62	89	9	-21
Australian Security Intelligence Organisation	-19	10	74	109	-16
Family Court of Australia	2	0	0	0	0
High Court of Australia	1	4	0	0	1
National Capital Authority	30	13	1	-5	-5
Total	271	168	182	106	-84

Broadband, Communications and the Digital Economy
Australian Broadcasting Corporation	40	14	0	0	0
Australian Communications and Media Authority	14	3	-1	0	-1
Department of Broadband, Communications and the Digital Economy	37	219	5	-15	-15
Special Broadcasting Service Corporation	4	2	2	3	-6
Total	95	238	6	-12	-22

Climate Change and Energy Efficiency
Department of Climate Change and Energy
Efficiency	39	4	-1	8	7
Total	39	4	-1	8	7

Defence
Australian War Memorial	13	5	-6	-7	-6
Defence Housing Australia	204	109	-18	22	-51
Defence Materiel Organisation	-50	0	0	0	0
Department of Defence	2,761	3,635	3,122	2,119	2,418
Department of Veterans' Affairs	6	22	-10	-8	-8
Total	2,934	3,771	3,088	2,126	2,353

Education, Employment and
Workplace Relations
Comcare	1	1	8	10	1
Department of Education, Employment and
Workplace Relations	72	1	-8	-1	-1
Total	73	2	0	9	0

6-62

Statement 6: Expenses and Net Capital Investment

Table C3: Net capital investment by agency (continued)
Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Environment, Water, Heritage and the Arts
Bureau of Meteorology	33	24	12	9	4
Department of the Environment, Water, Heritage and the Arts	812	716	203	374	-5
National Gallery of Australia	62	14	13	13	16
National Library of Australia	2	11	-2	-3	-3
National Museum of Australia	11	19	21	14	13
Total	920	784	247	407	25

Families, Housing, Community Services and Indigenous Affairs
Department of Families, Housing, Community
Services and Indigenous Affairs	4	1	-6	21	-10
Indigenous Business Australia	22	-2	-2	-2	-3
Total	26	-1	-8	19	-13

Finance and Deregulation
Australian Electoral Commission	6	-2	-2	8	-4
Department of Finance and Deregulation	59	158	221	140	-102
Future Fund Management Agency	2	-1	-1	-1	-1
Total	67	155	218	147	-107

Foreign Affairs and Trade
AusAID	3	13	13	-5	-5
Australian Trade Commission	8	-2	0	7	-3
Department of Foreign Affairs and Trade	12	126	104	184	213
Total	23	137	117	186	205

Health and Ageing
Australian Sports Commission	1	-1	0	-1	-1
Department of Health and Ageing	175	43	-125	-20	-49
National Health and Medical Research Council	0	-1	-1	-1	-1
Total	176	41	-126	-22	-51

Human Services
Centrelink	34	43	34	-39	-21
Department of Human Services	8	19	21	1	8
Medicare Australia	43	6	15	-8	-10
Total	85	68	70	-46	-23

Immigration and Citizenship
Department of Immigration and Citizenship	82	123	-28	-39	139
Total	82	123	-28	-39	139

6-63

Statement 6: Expenses and Net Capital Investment

Table C3: Net capital investment by agency (continued)
Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Infrastructure, Transport, Regional Development and Local Government
Civil Aviation Safety Authority	-1	0	-6	-6	-7
Department of Infrastructure, Transport,
Regional Development and Local Government	-414	-4	-8	-7	-2
Total	-415	-4	-14	-13	-9

Innovation, Industry, Science and Research
Australian Nuclear Science and
Technology Organisation	10	12	1	-1	13
Australian Research Council	5	1 0 0	-2
Commonwealth Scientific and Industrial
Research Organisation	33	62	56	19	-12
Department of Innovation, Industry,
Science and Research	23	59	4	-2	-1
Total	71	134	61	16	-2

Parliament
Department of Parliamentary Services	21	50	-2	-14	-14
Total	21	50	-2	-14	-14

Prime Minister and Cabinet
Department of Prime Minister and Cabinet	5 0	-4	-3	-3
National Archives of Australia	3	-5	-6	-7	-6
Total	8	-5	-10	-10	-9

Resources, Energy and Tourism
Department of Resources, Energy and Tourism	1	-1	-1	-1	-1
Tourism Australia	1	-1 0	-1	-1
Total	2	-2	-1	-2	-2

Treasury
Australian Bureau of Statistics	8	12	-2	-7	-5
Australian Office of Financial Management 0 0	2 0 0
Australian Securities and Investment Commission	47	13	-18	-18	-10
Australian Taxation Office	37	53	26	33	-6
Department of the Treasury	4	-2	-2	-2	-2
Total	96	76	6	6	-23

Small agencies	159	168	67	-11	-28

Whole of government and inter-agency amounts(a)	10	-131	-104	6	11

AEIFRS movements in non-financial assets considered other economic flows(b)	1,091	993	148	-3,900	552

Total net capital investment	5,847	6,775	3,917	-1,036	2,902
(a)
Estimates of inter-agency transactions are included in the whole of government and inter-agency amounts. The entry for each portfolio does not include eliminations for inter-agency transactions within that portfolio.

(b)
Agency estimates are reported on an AEIFRS basis. AEIFRS movements in non-financial assets considered other economic flows include net write-down and impairment of non-financial assets, assets recognised for the first time and prepayments.

6-64

Statement 6: Expenses and Net Capital Investment

Table C4: Capital appropriations by portfolio
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Agriculture, Fisheries and Forestry
Department of Agriculture, Fisheries and Forestry	11	13	12	14	14
Total	11	13	12	14	14

Attorney-General's
Attorney-General's Department	36	70	55	37	24
Australian Customs and Border Protection Service	5	107	84	80	80
Australian Federal Police	57	67	62	79	86
Australian Security Intelligence Organisation	16	90	91	51	29
Family Court of Australia	0	9	9	9	9
High Court of Australia	1	9	4	5	5
National Capital Authority	3	13	15	10	10
Total	118	365	320	271	243

Broadband, Communications and the Digital Economy
Australian Broadcasting Corporation	18	16	0	0	0
Australian Communications and Media Authority	4	17	9	10	9
Department of Broadband, Communications and the Digital Economy	3	306	2,003	5	5
Special Broadcasting Service Corporation	5	6	5	0	0
Total	30	345	2,017	15	14

Climate Change and Energy Efficiency
Department of Climate Change and Energy
Efficiency	59	7	2	10	8
Total	59	7	2	10	8

Defence
Australian War Memorial	9	7	7	7	7
Defence Housing Australia	201	44	0	0	0
Department of Defence	2,624	3,578	3,242	2,096	2,372
Department of Veterans' Affairs	21	43	18	19	19
Total	2,855	3,672	3,267	2,122	2,398

Education, Employment and Workplace Relations
Department of Education, Employment and Workplace Relations	42	84	79	86	86
Total	42	84	79	86	86

6-65

Statement 6: Expenses and Net Capital Investment

Table C4: Capital appropriations by portfolio (continued)
Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Environment, Water, Heritage and the Arts
Bureau of Meteorology	17	73	64	62	57
Department of the Environment, Water, Heritage and the Arts	1,183	343	245	412	33
National Gallery of Australia	33	16	16	16	16
National Library of Australia	10	10	9	10	10
National Museum of Australia	2	2	2	2	2
Total	1,245	444	336	502	118

Families, Housing, Community Services and
Indigenous Affairs
Department of Families, Housing, Community
Services and Indigenous Affairs	132	37	30	49	16
Indigenous Business Australia	33	33	33	33	0
Total	165	70	63	82	16

Finance and Deregulation
Australian Electoral Commission	2	7	7	14	5
Department of Finance and Deregulation	1,303	1,417	1,460	1,453	1,463
Total	1,305	1,424	1,467	1,467	1,468

Foreign Affairs and Trade
AusAID	9	340	28	254	330
Australian Trade Commission	14	14	16	23	14
Department of Foreign Affairs and Trade	182	130	142	127	164
Total	205	484	186	404	508

Health and Ageing
Department of Health and Ageing	78	145	40	23	21
National Blood Authority	0	0	1	1	1
Total	78	145	41	24	22

Human Services
Centrelink	19	200	197	101	63
Department of Human Services	8	40	40	18	25
Medicare Australia	42	52	60	38	35
Total	69	292	297	157	123

Immigration and Citizenship
Department of Immigration and Citizenship	97	267	119	109	109
Total	97	267	119	109	109

6-66

Statement 6: Expenses and Net Capital Investment

Table C4: Capital appropriations by portfolio (continued)
Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Infrastructure, Transport, Regional Development and Local Government
Department of Infrastructure, Transport, Regional Development and Local Government	0	1,190	8	8	13
Total	0	1,190	8	8	13

Innovation, Industry, Science and Research
Australian Nuclear Science and Technology Organisation	0	4	2	4	16
Australian Research Council	4	4	3	3	1
Commonwealth Scientific and Industrial Research Organisation	10	10	0	0	0
Department of Innovation, Industry, Science and Research	65	73	60	49	44
Total	79	91	65	56	61

Parliament
Department of Parliamentary Services	12	77	32	25	25
Total	12	77	32	25	25

Prime Minister and Cabinet
Department of Prime Minister and Cabinet	7	4	3	4	4
National Archives of Australia	0	7	7	7	7
Total	7	11	10	11	11

Resources, Energy and Tourism
Department of Resources, Energy and Tourism	3	1	0	0	0
Tourism Australia	0	13	0	0	0
Total	3	14	0	0	0

Treasury
Australian Bureau of Statistics	1	44	39	29	32
Australian Office of Financial Management	363,590	367,891	422,927	432,472	447,109
Australian Securities and Investment Commission	8	57	28	28	28
Australian Taxation Office	25	168	154	168	141
Department of the Treasury	75	487	201	39	34
Total	363,699	368,647	423,349	432,736	447,344

Small agencies	74	139	92	72	69

Total capital appropriations	370,155	377,783	431,763	438,170	452,650
(a)
Estimates of inter-agency transactions are included in the whole of government and inter-agency amounts. The entry for each portfolio does not include eliminations for inter-agency transactions within that portfolio.

6-67

Statement 6: Expenses and Net Capital Investment

Table C5: Estimates of average staffing level (ASL) of agencies in the Australian Government general government sector(a)
	Average staffing levels
	2009-10	2010-11	Change
Agriculture, Fisheries and Forestry
Department of Agriculture, Fisheries and Forestry	4,439	4,491	52
Australian Fisheries Management Authority	221	210	-11
Australian Pesticides and Veterinary Medicines Authority	152	152	0
Australian Wine and Brandy Corporation	44	46	2
Cotton Research and Development Corporation	8	8	0
Fisheries Research and Development Corporation	12	11	-1
Grains Research and Development Corporation	48	52	4
Grape and Wine Research and Development Corporation	11	12	1
Rural Industries Research and Development Corporation	26	28	2
Sugar Research and Development Corporation	7	7	0
Wheat Exports Australia	15	15	0
Total	4,983	5,032	49

Attorney-General's
Attorney-General's Department	1,455	1,405	-50
Administrative Appeals Tribunal	165	167	2
Australian Commission for Law Enforcement Integrity	20	19	-1
Australian Crime Commission	516	556	40
Australian Customs and Border Protection Service	5,500	5,250	-250
Australian Federal Police	6,500	6,550	50
Australian Human Rights Commission	107	107	0
Australian Institute of Criminology	56	46	-10
Australian Law Reform Commission	18	19	1
Australian Security Intelligence Organisation	1,711	1,800	89
Australian Transaction Reports and Analysis Centre (AUSTRAC)	297	319	22
CrimTrac Agency	193	201	8
Family Court of Australia	618	597	-21
Federal Court of Australia	328	328	0
Federal Magistrates Court of Australia	234	228	-6
High Court of Australia	88	85	-3
Insolvency and Trustee Service Australia	293	314	21
National Capital Authority	52	52	0
National Native Title Tribunal	217	182	-35
Office of Parliamentary Counsel	46	53	7
Office of the Director of Public Prosecutions	584	550	-34
Total	18,998	18,828	-170

Broadband, Communications and the Digital Economy
Department of Broadband, Communications and the Digital Economy	643	684	41
Australian Broadcasting Corporation	4,500	4,518	18
Australian Communications and Media Authority	600	597	-3
Special Broadcasting Service Corporation	833	833	0
Total	6,576	6,632	56

Climate Change and Energy Efficiency
Department of Climate Change and Energy Efficiency*	640	910	270
Office of the Renewable Energy Regulator	23	30	7
Total	663	940	277

Defence
Department of Defence - Civilian	15,320	16,790	1,470
Department of Defence - Military	57,777	57,276	-501
Department of Defence - Reserves	21,574	22,018	444
Department of Veterans' Affairs	1,962	1,907	-55
Australian War Memorial	281	274	-7
Defence Housing Australia	700	599	-101
Defence Materiel Organisation	5,632	5,818	186
Total	103,246	104,682	1,436

6-68

Statement 6: Expenses and Net Capital Investment

Table C5: Estimates of average staffing level (ASL) of agencies in the Australian Government general government sector(a) (continued)
Average staffing levels
2009-10	2010-11	Change

Departments of the Parliament
Department of Parliamentary Services	755	735	-20
Department of the House of Representatives	160	158	-2
Department of the Senate	159	159	0
Total	1,074	1,052	-22

Education, Employment and Workplace Relations
Department of Education, Employment and Workplace Relations	5,500	4,975	-525
Australian Curriculum Assessment and Reporting Authority	74	83	9
Australian Institute for Teaching and School Leadership Limited	20	32	12
Australian Learning and Teaching Council Limited	32	30	-2
Comcare	544	554	10
Fair Work Australia	298	333	35
Office of the Australian Building and Construction Commissioner	155	155	0
Office of the Fair Work Ombudsman	821	846	25
Safe Work Australia	91	110	19
Total	7,535	7,118	-417

Environment, Water, Heritage and the Arts
Department of the Environment, Water, Heritage and the Arts*	2,652	2,370	-282
Australia Business Arts Foundation Limited	28	28	0
Australia Council	122	122	0
Australian Film, Television and Radio School	170	150	-20
Australian National Maritime Museum	110	127	17
Bundanon Trust	19	19	0
Bureau of Meteorology	1,346	1,365	19
Director of National Parks	282	290	8
Great Barrier Reef Marine Park Authority	219	216	-3
Murray-Darling Basin Authority	273	280	7
National Film & Sound Archive	195	200	5
National Gallery of Australia	242	242	0
National Library of Australia	442	438	-4
National Museum of Australia	250	258	8
National Water Commission	50	59	9
Screen Australia	135	135	0
Sydney Harbour Federation Trust	47	52	5
Total	6,582	6,351	-231

Families, Housing, Community Services and Indigenous Affairs
Department of Families, Housing, Community Services and Indigenous	2,743	2,715	-28
Aboriginal Hostels Limited	426	442	16
Anindilyakwa Land Council	20	20	0
Central Land Council	155	155	0
Equal Opportunities for Women in the Workplace Agency	20	20	0
Indigenous Business Australia	242	254	12
Indigenous Land Corporation	207	213	6
Northern Land Council	314	314	0
Outback Stores Pty Ltd	120	120	0
Tiwi Land Council	14	12	-2
Torres Strait Regional Authority	79	86	7
Wreck Bay Aboriginal Community Council	4	4	0
Total	4,344	4,355	11

6-69

Statement 6: Expenses and Net Capital Investment

Table C5: Estimates of average staffing level (ASL) of agencies in the Australian Government general government sector(a) (continued)
Average staffing levels
2009-10	2010-11	Change

Finance and Deregulation
Department of Finance and Deregulation	1,430	1,463	33
Australian Electoral Commission	747	747	0
Australian Rewards Investment Alliance	51	55	4
ComSuper	545	520	-25
Future Fund Management Agency	63	77	14
Total	2,836	2,862	26

Foreign Affairs and Trade
Department of Foreign Affairs and Trade	3,562	3,622	60
AusAID	907	963	56
Australian Centre for International Agricultural Research	64	64	0
Australian Secret Intelligence Service	-	-	-
Australian Trade Commission (Austrade)	1,029	1,061	32
Export Finance and Insurance Corporation - National Interest Account	9	8	-1
Total	5,571	5,718	147

Health and Ageing
Department of Health and Ageing	4,586	4,622	36
Aged Care Standards and Accreditation Agency	225	220	-5
Australian Institute of Health and Welfare	285	300	15
Australian Organ and Tissue Donation and Transplantation Authority	33	33	0
Australian Radiation Protection and Nuclear Safety Agency	144	146	2
Australian Sports Anti-Doping Authority	65	65	0
Australian Sports Commission	744	639	-105
Cancer Australia	21	22	1
Food Standards Australia and New Zealand	124	141	17
General Practice Education and Training Limited	35	38	3
Health Workforce Australia	5	96	91
National Blood Authority	43	47	4
National Breast and Ovarian Cancer Centre	33	34	1
National Health and Medical Research Council	220	220	0
Private Health Insurance Administration Council	28	30	2
Private Health Insurance Ombudsman	11	13	2
Professional Services Review Scheme	29	30	1
Total	6,631	6,696	65

Human Services
Department of Human Services	5,850	5,929	79
Centrelink	25,580	23,700	-1,880
Medicare Australia	5,251	5,161	-90
Total	36,681	34,790	-1,891

Immigration and Citizenship
Department of Immigration and Citizenship	7,286	7,284	-2
Migration Review Tribunal and Refugee Review Tribunal	317	320	3
Total	7,603	7,604	1

Infrastructure, Transport, Regional Development and Local Government
Department of Infrastructure, Transport, Regional Development and Local Government	1,095	1,104	9
Australian Maritime Safety Authority	270	290	20
Australian Transport Safety Bureau	102	104	2
Civil Aviation Safety Authority	671	782	111
Total	2,138	2,280	142

6-70

Statement 6: Expenses and Net Capital Investment

Table C5: Estimates of average staffing level (ASL) of agencies in the Australian Government general government sector(a) (continued)
Average staffing levels
2009-10	2010-11	Change

Innovation, Industry, Science and Research
Department of Innovation, Industry, Science and Research	1,973	2,288	315
Australian Insititute of Aboriginal and Torres Strait Islander Studies	110	115	5
Australian Institute of Marine Science	200	196	-4
Australian Nuclear Science and Technology Organisation	968	1,050	82
Australian Research Council	105	107	2
Commonwealth Scientific and Industrial Research Organisation	5,835	5,706	-129
IP Australia	986	990	4
Total	10,177	10,452	275

Prime Minister and Cabinet
Department of the Prime Minister and Cabinet	618	704	86
Australian Institute of Family Studies	67	67	0
Australian National Audit Office	346	357	11
Australian Public Service Commission	197	239	42
National Archives of Australia	446	442	-4
National Australia Day Council Limited	12	12	0
Office of National Assessments	140	145	5
Office of the Commonwealth Ombudsman	153	147	-6
Office of the Inspector-General of Intelligence and Security	12	13	1
Office of the Official Secretary to the Governor-General	88	87	-1
Office of the Privacy Commissioner	60	58	-2
Old Parliament House	78	78	0
Total	2,217	2,349	132

Resources, Energy and Tourism
Department of Resources, Energy and Tourism	440	440	0
Australian Solar Institute Limited	5	5	0
Geoscience Australia	706	678	-28
National Offshore Petroleum Safety Authority	55	62	7
Tourism Australia	208	205	-3
Total	1,414	1,390	-24

Treasury
Department of the Treasury	1,005	1,010	5
Australian Bureau of Statistics	2,600	2,830	230
Australian Competition and Consumer Commission	756	778	22
Australian Office of Financial Management	37	42	5
Australian Prudential Regulation Authority	652	648	-4
Australian Securities and Investments Commission	1,960	1,954	-6
Australian Taxation Office	21,553	21,828	275
Commonwealth Grants Commission	50	50	0
Corporations and Markets Advisory Committee	3	3	0
Inspector General of Taxation	7	7	0
National Competition Council	12	12	0
Office of the Auditing and Assurance Standards Board	8	8	0
Office of the Australian Accounting Standards Board	24	24	0
Productivity Commission	190	188	-2
Royal Australian Mint	195	191	-4
Total	29,052	29,573	521

TOTAL (for all general government sector agencies)	258,321	258,704	383
(a)
This table includes estimates of ASL provided by general government sector agencies. ASL figures reflect the average number of employees receiving salary or wages over the financial year, with adjustments for casual and part time staff, to show the full-time equivalent. This also includes non-uniformed staff and overseas personnel.

*
Departmental expenses for the Department of Climate Change and Energy Efficiency and the Department of the Environment, Water, Heritage and the Arts do not yet reflect administrative order changes that transferred responsibility for energy efficiency programs.

6-71

Statement 7: Asset and Liability Management

This statement discusses the Australian Government’s financial position and covers the management of the major assets and liabilities on its balance sheet.

The Australian Government’s balance sheet remains amongst the strongest in the developed world. This is a key reason behind the retention of the Australian Government’s AAA credit rating.

This strong balance sheet position continues to provide the Government with the capacity and flexibility to respond to changes in economic circumstances as well as address longer term fiscal pressures.

The global financial crisis led to billions in tax receipts being written off the Government’s budget position and drove the budget into deficit. The combined effects of a stronger economic outlook and fiscal discipline have delivered a significantly improved fiscal outlook and brought forward the projected return to surplus by three years.

As a result, the Australian Government’s net debt position remains low by international standards. Improvements to the expected budget position mean that net debt is now expected to peak at 6.1 per cent of GDP in 2011-12.

Australian government net debt is expected to peak at levels less than a tenth of the average of the major advanced economies.

A detailed balance sheet for the Australian Government general government sector is provided in Statement 9: Budget Financial Statements.

The Australian Government’s major assets and liabilities	7-3
Measurement of the Government’s financial position	7-4
Assets	7-5
Liabilities	7-9
Future of the bond market	7-12

7-1

Statement 7: Asset and Liability Management

The Australian Government’s major assets and liabilities

The Government’s balance sheet shows the stocks of all government assets and liabilities. Measures such as net debt, net worth and net financial worth are aggregates drawn from the balance sheet that provide an indication of the Government’s financial strength (see Box 1).

The outlook for the Government’s balance sheet, including the aggregates for net debt, net worth and net financial worth, are based on a range of assumptions. If the basis for these assumptions changes, it is likely to impact on the projected value of assets and liabilities, and hence change the projected path of net financial worth.

Statement 3: Fiscal Strategy and Outlook examines the impact of altering key economic assumptions on payments and receipts. Since the Budget outcome is one of the main drivers of the movement in the Government’s asset and liability position, changes in the economic assumptions will also impact on net financial worth.

The Government reports on a range of other fiscal risks in Statement 8: Statement of Risks. These risks comprise general developments or specific events that may affect the fiscal outlook. Fiscal risks may affect expenses or revenue and, as a result, may contribute to variability in the Government’s projected net debt, net worth and net financial worth position.

7-3

Statement 7: Asset and Liability Management

Measurement of the Government’s financial position

Box 1: Net debt, net financial worth and net worth
Net debt is a commonly quoted measure of a government’s financial strength. Historically, this was the only available stock measure for governments that were recording financial information in a cash-based accounting system. Net debt provides a useful measure for international comparisons, given most OECD countries report on it.

Net financial worth is used by the Government as the primary indicator of balance sheet sustainability because it provides a more effective and intuitive indicator of the sustainability of the Government’s finances. It is a broader measure than net debt as it includes government borrowing, superannuation and all financial assets, but is narrower than net worth since it excludes non-financial assets. There are advantages to excluding non-financial assets since they are often illiquid and cannot easily be drawn upon to meet the Government’s financing needs.

Net debt, net financial worth and net worth

The stronger economic outlook and fiscal discipline has contributed to lower estimated net debt across the forward estimates. The level of net debt in 2010-11 is estimated to be $78.5 billion, which is $33.7 billion lower than estimated in the 2009-10 Budget. By the end of the forward estimates, net debt is expected to be around $90.8 billion (5.5 per cent of GDP) in 2013-14.

Net debt is now expected to peak at 6.1 per cent of GDP in 2011-12. This peak in net debt is at levels less than a tenth of the average of the major advanced economies.

Net financial worth for the Australian Government general government sector has also improved compared with the 2009-10 Budget. In 2010-11, net financial worth is estimated to be -$160.6 billion, compared to the 2009-10 Budget estimate of -$193.1 billion. Net financial worth is estimated to be -$168.5 billion by the end of the forward estimates.

7-4

Statement 7: Asset and Liability Management

Chart 1 shows the projected movements in net financial worth since the 2009-10 Budget.

Chart 1: Net financial worth comparison
Note: Net financial worth for 2013-14 was not projected in the 2009-10 Budget.

Net worth is currently estimated at -$56.5 billion for 2010-11 compared with around -$90.0 billion estimated at the time of the 2009-10 Budget.

The improvements in the outlook for net debt, net worth and net financial worth since the 2009-10 Budget are primarily the result of a lower borrowing requirement across the forward estimates.

The lower borrowing requirement is driven by a significantly improved fiscal outlook reflecting both the stronger economic outlook as well as the Government’s budget discipline. The small size of Australia’s borrowing program relative to the major advanced economies leaves the Government well placed to pay down debt quickly as the economy improves and the budget returns to surplus.

Assets

The Government’s financial assets are expected to increase by around $16 billion over the Budget year and, across the forward estimates, by $29 billion.

Future Fund

The Future Fund was established in 2006 to accumulate financial assets and invest them on behalf of the Australian Government to address the Government’s unfunded superannuation liability.

7-5

Statement 7: Asset and Liability Management

The Investment Mandate for the Future Fund gives guidance to the Future Fund Board of Guardians in relation to its investment strategy. The Investment Mandate sets a benchmark return of at least the CPI plus 4.5 per cent to 5.5 per cent per annum over the long term. The Investment Mandate also requires the Board to take an acceptable but not excessive level of risk for the Fund, measured in terms such as the probability of losses in a particular year.

During the initial transition period of the Future Fund, it was envisaged that returns would be lower while investments were built in line with the long-term strategic asset allocation. Since inception, returns have reflected this situation. Since the effective start of the investment program on 1 July 2007, the Future Fund has generated a nominal return of 3.1 per cent (excluding its Telstra holdings). Since the first contribution to the Future Fund on 5 May 2006, the return has been 4 per cent per annum.

At 31 March 2010 the Future Fund’s return for the financial year to date was 11.8 per cent (excluding its Telstra holdings). The Future Fund’s Telstra portfolio returned -7.1 per cent for the March 2010 quarter and -1.8 per cent for the financial year to 31 March 2010.

In August 2009, consistent with its strategic asset allocation, the Board reduced the Future Fund portfolio’s holding in Telstra from 16.4 per cent of the company to 10.9 per cent through an underwritten sale to institutional investors of 684.4 million Telstra shares at a price of $3.47 per share.

The Future Fund was valued at $67.6 billion at 31 March 2010. Table 1 shows changes in the asset allocation of the Future Fund over 2009-10.

Table 1: Asset allocation of the Future Fund
Asset class	30 June 2009 $m	31 March 2010 $m
Australian equities	4,494	8,145
Global equities	9,001	17,159
Private equity	1,240	1,482
Property	757	2,538
Infrastructure	1,178	2,066
Debt securities	12,489	13,985
Alternative assets	2,694	7,832
Cash	22,262	10,484
Total (excluding Telstra holdings)	54,115	63,692
Telstra holdings	6,925	3,930
Total Future Fund assets	61,040	67,622

7-6

Statement 7: Asset and Liability Management

Nation-building funds

The Building Australia Fund (BAF), the Education Investment Fund (EIF) and the Health and Hospitals Fund (HHF) were established on 1 January 2009. These Nation-building funds were established to finance investment in transport, communications, broadband, energy, water, higher education, research, vocational education and training, and health infrastructure.

The Future Fund Board of Guardians has responsibility for managing the investments of the BAF, EIF and HHF. The Investment Mandates for the Nation-building funds give guidance to the Board in relation to its investment strategy for the funds.

The Investment Mandates set a benchmark return on the Nation-building funds of the Australian three-month bank bill swap rate plus 0.3 per cent per annum calculated on a rolling 12-month basis. The Investment Mandates require that investments minimise the probability of capital losses over a 12-month horizon. Consistent with these requirements, the assets of the three funds are invested in combinations of short-term and medium-term debt instruments.

The March quarter 2010 return for each of the funds was 1.3 per cent. Since the inception of the funds, the BAF and the HHF have returned 4.1 per cent per annum while the EIF has returned 4.2 per cent per annum.

At the end of the March quarter 2010, the value of the BAF was $10.1 billion, the EIF was $5.9 billion and the HHF stood at $4.9 billion.

The estimated uncommitted balance of funds at 31 March 2010 was $0.7 billion for the BAF, $2.7 billion for the EIF and $2.0 billion for the HHF. These figures include net investment earnings up to 31 March 2010.

Residential mortgage-backed securities

Developments in international capital markets since mid-2007 led to the dislocation of the Australian residential mortgage-backed securities (RMBS) market. In view of these developments, in October 2008 the Government directed the Australian Office of Financial Management (AOFM) to invest $8 billion in high-quality AAA-rated Australian RMBS to support competition in residential mortgage lending from smaller lenders.

In October 2009, the Treasurer announced that the Government would extend the program to invest an additional $8 billion to support competition in the mortgage market.

The objectives of the program were also extended to include support for lending to small business. As a result, lenders who seek support under the RMBS program are encouraged to outline their lending activities to small business and to allocate part of

7-7

Statement 7: Asset and Liability Management

the proceeds to these loans. It is expected that about 10 per cent of the funds raised by lenders so far during this second investment phase will be lent to small business.

Investor sentiment towards investment in RMBS improved over the course of 2009 and the first quarter of 2010. The private sector’s contribution to RMBS transactions supported by the Government increased from around 20 per cent towards the end of 2008 to around 80 per cent in the first quarter of 2010.

However, the RMBS market continues to be affected by the fallout from the global financial crisis. The Government will continue to monitor market conditions and the impact of the program in assessing whether further support is required.

National Broadband Network

NBN Co was created in April 2009 to build and operate a new high-speed National Broadband Network (NBN). NBN Co is a wholly-owned Australian Government company that has been prescribed as a Government Business Enterprise (GBE).

In August 2009, the Government commissioned McKinsey/KPMG to conduct an implementation study examining a range of issues relating to the NBN, including operating and governance arrangements for NBN Co, network design, ownership caps, and scope for private sector investment.

The implementation study concluded that the NBN can be constructed within the $43 billion envelope identified by the Government in April 2009, even assuming the NBN does not have access to existing infrastructure. The study also indicates that NBN Co will have a positive business case, and that NBN Co can expect to generate a rate of return that allows the Government to cover its cost of capital.

The implementation study recommends that private equity should not be introduced prior to privatisation. This will allow the Government to retain policy and regulatory flexibility before introducing private sector equity investment.

The Government has made appropriate provision in the Budget for the roll-out of the NBN, subject to a final response on the implementation study.

Higher Education Loan Program

The Higher Education Loan Program (HELP) comprises concessional loans to students that enable them to meet their education costs prior to earning an income above a certain level. The value of HELP is estimated to be around $12 billion at 30 June 2010 and is estimated to grow to around $16 billion by 2013-14. This is due to the estimated increase in university commencements over the forward estimates, principally due to the Government’s Bradley reforms which lifted the over-enrolment cap from 5 per cent to 10 per cent in 2010 and 2011 and will uncap Commonwealth supported places from 2012.

7-8

Statement 7: Asset and Liability Management

Liabilities

The Government’s total liabilities are expected to increase by around $59 billion over the Budget year and, across the forward estimates, by $79 billion.

Public sector employee superannuation liabilities

Public sector employee superannuation entitlements relating to past and present civilian employees and military personnel is a financial liability on the Government’s balance sheet. The Government’s superannuation liability is estimated to be around $123 billion at 30 June 2010.

The Australian Government has never fully funded its superannuation liabilities. The Commonwealth Sector Superannuation Scheme and the Public Sector Superannuation Scheme were closed to new members in 1990 and 2005 respectively. The Public Sector Superannuation Accumulation Plan was introduced from 1 July 2005 and provides fully funded accumulation benefits for new civilian employees.

Despite these reforms, the value of the Government’s existing superannuation liability is projected to continue growing (in nominal terms) into the future, reaching $140 billion by the end of the forward estimates. This is the result of growth in the membership of the Military Superannuation and Benefits Scheme, which remains open to new military personnel, and continued growth of entitlements accruing to existing members of the closed civilian and military schemes.

An actuarially determined discount rate is used to value the nominal amounts of the future superannuation liability to today’s dollars. Owing to the long-term nature of the unfunded superannuation liability, the value recorded on the balance sheet is highly sensitive to the discount rate used. As the superannuation liability is included in the Government’s net worth and net financial worth aggregates, revaluations of the liability have an impact on these aggregates (see Note 1 in Budget Statement 9).

Commonwealth Government Securities

The total stock of Commonwealth Government Securities (CGS) on issue at 30 June 2010 is expected to be $154 billion.

Net issuance of CGS in 2010-11 is expected to be around $55 billion.

7-9

Statement 7: Asset and Liability Management

Treasury Bonds

Chart 2 shows Treasury Bonds outstanding at 30 June 2009 and new issuance in 2009-10. Three new Treasury Bond lines were issued in 2009-10.

Chart 2: Treasury Bonds on issue 2009-10
Note: New issuance in 2009-10 is to 11 May 2010.

The face value of Treasury Bonds on issue at 30 June 2010 is projected to be around $125 billion. Treasury Bond issuance in 2010-11 is expected to be around $56 billion.

Treasury Indexed Bonds

Following consultations with a wide range of financial market participants, the Government recommenced the issuance of Treasury Indexed Bonds in 2009-10. Treasury Indexed Bonds are medium-term to long-term securities that have a capital value which is adjusted for movements in the CPI. Interest is paid quarterly, at a fixed rate, on the adjusted capital value. At maturity, investors receive the adjusted capital value of the security.

Treasury Indexed Bonds contribute to the management of Australian Government debt by widening the range of available debt instruments, diversifying risk and tapping additional sources of investor demand.

7-10

Statement 7: Asset and Liability Management

Chart 3 shows Treasury Indexed Bonds outstanding at 30 June 2009 and new issuance in 2009-10.

Chart 3: Treasury Indexed Bonds on issue 2009-10
Note: New issuance in 2009-10 is to 11 May 2010.

The face value of Treasury Indexed Bonds on issue at 30 June 2010 is projected to be around $11 billion. Treasury Indexed Bonds issuance in 2010-11 is expected to be around $4 billion.

Treasury Notes

The Government recommenced the issuance of Treasury Notes in early 2009. Treasury Notes are short-term debt securities used primarily to meet within-year financing requirements resulting from differences in the timing of receipts and payments.

The volume of Treasury Notes on issue will vary over the course of the year, depending on the size and profile of the within-year funding flows. It is anticipated that approximately $10 billion of Treasury Notes will be kept on issue at all times to maintain a liquid market in Treasury Notes.

The face value of Treasury Notes on issue at 30 June 2010 is projected to be around $11 billion.

7-11

Statement 7: Asset and Liability Management

Aussie Infrastructure Bonds

On 7 April 2009, the Government announced that its investment in NBN Co would be partly funded through the issuance of Aussie Infrastructure Bonds to both household and institutional investors. In 2010-11, $300 million of this investment will be financed by Aussie Infrastructure Bonds.

The component of this funding to be provided by institutional and other wholesale investors will be through the issue of CGS as part of the Government’s overall debt issuance program. These bonds will not be separately identified from other CGS at the time of issue, but will be reported in the annual budget statements.

Consideration is currently being given to offerings of Aussie Infrastructure Bonds for household investors.

Future of the bond market

The Government is committed to ensuring the effective operation of Australia's financial markets. The existence of an active and efficient bond market alongside the banking system strengthens the robustness of Australia's financial system and reduces its vulnerability to adverse shocks. The Government maintains an efficient and liquid CGS market that supports the three-year and ten-year Treasury Bond futures markets.

In 2008 the Treasurer directed the AOFM to increase the amount of CGS on issue, in response to market demand for Australian Government Treasury Bonds in the wake of the global financial crisis. The additional issuance assisted the Treasury Bond futures market to continue to operate in an efficient and effective manner.

As part of its debt management strategy, the AOFM launched a 2025 Treasury Indexed Bond in 2009-10 and new Treasury Bond lines that mature in 2012, 2013 and 2022 respectively. The term-to-maturity of Treasury Bonds currently extends out to 12 years and that of Treasury Indexed Bonds to 15 years.

The volume and maturity structure of bond issuance will continue to be set to meet the Government’s financing task and portfolio management needs. In the longer term, the Government will aim to maintain a liquid CGS market to provide a sound foundation for Australia’s financial system.

7-12

Statement 8: Statement of Risks

A range of factors may influence the actual Budget outcome in future years. The Charter of Budget Honesty Act 1998 requires these factors to be disclosed in a Statement of Risks in each Budget and Mid-Year Economic and Fiscal Outlook. This statement outlines general fiscal risks and specific contingent liabilities that may affect the Budget balances.

Risks to the Budget — overview	8-3
Economic and other parameters	8-7
Fiscal risks	8-7
Contingent liabilities and assets	8-9
Contingent liabilities — quantifiable	8-9
Defence and Defence Materiel Organisation	8-9
Finance and Deregulation	8-9
Foreign Affairs and Trade	8-10
Treasury	8-10
Contingent liabilities — unquantifiable	8-12
Agriculture, Fisheries and Forestry	8-12
Attorney-General’s	8-13
Broadband, Communications and the Digital Economy	8-14
Climate Change and Energy Efficiency	8-14
Defence and Defence Materiel Organisation	8-14
Environment, Water, Heritage and the Arts	8-15
Finance and Deregulation	8-16
Foreign Affairs and Trade	8-18
Health and Ageing	8-19
Immigration and Citizenship	8-21
Infrastructure, Transport, Regional Development and Local Government	8-22
Innovation, Industry, Science and Research	8-23
Resources, Energy and Tourism	8-23
Treasury	8-25
Contingent assets — unquantifiable	8-27
Innovation, Industry, Science and Research	8-27

8-1

Statement 8: Statement of Risks

The forward estimates of revenue and expenses in the 2010-11 Budget incorporate assumptions and judgments based on the best information available at the time of publication. A range of factors may influence the actual budget outcome in future years. The disclosure of these factors in this statement increases the transparency of the fiscal projections.

Events that could affect fiscal outcomes include:

•	changes in economic and other parameters;

•	matters not included in the fiscal forecasts because of uncertainty about their timing, magnitude or likelihood; and

•	the realisation of contingent liabilities or assets.

Risks to the Budget — overview

The revenue and expense estimates and projections published in the 2010-11 Budget Papers are based on a range of economic and other parameters. If the economic outlook were to differ from that presented in the Budget, the revenue and expense estimates and projections would also change. The sensitivity of Budget estimates to changes in economic assumptions is discussed in Appendix A of Statement 3.

It is important to note that the Budget revenue forecasts have been prepared following a period of heightened financial and economic volatility. Although the economy has improved over the last year or so, an associated increase in revenues is not expected, for the most part, until 2010-11 and the latter years of the forward estimates, as the effects of the earlier economic downturn continue to weigh on tax collections.

To the extent that unanticipated changes in economic circumstances occur, their impact will flow through to revenue forecasts. The current uncertainty in global financial markets means that the risks to the fiscal outlook remain elevated.

Specifically, it should be noted that revenue forecasting relies heavily on the historical relationships between the economy, tax bases and tax revenues. Such relationships may continue to shift in the current climate, requiring a greater degree of caution in their use in predicting future revenues. For example, any losses incurred during the downturn can be carried forward to offset gains or profits as the economy recovers, such that tax revenue improves with some lag.

As in previous years, the fiscal outlook is also subject to a number of contingent liabilities. A large number of these contingent liabilities reflect indemnities, including those relating to the Department of Defence, the Defence Materiel Organisation, Air

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Statement 8: Statement of Risks

Services Officers, the Future Fund Board of Guardians and the Reserve Bank. The Government has also issued a number of guarantees, such as those relating to guarantee schemes for the banking and financial sector, payments by the Export Finance and Insurance Corporation and the superannuation liabilities of the Commonwealth Bank prior to its sale to the private sector.

Other significant contingent liabilities relate to uncalled capital subscriptions and credit facilities to international financial institutions and legal cases concerning the Australian Government. The Government continues to have strategies in place to reduce its potential exposure to these contingent liabilities.

There have been several changes to both the quantifiable and unquantifiable risks since the Mid-Year Economic and Fiscal Outlook 2009-10 (MYEFO). These include an increase in Australia’s uncalled capital in the International Bank for Reconstruction and Development, the Asian Development Bank and the European Bank for Reconstruction and Development. The remote risks around the Government Guarantee Schemes for Large Deposits and Wholesale Funding and state and territory borrowing have been reduced by the closure of these schemes. None of these international financial institutions have ever drawn on Australia’s uncalled capital subscriptions.

Several new items have also been included since MYEFO, such as the Government’s indemnities relating to the Maralinga Rehabilitation Project (1995-2000). Australia’s bids for the Federation Internationale de Football Association (FIFA) World Cup in 2018 or 2022 and the 2015 Asian Football Confederation (AFC) Cup have also been included as the Australian Government has made commitments that would need to be met in the event that these bids were successful.

Since MYEFO, several risks have been removed. These largely reflect the conclusion of a number of legal cases involving the Commonwealth, such as Medicare Australia’s case against Thelma Pty Ltd and Sharjade’s appeal against the Commonwealth.

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Statement 8: Statement of Risks

Table 1: Summary of material changes to Statement of Risks since the 2009-10 Budget and Mid-Year Economic and Fiscal Outlook 2009-10(a)
Contingent liabilities — quantifiable
Defence and Defence Material Organisation
Indemnities and remote contingencies	Modified
Finance and Deregulation
Sale of Sydney Airports Corporation Limited	Modified
Foreign Affairs and Trade
Export Finance and Insurance Corporation	Modified
Immigration and Citizenship
Immigration detention services	Deleted
Treasury
Financial Claims Scheme	New
Guarantees under the Commonwealth Bank Sale Act 1995	Modified
International financial institutions	Modified
Reserve Bank of Australia — guarantee	Modified
Standby loan facility for the Government of Indonesia	Modified
Contingent liabilities — unquantifiable
Agriculture, Fisheries and Forestry
Compensation claims arising from equine influenza outbreak	Modified
Attorney General’s
Native Title costs	Modified
Southern Ocean Maritime Patrol and Response Program	Modified
Broadband, Communications and the Digital Economy
Extended Zones	New
National Broadband Network Request for Proposals process — panel of experts and strategic adviser indemnities	Deleted
New company to roll out and operate the National Broadband Network — interim board members’ indemnity	Deleted
Climate Change and Energy Efficiency
Kyoto Protocol — emissions target	Modified
Defence and Defence Materiel Organisation
ASC Pty Ltd — Australian Government indemnities provided to Electric Boat Corporation under the services agreement	Deleted
Decontamination of Defence sites	Modified
HMAS Melbourne and HMAS Voyager claims	Deleted
Litigation cases	Modified
Military Superannuation and Benefits Scheme — indemnity	Deleted
Environment, Water, Heritage and the Arts
Art Indemnity Australia	Deleted
National Aboriginal Islander Skills Dance Association (NAISDA) — construction works	New
Risk assignment under the National Water Initiative	Deleted
Finance and Deregulation
Comcover — Insurance Claims	New
Indemnities relating to other former asset sales, privatisations and IT outsourcing projects	Modified
Industrial Waste Commission (IWC) Cleanaway	Deleted
Pan Pharmaceuticals	Deleted
Sharjade v Darwinia — breach of Heads of Agreement between the parties	Deleted

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Statement 8: Statement of Risks

Table 1: Summary of material changes to Statement of Risks since the 2009-10 Budget and Mid-Year Economic and Fiscal Outlook 2009-10(a) (continued)
Contingent liabilities — unquantifiable (continued)
Health and Ageing
Australian Medical Association	New
CSL Ltd	Modified
Guarantee scheme for aged care accommodation bonds	Modified
Indemnities relating to vaccines (b)	New
Indemnity relating to H5N1 vaccine	Deleted
Indemnity relating to smallpox vaccine	Deleted
Whole of Government — Australia’s bid for the 2015 Asian Football Confederation (AFC) Cup — Government Guarantees	New
Whole of Government — Australia’s bids for the Federation Internationale de Football Association (FIFA) World Cup in 2018 or 2022 — Government Guarantees	New
Human Services
Medicare Australia	Deleted
Immigration and Citizenship
Immigration detention services — liability limit	Modified
Systems development — liability limit	Deleted
Infrastructure, Transport, Regional Development and Local Government
Assumed residual liabilities of the Australian National Railways Commission	Deleted
Innovation, Industry, Science and Research
Liability for damages caused by Kistler space activities	Modified
Liability for damages caused by space activities	Modified
Resources, Energy and Tourism
British atomic test site Maralinga	New
Snowy Hydro Ltd — water releases	Modified
Treasury
Car dealer financing — Australian Government guarantee of the OzCar Special Purpose Vehicle	Modified
Financial Claims Scheme	Modified
Guarantee of deposits in authorised deposit-taking institutions	Deleted
Guarantee of state and territory borrowing	Modified
Guarantee of wholesale funding of authorised deposit-taking institutions	Deleted
Guarantee Scheme for Large Deposits and Wholesale Funding(c)	New
Contingent assets — unquantifiable
Innovation, Industry, Science and Research
Wireless Local Area Network	Modified
(a)
Risks appearing in this Statement but not listed in the table above are substantially unchanged since disclosed in Budget Paper No. 1, Budget Strategy and Outlook 2009-10, Statement 8 or in Mid-Year Economic and Fiscal Outlook 2009-10, Appendix C.

(b)	This risk combines two risks that were listed separately in previous reporting periods — the indemnity relating to the H5N1 vaccine, and the indemnity relating to the smallpox vaccine.
(c)	This risk combines the Guarantee of deposits in authorised deposit-taking institutions and the Guarantee of wholesale funding of authorised deposit-taking institutions.

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Statement 8: Statement of Risks

Economic and other parameters

Changes in economic parameters represent a risk to the expenditure and revenue estimates included in the Budget. As noted earlier, the uncertainty currently surrounding the global economic outlook implies that the degree of risk to the fiscal outlook remains elevated. Appendix A of Statement 3 examines the impact on revenue and expenses of altering some of the key economic assumptions underlying the Budget estimates.

Fiscal risks

Fiscal risks comprise general developments or specific events that may affect the fiscal outlook. Some developments or events raise the possibility of some fiscal impact. In other cases, the likelihood of a fiscal impact may be reasonably certain, but will not be included in the forward estimates because their timing or magnitude is not known.

The estimates and projections of revenue are subject to a number of general risks that can affect taxation collections. These general pressures include tax avoidance, court decisions and Australian Taxation Office rulings. These pressures may result in a shift in the composition of taxation collected from the various tax bases and/or a change in the size of the tax base.

Major taxes such as company and personal tax fluctuate significantly with economic activity. Capital gains tax is particularly volatile and is affected by both the level of gains in asset markets and the timing of when those gains are realised. The existing Petroleum Resource Rent Tax and the recently announced Resource Super Profits Tax will vary with commodity prices and output.

There are also specific risks to expense estimates and projections. For example, major technological advances in medicines and medical practices may lead to changes to the Medical Benefits Schedule and the Pharmaceutical Benefits Scheme, which have in the past resulted in unexpected increases in expenses and may do so again.

Another fiscal risk is the Government’s commitment to the introduction of a Carbon Pollution Reduction Scheme (CPRS). The Government will not introduce a CPRS until after the end of the current commitment period of the Kyoto Protocol and only when there is greater clarity on the actions of other major economies, including the United States, China and India.

This means that the Government will not move to legislate a CPRS before the end of 2012 and will only do so after this time if there is sufficient international action.

The financial impact of a future CPRS will depend on the timing of its commencement. As the timing is uncertain, no financial implications of the scheme have been included in the forward estimates.

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Statement 8: Statement of Risks

The commitment to proceed with the CPRS is entirely consistent with the Government’s commitment to its fiscal strategy, as the CPRS is the least cost means of delivering on the bipartisan emissions reduction commitment.

Another specific fiscal risk is Australia’s contribution to the IMF quota. A member’s shareholding in the International Monetary Fund (IMF) is determined by its allocated quota which broadly reflects its weight in the global economy. As at 30 March 2010, Australia's IMF quota was SDR 3.2 billion — estimated value A$5.4 billion.

The IMF is currently undertaking its 14th General Review of Quotas, covering both the size and distribution of its quota resources. In response to a call by G-20 Leaders in April 2009, the timetable for completion of this review has been brought forward by two years, to January 2011. Australia’s IMF quota is expected to increase as a result of the review, although the amount is unquantifiable at this time. Consent by Australia to an increase in its quota will require parliamentary approval.

A quota increase is considered a financing transaction for Australia and would have no direct budget impact. However, there could be an increase in the public sector borrowing requirement at the time of payment of around a quarter of the amount of the quota increase — the component that is paid in Special Drawing Rights or in currencies of other members acceptable to the Fund. The balance would be covered through the issue of promissory notes in domestic currency.

The Australian Government has established NBN Co to build and operate the National Broadband Network (NBN). The implementation study confirms NBN can be built for less than $43 billion, and recommends no private equity before privatisation, to preserve policy flexibility.

The Government has made appropriate provision in the Budget for the roll out of NBN, subject to a final response to the study.

The Government, in considering its final response to the study, and NBN Co in further developing its operational plans for roll out, may require changes to the size and timing of equity injections.

Importantly, the study indicates the Government can expect to generate a rate of return on its equity investment sufficient to cover its cost of funds.

Other fiscal risks that may affect expenditure include natural disasters, emergency foreign aid and contingent liabilities and contingent assets.

Information on fiscal risks takes account of Parliament’s decisions and other developments until the close of parliamentary business on 30 April 2010.

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Statement 8: Statement of Risks

Contingent liabilities and assets

Contingent liabilities and contingent assets for the Australian Government are listed below. These contingent liabilities and assets are a specific category of fiscal risks. Broadly, they represent possible costs or gains to the Australian Government arising from past events or decisions which will be confirmed or otherwise by the outcome of future events that are not within the Government’s control.

Contingent liabilities include loan guarantees, non-loan guarantees, warranties, indemnities, uncalled capital and letters of comfort. These possible costs are in addition to those recognised as liabilities in the consolidated financial statements of the Australian Government general government sector.

Contingent liabilities, contingent assets and other fiscal risks with a possible impact on the forward estimates greater than $20 million in any one year, or $40 million over the forward estimates period, are listed in this statement. Information on contingent liabilities and contingent assets is also provided in the annual financial statements of departments and non-Budget entities.

In general, information on contingent liabilities and assets is based on information provided by Australian Government departments and agencies and is current to 5 April 2010. In some cases other dates are used and are noted in the relevant section.

Contingent liabilities — quantifiable

Defence and Defence Materiel Organisation

Indemnities and remote contingencies

Defence carries 8,381 instances of unquantifiable remote contingent liabilities and 116 instances of quantifiable remote contingent liabilities, to the value of $2.9 billion, increasing from $2.1 billion at MYEFO. The Defence Materiel Organisation carries 468 instances of contingencies (including Foreign Military Sales) that are unquantifiable and 190 contingencies that are quantifiable, to the value of $5.9 billion. This figure has remained steady since MYEFO. While these contingencies are considered remote, they have been reported in aggregate for completeness.

Finance and Deregulation

Australian Industry Development Corporation

Under the Australian Industry Development Corporation Act 1970, certain obligations of the Australian Industry Development Corporation (AIDC) are guaranteed by the Australian Government. As at 30 June 2009 (the latest available estimate), the AIDC’s contingent liabilities, subject to Australian Government guarantee, were

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Statement 8: Statement of Risks

approximately $75 million in respect of the Fairfax Paper Bond Guarantee and credit risk facilities.

Litigation

The Department of Finance and Deregulation is involved in litigation in which a counter-claim for damages has been lodged against the Australian Government. The litigation relates to the Davis Samuel case where Finance is engaged in legal action seeking recovery of funds misappropriated during 1998. The counter-claim is from the parties to whom Finance believes the misappropriated funds were channelled. It is counsel’s advice that the counter-claim is without merit. The counter-claim, which is being vigorously defended by the Government, seeks damages of $4.3 billion. Hearing of the Government’s claim, and the counter-claim, concluded in the ACT Supreme Court in September 2008. Judgment is now expected to be delivered by the end of 2010.

Sale of Sydney Airports Corporation Limited

An indemnity has been provided to Southern Cross Airports Corporation as purchaser of the Sydney Airports Corporation Ltd in the event of a liability arising under Chapter 3 of the Duties Act 1997 (NSW) by reason of the sale of shares in Sydney Airports Corporation Ltd constituting a relevant acquisition in a land-rich private corporation. The New South Wales Office of State Revenue issued a notice of assessment on 17 November 2006. The Australian Government maintains that there are no grounds for the assessment. Action has been initiated in the NSW Supreme Court to overturn the assessment. The amount disputed is estimated at $524.5 million as at 5 April 2010.

Foreign Affairs and Trade

Export Finance and Insurance Corporation

The Australian Government guarantees the due payment by the Export Finance and Insurance Corporation (EFIC) of money that is, or may at any time become, payable by EFIC to any body other than the Government. The Government also has in place a $200 million callable capital facility available to EFIC on request to cover liabilities, losses and claims. As at 31 March 2010, the Government’s total contingent liability was $2.3 billion, down from $3.2 billion at MYEFO. This comprises EFIC’s liabilities to third parties ($1.8 billion) and EFIC’s overseas investment insurance, contracts of insurance and guarantees ($0.5 billion).

Treasury

Financial Claims Scheme

The Australian Government has established a Financial Claims Scheme to provide depositors of authorised deposit-taking institutions and general insurance

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Statement 8: Statement of Risks

policyholders with timely access to their funds in the event of a financial institution failure.

On 15 October 2009, the Minister for Financial Services activated the Financial Claims Scheme Policyholder Compensation Facility for a small general insurer. The estimated claims and administrative costs for that insurer are approximately $2.5 million.

See also the related unquantifiable contingent liability titled Financial Claims Scheme.

Guarantees under the Commonwealth Bank Sale Act 1995

Under the terms of the Commonwealth Bank Sale Act 1995, the Australian Government has guaranteed various superannuation and other liabilities amounting to around $4.5 billion as of 31 December 2009. Of this amount, $0.9 billion is attributable to liabilities of the Commonwealth Bank of Australia and $3.6 billion is attributable to liabilities of the Commonwealth Bank Officers’ Superannuation Corporation.

International financial institutions

Australia has had uncalled capital subscriptions in the International Bank for Reconstruction and Development (IBRD) since 1947. The Government will contribute additional resources to the IBRD as part of its recently announced general capital increase. G-20 Leaders have committed to ensure that the IBRD and other multilateral development banks have sufficient resources to address key development challenges and fulfil their development mandate. The paid-in component of Australia’s contribution is a measure in the 2010-11 Budget. Australia will also increase its uncalled capital subscription so that it totals US$3.6 billion (estimated value A$3.9 billion).

Also, at 30 March 2010 the Australian Government had uncalled capital subscriptions in the Asian Development Bank of SDR5.8 billion (estimated value A$9.6 billion), in the Multilateral Investment Guarantee Agency of US$26.5 million (estimated value A$28.8 million), and the European Bank for Reconstruction and Development (EBRD) (US$81.7 million plus €77.5 million — estimated value A$202.7 million).

None of these international financial institutions has ever drawn on Australia's uncalled capital subscriptions.

Australia has made a line of credit available to the International Monetary Fund (IMF) under its New Arrangements to Borrow (NAB) since 1998. In line with G-20 Leaders’ commitments, Australia will join with other countries to increase its credit line under an expanded NAB. Australia's contribution to the expanded NAB will be by way of a US$7.0 billion (estimated value A$7.6 billion) contingent loan (which includes Australia’s existing US$1.2 billion commitment). This will help ensure that the IMF has the resources available to maintain stability and support recovery in the global economy. The funds would be drawn upon by the IMF only if needed to supplement the IMF’s usual quota resources, and would be repaid in full with interest.

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Statement 8: Statement of Risks

Reserve Bank of Australia — guarantee

This contingent liability relates to the Australian Government’s guarantee of the liabilities of the Reserve Bank of Australia. It is measured as the Bank’s total liabilities excluding capital, reserves, the Bank’s distribution to the Commonwealth and Australian Government deposits. The major component of the Bank’s liabilities is notes (that is, currency) on issue. Notes on issue amount to $49.2 billion, as at 24 March 2010, and the total guarantee is $57.9 billion, down marginally from $58.1 billion at MYEFO.

Standby loan facility for the Government of Indonesia

Australia has made up to US$1 billion (estimated value A$1.1 billion, as at 30 March 2010) available to the Government of Indonesia in the form of a standby loan facility, to be drawn down should Indonesia be unable to raise sufficient funds on global capital markets due to the impact of the global financial crisis. The facility was announced in December 2008 and will continue to be available until the end of 2010. A drawdown from the facility will be dependent on a request from the Indonesian Government and subject to certain criteria being met. Any funds provided will be repaid in full with interest. As at 30 March 2010 Indonesia has not requested any drawdown on the facility. Contributions to the standby loan facility have also been provided by the World Bank, the Asian Development Bank and the Government of Japan.

Contingent liabilities — unquantifiable

Agriculture, Fisheries and Forestry

Compensation claims arising from equine influenza outbreak

The Australian Government may become liable for compensation should the Department of Agriculture, Fisheries and Forestry be found negligent in relation to the outbreak of equine influenza in 2007.

On 12 June 2008, the Minister for Agriculture, Fisheries and Forestry released the Equine Influenza Inquiry report. Subsequently, a significant number of organisations have indicated their intention to proceed with legal action against the Government. To date 18 claims have been received. Court proceedings have commenced for two of these. The Department of Finance and Deregulation assumed responsibility for claims under its insurance arrangements with the Department of Agriculture, Fisheries and Forestry.

Exceptional Circumstances assistance for drought-affected farmers

Exceptional Circumstances assistance is available, subject to eligibility criteria, to drought-affected farmers and agriculture-dependent small businesses primarily by way of interest rate subsidies and income support. The estimates assume that there will be no new drought declarations but that some existing declarations will be

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Statement 8: Statement of Risks

extended until June 2011. A continuation of adverse seasonal conditions or a return to severe drought conditions could result in higher-than-expected expenses for these forms of assistance. It is not possible to quantify the cost arising from such potential developments as this depends on the intensity, duration and scale of future drought conditions.

Attorney-General’s

Indemnities relating to the Air Security Officer program

The Australian Government has entered into indemnity agreements with Australian airlines that agree to allow their aircraft to fly with Air Security Officers on board. The indemnity agreements limit the Government’s exposure to a maximum of $2 billion per incident. The indemnity applies to the extent that any loss is not covered by existing relevant insurance policies held by the airline and only applies where the airline(s) can prove that an action on the part of an Air Security Officer under or in connection with the Air Security Officer program caused a loss.

Native Title agreements — access to geospatial data

The Australian Government has entered into agreements with State and Territory government bodies and/or their agents to access their geospatial land tenure data. The data is essential to support the National Native Title Tribunal in achieving its outcome. Under these agreements, the Australian Government provides indemnities against third-party claims arising from errors in the data.

Native Title costs

The Australian Government has previously offered to assist the States and Territories in meeting certain Native Title costs pursuant to the Native Title Act 1993 (the NTA), including compensation costs. No agreements under this offer have been entered into to date.

Separately, the Australian Government will be liable for any compensation found to be payable under the NTA in respect of compensable acts for which the Commonwealth is responsible.

The Australian Government’s liability in both cases cannot be quantified due to uncertainty about the number and effect of compensable acts and the value of Native Title affected by those acts.

Northern Patrol and Response — Ashmore Guardian and Triton

The Australian Government has entered into contractual arrangements with Gardline Australia Pty Ltd for the provision of two vessels to strengthen enforcement activities in Australia’s northern waters and to patrol and respond to incursions in the Ashmore Reef National Nature Reserve and the Cartier Island Marine Reserve. The contracts with Gardline Australia contain unquantifiable indemnities relating to the use or other operations of armaments or the presence of the armaments on the vessel. They also

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Statement 8: Statement of Risks

contain unquantifiable indemnities relating to damage to any property or injury to any person caused by the apprehended or escorted persons or their vessels.

Southern Ocean Maritime Patrol and Response Program

The Australian Government has entered into a contract to provide a Civil Charter Vessel to conduct patrols in the Southern Ocean and northern waters to undertake law enforcement activities in relation to illegal, unregulated and unreported fishing as well as people smuggling activities. This agreement will remain in force until 30 June 2014. The Australian Government’s contract contains unquantifiable indemnities relating to the use or other operations of armaments and ammunition or the presence of the armaments and ammunition on the vessel. It also contains unquantifiable indemnities relating to damage to any property or injury to any person caused by the apprehended or escorted persons or their vessels.

Broadband, Communications and the Digital Economy

Extended Zones

The Telecommunications (Consumer Protection and Service Standards) Act 1999 requires the Minister to ensure customers in the Extended Zones have access to untimed local calls. The Extended Zones are geographical areas outside Telstra’s standard local call charging zones where customers did not have access to untimed local calls prior to 1991. They are predominantly located in rural and remote Australia. The Australian Government’s arrangements with Telstra to ensure the provision of these services are due to expire on 31 May 2011. Telstra and the Australian Government are holding discussions on the appropriate arrangements for the provision of untimed local calls in Extended Zones from the expiry of the current agreement and during the transition to the National Broadband Network.

Climate Change and Energy Efficiency

Kyoto Protocol — emissions target

As a party to the Kyoto Protocol, Australia is required to meet its target level for emissions over the first Commitment Period, 2008-12. According to the latest projections of emissions over the Commitment Period, Australia is on track to more than meet its 2008-12 target. Estimates of the likely net balance and value of these permits will be determined closer to the end of the entire Commitment Period.

Defence and Defence Materiel Organisation

ADI Limited — Officers’ and Directors’ Indemnities

Under the sale agreements for ADI Ltd, the Australian Government agreed to indemnify the directors, officers and employees for claims and legal costs associated with assistance related to the sale of the Australian Government’s shares in the company. The Australian Government has provided an indemnity to ADI Ltd for uninsured losses relating to specific heads of claims.

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Statement 8: Statement of Risks

Decontamination of Defence sites

Defence has made financial provision for the possible costs involved in restoring, decontaminating and decommissioning Defence sites in Australia where a legal or constructive obligation has arisen. The potential costs of these liabilities are unquantifiable.

Litigation cases

The Department of Defence is involved in a wide range of litigation and other claims for compensation and/or damages that may result in litigation where the matters are not able to be finalised by use of negotiation. The litigation includes common law liability claims, including for injury alleged to have resulted from the F-111 Deseal/Reseal programmes. A claim has also been received for damage caused by the use of a Defence Practice Area.

Environment, Water, Heritage and the Arts

Murray-Darling Basin Reform — additional net costs

Under the 3 July 2008 Intergovernmental Agreement on Murray-Darling Basin Reform (Reform IGA), the Australian Government agreed that the Governments of New South Wales, Victoria, Queensland, South Australia and the Australian Capital Territory (Basin States) will not bear additional net costs as a consequence of the reforms agreed between the parties and the implementation of the Water Act 2007 (the Act). This undertaking ceases on 30 June 2015.

A methodology has been developed for agreement with the Basin States that enables the State and Australian governments to agree on the activities undertaken by a State that are relevant to the implementation of the reforms agreed under the Reform IGA and the implementation of the Act, and to monitor increased or decreased costs and/or revenues.

Murray-Darling Basin Reform — risk assignment

The Water Act 2007 (the Act) provides the mechanism for defining liabilities and making payments to affected entitlement holders for the Australian Government’s share of reductions in water allocations, or in the reliability of water allocations, in the Murray-Darling Basin arising from the Basin Plan prepared under the Act.

Under the 3 July 2008 Intergovernmental Agreement on Murray-Darling Basin Reform, the Australian Government agreed to accept responsibility for the States’ shares of liabilities for such reductions that are attributable to new knowledge, under certain conditions. Amendments to the Act to include this additional liability came into force on 15 December 2008.

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Statement 8: Statement of Risks

The Australian Government’s liabilities will be mitigated by investment in water efficiency measures and the purchase of water entitlements under the Water for the Future initiatives.

National Aboriginal Islander Skills Dance Association (NAISDA) — construction works

The Australian Government has provided an indemnity from 1 June 2010 to 30 November 2012 in favour of the Festival Development Corporation, a New South Wales Government statutory authority and landlord of the Mt Penang Parklands, Gosford. The indemnity is in relation to construction works being carried out by the Australian Government on behalf of NAISDA Dance College at Mt Penang Parklands. The maximum potential liability is $20 million.

Finance and Deregulation

ASC Pty Ltd (ASC) — directors’ indemnities

The Australian Government has indemnified the ASC directors for any claim made against them as a result of complying with ASC’s obligations under the Process Agreement between the Electric Boat Corporation (EBC), the Australian Government and ASC. The Government has indemnified board members of ASC for any claim against them as a result of complying with ASC’s obligations under the Service Agreement between ASC, the Department of Defence, EBC and Electric Boat Australia. The Government has indemnified board members of ASC for any claim and legal costs arising from the result of the directors acting in accordance with the Board's Tasks and Responsibilities, as defined under the indemnity. Fourteen people in total have been indemnified by these indemnities, including two current and twelve former directors.

Australian Government domestic property

The Australian Government domestic property portfolio managed by the Department of Finance and Deregulation has approximately 100 properties. A small number of these have had potential remediation issues identified which are currently the subject of further investigation. To date none of these properties has had a provision recognised as neither the conditions for legal nor constructive obligations have been met, nor is a reliable estimate of the obligation currently possible.

Australian Reward Investment Alliance — immunity and indemnity

The Superannuation Act 1976, the Superannuation Act 1990 and the Superannuation Act 2005 provide for specific immunities for activities undertaken in good faith by the trustees of the Australian Reward Investment Alliance (ARIA), the Commissioner for Superannuation and staff, delegates of the trustee Board, and members of a Reconsideration Advisory Committee, provided these activities relate to the performance of their functions. These immunities do not prevent the trustee Board from being subject to any action, liability, claim or demand. Under the Superannuation Acts, other than in cases where the Superannuation Industry (Supervision) Act 1993 does

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Statement 8: Statement of Risks

not so permit, any money that becomes payable by the trustee Board in respect of such actions is to be paid out of the relevant fund. Where such payments are made, an equivalent amount is paid to the fund from the Consolidated Revenue Fund.

Comcover — insurance claims

Comcover provides general insurance services and promotes risk management across the Australian Government. Comcover provides for outstanding claims based on current information as disclosed in Comcover’s financial statements. The nature of some claims means there is significant uncertainty around these estimates. Current claims that hold a high degree of risk include Pan Pharmaceuticals, equine influenza and Westpoint.

Future Fund Board of Guardians — indemnity

The Australian Government has provided the members of the Future Fund Board of Guardians with a Deed of Indemnity. The indemnity is intended to cover liabilities in excess of the Future Fund Board’s insurance policies. Members of the Future Fund Board are indemnified, to the maximum extent permitted by law, in relation to all official actions. However, similar to members of boards that operate under the Commonwealth Authorities and Companies Act 1997 (the CAC Act), a member of the Future Fund Board is not indemnified: for conduct he or she engages in other than in good faith; in respect of any liability owed to the Board; or in respect of any act or omission that contravenes one of the civil penalty provisions of the Future Fund Act 2006. Also similar to members of CAC Boards, a member of the Future Fund Board is not indemnified for legal costs incurred by the member in unsuccessfully defending or resisting criminal proceedings, or proceedings against a declaration that the member has breached a civil penalty provision of the Future Fund Act. The indemnity is financially limited, in broad terms, to the value of the funds under management by the Future Fund Board.

Googong Dam

On 4 September 2008, a 150-year lease for Googong Dam was signed between the Australian Government and the Australian Capital Territory Government. The Australian Government is liable to pay just terms compensation if the terms of the lease are breached by introducing new legislation or changing the Canberra Water Supply (Googong Dam) Act 1974 in a way that impacts on the rights of the Australian Capital Territory. The lease includes a requirement for the Australian Government to undertake rectification of easements or any defects in title in relation to Googong Dam. It also gives an indemnity in relation to acts or omissions by the Australian Government. The Australian Government is also responsible for remediation of any contamination it may have caused to the site.

Indemnities for the Reserve Bank of Australia and private sector banks

Under agencies’ contracts for transactional banking services, the Australian Government has indemnified the Reserve Bank of Australia and contracted private

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Statement 8: Statement of Risks

sector banks. These banks are indemnified against loss and damage arising from error or fraud by the agency, or transactions made by the bank with the authority of the agency.

Indemnities relating to other former asset sales, privatisations and IT outsourcing projects

Ongoing indemnities have been given in respect of a range of asset sales, privatisations and IT outsourcing projects that have been conducted by the Department of Finance and Deregulation, and the former Office of Asset Sales and Commercial Support and its predecessors. The probability of an action being made under one of these indemnities diminishes over time. Details of indemnities in respect of the other asset sales and privatisations have been provided in previous Budget and Mid-Year Economic and Fiscal Outlook papers, and previous annual reports for Finance and the Office of Asset Sales and Commercial Support. Indemnities (including the year they were raised) are still current for: ADI Ltd (1998), Australian Airlines (1991), Australian Industry Development Corporation (1996), Australian Multimedia Enterprise (1997), Australian National Rail Commission and National Rail Corporation Ltd (1997 and 2000), Australian River Co Ltd (1999), Australian Submarine Corporation Pty Ltd (2000), ComLand Ltd (2004), Bankstown Airport Limited (2002), Camden Airport Ltd (2002), Commonwealth Accommodation and Catering Services (1988), Commonwealth Bank of Australia (1993 to 1996), Commonwealth Funds Management and Total Risk Management (1996 to 1997), Employment National Ltd (2003), Essendon Airport Ltd (2001), Federal Airports Corporation's Airports (1995 to 1997), Home Loans Insurance Commission Ltd (1996), Health Insurance Commission (2000), Hoxton Park Airport Limited (2002), National Transmission Network (1999), Sydney Airports Corporation Ltd (2001), Telstra (1996, 1999 and 2006), and Wool International (1999). Apart from instances noted elsewhere Finance does not currently expect any other action to be taken in respect of these indemnities.

Superannuation

On 20 April 2007, the High Court of Australia found against the Australian Government on a claim for negligent misstatement relating to superannuation benefits for a former employee of the Department of the Interior. There is potential for more claims to arise from other former temporary employees who upon their retirement can demonstrate negligent misstatement over their eligibility to join an Australian Government superannuation scheme. The Department of Finance and Deregulation has assumed responsibility for the claims under its insurance arrangements with the relevant agencies or their predecessors.

Foreign Affairs and Trade

Export Finance and Insurance Corporation — board member and senior management indemnities

The Australian Government has provided certain indemnities to Export Finance and Insurance Corporation (EFIC) board members and senior management to protect

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Statement 8: Statement of Risks

against civil claims and legal expenses for unsuccessful criminal claims relating to the implementation of EFIC’s alliance/divestment of its short-term export credit insurance business.

Health and Ageing

Australian Medical Association

An agreement is held between the Australian Medical Association (AMA), the Australian Government, the Australian Private Hospitals Association Ltd (APHA), the Australian Health Insurance Association (AHIA) and Beyond Blue Ltd for participation in and support of the Private Mental Health Alliance and for the collection and analysis of a national minimum data set from private, hospital-based psychiatric services. Each party to the agreement has agreed to indemnify each other in respect of any loss, liability, cost, claim or expense, misuse of confidential information or identified information, or breach of the Privacy Act 1988. Each party’s liability to indemnify the other parties will be reduced proportionally to the extent that any unlawful or negligent act or omission of the other parties or their employees or agents contributed to the loss or damage. The indemnity survives the expiration or termination of the agreement.

Australian Red Cross Society — indemnities

The Deed of Agreement between the Australian Red Cross Society (ARCS) and the National Blood Authority (NBA) in relation to the operation of the Australian Red Cross Blood Service (ARCBS) includes certain indemnities and a limit of liability in favour of ARCS. These cover a defined set of potential business, product and employee risks and liabilities arising from the operations of the ARCBS. The indemnities and limitation of liability only operate in the event of the expiry and non-renewal, or the earlier termination, of the Deed of Agreement, and only within a certain scope. They are also subject to appropriate limitations and conditions, including in relation to mitigation, contributory fault, and the process of handling relevant claims.

Blood and blood products liability cover

A National Managed Fund (NMF) has been established which pools the liability risks associated with the supply of blood and blood products by the Australian Red Cross Blood Service (ARCBS) between the Australian Government, the ARCBS and the States and Territories. The NMF is covered by a Memorandum of Understanding (MoU) between the Australian Government, the States and Territories, and the ARCBS. It provides for liabilities incurred by the ARCBS where other available mitigation or cover is not available. The MoU provides for the parties to contribute to the NMF, taking into account potential claims payments; the level of funds in the NMF and investment earnings; and a prudential allowance for liabilities incurred but not yet the subject of claims. If there are insufficient funds to cover claim costs, the Jurisdictional Blood Committee (JBC) considers a report provided by the National Funds Manager to determine the level of funds required. Each party must contribute funds, as determined by the JBC, in accordance with allocation provisions prevailing at the time.

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Statement 8: Statement of Risks

Under the MoU, the blood and blood products liability cover for the ARCBS remains in force until all parties agree to terminate the arrangements from an agreed date.

CSL Ltd

CSL Ltd is indemnified against claims made by individuals who contract specified infections from specified products and against employees contracting asbestos-related injuries. CSL Ltd has unlimited cover for most events that occurred before the sale of CSL Ltd on 1 January 1994, but has more limited cover for a specified range of events that occurred during the operation of the Plasma Fractionation Agreement from 1 January 1994 to 31 December 2004. Where alternative cover was not arranged by CSL Ltd, the Australian Government may have a contingent liability. Given the open-ended nature of some of the indemnities, damages and risk cannot be quantified.

Guarantee Scheme for aged care accommodation bonds

A Guarantee Scheme has been established through the Aged Care (Bond Security) Act 2006 and Aged Care (Bond Security) Levy Act 2006. Under the Guarantee Scheme, if a provider becomes insolvent or bankrupt and is unable to repay outstanding bond balances to aged care residents, the Australian Government will step in and repay the bond balances owing to each resident. In return, the residents’ rights to pursue the defaulting provider to recover the accommodation bond money transfer to the Government. In the event the Government cannot recover the full amount from the defaulting provider, it may levy all providers holding accommodation bonds to recoup the shortfall. It is not possible to quantify the Australian Government's contingent liability in the event that the Guarantee Scheme is activated. On 30 June 2009, the maximum contingent liability, in the unlikely event that all providers defaulted, was $9.1 billion.

Indemnities relating to vaccines

The Australian Government has provided indemnity to the manufacturer of smallpox vaccine held in the National Medical Stockpile, covering possible adverse events that could result from the use of the vaccine in an emergency situation. Further, under certain conditions, certain indemnities have been provided to particular manufacturers of pandemic and pre-pandemic influenza vaccines for the supply or future supply of influenza vaccines (including H1N1 and H5N1).

Medical Indemnity Exceptional Claims Scheme

In May 2003, the Australian Government announced that the Medical Indemnity Exceptional Claims Scheme was to assume liability for 100 per cent of any damages payable against a doctor that exceeds a specified level of cover provided by that doctor’s medical indemnity insurer, currently $20 million. These arrangements would apply to payouts related either to a single large claim or to multiple claims that in aggregate exceed the cover provided by the doctor's medical indemnity insurer, and would apply to claims notified under contracts-based cover since 1 January 2003.

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Statement 8: Statement of Risks

Whole of Government — Australia’s bid for the 2015 Asian Football Confederation (AFC) Cup — Government Guarantees

The Australian Government has committed to support Australia’s Bid for the 2015 Asian Football Confederation (AFC) Cup. For the bid to be compliant, the Australian Government must provide guarantees which will come into effect if the bid is won. These guarantees include requirements on immigration, work permits, customs, taxation, security and protection of commercial rights, and provide broad indemnities.

Agencies will continue to work together on risk mitigation strategies to minimise the risks associated with each guarantee.

If the Bid is successful, it is expected that some of the Government Guarantees will commence in 2010 and conclude in 2015. The guarantees will not come into effect if the bid is unsuccessful.

Whole of Government — Australia’s bids for the Federation Internationale de Football Association (FIFA) World Cup in 2018 or 2022 — Government Guarantees

The Australian Government has committed to support Australia’s Bid for the 2018 or 2022 Federation de Football Association (FIFA) World Cup. For the bid to be compliant, the Australian Government must provide guarantees which will come into effect if the bid is won. These guarantees include requirements on immigration, customs, work permits, taxation, security, protection of commercial rights, banking and foreign exchange operations, communications and information technology, and legal issues and indemnification.

Agencies will continue to work together on risk mitigation strategies to manage the risks associated with each guarantee.

If the 2018 World Cup Bid is successful, it is expected that some of the Government guarantees will commence in 2010, and conclude up to two years after the tournament. The guarantees will not come into effect if the bid is unsuccessful.

Immigration and Citizenship

Immigration detention services — liability limit

The Department of Immigration and Citizenship (DIAC) has entered into a contract with Serco Pty Ltd, which commenced on 29 June 2009, to deliver immigration detention services in Australia on behalf of the Australian Government at immigration detention centres. In this contract, DIAC has agreed to limit Serco's liability to DIAC to a maximum of any insurance proceeds recovered by Serco and $75 million. Serco’s liability is unlimited for specific events defined under the contract.

DIAC also entered into a separate contract with Serco, which commenced on 11 December 2009, to deliver immigration detention services in Australia on behalf of

8-21

Statement 8: Statement of Risks

the Australian Government at immigration residential housing, immigration transit accommodation and alternative places of detention. In this contract, DIAC has agreed to limit Serco’s liability to DIAC to a maximum of any insurance proceeds recovered by Serco and $17 million. Serco's liability is unlimited for specific events defined under the contract.

Infrastructure, Transport, Regional Development and Local Government

Airservices Australia

On 31 August 2004, the then Minister for Transport and Regional Services, pursuant to section 16 of the Airservices Act 1995 (the Act), gave a direction to Airservices Australia to provide an operating control tower and approach radar control services in certain volumes of airspace. Sub-Section 16(4) of the Act provides that Airservices Australia may seek reimbursement from the Australian Government for any financial detriment it suffers as a result of complying with a direction. At this time, the quantum or nature of any financial detriment is uncertain, as is the nature of any consequent fiscal risk to the budget.

Australian Maritime Safety Authority incident costs

In the normal course of operations, the Australian Maritime Safety Authority is responsible for the provision of funds necessary to meet the clean-up costs arising from ship-sourced marine pollution and, in all circumstances, is responsible for making appropriate efforts to recover the costs of any such incidents. The Australian Government meets costs that cannot be recovered from such incidents. It is not possible to estimate the amounts of any eventual payments that may be required in relation to these incident costs.

Maritime Industry Finance Company Ltd — board members’ indemnity

Indemnities for Maritime Industry Finance Company Limited (MIFCO) board members have been provided to protect them against civil claims relating to their employment and conduct as directors. MIFCO was placed into voluntary liquidation on November 2006 and was deregistered on 24 April 2008. The indemnity is not time limited and continues even though the company has been liquidated. Until the indemnity agreements are varied or brought to an end, they will remain as contingent and unquantifiable liabilities.

Tripartite deeds relating to the sale of federal leased airports

Tripartite deeds apply to 12 federal leased airports (Adelaide, Alice Springs, Bankstown, Brisbane, Canberra, Gold Coast, Darwin, Launceston, Melbourne, Perth, Sydney and Townsville). The tripartite deeds between the Australian Government, the airport lessee company (ALC) and financiers amend the airport (head) leases to provide for limited step-in-rights for financiers in circumstances where the Commonwealth terminates the head lease to enable the financiers to correct the circumstances that triggered such a termination event. The tripartite deeds may

8-22

Statement 8: Statement of Risks

require the Commonwealth to pay the ALC and financiers compensation as a result of its termination of the (head) lease. The Commonwealth’s contingent liabilities are considered to be unquantifiable and remote.

Innovation, Industry, Science and Research

Australian Nuclear Science and Technology Organisation — indemnity

The Australian Government has indemnified the Australian Nuclear Science and Technology Organisation and its officers from liability that might be incurred from the conduct of activities authorised under the Australian Nuclear Science and Technology Organisation Act 1987. This indemnity is additional to commercial insurance covers obtained from the Comcover Insurance Pool and other insurers.

Liability for damages caused by Kistler space activities

In accordance with the United Nations Convention on International Liability for Damage Caused by Space Objects, an agreement was signed in 1998 and amended in 1999 between the Department of Industry, Tourism and Resources, Kistler Woomera Pty Ltd and Spaceport Woomera Pty Ltd to support the launching of the K 1 Aerospace Vehicle and satellites into space from Australia. Under the agreement, the Australian Government provides indemnity support to a maximum of US$1.5 billion (estimated value A$2.2 billion), above the level of insurance cover obtained under the requirements of the agreement.

Liability for damages caused by space activities

Under the United Nations Convention on International Liability for Damage Caused by Space Objects, the Australian Government is liable to pay compensation for damage caused to nationals of other countries by space objects launched from, or by, Australia. The Government requires the responsible party for a space activity approved under the Space Activities Act 1998 to insure against liability for damage to third parties for an amount not less than the maximum probable loss, up to a maximum of $750 million indexed for inflation. Under the Space Activities Act, the Government also accepts liability for damage suffered by Australian nationals, to a maximum value of $3.0 billion above the insured level.

Resources, Energy and Tourism

British atomic test site at Maralinga

The Australian Government is responsible for 14 unlimited indemnities relating to the Maralinga Rehabilitation Project (1995-2000). In November 2009 the Australian Government agreed to the handback of the former nuclear test sites at Maralinga to the Maralinga Tjarutja people. Under the terms of the handback, the Australian Government has indemnified the Maralinga Tjarutja people and the South Australian Government in respect of claims arising from test site contamination.

8-23

Statement 8: Statement of Risks

Gorgon liquefied natural gas and carbon dioxide storage project — long-term liability

The Australian and Western Australian governments have agreed to provide an indemnity to the Gorgon Joint Venture Partners (GJV) to indemnify the GJV against independent third-party claims (relating to stored carbon dioxide) under common law following closure of the carbon dioxide sequestration project, and subject to conditions equivalent to those set out in the Offshore Petroleum and Greenhouse Gas Storage Act 2006. It is proposed that the Western Australian Government will indemnify the GJV, and that the Australian Government will indemnify the Western Australian Government for 80 per cent of any amount determined to be payable under that indemnity. The formal agreement between the Australian and Western Australian governments in relation to the indemnity is expected to be completed by 2011.

Liability for costs incurred in a national liquid fuel emergency

The Australian Government has responsibility for the Liquid Fuel Emergency Act 1984 (the Act) which is administered by the Minister for Resources, Energy and Tourism. In addition, the State and Territory governments have entered into an inter governmental agreement (IGA) which coordinates the use of the powers under the Act in a national liquid fuel emergency. The IGA contains three areas where the Australian Government may incur expenses in the unlikely event of a national liquid fuel emergency. These relate to the direct costs of managing a liquid fuel emergency and include the possibility of the Australian Government reimbursing the State and Territory governments for costs arising from their response, and potential compensation for industry arising from Australian Government directions under the Act.

Snowy Hydro Ltd — directors' indemnities

The Australian Government has, together with the co-shareholder governments of New South Wales and Victoria, indemnified the members of the Board of Snowy Hydro Limited for liabilities arising from entering into agreements to implement corporatisation of the Snowy Mountains Hydro Electric Scheme, and from liabilities to Snowy Hydro Limited at corporatisation. The indemnity applies to liabilities arising within five years of corporatisation, and for which a claim is notified to the Governments within eleven years of the corporatisation date of 28 June 2002.

Snowy Hydro Ltd — water releases

The Australian, New South Wales and Victorian governments have indemnified Snowy Hydro Ltd for liabilities arising from water releases in the Snowy River below Jindabyne Dam, where these releases are in accordance with the water licence and related regulatory arrangements agreed between the three governments. The indemnity will apply to liabilities for which a claim is notified within 20 years from 28 June 2002.

8-24

Statement 8: Statement of Risks

Treasury

Car dealer financing — Australian Government guarantee of the OzCar Special Purpose Vehicle

The Australian Government is guaranteeing all non AAA-rated securities issued by the OzCar Special Purpose Vehicle (SPV) to facilitate the purchase of those securities by Australia’s four major domestic banks.

The guarantee will result in a call being made on the Government if the assets underlying the guaranteed securities fail to generate sufficient income for the SPV to cover its outlays and any losses from failed car dealerships.

The overall size of the OzCar SPV is currently around $170 million. OzCar will be available to provide funding to participating financiers until 30 June 2010.

Financial Claims Scheme

The Australian Government has established a Financial Claims Scheme to provide depositors of authorised deposit-taking institutions and general insurance policyholders with timely access to their funds in the unlikely event of a financial institution failure.

The Early Access Facility for Depositors established under the Banking Act 1959 provides a mechanism for making payments to depositors under the Government's guarantee of deposits in authorised deposit-taking institutions.

The Government announced that, from 12 October 2008, deposits up to $1 million at eligible authorised deposit-taking institutions would be eligible for coverage under the Financial Claims Scheme. This $1 million cap will continue until at least October 2011, when it will be reviewed.

As at 31 March 2010, deposits eligible for coverage under the Financial Claims Scheme were estimated to be approximately $670 billion.

The Policyholder Compensation Facility established under the Insurance Act 1973 provides a mechanism for making payments to eligible beneficiaries with a valid claim against a failed general insurer. Amounts available to meet payments and administer this facility, in the event of activation, are capped initially at $20.1 billion under the legislation.

The expected liability under the Policyholder Compensation Facility is remote and unquantifiable. With the exception of the declaration of the Policyholder Compensation Facility in respect of a small insurer on 15 October 2009 noted in the quantifiable contingent liabilities, the likelihood of a collapse that requires the activation of the scheme is low and the payments made under the scheme would be likely to be recovered through the liquidation of the failed institution. If there were a

8-25

Statement 8: Statement of Risks

shortfall, a levy would be applied to industry to recover the difference between the amount expended and the amount recovered in the liquidation.

See also the related quantifiable contingent liability titled Financial Claims Scheme.

Guarantee of State and Territory Borrowing

The Australian Government announced on 25 March 2009 that a voluntary, temporary guarantee would be put in place over state and territory borrowing. The Guarantee of State and Territory Borrowing commenced on 24 July 2009.

The guarantee will close to new issuance of guaranteed liabilities on 31 December 2010. Securities covered by the guarantee will continue to be guaranteed until these securities either mature or are bought back and extinguished by the issuer.

The expected liability under the guarantee is remote and unquantifiable. Government expenditure would arise under the guarantee only in the unlikely event that a State or Territory failed to meet its obligations with respect to a commitment that was subject to the guarantee and the guarantee was called upon. In such a case, the Government would likely be able to recover any such expenditure through a claim on the relevant State or Territory at a future date. The impact on the Government's budget would depend upon the extent of the default and the State or Territory's ability to meet the Government’s claim.

As at 31 March 2010, the face value of state and territory borrowings covered by the guarantee was $72.6 billion.

Guarantee Scheme for Large Deposits and Wholesale Funding

The Australian Government announced the guarantee of eligible deposits and wholesale funding for authorised deposit-taking institutions from 12 October 2008 under the Guarantee Scheme for Large Deposits and Wholesale Funding.

On 7 February 2010, the Government announced the closure of the Guarantee Scheme on 31 March 2010. Since 31 March 2010, Australian authorised deposit-taking institutions have been prohibited from issuing any new guaranteed wholesale funding or accepting new guaranteed deposits above $1 million. Existing guaranteed wholesale funding is guaranteed to maturity. Depositors who covered their balances above $1 million under the Guarantee Scheme can have those funds covered to maturity for term deposits up to five years, or until October 2015 for at call deposits.

The expected liability for deposits under the Guarantee Scheme is remote and unquantifiable. Government expenditure would arise under the guarantee only in the unlikely event that an institution failed to meet its obligations with respect to a commitment that was subject to the guarantee and the guarantee was called upon. In such a case, the Government would likely be able to recover any such expenditure through a claim on the relevant institution. The impact on the Government's budget

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Statement 8: Statement of Risks

would depend on the extent of the institution's default and its ability to meet the Government's claim.

As at 5 April 2010, total liabilities covered by the Guarantee Scheme were estimated at $169.6 billion, including $14.1 billion of large deposits and $155.5 billion of wholesale funding.

Housing Loans Insurance Corporation — guarantee

The Australian Government sold the Housing Loans Insurance Corporation (HLIC) on 12 December 1997 and has assumed all residual contingencies. The contingent liability relates to the HLIC’s contracts of mortgage insurance and any borrowings approved by the Treasurer up to the time of sale. The principal amount covered by the guarantee and the balances outstanding are unable to be reliably measured.

Terrorism insurance — commercial cover

The Terrorism Insurance Act 2003 established a scheme for replacement terrorism insurance covering damage to commercial property, including associated business interruption and public liability. The Australian Reinsurance Pool Corporation (ARPC) uses reinsurance premiums paid by insurers to meet its administrative expenses and to build a fund and purchase reinsurance to help meet future claims. The Australian Government guarantees to pay any liabilities of the ARPC, but the Treasurer must declare a reduced payout rate to insured entities if the Government’s liability would otherwise exceed $10 billion.

Contingent assets — unquantifiable

Innovation, Industry, Science and Research

Wireless Local Area Network

The Commonwealth Scientific and Industrial Research Organisation (CSIRO) is currently involved in legal proceedings in the US related to a wireless local area network (WLAN) patent which CSIRO owns and wishes to license broadly. The proceedings are additional to proceedings settled by agreement in 2009 and are at various phases. If successful, CSIRO expects to receive significant revenue which would exceed the associated legal costs. At this stage, the revenue and costs are considered unquantifiable.

8-27

Statement 9: Budget Financial Statements

The budget financial statements consist of an operating statement, including other economic flows, a balance sheet, and a cash flow statement for the Australian Government general government sector (GGS), the public non-financial corporations sector (PNFC) and the total non-financial public sector (NFPS). This statement also contains notes showing disaggregated information for the GGS.

The Charter of Budget Honesty Act 1998 (the Charter) requires that the budget be based on external reporting standards and for departures from these standards to be disclosed. The Government has produced budget financial statements that comply with both Australian Bureau of Statistics’ (ABS) accrual Government Finance Statistics (GFS) and Australian Accounting Standards (AAS), meeting the requirement of the Charter, with departures disclosed. The statements reflect the Government’s accounting policy that ABS GFS remains the basis of budget accounting policy, except where the Government applies AAS because it provides a better conceptual basis for presenting information of relevance to users of public sector financial reports.

The Australian, State and Territory governments have an agreed framework — the Accrual Uniform Presentation Framework (UPF) — for the presentation of government financial information on a basis broadly consistent with AASB 1049. The budget financial statements are consistent with the requirements of the UPF.

In accordance with the UPF requirements, this statement also contains an update of the Australian Government’s Loan Council Allocation.

9-1

Contents

Notes to the financial statements	13
Appendix A: Financial reporting standards and budget concepts	27
General Government Sector Financial Reporting (AASB 1049)	27
Balance sheet	29
Differences between ABS GFS and AAS framework (AASB 1049)	38
Appendix B: Australian Loan Council Allocation	40

9-2

Statement 9: Budget Financial Statements

Table 1: Australian Government general government sector operating statement
		Estimates			Projections
	Note	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m	2013-14 $m
Revenue
Taxation revenue	3	269,529	302,456	336,416	361,911	386,397
Sales of goods and services	4	7,699	8,047	8,249	8,158	8,074
Interest income	5	4,569	5,155	5,248	5,086	5,135
Dividend income	5	7,426	1,326	1,334	1,282	1,993
Other	6	4,993	4,838	5,150	5,483	5,609
Total revenue		294,215	321,822	356,397	381,920	407,208
Expenses
Gross operating expenses
Wages and salaries(a)	7	17,691	18,180	18,193	18,384	18,804
Superannuation	7	3,586	3,741	3,779	3,825	3,942
Depreciation and amortisation	8	5,529	5,495	5,558	5,725	5,854
Supply of goods and services	9	63,119	66,108	67,107	69,981	75,201
Other operating expenses(a)	7	4,353	4,369	4,428	4,588	4,740
Total gross operating expenses		94,279	97,893	99,065	102,503	108,542
Superannuation interest expense	7	6,695	7,065	7,301	7,552	7,818
Interest expenses	10	7,985	11,385	13,244	13,773	13,754
Current transfers
Current grants	11	102,152	110,067	116,149	121,571	125,406
Subsidy expenses		8,432	8,808	9,765	10,177	10,426
Personal benefits	12	99,235	104,869	108,795	114,980	122,742
Total current transfers		209,820	223,745	234,709	246,728	258,573
Capital transfers	11
Mutually agreed write-downs		2,287	1,888	2,086	2,267	2,413
Other capital grants		22,055	12,668	8,167	8,174	6,881
Total capital transfers		24,342	14,556	10,254	10,441	9,294
Total expenses		343,122	354,644	364,573	380,997	397,981
Net operating balance		-48,907	-32,823	-8,176	923	9,227
Other economic flows
Gain/loss on equity and on sale of assets(b)		5,790	1,923	3,916	7,888	3,590
Net write-downs of assets (including bad and doubtful debts)		-5,190	-5,215	-5,369	-5,494	-5,785
Assets recognised for the first time		603	626	658	692	727
Actuarial revaluations		1,253	0	0	0	0
Net foreign exchange gains		482	-10	0	0	0
Net swap interest received		41	0	0	0	0
Market valuation of debt		633	-499	-393	-206	-34
Other economic revaluations(c)		37	-335	-555	-394	-88
Total other economic flows		3,649	-3,510	-1,743	2,486	-1,590
Comprehensive result -
Total change in net worth	13	-45,258	-36,333	-9,919	3,409	7,637
Net operating balance		-48,907	-32,823	-8,176	923	9,227
Net acquisition of non-financial assets
Purchases of non-financial assets		10,838	11,600	10,030	9,094	8,728
less Sales of non-financial assets		269	399	1,048	4,705	453
less Depreciation		5,529	5,495	5,558	5,725	5,854
plus Change in inventories		678	725	441	517	497
plus Other movements in non-financial assets		129	344	52	-218	-16
Total net acquisition of non-financial assets		5,847	6,775	3,917	-1,036	2,902
Fiscal balance (Net lending/borrowing)(d)		-54,753	-39,598	-12,093	1,960	6,325
(a)	Consistent with ABS GFS classification, other employee related expenses are reported under other operating expenses. Total employee expenses equal wages and salaries plus other operating expenses.
(b)	Reflects changes in the market valuation of investments and any revaluations at the point of disposal or sale.
(c)	Largely reflects other revaluation of assets and liabilities.
(d)	The term fiscal balance is not used by the ABS.

9-3

Statement 9: Budget Financial Statements

Table 2: Australian Government general government sector balance sheet
Estimates	Projections
		2009-10	2010-11	2011-12	2012-13	2013-14
	Note	$m	$m	$m	$m	$m
Assets
Financial assets
Cash and deposits	20(a)	2,027	2,066	2,224	2,161	2,334
Advances paid	14	23,422	25,434	26,323	27,222	27,942
Investments, loans and placements	15	99,288	114,722	113,122	109,207	105,126
Other receivables	14	39,024	39,172	40,718	42,290	44,114
Equity investments
Investments in other public sector entities		26,352	28,146	33,054	39,686	44,411
Equity accounted investments		262	260	259	258	257
Investments - shares		28,821	25,807	22,480	23,136	24,297
Total financial assets		219,197	235,607	238,180	243,959	248,481
Non-financial assets	16
Land		8,349	8,326	8,225	8,204	8,111
Buildings		20,667	21,785	22,556	23,253	23,717
Plant, equipment and infrastructure		46,702	49,896	52,786	54,577	56,563
Inventories		6,613	7,015	7,079	7,338	7,533
Intangibles		4,123	5,068	5,323	5,678	5,528
Investment property		182	182	182	182	182
Biological assets		32	33	34	34	34
Heritage and cultural assets		9,091	9,106	9,119	9,130	9,143
Assets held for sale		158	106	88	102	85
Other non-financial assets		2,456	2,639	2,532	2,288	2,241
Total non-financial assets		98,372	104,154	107,924	110,787	113,137
Total assets		317,569	339,761	346,104	354,746	361,618
Liabilities
Interest bearing liabilities
Deposits held		230	230	230	230	230
Government securities		154,080	209,436	221,236	221,574	215,631
Loans	17	11,430	10,156	9,887	9,778	9,686
Other borrowing		835	919	819	717	623
Total interest bearing liabilities		166,575	220,742	232,172	232,299	226,169
Provisions and payables
Superannuation liability	18	122,874	127,114	131,417	135,753	140,111
Other employee liabilities	18	9,874	10,183	10,461	10,746	11,040
Suppliers payable	19	4,363	4,303	4,349	4,376	4,471
Personal benefits payable	19	12,651	12,492	12,900	13,538	14,035
Subsidies payable	19	1,897	2,273	2,923	3,151	3,385
Grants payable	19	7,062	7,876	7,870	8,053	8,298
Other provisions and payables	19	12,410	11,249	10,400	9,810	9,452
Total provisions and payables		171,131	175,489	180,320	185,427	190,791
Total liabilities		337,706	396,231	412,492	417,726	416,960
Net worth(a)		-20,137	-56,470	-66,388	-62,979	-55,342
Net financial worth(b)		-118,509	-160,624	-174,312	-173,767	-168,480
Net financial liabilities(c)		144,861	188,770	207,366	213,452	212,890
Net debt(d)		41,838	78,520	90,504	93,709	90,767
(a)	Net worth is calculated as total assets minus total liabilities.
(b)	Net financial worth equals total financial assets minus total liabilities. That is, it excludes non-financial assets.
(c)	Net financial liabilities equals total liabilities less financial assets other than investments in other public sector entities.
(d)	Net debt equals the sum of deposits held, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid, and investments, loans and placements.

9-4

Statement 9: Budget Financial Statements

Table 3: Australian Government general government sector cash flow statement(a)
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Cash receipts from operating activities
Taxes received	260,959	294,338	328,366	353,747	378,164
Receipts from sales of goods and services	7,657	7,986	8,200	8,089	8,038
Interest receipts	4,507	4,976	5,033	4,918	5,027
Dividends and income tax equivalents	6,927	2,168	1,427	1,379	2,033
Other receipts	4,882	4,551	4,759	5,177	5,269
Total operating receipts	284,932	314,019	347,786	373,309	398,530
Cash payments for operating activities
Payments for employees	-23,024	-24,765	-24,987	-25,458	-26,226
Payments for goods and services	-62,931	-66,403	-67,136	-70,167	-75,418
Grants and subsidies paid	-131,537	-130,466	-133,153	-139,542	-142,328
Interest paid	-6,493	-9,609	-11,129	-11,416	-11,164
Personal benefit payments	-100,620	-105,040	-108,379	-114,345	-122,270
Other payments	-4,047	-4,092	-4,180	-4,329	-4,465
Total operating payments	-328,652	-340,374	-348,964	-365,258	-381,871
Net cash flows from operating activities	-43,720	-26,355	-1,179	8,052	16,659
Cash flows from investments in non-financial assets
Sales of non-financial assets	269	399	1,048	4,705	453
Purchases of non-financial assets	-10,826	-11,715	-10,022	-8,816	-8,658
Net cash flows from investments in non-financial assets	-10,557	-11,317	-8,974	-4,111	-8,205
Net cash flows from investments in financial assets for policy purposes	-4,916	-10,171	-4,468	-6,115	-4,375
Cash flows from investments in financial assets for liquidity purposes
Increase in investments	7,740	-6,005	4,541	3,315	3,530
Net cash flows from investments in financial assets for liquidity purposes	7,740	-6,005	4,541	3,315	3,530
Cash receipts from financing activities
Borrowing	46,909	54,161	10,684	0	0
Other financing	4,995	0	0	0	0
Total cash receipts from financing activities	51,904	54,161	10,684	0	0
Cash payments for financing activities
Borrowing	0	0	0	-556	-6,992
Other financing	-77	-274	-446	-647	-443
Total cash payments for financing activities	-77	-274	-446	-1,203	-7,436
Net cash flows from financing activities	51,827	53,887	10,238	-1,203	-7,436
Net increase/(decrease) in cash held	374	39	158	-63	173

9-5

Statement 9: Budget Financial Statements

Table 3: Australian Government general government sector cash flow statement (continued)(a)
Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Net cash flows from operating activities and investments in non-financial assets (Surplus(+)/deficit(-))	-54,277	-37,672	-10,153	3,940	8,454
Finance leases and similar arrangements(b)	-1	-163	0	0	0
GFS cash surplus(+)/deficit(-)	-54,278	-37,836	-10,153	3,940	8,454
less Future Fund earnings	2,802	2,921	2,892	2,925	3,022
Equals underlying cash balance(c)	-57,079	-40,756	-13,045	1,016	5,432
plus Net cash flows from investments in financial assets for policy purposes	-4,916	-10,171	-4,468	-6,115	-4,375
plus Future Fund earnings	2,802	2,921	2,892	2,925	3,022
Equals headline cash balance	-59,194	-48,007	-14,621	-2,174	4,079
(a)	A positive number denotes a cash inflow; a negative sign denotes a cash outflow.
(b)	The acquisition of assets under finance leases decreases the underlying cash balance. The disposal of assets previously held under finance leases increases the underlying cash balance.
(c)	The term underlying cash balance is not used by the ABS.

9-6

Statement 9: Budget Financial Statements

Table 4: Australian Government public non-financial corporations sector operating statement
	Estimates
	2009-10	2010-11
	$m	$m
Revenue
Current grants and subsidies	16	24
Sales of goods and services	6,971	7,442
Interest income	30	31
Other	17	9
Total revenue	7,035	7,507
Expenses
Gross operating expenses
Wages and salaries(a)	2,812	3,032
Superannuation	170	201
Depreciation and amortisation	392	532
Supply of goods and services	3,030	3,452
Other operating expenses(a)	399	318
Total gross operating expenses	6,803	7,536
Interest expenses	40	48
Other property expenses	209	128
Current transfers
Tax expenses	373	128
Total current transfers	373	128
Total expenses	7,426	7,839
Net operating balance	-391	-332
Other economic flows	797	2,061
Comprehensive result - Total change in net worth	406	1,729
Net acquisition of non-financial assets
Purchases of non-financial assets	1,989	3,073
less Sales of non-financial assets	47	56
less Depreciation	393	533
plus Change in inventories	-13	-11
plus Other movements in non-financial assets	8	-2
Total net acquisition of non-financial assets	1,545	2,471
Fiscal balance (Net lending/borrowing)(b)	-1,936	-2,804
(a)	Consistent with ABS GFS classification, other employee related expenses are reported under other operating expenses. Total employee expenses equal wages and salaries plus other operating expenses.
(b)	The term fiscal balance is not used by the ABS.

9-7

Statement 9: Budget Financial Statements

Table 5: Australian Government public non-financial corporations sector balance sheet
	Estimates
	2009-10	2010-11
	$m	$m
Assets
Financial assets
Cash and deposits	806	770
Investments, loans and placements	461	508
Other receivables	908	971
Equity investments	318	316
Total financial assets	2,493	2,566
Non-financial assets
Land and fixed assets	6,384	8,618
Other non-financial assets(a)	498	497
Total non-financial assets	6,881	9,114
Total assets	9,375	11,680
Liabilities
Interest bearing liabilities
Borrowing	1,218	1,720
Total interest bearing liabilities	1,218	1,720
Provisions and payables
Other employee liabilities	1,209	1,216
Other provisions and payables(a)	1,603	1,670
Total provisions and payables	2,812	2,886
Total liabilities	4,029	4,605
Shares and other contributed capital	5,346	7,075
Net worth(b)	5,346	7,075
Net financial worth(c)	-1,536	-2,040
Net debt(d)	-50	441
(a)	Excludes the impact of commercial taxation adjustments.
(b)
Under AASB1049, net worth is calculated as total assets minus total liabilities. Under ABS GFS, net worth is calculated as total assets minus total liabilities minus shares and other contributed capital.

(c)
Under AASB 1049, net financial worth equals total financial assets minus total liabilities. Under ABS GFS, net financial worth equals total financial assets minus total liabilities minus shares and other contributed capital.

(d)	Net debt equals the sum of deposits held, advances received, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid, and investments, loans and placements.

9-8

Statement 9: Budget Financial Statements

Table 6: Australian Government public non-financial corporations sector cash flow statement(a)
	Estimates
	2009-10 $m	2010-11 $m
Cash receipts from operating activities
Receipts from sales of goods and services	7,667	8,064
GST input credit receipts	206	232
Other receipts	91	75
Total operating receipts	7,964	8,371
Cash payments for operating activities
Payments to employees	-3,144	-3,367
Payment for goods and services	-3,405	-3,917
Interest paid	-64	-89
GST payments to taxation authority	-504	-526
Other payments	-308	-172
Total operating payments	-7,424	-8,071
Net cash flows from operating activities	540	300
Cash flows from investments in non-financial assets
Sales of non-financial assets	71	56
Purchases of non-financial assets	-1,997	-3,070
Net cash flows from investments in non-financial assets	-1,926	-3,014
Cash flows from investments in financial assets for liquidity purposes
Increase in investments	1,006	585
Net cash flows from investments in financial assets for liquidity purposes	1,006	585
Net cash flows from financing activities
Borrowing (net)	-1	39
Other financing (net)	478	2,211
Distributions paid (net)	-224	-157
Net cash flows from financing activities	253	2,093
Net increase/(decrease) in cash held	-127	-36
Cash at the beginning of the year	933	806
Cash at the end of the year	806	770
Net cash from operating activities and investments in non-financial assets	-1,386	-2,714
Distributions paid	-224	-157
Equals surplus(+)/deficit(-)	-1,610	-2,871
Finance leases and similar arrangements(b)	0	0
GFS cash surplus(+)/deficit(-)	-1,610	-2,871
(a)	A positive number denotes a cash inflow; a negative sign denotes a cash outflow.
(b)
The acquisition of assets under finance leases decreases the surplus or increases the deficit. The disposal of assets previously held under finance leases increases the surplus or decreases the deficit.

9-9

Statement 9: Budget Financial Statements

Table 7: Australian Government total non-financial public sector operating statement
	Estimates
	2009-10 $m	2010-11 $m
Revenue
Taxation revenue	269,156	302,328
Sales of goods and services	13,696	13,964
Interest income	4,599	5,186
Dividend income	7,217	1,198
Other	5,010	4,847
Total revenue	299,677	327,523
Expenses
Gross operating expenses
Wages and salaries(a)	20,504	21,212
Superannuation	3,756	3,942
Depreciation and amortisation	5,921	6,027
Supply of goods and services	65,175	68,035
Other operating expenses(a)	4,752	4,687
Total gross operating expenses	100,108	103,903
Superannuation interest expense	6,695	7,065
Interest expense	8,026	11,433
Current transfers
Current grants	102,152	110,067
Subsidy expenses	8,416	8,784
Personal benefits	99,235	104,869
Total current transfers	209,803	223,721
Capital transfers	24,342	14,556
Total expenses	348,975	360,678
Net operating balance	-49,297	-33,155
Other economic flows	9,440	-3,178
Comprehensive result – Total change in net worth	-39,858	-36,333
Net acquisition of non-financial assets
Purchases of non-financial assets	12,827	14,672
less Sales of non-financial assets	315	454
less Depreciation	5,922	6,028
plus Change in inventories	665	714
plus Other movements in non-financial assets	137	342
Total net acquisition of non-financial assets	7,392	9,246
Fiscal balance (Net lending/borrowing)(b)	-56,689	-42,401
(a)	Consistent with ABS GFS classification, other employee related expenses are reported under other operating expenses. Total employee expenses equal wages and salaries plus other operating expenses.
(b)	The term fiscal balance is not used by the ABS

9-10

Statement 9: Budget Financial Statements

Table 8: Australian Government total non-financial public sector balance sheet
	Estimates
	2009-10 $m	2010-11 $m
Assets
Financial assets
Cash and deposits	2,834	2,836
Advances paid	23,422	25,434
Investments, loans and placements	99,749	115,230
Other receivables	39,833	40,028
Equity investments	50,407	47,455
Total financial assets	216,245	230,984
Non-financial assets
Land and fixed assets	97,804	104,745
Other on-financial assets	7,449	8,524
Total non-financial assets	105,253	113,268
Total assets	321,498	344,252
Liabilities
Interest bearing liabilities
Deposits held	230	230
Government securities	154,080	209,436
Loans	11,430	10,156
Other borrowing	2,052	2,638
Total interest bearing liabilities	167,792	222,461
Provisions and payables
Superannuation liability	122,874	127,114
Other employee liabilities	11,083	11,399
Other provisions and payables	39,886	39,748
Total provisions and payables	173,843	178,261
Total liabilities	341,635	400,722
Shares and other contributed capital	5,346	7,075
Net worth(a)	-20,137	-56,470
Net financial worth(b)	-125,390	-169,738
Net debt(c)	41,788	78,961
(a)
Under AASB1049, net worth is calculated as total assets minus total liabilities. Under ABS GFS, net worth is calculated as total assets minus total liabilities minus shares and other contributed capital.

(b)
Under AASB1049, net financial worth equals total financial assets minus total liabilities. That is, it excludes non-financial assets. Under ABS GFS, net financial worth equals total financial assets minus total liabilities, minus shares and other contributed capital.

(c)	Net debt equals the sum of deposits held, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid, and investments, loans and placements.

9-11

Statement 9: Budget Financial Statements

Table 9: Australian Government total non-financial public sector cash flow statement(a)
	Estimates
	2009-10 $m	2010-11 $m
Cash receipts from operating activities
Taxes received	260,711	294,203
Receipts from sales of goods and services	13,715	13,932
Interest receipts	4,539	5,005
Dividends and income tax equivalents	6,717	2,026
Other receipts	4,926	4,583
Total operating receipts	290,609	319,748
Cash payments for operating activities
Payments to employees	-26,168	-28,132
Payments for goods and services	-65,024	-68,495
Grants and subsidies paid	-131,537	-130,466
Interest paid	-6,557	-9,699
Personal benefit payments	-100,620	-105,040
Other payments	-4,107	-4,129
Total operating payments	-334,013	-345,960
Net cash flows from operating activities	-43,404	-26,212
Cash flows from investments in non-financial assets
Sales of non-financial assets	340	454
Purchases of non-financial assets	-12,823	-14,786
Net cash flows from investments in non-financial assets	-12,483	-14,331
Net cash flows from investments in financial assets for policy purposes	-4,916	-10,171
Cash flows from investments in financial assets for liquidity purposes
Increase in investments	8,745	-5,420
Net cash flows from investments in financial assets for liquidity purposes	8,745	-5,420
Net cash flows from financing activities
Borrowing (net)	46,908	54,199
Other financing (net)	5,395	1,937
Net cash flows from financing activities	52,303	56,137
Net increase/(decrease) in cash held	246	3
Cash at the beginning of the year	2,587	2,834
Cash at the end of the year	2,834	2,836
Net cash from operating activities and investments in non-financial assets	-55,887	-40,543
Distributions paid	0	0
Equals surplus(+)/deficit(-)	-55,887	-40,543
Finance leases and similar arrangements(b)	-1	-163
GFS cash surplus(+)/deficit(-)	-55,888	-40,707
(a)	A positive number denotes a cash inflow; a negative sign denotes a cash outflow.
(b)
The acquisition of assets under finance leases decreases the surplus or increases the deficit. The disposal of assets previously held under finance leases increases the surplus or decrease the deficit.

9-12

Statement 9: Budget Financial Statements

Notes to the financial statements

Note 1: External reporting standards and accounting policies

The Charter of Budget Honesty Act 1998 (the Charter) requires that the budget be based on external reporting standards and that departures from applicable external reporting standards be identified.

The major external standards used for budget reporting purposes are:

•
the Australian Bureau of Statistics’ (ABS) accrual Government Finance Statistics (GFS) publication, Australian System of Government Finance Statistics: Concepts, Sources and Methods, (cat no. 5514.0), which in turn is based on the International Monetary Fund (IMF) accrual GFS framework; and

•
Australian Accounting Standards (AAS), being AASB 1049 Whole of Government and General Government Sector Financial Reporting (AASB 1049) and other applicable Australian Equivalents to International Financial Reporting Standards (AEIFRS).

As required by the Charter, the financial statements have been prepared on an accrual basis that complies with both ABS GFS and AAS, except for departures disclosed at Note 2.

A more detailed description of the AAS and GFS frameworks, in addition to definitions of key terms used in these frameworks, can be found in Appendix A. Table A2 in Appendix A explains the key differences between the two frameworks. Detailed accounting policies, as required by AAS, are disclosed in the annual consolidated financial statements.

Budget reporting focuses on the general government sector (GGS). The GGS provides public services that are mainly non-market in nature and for the collective consumption of the community, or involve the transfer or redistribution of income. These services are largely financed through taxes and other compulsory levies, user charging and external funding. This sector comprises all government departments, offices and some other bodies. In preparing financial statements for the GGS all material transactions and balances between entities within the GGS have been eliminated. A list of entities within the GGS, as well as entities within and a description of the public non-financial corporations (PNFC) sector and public financial corporations (PFC) sector, are disclosed in Table A1 in Appendix A.

The Government’s key fiscal aggregates are based on ABS GFS concepts and definitions, including the ABS GFS cash surplus/deficit and the derivation of the underlying cash balance and net financial worth. AASB 1049 requires the disclosure of other ABS GFS fiscal aggregates, including net operating balance, net lending/borrowing (fiscal balance) and net worth. In addition to these ABS GFS

9-13

Statement 9: Budget Financial Statements

aggregates the Accrual Uniform Presentation Framework (UPF) requires disclosure of net debt, net financial worth and net financial liabilities.

Explanations of variations in fiscal balance, revenue, expenses, net capital investment, cash flows, net debt, net financial worth and net worth since the Mid-Year Economic and Fiscal Outlook 2009-10 (MYEFO) are disclosed in Statement 3.

Details of the Australian Government’s GGS contingent liabilities are disclosed in Statement 8.

Note 2: Departures from external reporting standards

The Charter requires that departures from applicable external reporting standards be identified. The budget financial statements depart from the external reporting standards as follows.

General government sector

Departures from ABS GFS

ABS GFS requires that provisions for bad and doubtful debts be excluded from the balance sheet. This treatment has not been adopted in the budget financial statements or in any reconciliation notes because excluding such provisions would overstate the value of Australian Government assets in the balance sheet. The budget financial statements currently adopt the AAS treatment for provisions for bad and doubtful debts.

ABS GFS treats coins on issue as a liability and no revenue is recognised. The ABS GFS treatment of circulating coins as a liability has not been adopted in the budget financial statements or in any reconciliation notes. Instead, the budget financial statements adopt the AAS treatment for circulating coins. Under this treatment seigniorage revenue is recognised upon the issue of coins and no liability is recorded.

Under ABS GFS prepayments are classified as financial assets. In accordance with AAS, prepayments have been classified as non-financial assets in the budget financial statements. This is a classification difference that impacts on net financial worth.

ABS GFS currently requires Special Drawing Rights (SDRs) liabilities to be recorded as a contingent liability. The treatment of SDRs as a contingent liability has not been adopted in the budget financial statements or any reconciliation notes. The budget financial statements currently record SDRs as a liability. This is consistent with AAS, and also represents an early adoption of the ABS’ proposed revisions to GFS in line with revised international standards (refer ABS cat. no. 5310.0.55.001 Information Paper: Introduction of revised international standards in ABS economic statistics in 2009 and ABS cat. no. 5310.0.55.002 Information Paper: Implementation of new international statistical standards). The ABS will be updating its ABS GFS Manual following the update of the IMF GFS Manual 2001.

9-14

Statement 9: Budget Financial Statements

From the September quarter 2009, ABS GFS records defence weapons platforms (DWP) as a non-financial asset on a market value basis (fair value), rather than expensing at time of acquisition. The value used by ABS is consistent with the National Accounts statistical methodology, and represents an early adoption of changes to the System of National Accounts 2008. The ABS GFS treatment of DWP is consistent with AAS, as non-financial assets can be valued at fair value as long as they can be reliably measured, otherwise cost is permissible. DWP will be valued at cost in the budget financial statements, as they have in previous budgets, while the Australian Government ascertains if a relevant and reliable fair value can be sourced.

Under ABS GFS, concessional loans are recognised at their nominal value, that is, they are not discounted to fair (market) value as there is not considered to be a secondary market. This treatment has not been adopted for the financial statements. Consistent with AAS, loans issued at below market interest rates or with long repayment periods are recorded at fair value (by discounting them by market interest rates). The difference between the nominal value and the fair value of the loan is recorded as an expense. Over the life of the loan the interest earned is recognised at market rates.

Departures from AASB 1049

AAS requires the advances paid to the International Development Association and Asian Development Fund to be recognised at fair value. Under ABS GFS these advances are recorded at nominal value. The ABS GFS treatment is adopted in the financial statements.

AASB 1049 requires the disclosure of the operating result and its derivation on the face of the operating statement. However, as this aggregate is not used by the Australian Government (and is not required by the UPF), it has been disclosed in Note 13 rather than on the face of the operating statement.

AASB 1049 requires disaggregated information, by ABS GFS function, for expenses and total assets to be disclosed where they are reliably attributable. ABS GFS does not require total assets attributed to functions. In accordance with ABS GFS, disaggregated information for expenses and net acquisition of non-financial assets by function is disclosed in Statement 6. In accordance with the UPF, purchases of non-financial assets by function are also disclosed in Statement 6.

AASB 1049 requires AAS measurement of items to be disclosed on the face of the financial statements with reconciliation to the ABS GFS measurement of items, where different, in notes to the financial statements. Reconciliation notes have not been included as they would effectively create two measures of the same aggregate.

AASB 1049 requires major variances between original budget estimates and outcomes to be explained in the financial statements. Explanations of major variances for the 2009-10 year from the 2009-10 Budget to the 2009-10 MYEFO are discussed in Part 3 of MYEFO. All policy decisions taken between the 2009-10 Budget and the

9-15

Statement 9: Budget Financial Statements

2009-10 MYEFO are disclosed in Appendix A of MYEFO. Explanations of variations since the 2009-10 MYEFO are disclosed in Statement 3 of this document, with all decisions taken since MYEFO disclosed in Budget Paper No. 2.

Public non-financial corporations (PNFC) sector and total non-financial public sector (NFPS)

AASB 1049 defines net worth for the PNFC sector and NFPS as total assets less total liabilities, however ABS GFS defines net worth as total assets less total liabilities less shares and contributed capital (which is equal to zero for the PNFC sector). Similarly, AASB1049 defines net financial worth for these sectors as financial assets less total liabilities, whereas under ABS GFS it is equal to financial assets less total liabilities less shares and contributed capital. The AASB 1049 treatment has been adopted in the PNFC and NFPS sector financial statements.

The financial statements for the PNFC sector and NFPS comply with the UPF but do not include all the line item disclosures required by AASB 1049. Disaggregated outcome notes for the PNFC sector will be disclosed in the consolidated financial statements.

9-16

Statement 9: Budget Financial Statements

Note 3: Taxation revenue by type
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Income taxation
Individuals and other withholding taxes
Gross income tax withholding	119,970	130,620	143,580	155,660	167,800
Gross other individuals	28,500	31,530	35,760	39,220	42,250
less Refunds	25,120	25,080	27,480	30,080	32,930
Total individuals and other withholding taxation	123,350	137,070	151,860	164,800	177,120
Fringe benefits tax	3,670	4,010	4,190	4,480	4,730
Company tax	53,650	66,520	78,020	79,880	77,940
Superannuation funds	5,990	7,170	8,870	10,460	11,000
Resource rent taxes(a)	1,480	1,860	2,160	7,380	15,920
Memo: Net impact of RSPT	-	-	-	3,000	9,000
Total income taxation revenue	188,140	216,630	245,100	267,000	286,710

Indirect taxation
Sales taxes
Goods and services tax	46,830	50,000	53,410	56,670	59,870
Wine equalisation tax	730	780	840	890	940
Luxury car tax	490	540	580	610	650
Total sales taxes	48,050	51,320	54,830	58,170	61,460
Excise duty
Petrol	6,390	6,230	6,280	6,240	6,400
Diesel	6,840	6,980	7,260	7,510	7,900
Beer	2,030	2,110	2,180	2,250	2,320
Tobacco	5,920	5,810	5,970	6,080	6,340
Other excisable products	3,710	4,100	5,040	4,460	4,520
Of which: Other excisable beverages	860	960	1,030	1,130	1,230
Total excise duty revenue	24,890	25,230	26,730	26,540	27,480
Customs duty
Textiles, clothing and footwear	830	740	800	840	900
Passenger motor vehicles	1,150	810	820	820	880
Excise-like goods	2,960	4,300	4,590	4,775	4,970
Other imports	1,130	1,160	1,300	1,410	1,510
less Refunds and drawbacks	240	240	240	240	240
Total customs duty revenue	5,830	6,770	7,270	7,605	8,020
Other indirect taxation
Agricultural levies	371	349	355	365	369
Other taxes	2,248	2,157	2,131	2,231	2,358
Total other indirect taxation revenue	2,619	2,506	2,486	2,596	2,727
Mirror taxes	402	425	447	473	498
less Transfers to States in relation to mirror tax revenue	402	425	447	473	498
Mirror tax revenue	0	0	0	0	0
Total indirect taxation revenue	81,389	85,826	91,316	94,911	99,687
Total taxation revenue	269,529	302,456	336,416	361,911	386,397
Memorandum:
Capital gains tax	7,940	10,390	13,090	16,010	18,400
Medicare levy revenue	8,200	8,470	9,130	9,830	10,530
(a)
Resource rent taxes include PRRT and gross receipts from the RSPT.  The $3 billion in 2012-13 and $9 billion in 2013-14 represents the net impact on receipts across several different revenue heads.  This includes the offsetting reductions in company tax (through deductibility), crude oil excise and interactions with other taxes.

9-17

Statement 9: Budget Financial Statements

Note 3(a): Taxation revenue by source
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Taxes on income, profits and capital gains
Income and capital gains levied on individuals	127,040	141,100	156,070	169,310	181,880
Income and capital gains levied on enterprises	61,100	75,530	89,030	97,690	104,830
Total taxes on income, profits and capital gains	188,140	216,630	245,100	267,000	286,710
Taxes on employers' payroll and labour force	450	471	494	516	538
Taxes on the provision of goods and services
Sales/goods and services tax	48,050	51,320	54,830	58,170	61,460
Excises and levies	25,423	25,742	27,248	27,068	28,011
Taxes on international trade	5,830	6,770	7,270	7,605	8,020
Total taxes on the provision of goods and services	79,303	83,832	89,348	92,843	97,491
Other sale of goods and services(a)	1,635	1,524	1,474	1,552	1,658
Total taxation revenue	269,529	302,456	336,416	361,911	386,397
Memorandum:
Medicare levy revenue	8,200	8,470	9,130	9,830	10,530
(a)	Change in description from 'Taxes on use of goods and performance of activities' to better reflect the nature of the transactions.

Note 4: Sales of goods and services revenue
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Sales of goods	1,232	1,333	1,490	1,488	1,497
Rendering of services	4,306	4,464	4,340	4,095	3,881
Operating lease rental	54	52	50	48	49
Fees from regulatory services	2,106	2,198	2,370	2,528	2,646
Total sales of goods and services revenue	7,699	8,047	8,249	8,158	8,074

9-18

Statement 9: Budget Financial Statements

Note 5: Interest and dividend income
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Interest from other governments
State and Territory debt	15	23	23	23	23
Housing agreements	175	170	165	160	155
Total interest from other governments	190	194	189	184	179
Interest from other sources
Advances	27	32	34	35	37
Deposits	81	89	91	93	95
Bills receivable	6	6	6	6	6
Bank deposits	158	128	129	128	128
Indexation of HELP receivable and other student loans	307	329	358	383	405
Other	3,799	4,378	4,442	4,257	4,285
Total interest from other sources	4,379	4,961	5,059	4,903	4,956
Total interest	4,569	5,155	5,248	5,086	5,135
Dividends
Dividends from other public sector entities	6,270	248	335	355	1,131
Other dividends	1,156	1,078	999	927	862
Total dividends	7,426	1,326	1,334	1,282	1,993
Total interest and dividend income	11,995	6,481	6,582	6,368	7,127

Note 6: Other sources of non-taxation revenue
Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Industry contributions	93	104	46	40	40
Royalties	1,311	1,129	1,055	1,128	1,036
Seigniorage	155	207	229	215	229
Other	3,434	3,398	3,821	4,101	4,305
Total other souces of non-taxation revenue	4,993	4,838	5,150	5483	5,609

Note 7: Employee and superannuation expense
Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Wages and salaries expenses	17,691	18,180	18,193	18,384	18,804
Other operating expenses
Leave and other entitlements	2,134	2,100	2,102	2,132	2,163
Separations and redundancies	64	61	48	45	47
Workers compensation premiums and claims	556	530	562	592	610
Other	1,599	1,678	1,715	1,818	1,921
Total other operating expenses	4,353	4,369	4,428	4,588	4,740
Superannuation expenses
Superannuation	3,586	3,741	3,779	3,825	3,942
Superannuation interest cost	6,695	7,065	7,301	7,552	7,818
Total superannuation expenses	10,281	10,806	11,080	11,377	11,760
Total employee and superannuation expense	32,325	33,355	33,701	34,349	35,304

9-19

Statement 9: Budget Financial Statements

Note 8: Depreciation and amortisation expense
Estimates			Projections
2009-10	2010-11	2011-12	2012-13	2013-14
$m	$m	$m	$m	$m
Depreciation
Specialist military equipment	2,589	2,417	2,313	2,421	2,533
Buildings	1,099	1,172	1,213	1,249	1,276
Other infrastructure, plant and equipment	1,142	1,159	1,222	1,246	1,284
Heritage and cultural assets	35	36	36	36	36
Total depreciation	4,866	4,785	4,784	4,952	5,128
Total amortisation	664	710	774	773	726
Total depreciation and amortisation expense	5,529	5,495	5,558	5,725	5,854

Note 9: Supply of goods and services expense
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Supply of goods and services	20,305	20,494	19,505	19,437	20,307
Operating lease rental expenses	2,243	2,371	2,414	2,613	2,912
Personal benefits – indirect	33,820	36,175	37,763	40,008	42,872
Health care payments	4,986	5,082	5,142	5,193	5,288
Other	1,765	1,986	2,283	2,731	3,823
Total supply of goods and services expense	63,119	66,108	67,107	69,981	75,201

Note 10: Interest expense
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Interest on debt
Government securities	6,514	9,606	11,463	12,010	11,978
Loans	4	7	7	6	6
Other	73	70	65	60	55
Total interest on debt	6,591	9,683	11,535	12,077	12,039
Other financing costs	1,394	1,702	1,709	1,697	1,715
Total interest expense	7,985	11,385	13,244	13,773	13,754

9-20

Statement 9: Budget Financial Statements

Note 11: Current and capital grants expense
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Current grants expense
State and Territory governments	76,938	81,921	86,509	92,189	96,167
Local governments	21	21	37	26	0
Private sector	2,003	2,124	2,484	2,389	2,171
Overseas	3,267	4,007	4,200	4,602	4,631
Non-profit organisations	2,576	2,740	3,158	1,480	1,454
Multi-jurisdictional sector	8,024	8,633	8,866	9,203	9,737
Other	9,323	10,622	10,896	11,682	11,246
Total current grants expense	102,152	110,067	116,149	121,571	125,406
Capital grants expense
Mutually agreed write-downs	2,287	1,888	2,086	2,267	2,413
Other capital grants
State and Territory governments	20,714	11,470	7,234	7,264	5,985
Local governments	874	671	393	332	332
Multi-jurisdictional sector	81	87	90	93	98
Other	386	440	451	484	466
Total capital grants expense	24,342	14,556	10,254	10,441	9,294
Total grants expense	126,495	124,624	126,403	132,012	134,700

Note 12: Personal benefits expense
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Social welfare - assistance to the aged	30,305	32,750	34,717	37,217	39,205
Assistance to veterans and dependants	6,305	6,358	6,204	6,066	5,952
Assistance to people with disabilities	16,062	18,125	19,182	20,374	21,561
Assistance to families with children	29,386	29,769	30,656	31,503	32,372
Assistance to the unemployed	7,016	7,029	7,245	7,569	8,125
Student assistance	3,462	4,277	4,045	4,045	4,176
Other welfare programmes	1,461	1,011	912	906	887
Financial and fiscal affairs	266	278	292	305	318
Vocational and industry training	198	241	245	250	201
Other	4,774	5,032	5,295	6,745	9,944
Total personal benefits expense	99,235	104,869	108,795	114,980	122,742

9-21

Statement 9: Budget Financial Statements

Note 13: Operating result and comprehensive result (total change in net worth)
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Opening net worth	19,721	-20,137	-56,470	-66,388	-62,979
Opening net worth adjustments(a)	5,400	0	0	0	0
Adjusted opening net worth	25,121	-20,137	-56,470	-66,388	-62,979
Net operating balance	-48,907	-32,823	-8,176	923	9,227
Other economic flows – included in operating result
Foreign exchange gains	482	0	0	0	0
Gains from sale of assets	113	46	789	4,557	193
Other gains	9,470	2,953	4,120	4,500	4,404
Swap interest revenue	86	0	0	0	0
Net write-down and impairment of assets and fair value losses	-5,190	-5,215	-5,369	-5,494	-5,785
Foreign exchange losses	0	-10	0	0	0
Swap interest expense	-45	0	0	0	0
Total other economic flows	4,915	-2,226	-461	3,563	-1,187
Operating result(b)	-43,992	-35,049	-8,636	4,487	8,040
Other economic flows –
other movements in equity(c)	-1,266	-1,284	-1,282	-1,078	-403
Comprehensive result	-45,258	-36,333	-9,919	3,409	7,637
(a)	Reflects a decrease in the superannuation liability mainly due to a difference in the estimated and actual discount rate at 30 June 2009.
(b)	Operating result under AEIFRS accounting standards.
(c)	Other economic flows not included in the AEIFRS accounting standards operating result.

Note 14: Advances paid and other receivables
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Advances paid
Loans to State and Territory governments	3,044	3,118	3,035	2,946	2,853
Higher Education Loan Program	12,411	13,606	14,693	15,600	16,253
Student Financial Supplement Scheme	759	703	644	582	516
Other	7,549	8,342	8,274	8,405	8,619
less Provision for doubtful debts	340	335	323	311	298
Total advances paid	23,422	25,434	26,323	27,222	27,942
Other receivables
Goods and services receivable	930	930	916	954	956
Recoveries of benefit payments	2,812	2,802	2,782	2,775	2,771
Taxes receivable	19,493	21,887	23,955	25,867	27,782
Other	18,660	16,514	16,120	15,894	15,941
less Provision for doubtful debts	2,871	2,962	3,055	3,199	3,336
Total other receivables	39,024	39,172	40,718	42,290	44,114

9-22

Statement 9: Budget Financial Statements

Note 15: Investments, loans and placements
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Investments - deposits	30,704	42,627	35,101	29,165	21,356
IMF quota	5,659	5,418	5,418	5,418	5,418
Other	62,925	66,677	72,602	74,623	78,351
Total investments, loans and placements	99,288	114,722	113,122	109,207	105,126

Note 16: Total non-financial assets
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Land and buildings
Land	8,349	8,326	8,225	8,204	8,111
Buildings	20,667	21,785	22,556	23,253	23,717
Total land and buildings	29,016	30,111	30,781	31,457	31,828
Plant, equipment and infrastructure
Specialist military equipment	35,968	38,565	41,207	43,067	45,222
Other	10,734	11,331	11,579	11,510	11,341
Total plant, equipment and infrastructure	46,702	49,896	52,786	54,577	56,563
Inventories
Inventories held for sale	721	873	819	870	892
Inventories not held for sale	5,892	6,142	6,260	6,468	6,641
Total inventories	6,613	7,015	7,079	7,338	7,533
Intangibles
Computer software	2,723	2,940	2,986	2,987	2,867
Other	1,400	2,128	2,337	2,691	2,661
Total intangibles	4,123	5,068	5,323	5,678	5,528
Total investment properties	182	182	182	182	182
Total biological assets	32	33	34	34	34
Total heritage and cultural assets	9,091	9,106	9,119	9,130	9,143
Total assets held for sale	158	106	88	102	85
Other non-financial assets
Prepayments	2,226	2,065	1,906	1,881	1,849
Other	230	574	626	407	392
Total other non-financial assets	2,456	2,639	2,532	2,288	2,241
Total non-financial assets	98,372	104,154	107,924	110,787	113,137

Note 17: Loans
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Promissory notes	4,848	3,924	3,799	3,825	3,851
Special drawing rights	5,391	5,161	5,162	5,162	5,162
Other	1,191	1,071	926	791	673
Total loans	11,430	10,156	9,887	9,778	9,686

9-23

Statement 9: Budget Financial Statements

Note 18: Employee and superannuation liabilities
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Total superannuation liability(a)	122,874	127,114	131,417	135,753	140,111
Other employee liabilities
Leave and other entitlements	5,936	6,133	6,276	6,429	6,576
Accrued salaries and wages	253	270	287	285	294
Workers compensation claims	1,633	1,615	1,609	1,612	1,621
Separations and redundancies	53	52	54	55	55
Other	1,999	2,113	2,235	2,364	2,494
Total other employee liabilities	9,874	10,183	10,461	10,746	11,040
Total employee and superannuation liabilities	132,748	137,297	141,878	146,499	151,151
(a)
For budget reporting purposes, a discount rate applied by actuaries in preparing Long Term Cost Reports is used to value the superannuation liability. This reduces the volatility in reported liabilities that would occur from year to year if the long-term government bond rate were used. Consistent with Australian Accounting Standards, the long-term government bond rate is used to calculate the superannuation liability for the purpose of actuals reporting.

Note 19: Provisions and payables
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Suppliers payable
Trade creditors	3,885	3,790	3,831	3,857	3,956
Operating lease rental payable	152	153	154	155	153
Other creditors	326	360	364	364	362
Total suppliers payable	4,363	4,303	4,349	4,376	4,471
Total personal benefits payable	12,651	12,492	12,900	13,538	14,035
Total subsidies payable	1,897	2,273	2,923	3,151	3,385
Grants payable
State and Territory governments	559	434	455	458	411
Non-profit organisations	110	111	110	110	110
Private sector	337	336	335	332	332
Overseas	761	1,506	1,293	1,296	1,393
Local governments	13	9	9	9	9
Other	5,282	5,480	5,667	5,848	6,043
Total grants payable	7,062	7,876	7,870	8,053	8,298
Other provisions and payables
Provisions for tax refunds	1,833	1,878	1,903	1,933	1,933
Other	10,577	9,371	8,497	7,877	7,519
Total other provisions and payables	12,410	11,249	10,400	9,810	9,452

9-24

Statement 9: Budget Financial Statements

Note 20: Reconciliation of cash
	Estimates			Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Operating balance (revenues less expenses)	-48,907	-32,822	-8,175	924	9,227
less Revenues not providing cash
Other	781	860	951	1,032	1,104
Total revenues not providing cash	781	860	951	1,032	1,104
plus Expenses not requiring cash
Increase/(decrease) in employee entitlements	5,301	4,540	4,577	4,621	4,652
Depreciation/amortisation expense	5,529	5,495	5,558	5,725	5,854
Mutually agreed write-downs	2,287	1,888	2,086	2,267	2,413
Other	1,040	760	1,336	1,101	1,077
Total expenses not requiring cash	14,157	12,683	13,557	13,714	13,997
plus Cash provided/(used) by working capital items
Decrease/(increase) in inventories	-554	-572	-276	-340	-306
Decrease/(increase) in receivables	-8,791	-4,659	-6,047	-6,477	-6,694
Decrease/(increase) in other financial assets	-549	-355	-155	52	-76
Decrease/(increase) in other non-financial assets	486	126	125	3	10
Increase/(decrease) in benefits, subsidies and grants payable	-1,103	1,125	1,238	1,243	1,156
Increase/(decrease) in suppliers' liabilities	468	-27	-34	5	-41
Increase/(decrease) in other provisions and payables	1,853	-993	-460	-40	490
Net cash provided/ (used) by working capital	-8,190	-5,356	-5,609	-5,554	-5,461
equals (Net cash from/(to) operating activities)	-43,720	-26,355	-1,179	8,052	16,659
plus (Net cash from/(to) investing activities)	-7,734	-27,493	-8,901	-6,911	-9,050
Net cash from operating activities and investment	-51,453	-53,849	-10,080	1,140	7,609
plus (Net cash from/(to) financing activities)	51,827	53,887	10,238	-1,203	-7,436
equals Net increase/(decrease) in cash	374	39	158	-63	173
Cash at the beginning of the year	1,654	2,027	2,066	2,224	2,161
Net increase/(decrease) in cash	374	39	158	-63	173
Cash at the end of the year	2,027	2,066	2,224	2,161	2,334

9-25

Statement 9: Budget Financial Statements

Note 20(a): Consolidated Revenue Fund

The estimated and projected cash balances reflected in the balance sheet for the Australian Government GGS (Table 2) include the reported cash balances controlled and administered by Australian Government agencies subject to the Financial Management and Accountability Act 1997, and the reported cash balances controlled and administered by entities subject to the Commonwealth Authorities and Companies Act 1997 (CAC Act), that implement public policy through the provision of primarily non-market services.

Revenues or monies raised by the Executive Government automatically form part of the Consolidated Revenue Fund by force of section 81 of the Australian Constitution. For practical purposes, total Australian Government GGS cash, less cash controlled and administered by CAC Act entities, plus special public monies, represents the Consolidated Revenue Fund referred to in section 81 of the Australian Constitution. On this basis, the balance of the Consolidated Revenue Fund is shown below.

Estimates	Projections
	2009-10	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m	$m
Total general government sector cash	2,027	2,066	2,224	2,161	2,334
less CAC Agency cash balances	1,351	1,336	1,357	1,383	1,509
plus Special public monies	231	231	231	231	231
Balance of Consolidated Revenue Fund
at 30 June	907	961	1,098	1,009	1,056

Further information on the Consolidated Revenue Fund is included in Budget Paper No. 4, Agency Resourcing 2010-11.

9-26

Statement 9: Budget Financial Statements

Appendix A: Financial reporting standards and budget concepts

The Charter of Budget Honesty Act 1998 (the Charter) requires the budget to be based on external reporting standards. The Government has produced budget financial statements that comply with both ABS GFS and AAS, meeting the requirement of the Charter, with departures disclosed. The statements reflect the Government’s accounting policy that ABS GFS remains the basis of budget accounting policy, except where the Government applies AAS because it provides a better conceptual basis for presenting information of relevance to users of public sector financial reports.

AASB 1049 and the Accrual Uniform Presentation Framework (UPF) also provide a basis for reporting of the public non-financial corporations (PNFC) and public financial corporations (PFC) sectors and the total non-financial public sector (NFPS).

General Government Sector Financial Reporting (AASB 1049)

The budget primarily focuses on the financial performance and position of the general government sector (GGS). The ABS defines the GGS as providing public services which are mainly non-market in nature, mainly for the collective consumption of the community, involving the transfer or redistribution of income and financed mainly through taxes and other compulsory levies. AASB 1049 recognises the GGS as a reporting entity.

AASB 1049 history and conceptual framework

The Australian Accounting Standards Board (AASB) released AASB 1049 for application from the 2008-09 financial year. AASB 1049 seeks to ‘harmonise’ ABS GFS and AAS.

The reporting framework for AASB 1049 requires the preparation of accrual-based general purpose financial reports, showing government assets, liabilities, revenue, expenses and cash flows. GGS reporting under AASB 1049 aims to provide users with information about the stewardship of each government in relation to its GGS and accountability for the resources entrusted to it; information about the financial position, performance and cash flows of each government’s GGS; and information that facilitates assessments of the macroeconomic impact. While AASB 1049 provides a basis for whole-of-government and GGS outcome reporting (including the PNFC and PFC sectors), budget reporting focuses on the GGS.

The Government’s budget reporting framework

There are three main general purpose statements that must be prepared in accordance with ABS GFS and AASB 1049. These are:

•	an operating statement, including other economic flows, which shows net operating balance and net lending/borrowing (fiscal balance);

9-27

Statement 9: Budget Financial Statements

–	to allow the presentation of a single set of financial statements in accordance with AASB 1049 the ABS GFS statement of other economic flows has been incorporated into the operating statement;

•	a balance sheet, which also shows net worth, net financial worth, net financial liabilities and net debt; and

•	a cash flow statement, which includes the calculation of the underlying cash balance.

In addition to these general purpose statements, notes to the financial statements are required. These notes include a summary of accounting policies, disaggregated information and other disclosures required by AAS. A full set of notes and other disclosures required by AAS are included in the annual consolidated financial statements.

All financial data presented in the financial statements are recorded as either stocks (assets and liabilities) or flows (classified as either transactions or other economic flows). Transactions result from a mutually agreed interaction between economic entities. Despite their compulsory nature, taxes are transactions deemed to occur by mutual agreement between the government and the taxpayer. Transactions that increase or decrease net worth (assets less liabilities) are reported as revenues and expenses respectively in the operating statement.1

A change to the value or volume of an asset or liability that does not result from a transaction is an other economic flow. This can include changes in values from market prices, most actuarial valuations, exchange rates and changes in volumes from discoveries, depletion and destruction. All other economic flows are reported in the operating statement.

Consistent with the ABS GFS framework, and in general AAS, the financial statements record flows in the period in which they occur. As a result, prior period outcomes may be revised for classification changes relating to information that could reasonably have been expected to be known in the past, is material in at least one of the affected periods and can be reliably assigned to the relevant period(s).

Operating statement

The operating statement presents details of transactions in revenues, expenses, the net acquisition of non-financial assets (net capital investment) and other economic flows for an accounting period.

1
Not all transactions impact on net worth. For example, transactions in financial assets and liabilities do not impact on net worth as they represent the swapping of assets and liabilities on the balance sheet.

9-28

Statement 9: Budget Financial Statements

Revenues arise from transactions that increase net worth and expenses arise from transactions that decrease net worth. Revenues less expenses gives the net operating balance. The net operating balance is similar to the National Accounts concept of government saving plus capital transfers.

The net acquisition of non-financial assets (net capital investment) measures the change in the Australian Government’s stock of non-financial assets owing to transactions. As such, it measures the net effect of purchases, sales and consumption (for example, depreciation of fixed assets and use of inventory) of non-financial assets during an accounting period.

Net acquisition of non-financial assets equals gross fixed capital formation, less depreciation, plus changes (investment) in inventories, plus other transactions in non-financial assets.

Other economic flows are presented in the operating statement and outline changes in net worth that are driven by economic flows other than revenues and expenses. Revenues, expenses and other economic flows sum to the total change in net worth during a period. The majority of other economic flows for the Australian Government GGS arise from price movements in its assets and liabilities.

Fiscal balance

The fiscal balance (or net lending/borrowing) is the net operating balance less net capital investment. Thus, the fiscal balance includes the impact of net expenditure (effectively purchases less sales) on non-financial assets rather than consumption (depreciation) of non-financial assets. 2

The fiscal balance measures the Australian Government’s investment-saving balance. It measures in accrual terms the gap between government savings plus net capital transfers, and investment in non-financial assets. As such, it approximates the contribution of the Australian Government GGS to the balance on the current account in the balance of payments.

Balance sheet

The balance sheet shows stocks of assets, liabilities and net worth. In accordance with the UPF, net debt, net financial worth and net financial liabilities are also reported in the balance sheet.

2
The net operating balance includes consumption of non-financial assets because depreciation is an expense. Depreciation also forms part of net capital investment, which (in the calculation of fiscal balance) offsets the inclusion of depreciation in the net operating balance.

9-29

Statement 9: Budget Financial Statements

Net worth

The net worth of the GGS, PNFC and PFC sectors is defined as assets less liabilities. This differs from the ABS GFS definition for the PNFC and PFC sectors where net worth is defined as assets less liabilities less shares and other contributed capital. Net worth is an economic measure of wealth, reflecting the Australian Government’s contribution to the wealth of Australia.

Net financial worth

Net financial worth measures a government’s net holdings of financial assets. It is calculated from the balance sheet as financial assets minus liabilities. This differs from the ABS GFS definition of net financial worth for the PNFC and PFC sectors, defined as financial assets less liabilities less shares less other contributed capital. Net financial worth is a broader measure than net debt, in that it incorporates provisions made (such as superannuation) as well as holdings of equity. Net financial worth includes all classes of financial assets and all liabilities, only some of which are included in net debt. As non-financial assets are excluded from net financial worth, this is a narrower measure than net worth. However, it avoids the concerns inherent with the net worth measure relating to the valuation of non-financial assets and their availability to offset liabilities.

Net financial liabilities

Net financial liabilities comprises total liabilities less financial assets but excludes equity investments in the other sectors of the jurisdiction. Net financial liabilities is a more accurate indicator than net debt of a jurisdiction’s fiscal position as it includes substantial non-debt liabilities such as accrued superannuation and long service leave entitlements. Excluding the net worth of other sectors of government results in a purer measure of financial worth than net financial worth as, in general, the net worth of other sectors of government, in particular the PNFC sector, is backed up by physical assets.

Net debt

Net debt is the sum of selected financial liabilities (deposits held, advances received, government securities, loans, and other borrowings) less the sum of selected financial assets3 (cash and deposits, advances paid, and investments, loans and placements). Net debt does not include superannuation related liabilities. Net debt is a common measure of the strength of a government’s financial position. High levels of net debt impose a call on future revenue flows to service that debt.

3
Financial assets are defined as cash, an equity instrument of another entity, a contractual right to receive cash or financial asset, and a contract that will or may be settled in the entity’s own equity instruments.

9-30

Statement 9: Budget Financial Statements

Cash flow statement

The cash flow statement identifies how cash is generated and applied in a single accounting period. The cash flow statement reflects a cash basis of recording (rather than an accrual basis) where information is derived indirectly from underlying accrual transactions and movements in balances. This, in effect, means that transactions are captured when cash is received or when cash payments are made. Cash transactions are specifically identified because cash management is considered an integral function of accrual budgeting.

Underlying cash balance

The underlying cash balance plus Future Fund earnings (ABS GFS cash surplus/deficit) is the cash counterpart of the fiscal balance, reflecting the Australian Government’s cash investment-saving balance. This measure is conceptually equivalent under the current accrual framework and the previous cash framework. For the GGS, the underlying cash balance is calculated as shown below.

Net cash flows from operating activities
plus
Net cash flows from investments in non-financial assets
less
Net acquisitions of assets acquired under finance leases and similar arrangements4 equals
ABS GFS cash surplus/deficit
less
Future Fund earnings
equals
Underlying cash balance

The Government is reporting the underlying cash balance net of Future Fund earnings from 2005-06 onwards because the earnings will be reinvested to meet future superannuation payments and are therefore not available for current spending. However, Future Fund earnings are included in the fiscal balance because superannuation expenses relating to future cash payments are recorded in the fiscal balance estimates.

4
The underlying cash balance treats the acquisition and disposal of non-financial assets in the same manner regardless of whether they occur by purchase/sale or finance lease —acquisitions reduce the underlying cash balance and disposals increase the underlying cash balance. However, finance leases do not generate cash flows at the time of acquisition or disposal equivalent to the value of the asset. As such, net acquisitions of assets under finance leases are not shown in the body of the cash flow statement but are reported as a supplementary item for the calculation of the underlying cash balance.

9-31

Statement 9: Budget Financial Statements

Expected Future Fund earnings are separately identified in the Australian Government GGS cash flow statement in Table 3 of this statement, Table 4 of Statement 3 and the historical data tables in Statement 10.

Headline cash balance

The headline cash balance is calculated by adding net cash flows from investments in financial assets for policy purposes and Future Fund earnings to the underlying cash balance.

Cash flows from investments in financial assets for policy purposes include equity transactions and net advances.5 Equity transactions include equity injections into controlled businesses and privatisations of government businesses. Net advances include net loans to the States, net loans to students under the Higher Education Loan Program, and contributions to international organisations that increase the Australian Government’s financial assets.

Sectoral classifications

To assist in analysing the public sector, data are presented by institutional sector as shown in Figure 1. ABS GFS defines the GGS and the PNFC and PFC sectors. AASB 1049 has also adopted this sectoral reporting.

Figure 1: Institutional structure of the public sector

5	Cash flows from investments in financial assets for policy purposes were called net advances under the cash budgeting framework.

9-32

Statement 9: Budget Financial Statements

Table A1: Entities within the sectoral classifications
General government sector entities

Agriculture, Fisheries and Forestry Portfolio

Australian Fisheries Management Authority, Australian Pesticides and Veterinary Medicines Authority, Australian Wine and Brandy Corporation, Cotton Research and Development Corporation, Department of Agriculture, Fisheries and Forestry, Fisheries Research and Development Corporation, Grains Research and Development Corporation, Grape and Wine Research and Development Corporation, Land and Water Australia6 Rural Industries Research and Development Corporation, Sugar Research and Development Corporation, Wheat Exports Australia

Attorney-General’s Portfolio

Administrative Appeals Tribunal, Attorney-General’s Department, Australian Commission for Law Enforcement Integrity, Australian Crime Commission, Australian Customs and Border Protection Service, Australian Federal Police, Australian Human Rights Commission, Australian Institute of Criminology, Australian Law Reform Commission, Australian Security Intelligence Organisation, Australian Transaction Reports and Analysis Centre (AUSTRAC), Criminology Research Council, CrimTrac Agency, Family Court of Australia, Federal Court of Australia, Federal Magistrates Court of Australia, High Court of Australia, Insolvency and Trustee Service Australia, National Capital Authority, National Native Title Tribunal, Office of Parliamentary Counsel, Office of the Commonwealth Director of Public Prosecutions

Broadband, Communications and the Digital Economy Portfolio

Australian Broadcasting Corporation, Australian Communications and Media Authority, Department of Broadband, Communications and the Digital Economy, Special Broadcasting Service Corporation

Climate Change and Energy Efficiency Australian Carbon Trust Limited, Department of Climate Change and Energy Efficiency, Office of the Renewable Energy Regulator

6	This entity will be wound down by June 2010.

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Statement 9: Budget Financial Statements

Table A1: Entities within the sectoral classifications (continued)
General government sector entities (continued)

Defence Portfolio
AAF Company, Army and Air Force Canteen Service, Australian Military Forces Relief Trust Fund, Australian Strategic Policy Institute Limited, Australian War Memorial, Defence Housing Australia, Defence Materiel Organisation, Department of Defence, Department of Veterans’ Affairs, RAAF Welfare Recreational Company, Royal Australian Air Force Veterans’ Residences Trust Fund, Royal Australian Air Force Welfare Trust Fund, Royal Australian Navy Central Canteens Board, Royal Australian Navy Relief Trust Fund

Education, Employment and Workplace Relations Portfolio
Australian Curriculum, Assessment and Reporting Authority, Australian Industrial Registry7, Comcare, Department of Education, Employment and Workplace Relations, Fair Work Australia, Office of the Australian Building and Construction Commissioner, Office of Fair Work Ombudsman, Safe Work Australia, Seafarers Safety, Rehabilitation and Compensation Authority (Seacare Authority), Australian Institute for Teaching and School Leadership Limited, Australian Learning and Teaching Council Limited, Workplace Authority8

Environment, Water, Heritage and the Arts Portfolio
Australia Business Arts Foundation Ltd, Australia Council, Australian Film, Television and Radio School, Australian National Maritime Museum, Bundanon Trust, Bureau of Meteorology, Department of Environment, Water, Heritage and the Arts, Director of National Parks, Great Barrier Reef Marine Park Authority, Murray-Darling Basin Authority, National Film and Sound Archive, National Gallery of Australia, National Library of Australia, National Museum of Australia, National Water Commission, Screen Australia, Sydney Harbour Federation Trust

Families, Housing, Community Services and Indigenous Affairs Portfolio
Aboriginal Hostels Limited, Anindilyakwa Land Council, Central Land Council, Department of Families, Housing, Community Services and Indigenous Affairs, Equal Opportunity for Women in the Workplace Agency, Indigenous Business Australia, Indigenous Land Corporation, Northern Land Council, Outback Stores Pty Ltd, Tiwi Land Council, Torres Strait Regional Authority, Wreck Bay Aboriginal Community Council

7	This entity will be wound down by June 2010.
8	This entity will be wound down by June 2010.

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Statement 9: Budget Financial Statements

Table A1: Entities within the sectoral classifications (continued)
General government sector entities (continued)

Finance and Deregulation Portfolio

Australian Electoral Commission, Australian Reward Investment Alliance, Comsuper, Department of Finance and Deregulation, Future Fund Management Agency, Tuggeranong Office Park Pty Limited

Foreign Affairs and Trade Portfolio

AusAID, Australian Centre for International Agricultural Research, Australian Secret Intelligence Service, Australian Trade Commission, Department of Foreign Affairs and Trade, Export Finance and Insurance Corporation National Interest Account

Health and Ageing Portfolio

Aged Care Standards and Accreditation Agency Ltd, Australian Institute of Health and Welfare, Australian Organ and Tissue Donation and Transplantation Authority, Australian Radiation Protection and Nuclear Safety Agency, Australian Sports Anti-Doping Authority, Australian Sports Commission, Australian Sports Foundation Limited, Cancer Australia, Department of Health and Ageing, Food Standards Australia New Zealand, Health Workforce Australia, General Practice Education and Training Limited, National Blood Authority, National Breast and Ovarian Cancer Centre, National Health and Medical Research Council, Private Health Insurance Administration Council, Private Health Insurance Ombudsman, Professional Services Review Scheme

Human Services Portfolio Centrelink (Commonwealth Service Delivery Agency), Department of Human Services, Medicare Australia
Immigration and Citizenship Portfolio Department of Immigration and Citizenship, Migration Review Tribunal and Refugee Review Tribunal

Infrastructure, Transport, Regional Development and Local Government Portfolio

Australian Maritime Safety Authority, Australian Transport Safety Bureau, Civil Aviation Safety Authority, Department of Infrastructure, Transport, Regional Development and Local Government

9-35

Statement 9: Budget Financial Statements

Table A1: Entities within the sectoral classifications (continued)
General government sector entities (continued)

Innovation, Industry, Science and Research Portfolio

Australian Institute of Aboriginal and Torres Strait Islander Studies, Australian Institute of Marine Science, Australian Nuclear Science and Technology Organisation, Australian Research Council, Commonwealth Scientific and Industrial Research Organisation, Department of Innovation, Industry, Science and Research, IIF Bio Ventures Pty Limited, IIF (CM) Investments Pty Limited, IIF Foundation Pty Limited, IIF Investments Pty Limited, IIF Neo Pty Limited, IP Australia

Prime Minister and Cabinet Portfolio

Australian Institute of Family Studies, Australian National Audit Office, Australian Public Service Commission, Department of the Prime Minister and Cabinet, National Archives of Australia, National Australia Day Council Limited, Office of the Commonwealth Ombudsman, Office of National Assessments, Office of the Inspector-General of Intelligence and Security, Office of the Official Secretary to the Governor-General, Office of the Privacy Commissioner, Old Parliament House

Resources, Energy and Tourism Portfolio

Australian Solar Institute Limited, Department of Resources, Energy and Tourism, Geoscience Australia, National Offshore Petroleum Safety Authority, Tourism Australia

Treasury Portfolio

Australian Bureau of Statistics, Australian Competition and Consumer Commission, Australian Office of Financial Management, Australian Prudential Regulation Authority, Australian Securities and Investments Commission, Australian Taxation Office, Commonwealth Grants Commission, Corporations and Markets Advisory Committee, Department of the Treasury, Inspector-General of Taxation, National Competition Council, Office of the Auditing and Assurance Standards Board, Office of the Australian Accounting Standards Board, Productivity Commission, Royal Australian Mint

Parliamentary Departments Department of Parliamentary Services, Department of the House of Representatives, Department of the Senate

9-36

Statement 9: Budget Financial Statements

Table A1: Entities within the sectoral classifications (continued)
Public financial corporations

Education, Employment and Workplace Relations Portfolio
Coal Mining Industry (Long Service Leave Funding) Corporation
Finance and Deregulation Portfolio
Australian Industry Development Corporation, Medibank Private Ltd
Foreign Affairs and Trade Portfolio
Export Finance and Insurance Corporation
Treasury Portfolio
Australian Reinsurance Pool Corporation, Reserve Bank of Australia

Public non-financial corporations

Attorney-General’s Portfolio
Australian Government Solicitor
Broadband, Communications and the Digital Economy Portfolio
Australian Postal Corporation, NBN Co Ltd
Finance and Deregulation Portfolio
Albury-Wodonga Development Corporation, Australian River Co. Ltd, ASC Pty Ltd, Australian Technology Group Ltd9
Human Services Portfolio
Australian Hearing Services
Infrastructure, Transport, Regional Development and Local Government Portfolio
Airservices Australia, Australian Rail Track Corporation Ltd

9	This entity will be wound down by June 2010.

9-37

Statement 9: Budget Financial Statements

Differences between ABS GFS and AAS framework (AASB 1049)

AASB 1049 has adopted the AAS conceptual framework and principles for the recognition of assets, liabilities, revenues and expenses and their presentation, measurement and disclosure. In addition, AASB 1049 has broadly adopted the ABS GFS conceptual framework for presenting government financial statements. In particular, AASB 1049 requires the GGS to prepare a separate set of financial statements, over-riding AASB 127 Consolidated and Separate Financial Statements. AASB 1049 also follows ABS GFS by requiring changes in net worth to be split into either transactions or ‘other economic flows’ and for this to be presented in a single operating statement. AASB 1049 is therefore broadly consistent with international statistical standards  and the International Monetary Fund’s (IMF) Government Finance Statistics Manual 2001.10

Some of the major differences between AASB 1049 and the ABS GFS treatments of transactions are outlined in Table A2. Further information on the differences between the two systems is provided in the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods, 2005 (cat. no. 5514.0).

Table A2: Major differences between AAS and ABS GFS

Issue	AAS treatment	ABS GFS treatment	Treatment adopted
Acquisition of defence weapons platforms (DWP)
Treated as capital expenditure. DWP appear as a non-financial asset on the balance sheet. Depreciation expense on assets is recorded in the operating statement. AASB 1049 requires cost to be used where fair value of the assets cannot be reliably measured.
		ABS has updated its treatment in its GFS reports to record DWP as a non-financial asset on a market value basis. This represents an early adoption of changes to the System of National Accounts.	AAS valuation
Circulating coins — seigniorage	The profit between the cost and sale of circulating coin (seigniorage) is treated as revenue.	Circulating coin is treated as a liability, and the cost of producing the coins is treated as an expense.	AAS
Special Drawing Rights (SDR)	SDR currency issued by the International Monetary Fund (IMF) is treated as a liability.	SDR currency issued by the IMF is treated as a contingent liability. ABS is expected to update its treatment and will align with AAS.	AAS, early adoption of revised ABS GFS
Provisions for bad and doubtful debts	Treated as part of operating expenses and included in the balance sheet as an offset to assets.	Creating provisions is not considered an economic event and therefore not considered to be an expense or reflected in the balance sheet.	AAS

10
Additional information on the Australian accrual GFS framework is available in the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods, 2005 (cat. no. 5514.0).

9-38

Statement 9: Budget Financial Statements

Table A2: Major differences between AAS and ABS GFS (continued)

Issue	AAS treatment	ABS GFS treatment	Treatment adopted
Advances to the International Development Association and Asian Development Fund	Recorded at fair value in the balance sheet.	Recorded at nominal value in balance sheet.	ABS GFS
Concessional loans	Discounts concessional loans by a market rate of a similar instrument.	Does not discount concessional loans as no secondary market is considered to exist.	AAS
Fiscal aggregates differences
Finance leases	Does not deduct finance leases in the derivation of the cash surplus/deficit.	Deducts finance leases in the derivation of the cash surplus/deficit.	Both are disclosed
Net worth of PNFC and PFC sectors	Calculated as assets less liabilities.	Calculated as assets less liabilities less shares and other contributed capital.	AAS
Classification difference
Prepayments	Treated as a non-financial asset.	Treated as a financial asset.	AAS

9-39

Statement 9: Budget Financial Statements

Appendix B: Australian Loan Council Allocation

Under Loan Council arrangements, every year the Commonwealth and each State and Territory government nominate a Loan Council Allocation (LCA). A jurisdiction’s LCA incorporates:

•
the estimated non-financial public sector ABS GFS cash surplus/deficit (made up from the balances of the general government and public non-financial corporations sectors and total non-financial public sector acquisitions under finance leases and similar arrangements);

•	net cash flows from investments in financial assets for policy purposes; and

•	memorandum items, which involve transactions that are not formally borrowings but nevertheless have many of the characteristics of borrowings.
LCA nominations are considered by the Loan Council, having regard to each jurisdiction’s fiscal position and infrastructure requirements, as well as the macroeconomic implications of the aggregate figure.

As set out in Table B1, the Commonwealth’s 2010-11 Loan Council Allocation budget update is a $50.0 billion deficit. This compares with its Loan Council Allocation nomination of a $51.0 billion deficit endorsed by Loan Council on 26 March 2010.

Table B1: Commonwealth’s Loan Council Allocation budget update for 2010-11
	2010-11 Nomination $m	2010-11 Budget estimate $m
GG sector cash surplus(-)/deficit(+)	43,864	37,672
PNFC sector cash surplus(-)/deficit(+)	134	2,871
NFPS cash surplus(-)/deficit(+)(a)	43,998	40,543
Acquisitions under finance leases and similar arrangements	31	163
equals ABS GFS cash surplus(-)/deficit(+)	44,029	40,707
minus Net cash flows from investments in financial assets for policy purposes(b)	-7,637	-10,171
plus Memorandum items(c)	-711	-874
Loan Council Allocation	50,955	50,004
(a)	May not directly equate to the sum of the GG sector and the PNFC sector cash surplus/deficit due to intersectoral transfers which are netted out.
(b)
Net cash flow from investments in financial assets for policy purposes are displayed with the same sign as they are reported in cash flow statements. Such transactions involve the transfer or exchange of a financial asset and are not included within the cash surplus/deficit. However, the cash flow from investments in financial assets for policy purposes has implications for a government's call on financial markets.

(c)
For the Commonwealth's Loan Council Allocation, memorandum items include the change in net present value (NPV) of operating leases (with NPV greater than $5 million), the over-funding of superannuation and the net financing requirement of the Australian National University.

9-40

Statement 10: Historical Australian Government Data

This statement reports historical data for the Australian Government fiscal aggregates across the general government, public non-financial corporations and non-financial public sectors.

Table 1:	Australian Government general government sector receipts, payments and underlying cash balance	10-6
Table 2:	Australian Government general government sector taxation receipts, non-taxation receipts and total receipts	10-7
Table 3:	Australian Government general government sector net debt and net interest payments	10-8
Table 4:	Australian Government general government sector revenue, expenses, net capital investment and fiscal balance	10-9
Table 5:	Australian Government general government sector net worth and net financial worth	10-10
Table 6:	Australian Government general government sector accrual taxation revenue, non-taxation revenue and total revenue	10-11
Table 7:	Australian Government cash receipts, payments and surplus by institutional sector	10-12
Table 8:	Australian Government accrual revenue, expenses and fiscal balance by institutional sector	10-13

10-1

Statement 10: Historical Australian Government Data

Statement 10 reports historical data for the Australian Government fiscal aggregates across the general government, public non-financial corporations and non-financial public sectors.

Data sources

Data is sourced from Australian Government Final Budget Outcomes, the Australian Bureau of Statistics (ABS), and Australian Government Consolidated Financial Statements.

•
Accrual data from 1996-97 onwards and cash data, net debt data, net financial worth data and net worth data from 1999-2000 onwards are sourced from Australian Government Final Budget Outcomes. Back-casting adjustments for accounting classification changes and other revisions have been made from 1998-1999 onwards where applicable.

•	Cash data prior to 1999-2000 are sourced from ABS data, which have been calculated using methodology consistent with that used for later years in ABS cat. no. 5512.0 Government Finance Statistics.

•
Net debt data prior to 1999-2000 are from ABS cat. no. 5512.0 Government Finance Statistics 2003-04 in 1998-99, ABS cat. no. 5501.0 Government Financial Estimates 1999-2000 and ABS cat. no. 5513.0 Public Sector Financial Assets and Liabilities 1998 in 1987-88 to 1997-98, and Treasury estimates (see Treasury’s Economic Roundup, Spring 1996, pages 97-103) prior to 1987-88.

Comparability of data across years

The data set contains a number of structural breaks due to accounting classification differences and changes to the structure of the Budget which cannot be eliminated through back-casting due to data limitations. These breaks can affect the comparability of data across years, especially when the analysis is taken over a large number of years. Specific factors causing structural breaks include:

•
from 2005-06 onwards, underlying Government Finance Statistics (GFS) data are provided by agencies in accordance with Australian Equivalents to International Financial Reporting Standards (AEIFRS). Prior to 2005-06, underlying GFS data are based on data provided by agencies in accordance with Australian Accounting Standards (AAS);

10-3

Statement 10: Historical Australian Government Data

•
most recent accounting classification changes that require revisions to the historic series have been back-cast (where applicable) to 1998-1999, ensuring that data is consistent across the accrual period from 1998-1999 onwards. However, because of data limitations these changes have not been back-cast to earlier years;

•
prior to 1999-2000, Australian Government general government sector debt instruments are valued at historic cost, whereas from 1999-2000 onwards they are valued at market prices (consistent with accrual GFS standards). This affects net debt and net interest payments;

•
cash data up to and including 1997-98 are calculated under a cash accounting framework, while cash data from 1998-99 onwards is derived from an accrual accounting framework.1 Although the major methodological differences associated with the move to the accrual framework have been eliminated through back-casting, comparisons across the break may still be affected by changes to some data sources and collection methodologies;

•
adjustments in the coverage of agencies included in the accounts of the different sectors. These include the reclassification of Central Banking Authorities from the general government to the public financial corporations sector in 1998-99, and subsequent back-casting to account for this change;

•
changes in arrangements for transfer payments, where tax concessions or rebates have been replaced by payments through the social security system. This has the effect of increasing both cash receipts and payments, as compared with earlier periods, but not changing cash balances. Changes in the opposite direction (tax expenditures replacing payments) reduce both cash payments and receipts; and

•	classification differences in the data relating to the period prior to 1976-77 (which means that earlier data may not be entirely consistent with data for 1976-77 onwards).

Revisions to previously published data

Under the accrual GFS framework and generally under AAS, flows are recorded in the period in which they occurred. As a result, prior period outcomes may be revised for classification changes relating to information that could reasonably have been expected to be known in the past, is material in at least one of the affected periods, and can be reliably assigned to the relevant period(s).

1
Prior to the 2008-09 Budget, cash data calculated under the cash accounting framework was used up to and including 1998-99. In the 2010-11 Budget, cash data prior to 1998-99 has been replaced by ABS data derived from the accrual framework.

10-4

Statement 10: Historical Australian Government Data

Revisions since the 2009-10 MYEFO

No changes to the measurement of historical series data have been made since the 2009-10 MYEFO.

Deflating real spending growth by the consumer price index

The 2010-11 Budget, including the historical series, calculates real spending growth using the Consumer Price Index (CPI) as the deflator. Prior to the 2008-09 Budget the non-farm GDP deflator (NFGDP) was used and has therefore been shown in this statement for comparative purposes. The change from using the non-farm GDP deflator to the CPI provides a more accurate depiction of real government spending growth.

10-5

Statement 10: Historical Australian Government Data

Table 1: Australian Government general government sector receipts, payments and underlying cash balance(a)
	Receipts(b)		Payments(c)				Future Fund earnings	Underlying cash balance(d)
	$m	Per cent of GDP	$m	Per cent real growth (CPI)	Per cent real growth (NFGDP deflator)	Per cent of GDP	$m	$m	Per cent of GDP
1970-71	8,290	20.5	7,389	na	na	18.3	-	901	2.2
1971-72	9,135	20.5	8,249	4.1	4.6	18.5	-	886	2.0
1972-73	9,735	19.5	9,388	7.7	7.8	18.8	-	348	0.7
1973-74	12,228	20.2	11,078	4.2	3.6	18.3	-	1,150	1.9
1974-75	15,643	21.9	15,463	19.9	14.5	21.7	-	181	0.3
1975-76	18,727	22.4	20,225	15.7	13.6	24.2	-	-1,499	-1.8
1976-77	21,890	22.7	23,157	0.6	2.0	24.1	-	-1,266	-1.3
1977-78	24,019	22.8	26,057	2.7	3.3	24.8	-	-2,037	-1.9
1978-79	26,129	22.0	28,272	0.3	2.8	23.8	-	-2,142	-1.8
1979-80	30,321	22.5	31,642	1.5	2.1	23.5	-	-1,322	-1.0
1980-81	35,993	23.6	36,176	4.6	3.6	23.7	-	-184	-0.1
1981-82	41,499	23.6	41,151	2.9	0.6	23.4	-	348	0.2
1982-83	45,463	24.0	48,810	6.3	6.3	25.7	-	-3,348	-1.8
1983-84	49,981	23.4	56,990	9.4	9.7	26.6	-	-7,008	-3.3
1984-85	58,817	24.9	64,853	9.1	8.3	27.5	-	-6,037	-2.6
1985-86	66,206	25.4	71,328	1.5	3.2	27.3	-	-5,122	-2.0
1986-87	74,724	26.1	77,158	-1.1	0.3	26.9	-	-2,434	-0.8
1987-88	83,491	25.5	82,039	-0.9	-1.3	25.1	-	1,452	0.4
1988-89	90,748	24.5	85,326	-3.1	-3.8	23.1	-	5,421	1.5
1989-90	98,625	24.2	92,684	0.6	0.6	22.7	-	5,942	1.5
1990-91	100,227	23.9	100,665	3.1	3.6	24.0	-	-438	-0.1
1991-92	95,840	22.4	108,472	5.7	6.1	25.4	-	-12,631	-3.0
1992-93	97,633	21.7	115,751	5.6	5.7	25.8	-	-18,118	-4.0
1993-94	103,824	22.0	122,009	3.5	4.1	25.8	-	-18,185	-3.9
1994-95	113,458	22.7	127,619	1.4	3.0	25.5	-	-14,160	-2.8
1995-96	124,429	23.4	135,538	1.9	3.7	25.5	-	-11,109	-2.1
1996-97	133,592	23.9	139,689	1.7	1.4	25.0	-	-6,099	-1.1
1997-98	140,736	23.8	140,587	0.6	-0.4	23.8	-	149	0.0
1998-99	152,063	24.4	148,175	4.1	5.0	23.8	-	3,889	0.6
1999-00	166,199	25.0	153,192	1.0	1.0	23.1	-	13,007	2.0
2000-01	182,996	25.8	177,123	9.1	10.8	25.0	-	5,872	0.8
2001-02	187,588	24.7	188,655	3.5	3.9	24.8	-	-1,067	-0.1
2002-03	204,613	25.4	197,243	1.4	1.7	24.5	-	7,370	0.9
2003-04	217,775	25.2	209,785	3.9	2.6	24.3	-	7,990	0.9
2004-05	235,984	25.5	222,407	3.5	1.6	24.0	-	13,577	1.5
2005-06	255,943	25.6	240,136	4.6	2.8	24.0	51	15,756	1.6
2006-07	272,637	25.0	253,321	2.5	0.4	23.2	2,135	17,182	1.6
2007-08	294,917	25.0	271,843	3.8	2.8	23.0	3,370	19,704	1.7
2008-09	292,600	23.2	316,046	12.7	10.2	25.1	3,633	-27,079	-2.2
2009-10(e)	285,201	22.0	339,478	4.9	6.4	26.2	2,802	-57,079	-4.4
2010-11(e)	314,417	22.4	352,253	0.9	-1.3	25.1	2,921	-40,756	-2.9
2011-12(e)	348,834	23.5	358,987	-0.6	0.3	24.2	2,892	-13,045	-0.9
2012-13(p)	378,014	24.1	374,074	1.7	1.7	23.8	2,925	1,016	0.1
2013-14(p)	398,983	24.1	390,529	1.9	1.9	23.6	3,022	5,432	0.3
(a)	Data has been revised in the 2010-11 Budget to improve accuracy and comparability through time.
(b)	Receipts are equal to receipts from operating activities and sales of non-financial assets.
(c)	Payments are equal to payments for operating activities, purchases of non-financial assets and net acquisition of assets under finance leases.
(d)
Underlying cash balance is equal to receipts less payments, less expected Future Fund earnings. For the purposes of consistent comparison with years prior to 2005-06 Future Fund earnings should be added back to the underlying cash balance.

(e)	Estimates.
(p)	Projections

10-6

Statement 10: Historical Australian Government Data

Table 2: Australian Government general government sector taxation receipts, non-taxation receipts and total receipts(a)
	Taxation receipts		Non-taxation receipts		Total receipts(b)
	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP
1970-71	7,193	17.8	1,097	2.7	8,290	20.5
1971-72	7,895	17.7	1,240	2.8	9,135	20.5
1972-73	8,411	16.8	1,324	2.7	9,735	19.5
1973-74	10,832	17.9	1,396	2.3	12,228	20.2
1974-75	14,141	19.8	1,502	2.1	15,643	21.9
1975-76	16,920	20.3	1,807	2.2	18,727	22.4
1976-77	19,714	20.5	2,176	2.3	21,890	22.7
1977-78	21,428	20.4	2,591	2.5	24,019	22.8
1978-79	23,409	19.7	2,720	2.3	26,129	22.0
1979-80	27,473	20.4	2,848	2.1	30,321	22.5
1980-81	32,641	21.4	3,352	2.2	35,993	23.6
1981-82	37,880	21.5	3,619	2.1	41,499	23.6
1982-83	41,025	21.6	4,438	2.3	45,463	24.0
1983-84	44,849	21.0	5,132	2.4	49,981	23.4
1984-85	52,970	22.5	5,847	2.5	58,817	24.9
1985-86	58,841	22.5	7,365	2.8	66,206	25.4
1986-87	66,467	23.2	8,257	2.9	74,724	26.1
1987-88	75,076	23.0	8,415	2.6	83,491	25.5
1988-89	83,452	22.6	7,296	2.0	90,748	24.5
1989-90	90,773	22.2	7,852	1.9	98,625	24.2
1990-91	92,739	22.1	7,488	1.8	100,227	23.9
1991-92	87,364	20.4	8,476	2.0	95,840	22.4
1992-93	88,760	19.8	8,873	2.0	97,633	21.7
1993-94	93,362	19.8	10,462	2.2	103,824	22.0
1994-95	104,921	21.0	8,537	1.7	113,458	22.7
1995-96	115,700	21.7	8,729	1.6	124,429	23.4
1996-97	124,559	22.3	9,033	1.6	133,592	23.9
1997-98	130,984	22.1	9,752	1.6	140,736	23.8
1998-99	138,420	22.2	13,643	2.2	152,063	24.4
1999-00	151,313	22.8	14,887	2.2	166,199	25.0
2000-01	170,354	24.0	12,641	1.8	182,996	25.8
2001-02	175,108	23.1	12,481	1.6	187,588	24.7
2002-03	192,131	23.9	12,482	1.6	204,613	25.4
2003-04	206,091	23.8	11,683	1.4	217,775	25.2
2004-05	223,314	24.1	12,669	1.4	235,984	25.5
2005-06	241,215	24.1	14,728	1.5	255,943	25.6
2006-07	257,392	23.6	15,245	1.4	272,637	25.0
2007-08	278,376	23.6	16,540	1.4	294,917	25.0
2008-09	272,627	21.7	19,973	1.6	292,600	23.2
2009-10(e)	260,959	20.2	24,242	1.9	285,201	22.0
2010-11(e)	294,338	21.0	20,080	1.4	314,417	22.4
2011-12(e)	328,366	22.1	20,468	1.4	348,834	23.5
2012-13(p)	353,747	22.5	24,267	1.5	378,014	24.1
2013-14(p)	378,164	22.8	20,820	1.3	398,983	24.1
(a)	Data has been revised in the 2010-11 Budget to improve accuracy and comparability through time.
(b)	Receipts are equal to receipts from operating activities and sales of non-financial assets.
(e)	Estimates.
(p)	Projections.

10-7

Statement 10: Historical Australian Government Data

Table 3: Australian Government general government sector net debt and net interest payments(a)
	Net debt(b)		Net interest payments(c)
	$m	Per cent of GDP	$m	Per cent of GDP
1970-71	344	0.9	-189	-0.5
1971-72	-496	-1.1	-245	-0.5
1972-73	-790	-1.6	-252	-0.5
1973-74	-1,851	-3.1	-286	-0.5
1974-75	-1,901	-2.7	-242	-0.3
1975-76	-341	-0.4	-330	-0.4
1976-77	898	0.9	-62	-0.1
1977-78	2,896	2.8	4	0.0
1978-79	4,983	4.2	254	0.2
1979-80	6,244	4.6	440	0.3
1980-81	6,356	4.2	620	0.4
1981-82	5,919	3.4	680	0.4
1982-83	9,151	4.8	896	0.5
1983-84	16,015	7.5	1,621	0.8
1984-85	21,896	9.3	2,813	1.2
1985-86	26,889	10.3	3,952	1.5
1986-87	29,136	10.2	4,762	1.7
1987-88	27,344	8.4	4,503	1.4
1988-89	21,981	5.9	4,475	1.2
1989-90	16,123	4.0	4,549	1.1
1990-91	16,915	4.0	3,636	0.9
1991-92	31,041	7.3	3,810	0.9
1992-93	55,218	12.3	3,986	0.9
1993-94	70,223	14.9	5,628	1.2
1994-95	83,492	16.7	7,292	1.5
1995-96	95,831	18.0	8,861	1.7
1996-97	96,281	17.2	9,489	1.7
1997-98	82,935	14.0	8,279	1.4
1998-99	72,065	11.6	8,649	1.4
1999-00	54,639	8.2	7,514	1.1
2000-01	43,533	6.1	6,195	0.9
2001-02	38,798	5.1	5,352	0.7
2002-03	29,757	3.7	3,758	0.5
2003-04	23,166	2.7	3,040	0.4
2004-05	11,660	1.3	2,502	0.3
2005-06	-3,743	-0.4	2,303	0.2
2006-07	-29,150	-2.7	228	0.0
2007-08	-44,820	-3.8	-1,015	-0.1
2008-09	-16,148	-1.3	-1,196	-0.1
2009-10(e)	41,838	3.2	1,986	0.2
2010-11(e)	78,520	5.6	4,633	0.3
2011-12(e)	90,504	6.1	6,096	0.4
2012-13(p)	93,709	6.0	6,498	0.4
2013-14(p)	90,767	5.5	6,137	0.4
(a)	Data has been revised in the 2010-11 Budget to improve accuracy and comparability through time.
(b)
Net debt is equal to the sum of deposits held, advances received, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid and investments, loans and placements.

(c)	Net interest payments are equal to the difference between interest paid and interest receipts.
(e)	Estimates.
(p)	Projections.

10-8

Statement 10: Historical Australian Government Data

Table 4: Australian Government general government sector revenue, expenses, net capital investment and fiscal balance(a)
	Revenue		Expenses		Net capital investment		Fiscal balance(b)
	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP
1996-97	141,688	25.3	145,809	26.1	90	0.0	-4,211	-0.8
1997-98	146,820	24.8	148,646	25.1	147	0.0	-1,973	-0.3
1998-99	152,106	24.4	146,777	23.6	1,433	0.2	3,896	0.6
1999-00	167,304	25.2	155,452	23.4	-69	0.0	11,922	1.8
2000-01	186,110	26.3	180,028	25.4	8	0.0	6,074	0.9
2001-02	190,488	25.1	192,959	25.4	382	0.1	-2,854	-0.4
2002-03	206,923	25.7	201,298	25.0	287	0.0	5,338	0.7
2003-04	222,168	25.7	215,377	24.9	660	0.1	6,131	0.7
2004-05	242,507	26.2	229,243	24.8	1,034	0.1	12,230	1.3
2005-06	261,238	26.1	242,177	24.2	2,498	0.2	16,563	1.7
2006-07	278,411	25.5	259,161	23.7	2,333	0.2	16,917	1.6
2007-08	303,729	25.7	280,109	23.7	2,593	0.2	21,027	1.8
2008-09	298,933	23.7	324,569	25.8	4,064	0.3	-29,700	-2.4
2009-10(e)	294,215	22.7	343,122	26.5	5,847	0.5	-54,753	-4.2
2010-11(e)	321,822	22.9	354,644	25.2	6,775	0.5	-39,598	-2.8
2011-12(e)	356,397	24.0	364,573	24.5	3,917	0.3	-12,093	-0.8
2012-13 (p)	381,920	24.3	380,997	24.3	-1,036	-0.1	1,960	0.1
2013-14 (p)	407,208	24.6	397,981	24.0	2,902	0.2	6,325	0.4
(a)	Data has been revised in the 2010-11 Budget to improve accuracy and comparability through time.
(b)	Fiscal balance is equal to revenue less expenses less net capital investment.
(e)	Estimates.
(p)	Projections.

10-9

Statement 10: Historical Australian Government Data

Table 5: Australian Government general government sector net worth and net financial worth(a)
	Net worth(b)		Net financial worth(c)
	$m	Per cent of GDP	$m	Per cent of GDP
1999-00	-6,824	-1.0	-67,956	-10.2
2000-01	-6,330	-0.9	-72,808	-10.3
2001-02	-11,285	-1.5	-78,642	-10.4
2002-03	-15,000	-1.9	-84,314	-10.5
2003-04	-839	-0.1	-73,845	-8.5
2004-05	14,873	1.6	-59,941	-6.5
2005-06	18,283	1.8	-63,129	-6.3
2006-07	46,659	4.3	-39,668	-3.6
2007-08	71,165	6.0	-17,765	-1.5
2008-09	19,721	1.6	-73,800	-5.9
2009-10(e)	-20,137	-1.6	-118,509	-9.2
2010-11(e)	-56,470	-4.0	-160,624	-11.4
2011-12(e)	-66,388	-4.5	-174,312	-11.7
2012-13(p)	-62,979	-4.0	-173,767	-11.1
2013-14(p)	-55,342	-3.3	-168,480	-10.2
(a)	Data has been revised in the 2010-11 Budget to improve accuracy and comparability through time.
(b)	Net worth is equal to assets less liabilities.
(c)	Net financial worth is equal to financial assets less liabilities.
(e)	Estimates.
(p)	Projections.

10-10

Statement 10: Historical Australian Government Data

Table 6: Australian Government general government sector accrual taxation revenue, non-taxation revenue and total revenue(a)
	Taxation revenue		Non-taxation revenue		Total revenue
	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP
1999-00	153,408	23.1	13,896	2.1	167,304	25.2
2000-01	175,881	24.8	10,228	1.4	186,110	26.3
2001-02	178,210	23.5	12,278	1.6	190,488	25.1
2002-03	195,203	24.3	11,720	1.5	206,923	25.7
2003-04	209,959	24.3	12,209	1.4	222,168	25.7
2004-05	229,943	24.8	12,564	1.4	242,507	26.2
2005-06	245,716	24.6	15,522	1.6	261,238	26.1
2006-07	262,511	24.1	15,900	1.5	278,411	25.5
2007-08	286,229	24.2	17,500	1.5	303,729	25.7
2008-09	278,653	22.1	20,280	1.6	298,933	23.7
2009-10(e)	269,529	20.8	24,686	1.9	294,215	22.7
2010-11(e)	302,456	21.5	19,365	1.4	321,822	22.9
2011-12(e)	336,416	22.6	19,981	1.3	356,397	24.0
2012-13(p)	361,911	23.1	20,009	1.3	381,920	24.3
2013-14(p)	386,397	23.3	20,811	1.3	407,208	24.6
(a)	Data has been revised in the 2010-11 Budget to improve accuracy and comparability through time.
(e)	Estimates.
(p)	Projections.

10-11

Table 7: Australian Government cash receipts, payments and surplus by institutional sector ($m)(a)
	General government			Public non-financial corporations			Non-financial public sector
	Receipts(b)	Payments(c)	Underlying cash balance(d)	Receipts(b)	Payments(c)	Cash surplus(d)	Receipts(b)	Payments(c)	Underlying cash balance(d)
1988-89	90,748	85,326	5,421	4,177	6,035	257	93,923	90,312	5,678
1989-90	98,625	92,684	5,942	3,926	11,322	-5,261	101,495	102,883	681
1990-91	100,227	100,665	-438	4,804	9,351	-2,139	103,837	108,808	-2,577
1991-92	95,840	108,472	-12,631	3,899	7,713	101	97,937	114,369	-12,530
1992-93	97,633	115,751	-18,118	4,385	7,819	-196	100,512	122,042	-18,314
1993-94	103,824	122,009	-18,185	5,178	6,476	1,482	106,747	126,214	-16,703
1994-95	113,458	127,619	-14,160	5,262	7,318	1,956	116,751	132,965	-12,204
1995-96	124,429	135,538	-11,109	4,927	8,190	-527	126,593	140,963	-11,636
1996-97	133,592	139,689	-6,099	4,782	7,373	473	135,259	143,948	-5,626
1997-98	140,736	140,587	149	6,238	7,923	1,119	144,517	145,985	1,268
1998-99	152,063	148,175	3,889	na	na	-353	na	na	3,536
1999-00	166,199	153,192	13,007	na	na	-2,594	na	na	10,413
2000-01	182,996	177,123	5,872	na	na	391	na	na	6,264
2001-02	187,588	188,655	-1,067	na	na	1,210	na	na	143
2002-03	204,613	197,243	7,370	27,386	26,105	1,280	na	na	8,650
2003-04	217,775	209,785	7,990	27,718	26,142	1,575	238,236	227,099	9,564
2004-05	235,984	222,407	13,577	29,621	28,071	1,550	257,946	241,577	15,128
2005-06	255,943	240,136	15,756	30,875	31,874	-999	278,254	263,445	14,758
2006-07	272,637	253,321	17,182	16,882	18,641	-1,759	285,336	267,778	15,423
2007-08	294,917	271,843	19,704	7,758	8,232	-473	300,503	277,903	19,231
2008-09	292,600	316,046	-27,079	7,987	8,960	-973	297,421	321,841	-28,052
2009-10(e)	285,201	339,478	-57,079	8,035	9,645	-1,610	290,948	346,836	-58,689
2010-11(e)	314,417	352,253	-40,756	8,427	11,298	-2,871	320,203	360,910	-43,627
2011-12(e)	348,834	358,987	-13,045	na	na	na	na	na	na
2012-13(p)	378,014	374,074	1,016	na	na	na	na	na	na
2013-14(p)	398,983	390,529	5,432	na	na	na	na	na	na
(a)	Data has been revised in the 2010-11 Budget to improve accuracy and comparability through time.
(b)	Receipts are equal to receipts from operating activities and sales of non-financial assets.
(c)	Payments are equal to payments for operating activities, purchases of non-financial assets and net acquisition of assets under finance leases.
(d)	These items exclude expected Future Fund earnings from 2005-06 onwards. Expected Future Fund earnings are shown in Table 1.
(e)	Estimates.
(p)	Projections.
na	Data not available.

10-12

Statement 10: Historical Australian Government Data

Table 8: Australian Government accrual revenue, expenses and fiscal balance by institutional sector ($m)(a)
	General government			Public non-financial corporations			Non-financial public sector
	Revenue	Expenses	Fiscal balance(b)	Revenue	Expenses	Fiscal balance(b)	Revenue	Expenses	Fiscal balance(b)
1996-97	141,688	145,809	-4,211	27,431	26,015	-331	na	na	-4,542
1997-98	146,820	148,646	-1,973	29,618	26,999	2,360	na	na	387
1998-99	152,106	146,777	3,896	27,687	26,088	-816	175,891	168,963	3,080
1999-00	167,304	155,452	11,922	25,485	23,542	1,062	188,841	173,889	12,983
2000-01	186,110	180,028	6,074	25,869	24,762	-826	207,372	200,184	5,248
2001-02	190,488	192,959	-2,854	26,638	25,341	793	212,518	213,693	-2,060
2002-03	206,923	201,298	5,338	24,339	22,916	1,975	226,135	219,129	7,314
2003-04	222,168	215,377	6,131	25,449	23,444	2,143	241,873	233,077	8,275
2004-05	242,507	229,243	12,230	26,965	25,191	1,473	263,587	248,549	13,703
2005-06	261,238	242,177	16,563	28,143	29,531	-2,442	282,597	264,923	14,121
2006-07	278,411	259,161	16,917	15,443	16,360	-1,763	290,067	271,735	15,153
2007-08	303,729	280,109	21,027	6,854	6,686	-584	309,215	285,426	20,443
2008-09	298,933	324,569	-29,700	6,998	7,576	-1,495	303,733	329,948	-31,195
2009-10(e)	294,215	343,122	-54,753	7,035	7,426	-1,936	299,677	348,975	-56,689
2010-11(e)	321,822	354,644	-39,598	7,507	7,839	-2,804	327,523	360,678	-42,401
2011-12(e)	356,397	364,573	-12,093	na	na	na	na	na	na
2012-13(p)	381,920	380,997	1,960	na	na	na	na	na	na
2013-14(p)	407,208	397,981	6,325	na	na	na	na	na	na
(a)	Data has been revised in the 2010-11 Budget to improve accuracy and comparability through time.
(b)	Fiscal balance is equal to revenue less expenses less net capital investment. Net capital investment is not shown in this table
(e)	Estimates.
(p)	Projections.
na	Data not available.

10-13

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